Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261741

LETTER TO STOCKHOLDERS—YOUR VOTE IS VERY IMPORTANT

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Dear BellRing Brands, Inc. Stockholder:

You are cordially invited to attend the special meeting of stockholders of BellRing Brands, Inc. (“BellRing”), to be held at 10:00 a.m. Central Time on March 8, 2022. The meeting is being held to vote on actions associated with the separation of BellRing and Post Holdings, Inc. (“Post”). A notice of the special meeting and the proxy statement/prospectus accompany this letter.

BellRing intends to hold the special meeting in person at 2600 S. Hanley Rd., St. Louis, Missouri 63144 and make its list of stockholders entitled to vote at the special meeting available at its corporate headquarters during the 10-day period prior to the date of the special meeting. However, BellRing is sensitive to the public health and travel concerns its stockholders may have and recommendations that public health officials may issue in light of the COVID-19 pandemic. As a result, the board of directors of BellRing (the “BellRing Board of Directors”) may determine to hold the special meeting virtually in addition to, or in lieu of, holding the special meeting in person, and may determine to make its stockholder list available electronically during the 10-day period prior to the date of the special meeting, in addition to, or in lieu of, making it available at its corporate headquarters. In such event, BellRing will announce that fact as promptly as practicable after making this determination, and details on how to participate in the special meeting or access the stockholder list, as applicable, will be made available in the press release announcing such determination and will also be posted on its website at https://bellring.com. BellRing encourages you to check its website prior to the special meeting if you plan to attend. Any such announcement would also be filed with the Securities and Exchange Commission as additional proxy soliciting material.

After careful consideration, based on the recommendation of a special committee of independent and disinterested directors of the BellRing Board of Directors (the “BellRing Special Committee”), the BellRing Board of Directors has approved a transaction agreement and plan of merger (the “transaction agreement”) among BellRing, Post, BellRing Distribution, LLC (“New BellRing”) and BellRing Merger Sub Corporation (“Merger Sub”). On October 26, 2021, BellRing, Post, New BellRing and Merger Sub entered into the transaction agreement that provides for, among other things, the merger of Merger Sub with and into BellRing (the “merger”), with BellRing surviving and becoming a subsidiary of New BellRing, a new public holding company and the successor issuer to BellRing.

Prior to the completion of the transactions contemplated by the transaction agreement, Post will cause New BellRing to convert into a Delaware corporation and provide for the authorization and issuance of shares of New BellRing Common Stock. Post will distribute to the holders of common stock of Post, par value $0.01 per share (“Post Common Stock”) a number of shares of New BellRing Common Stock to be determined by Post in its sole discretion but, in any event, equal to at least 80.1% of the then-outstanding shares of New BellRing Common Stock (the “distribution,” and such number of shares distributed, the “distributed amount”) by means of a pro rata distribution by Post of the distributed amount of shares of New BellRing Common Stock then owned beneficially and of record by Post (the “spin-off”). The distribution of 80.1% of the then-outstanding shares of New BellRing Common Stock is expected to represent the distribution of 78,076,819 shares (with an estimated value of approximately $2.024 billion based on the closing price on the New York Stock Exchange (the “NYSE”) of the shares of Class A common stock of BellRing, par value $0.01 per share (“BellRing Class A Common Stock”) as of January 14, 2022 of $25.92).

Following the distribution, Merger Sub and BellRing will complete the merger. Pursuant to the merger, each share of BellRing Class A Common Stock outstanding immediately prior to the merger will be converted into the right to receive (i) an amount of per share cash consideration equal to a pro rata portion of the amount by which the aggregate principal amount of New BellRing’s newly issued debt securities and senior secured term loan credit facility and/or revolving credit facility exceeds the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement (as described further in the proxy statement/prospectus accompanying this letter) and (ii) one share of New BellRing Common Stock (collectively, the “merger consideration”). The share consideration is estimated to be approximately $1.008 billion in value of New BellRing Common Stock (calculated based on the closing price of $25.92 on the NYSE of BellRing Class A Common Stock as of January 14, 2022, and assuming the issuance of 38,887,851 shares of New BellRing Common Stock to BellRing stockholders (based on the number of outstanding shares of BellRing Class A Common Stock on January 14, 2022)).

Immediately following the completion of the transactions contemplated by the transaction agreement, assuming that Post distributes 80.1% of the shares of New BellRing Common Stock held by it in connection with the distribution, (i) holders of shares of BellRing Class A Common Stock as of immediately prior to the merger are expected to own approximately 28.5% of the outstanding shares of New BellRing Common Stock, (ii) holders of shares of Post Common Stock as of immediately prior to the distribution are expected to own approximately 57.3% of the outstanding shares of New BellRing Common Stock, and (iii) Post is expected to own approximately 14.2% of the outstanding shares of New BellRing Common Stock.

The New BellRing Common Stock is expected to be listed on the NYSE under the ticker symbol “BRBR”.

These are very important transactions, and the special meeting is being called to ask such stockholders to consider and vote on (i) a proposal to adopt the transaction agreement in accordance with its terms and the Delaware General Corporation Law (the “DGCL” and, such proposal, the “transaction agreement proposal”) and (ii) a proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the transaction agreement in accordance with its terms and the DGCL (such proposal, the “adjournment proposal” and, together with the transaction agreement proposal, the “proposals”). Information about the special meeting and the specifics of the proposed transactions is contained in the proxy statement/prospectus accompanying this letter. We urge you to read this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, carefully and in their entirety. In particular, please see the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29.

The transactions are conditioned upon, among other things, the approval of (i) holders of a majority in voting power of the outstanding shares of BellRing Class A Common Stock and Class B common stock of BellRing, par value $0.01 per share (“BellRing Class B Common Stock” and, together with the BellRing Class A Common Stock, the “BellRing Common Stock”) and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates). Pursuant to the transaction agreement, Post, which currently beneficially owns the sole outstanding share of BellRing Class B Common Stock representing 67% of the total voting power of the outstanding BellRing Common Stock, has agreed to vote such share in favor of the adoption of the transaction agreement.

The BellRing Special Committee was formed for the purpose of evaluating the transactions contemplated by the transaction agreement. The BellRing Special Committee has unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

The BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, has unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders, (ii) approved and declared advisable the transaction agreement and approved the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and (iii) directed that the transaction agreement be submitted to BellRing stockholders for adoption and recommended that stockholders of BellRing adopt the transaction agreement.

Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the transaction agreement.

The BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, has approved and declared advisable the transaction agreement and recommends that you vote “FOR” the proposals.

We look forward to successfully completing these transactions.

Sincerely,

/s/ Darcy Horn Davenport

Darcy Horn Davenport

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these transactions or the New BellRing Common Stock to be issued in the merger or determined whether this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated February 3, 2022 and is expected first to be mailed to stockholders on or about that date.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

February 3, 2022

Notice is hereby given that BellRing will hold a special meeting of its stockholders on March 8, 2022 at 10:00 a.m. Central Time.

The purpose of the special meeting is to consider and act upon the following:

1.	to adopt the transaction agreement in accordance with its terms and the DGCL; and

2.

to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the transaction agreement in accordance with its terms and the DGCL.

BellRing intends to hold the special meeting in person at 2600 S. Hanley Rd., St. Louis, Missouri 63144 and make its list of stockholders entitled to vote at the special meeting available at its corporate headquarters during the 10-day period prior to the date of the special meeting. However, BellRing is sensitive to the public health and travel concerns its stockholders may have and recommendations that public health officials may issue in light of the COVID-19 pandemic. As a result, the BellRing Board of Directors may determine to hold the special meeting virtually in addition to, or in lieu of, holding the special meeting in person, and may determine to make its stockholder list available electronically during the 10-day period prior to the date of the special meeting, in addition to, or in lieu of, making it available at the corporate headquarters. In such event, BellRing will announce that fact as promptly as practicable after making this determination, and details on how to participate in the special meeting or access the stockholder list, as applicable, will be made available in the press release announcing such determination and will also be posted on its website at https://bellring.com. BellRing encourages you to check its website prior to the special meeting if you plan to attend. Any such announcement would also be filed with the Securities and Exchange Commission as additional proxy soliciting material.

The close of business on February 1, 2022 has been fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting or any adjournment or postponement thereof. This notice of the meeting and the proxy statement/prospectus and proxy card are first being sent or made available to stockholders on or about February 3 , 2022.

The BellRing Special Committee has unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

The BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, has unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders, (ii) approved and declared advisable the transaction agreement and approved the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and (iii) directed that the transaction agreement be submitted to BellRing stockholders for adoption and recommended that stockholders of BellRing adopt the transaction agreement.

The BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, recommends that you vote “FOR” the transaction agreement proposal and “FOR” the adjournment proposal.

If the transaction agreement proposal is not approved, the transactions cannot be completed.

Your vote is important. Please note that if you hold your shares through a bank, broker or other nominee, your bank, broker or other nominee cannot vote your shares on any matter at the special meeting in the absence of your specific instructions as to how to vote. In order for your vote to be counted, please make sure that you submit your vote to your bank, broker or other nominee.

By order of the Board of Directors,

/s/ Craig L. Rosenthal

Craig L. Rosenthal
Senior Vice President, General Counsel and Secretary
St. Louis, Missouri
February 3, 2022

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about BellRing from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, please see the section of the accompanying proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 129.

Any person may request a copy of the documents incorporated by reference into this proxy statement/prospectus, without charge, by written or telephonic request, directed to BellRing or its proxy solicitor at the following contacts:

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Telephone: (866) 482-5136 (toll free)

You also may obtain any of the documents incorporated by reference into this proxy statement/prospectus from BellRing or from the Securities and Exchange Commission (the “SEC”) through the SEC’s website at www.sec.gov. Documents of BellRing are also available from BellRing at bellring.com, without charge, excluding any exhibits to those documents that are not specifically incorporated by reference as an exhibit to this proxy statement/prospectus. The information contained in BellRing’s website and the website of any other entity referred to herein is for additional information purposes only and is not incorporated by reference. The information about how you can obtain documents that are incorporated by reference into this proxy statement/prospectus at these websites is being provided only for your convenience.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the special meeting or no later than March 1, 2022.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms a part of a registration statement on Form S-4 filed with the SEC by New BellRing, constitutes a prospectus of New BellRing under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of New BellRing Common Stock to be issued to BellRing stockholders in the merger. BellRing’s website address is provided as an inactive textual reference only. Information contained on BellRing’s website is for additional information purposes only and is not incorporated by reference into this prospectus, and you should not consider such additional information as part of this prospectus. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, and a notice of meeting with respect to the special meeting of BellRing stockholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. None of BellRing, Post or New BellRing takes any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This proxy statement/prospectus is dated February 3, 2022. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such information.

This proxy statement/prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation.

ii

iii

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS AND THE SPECIAL MEETING

The following are some of the questions that you may have and answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in or incorporated by reference into this proxy statement/prospectus, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this proxy statement/prospectus. You are urged to read this proxy statement/prospectus in its entirety prior to making any decision. Additional important information is contained in the Annexes to, and the documents incorporated by reference into, this proxy statement/prospectus. For a description of, and instructions as to how to obtain, this additional information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

Q: Why am I receiving this document?

A: BellRing Brands, Inc. (“BellRing”), Post Holdings, Inc. (“Post”), BellRing Distribution, LLC (“New BellRing”) and BellRing Merger Sub Corporation (“Merger Sub”) have entered into the transaction agreement and plan of merger (the “transaction agreement”) pursuant to which, among other things, (i) Post will distribute a portion of its interest in BellRing to Post’s shareholders and (ii) Merger Sub will merge with and into BellRing, with BellRing surviving and becoming a subsidiary of New BellRing, a new public holding company and the successor issuer to BellRing. In order to complete the transactions contemplated by the transaction agreement, (x) holders of a majority in voting power of the outstanding shares of BellRing Class A Common Stock and Class B common stock of BellRing, par value $0.01 per share (“BellRing Class B Common Stock” and, together with the BellRing Class A Common Stock, the “BellRing Common Stock”) and (y) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock must affirmatively vote in favor of adoption of the transaction agreement (together, the “BellRing stockholder approval”). BellRing is holding a special meeting of its stockholders (the “special meeting”) in order to obtain the BellRing stockholder approval. The parties cannot complete the transactions unless the BellRing stockholder approval has been obtained.

This proxy statement/prospectus includes important information about the transactions and the special meeting. BellRing stockholders should read this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, carefully and in their entirety. A copy of the transaction agreement is attached as Annex A to this proxy statement/prospectus. The enclosed voting materials allow BellRing stockholders to submit a proxy to vote their shares without attending the special meeting. The vote of BellRing stockholders is very important and BellRing encourages its stockholders to submit a proxy to vote their shares as soon as possible. Please follow the instructions set forth on the enclosed proxy card (or on the voting instruction form provided by the record holder if shares of BellRing Common Stock are held in the name of a bank, broker or other nominee).

Q: What are the transactions described in this document?

A: BellRing and Post, the beneficial owner of (i) the sole outstanding share of BellRing Class B Common Stock currently representing 67% of the total voting power of the outstanding BellRing Common Stock and (ii) approximately 97.5 million nonvoting common units (the “BellRing LLC Units”) of BellRing Brands, LLC (“BellRing LLC”), a subsidiary of BellRing (which represented approximately 71.5% of the outstanding BellRing LLC Units as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus), have entered into a transaction agreement involving the separation of BellRing from Post through the contribution of Post’s interests in BellRing and BellRing LLC to New BellRing, which initially will be 100% owned by Post, and the distribution of a portion of New BellRing Common Stock to holders of Post Common Stock. The transaction agreement includes a separation transaction by Post, a debt exchange, a distribution and a merger. Each set of transactions is summarized below:

The Separation

Post Contribution

Pursuant to the transaction agreement and in connection with a series of corporate separation transactions (the “separation”), Post will contribute to New BellRing (i) all of the BellRing LLC Units held by it and the sole outstanding share of BellRing Class B Common Stock and (ii) an amount in cash equal to the amount of the Post negative capital account, in exchange for (x) senior unsecured notes issued by New BellRing (such notes, the “New BellRing debt securities”) in an amount described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81 and (y) limited liability company interests of New BellRing.

The “Post negative capital account” is an amount equal to the estimated taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC’s liabilities allocable to Post under the U.S. Internal Revenue Code (the “IRC”), as determined by Post in its reasonable discretion. The amount of the Post negative capital account will be determined prior to the date on which the New BellRing debt financing transactions described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 75 are pursued, and therefore is not known as of the date of this proxy statement/prospectus. As of September 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, Post’s good faith estimate of the Post negative capital account, assuming the disposal of its interest in BellRing LLC occurred on such date, is approximately $569.3 million.

Pursuant to the transaction agreement, Post will also undertake certain other transactions to effect the separation as described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—The Separation—Other Separation Transactions” beginning on page 81.

After giving effect to the separation, New BellRing will own the sole outstanding share of BellRing Class B Common Stock and all of the BellRing LLC Units beneficially owned by Post prior to the separation.

New BellRing Debt Financing

New BellRing Maximum Debt Amount

The aggregate principal amount of the indebtedness that will be incurred by New BellRing in connection with the transactions, including the New BellRing debt securities and the New BellRing loans, will not exceed the New BellRing maximum debt amount. The “New BellRing maximum debt amount” is an amount, determined by Post in good faith in consultation with BellRing, not to exceed the lesser of (i) $1 billion and (ii) the maximum amount of indebtedness that would result in the New BellRing leverage ratio not exceeding 4.00x on a pro forma basis after giving effect to the transactions. The “New BellRing leverage ratio” is the ratio of New BellRing and its subsidiaries’ consolidated indebtedness to New BellRing and its subsidiaries’ consolidated earnings before interest, taxes, depreciation and amortization, in each case, calculated in a manner consistent with the definition of “Total Net Leverage Ratio” under the BellRing LLC credit agreement for the most recently completed four fiscal quarters of BellRing for which financial statements are available.

The New BellRing maximum debt amount will depend on various factors, including the earnings of BellRing and its subsidiaries, and will be determined prior to the date on which the New BellRing debt financing transactions are pursued. Accordingly, the New BellRing maximum debt amount is not known as of the date of this proxy statement/prospectus.

New BellRing Debt Securities

Pursuant to the transaction agreement, prior to the distribution, New BellRing will issue to Post the New BellRing debt securities. The aggregate principal amount of the New BellRing debt securities (the “New BellRing debt securities amount”) issued to Post will equal (i) the Post negative capital account plus (ii) (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units held by Post. As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, Post held approximately 71.5% of the outstanding BellRing LLC Units. Certain additional terms of the New BellRing debt securities are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—New BellRing Debt Securities” beginning on page 82.

Post Debt Exchange

Following the issuance of such New BellRing debt securities but prior to the distribution, Post will exchange the New BellRing debt securities issued to it by New BellRing for satisfaction of certain debt obligations of Post in the debt exchange. Following the debt exchange, the exchanging parties, or their affiliates, are expected to sell the New BellRing debt securities to third-party investors. Certain additional terms of the debt exchange are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—Post Debt Exchange” beginning on page 82.

New BellRing Loans

In addition to the New BellRing debt securities and pursuant to the transaction agreement, New BellRing will enter into a senior secured term loan credit facility and/or revolving credit facility under the terms described in the transaction agreement (the “New BellRing loans,” and together with the New BellRing debt securities, the “New BellRing debt”). The aggregate principal amount of the New BellRing loans will not exceed, together with the New BellRing debt securities amount, the New BellRing maximum debt amount. Certain additional terms of the New BellRing loans are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—New BellRing Loans” beginning on page 82.

As a result of these financing transactions, the indebtedness of New BellRing immediately following the completion of the transactions is expected to be greater than the indebtedness of BellRing as of the date of this proxy statement/prospectus.

The Distribution

Following the separation, and prior to the effective time of the merger, Post will distribute at least 80.1% of the then-outstanding shares of New BellRing Common Stock (the “distribution,” and, such number of shares distributed, the “distributed amount”) by means of either (i) a pro rata distribution by Post of the distributed amount of shares of New BellRing Common Stock then owned beneficially and of record by Post (the “spin-off”) or (ii) an offer to exchange outstanding shares of Post Common Stock held by such holders for shares of New

BellRing Common Stock (the “exchange offer”). If Post elects to effect the distribution as an exchange offer and the exchange offer is not fully subscribed, Post will distribute the remaining shares of New BellRing Common Stock to holders of shares of Post Common Stock in order for the total number of shares distributed to be equal to at least the distributed amount (the “clean-up spin-off”). As of the date of this proxy statement/prospectus, Post expects to distribute the shares of New BellRing Common Stock to shareholders of Post pursuant to a spin-off.

In addition, within twelve months following the distribution, Post may, in its sole discretion, transfer any or all of its remaining shares of New BellRing Common Stock in exchange for certain debt obligations or otherwise to its shareholders on terms to be determined by Post (the “equity exchange”).

The Merger

Following the completion of the separation and distribution, Merger Sub will merge with and into BellRing (the “merger”), and BellRing will be the surviving corporation in the merger (the effective time of such merger, the “merger effective time”). As a result of the merger, BellRing will become a direct, wholly owned subsidiary of New BellRing, with New BellRing as the new public parent company of BellRing.

Pursuant to the merger, holders of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of BellRing Class A Common Stock, (i) the per share cash consideration and (ii) one share of New BellRing Common Stock. The “per share cash consideration” will be an amount in cash equal to (i) the aggregate cash consideration amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the merger effective time. The “aggregate cash consideration amount” will be an amount equal to (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by BellRing. An example calculation of the per share cash consideration under certain assumed conditions is set forth under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84.

The separation, debt exchange, distribution and merger are referred to collectively as the “transactions.” The terms of the transactions are set forth in the transaction agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A.

Q: Who is entitled to vote at the special meeting?

A: Only holders of BellRing Common Stock as of the record date for the special meeting, which is the close of business on February 1, 2022, are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. As of the close of business on the BellRing record date, there were 38,887,851 shares of BellRing Class A Common Stock and one share of BellRing Class B Common Stock issued and outstanding.

Q: What am I being asked to vote on?

A: BellRing stockholders are being asked to adopt the transaction agreement. As part of the transactions, Merger Sub will merge with and into BellRing, with BellRing as the surviving corporation. Following the merger, BellRing will be a wholly owned subsidiary of New BellRing, which will be a new public holding company and the successor issuer to BellRing. Please see the section of this proxy statement/prospectus entitled “Proposal No. 1—The Transaction Agreement Proposal” on page 125.

You are also being asked to vote on the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the transaction agreement in accordance with its terms and the DGCL. Please see the section of this proxy statement/prospectus entitled “Proposal No. 2—The Adjournment Proposal” on page 126.

No vote of Post shareholders of any class is required in connection with the transactions. New BellRing stockholders are not being requested to vote on the transactions, which have already been approved by Post as the sole owner of New BellRing prior to the distribution.

Q: How do I attend the special meeting?

A: If you are a stockholder of BellRing, you can attend the special meeting on March 8, 2022 at 10:00 a.m. Central Time. BellRing intends to hold the special meeting in person at 2600 S. Hanley Rd., St. Louis, Missouri 63144.

If your shares of BellRing Common Stock are registered directly in your name with Computershare Trust Company, N.A. as transfer agent for BellRing (the “transfer agent”), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote, directly to BellRing, or to a third party, to vote at the special meeting. If you choose to vote your shares in person at the special meeting, please bring your enclosed proxy card and current, government-issued photo identification. If your shares of BellRing Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker, or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will provide you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you bring an account statement or letter from your broker, bank or other nominee indicating that you were the holder of your shares as of February 1, 2022, the record date for the special meeting, or you obtain a signed legal proxy, executed in your favor, from your bank, broker, or other nominee that holds your shares, giving you the right to vote the shares in person at the special meeting, and you bring the signed legal proxy to the special meeting.

However, BellRing is sensitive to the public health and travel concerns its stockholders may have and recommendations that public health officials may issue in light of the COVID-19 pandemic. As a result, the BellRing Board of Directors may determine to hold the special meeting virtually in addition to, or in lieu of, holding the special meeting in person. In such event, BellRing will announce that fact as promptly as practicable after making this determination, and details on how to participate in the special meeting or access the stockholder list, as applicable, will be made available in the press release announcing such determination and will also be posted on its website at https://bellring.com. BellRing encourages you to check its website prior to the special meeting if you plan to attend. Any such announcement would also be filed with the SEC as additional proxy soliciting material.

Q: What will I receive in the merger?

A: Pursuant to the merger, holders of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of BellRing Class A Common Stock, (i) the per share cash consideration and (ii) one share of New BellRing Common Stock.

The “per share cash consideration” will be an amount in cash equal to (i) the aggregate cash consideration amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the merger effective time. The “aggregate cash consideration amount” will be an amount equal to (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by BellRing. As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, BellRing held approximately 28.5% of the outstanding BellRing LLC Units.

The following table sets forth the per share cash consideration under the “Illustrative Per Share Cash Consideration” column based on an assumed aggregate principal amount of the New BellRing debt under the “Principal Amount of New BellRing Debt” column set forth opposite such amount. Each of the illustrative per share cash consideration amounts is also based on the following additional assumptions:

•

The BellRing LLC debt repayment amount will be $520 million (which was the BellRing LLC debt repayment amount as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus).

•

The percentage of the outstanding BellRing LLC Units that is held by BellRing will be 28.5%, which was the percentage held by BellRing as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus; and

•

The number of shares of BellRing Class A Common Stock issued and outstanding will be 38,887,851, which was the number of issued and outstanding shares as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

There can be no assurance that these assumptions will prove to be accurate, and the actual per share cash consideration will likely differ, and may differ materially, from the per share cash consideration shown under the “Illustrative Per Share Cash Consideration” column.

Principal Amount of New BellRing Debt	Illustrative Per Share Cash Consideration
$950 million	$3.15
$975 million	$3.33
$1 billion	$3.52

Q: What will Post receive in the transactions?

A: Pursuant to the transaction agreement and in connection with the separation, Post will contribute to New BellRing (i) all of the BellRing LLC Units held by it and the sole outstanding share of BellRing Class B Common Stock and (ii) an amount in cash equal to the Post negative capital account, in exchange for (x) New BellRing debt securities in an amount described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81 and (y) limited liability company interests of New BellRing. Post intends to transfer the New BellRing indebtedness received in the separation to certain of Post’s existing creditors in exchange for satisfaction of certain of Post’s outstanding indebtedness. The “Post negative capital account” is discussed in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger” beginning on page 80. As of September 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, Post’s good faith estimate of the Post negative capital account, assuming the disposal of its interest in BellRing LLC occurred on such date, is approximately $569.3 million.

Q: What will happen to my BellRing equity awards in the transactions?

A: At the effective time of the merger, New BellRing will assume all outstanding unexercised and unexpired options to purchase shares of BellRing Class A Common Stock and outstanding restricted stock units (“RSUs”) with respect to shares of BellRing Class A Common Stock outstanding under the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (the “2019 BellRing LTIP”). The equity awards under the 2019 BellRing LTIP will continue to have and be subject to the same terms and conditions in the 2019 BellRing LTIP and related agreements and New BellRing will assume all performance obligations of BellRing under the 2019 BellRing LTIP and related agreements. However, such equity awards will be in reference to the number of shares of New BellRing Common Stock equal to the number of shares of BellRing Class A Common Stock that were subject to the BellRing equity award immediately prior to the effective time of the merger, and such awards may also be adjusted to account for the cash consideration payable to holders of BellRing Class A Common Stock in the merger.

Q: Who will control New BellRing after the transactions?

A: It is not expected that any person or group will hold a majority interest in New BellRing immediately following the completion of the transactions. Because Post currently owns more than 50% of the voting power of all of the outstanding BellRing Common Stock, BellRing is a “controlled company” under the NYSE corporate governance standards and is eligible to rely on certain exemptions from the NYSE corporate governance requirements; however, BellRing does not currently rely on any of these exemptions. Following the transactions, New BellRing will not be a “controlled company.”

Q: How will New BellRing Common Stock trade?

A: Following the completion of the transactions, shares of New BellRing Common Stock are expected to trade on the NYSE under the ticker symbol “BRBR”.

Q: Will New BellRing as the successor public company have a new name?

A: No. In connection with the its conversion into a Delaware corporation and the merger, New BellRing will change its name to BellRing Brands, Inc., and BellRing will change its name to BellRing Intermediate Holdings, Inc.

Q: How will my ownership in BellRing change as a result of the transactions?

A: After the transactions, you will own shares of New BellRing Common Stock and will not own any shares of BellRing Common Stock.

Immediately following the completion of the transactions, assuming that Post distributes 80.1% of the shares of New BellRing Common Stock held by it in connection with the distribution, (x) holders of shares of BellRing Class A Common Stock as of immediately prior to the merger are expected to own approximately 28.5% of the outstanding shares of New BellRing Common Stock, (y) holders of shares of Post Common Stock as of immediately prior to the distribution are expected to own approximately 57.3% of the outstanding shares of New BellRing Common Stock, and (z) Post is expected to own approximately 14.2% of the outstanding shares of New BellRing Common Stock.

Q: How will my rights in BellRing change as a result of the transactions?

A: After the transactions, your rights as a stockholder will be governed by the certificate of incorporation and bylaws of New BellRing, rather than the current amended and restated certificate of incorporation and amended and restated bylaws of BellRing. However, under the governing documents of New BellRing, your rights as a stockholder of New BellRing will be substantially similar to your rights as a stockholder of BellRing. Please see the section of this proxy statement/prospectus entitled “Comparison of Rights of New BellRing and BellRing Stockholders Before and After the Transactions” beginning on page 113.

Q: Will the transactions affect the current operations of BellRing? What about the future?

A: The transactions are not expected to have a material effect on the conduct of day-to-day operations by BellRing. Upon completion of the transactions, it is expected that Robert V. Vitale, the current Executive Chairman of BellRing, would become Executive Chairman of New BellRing and Darcy Horn Davenport, the current President and Chief Executive Officer of BellRing, would become President and Chief Executive Officer of New BellRing. All of the other officers of BellRing are expected to serve in the same positions at New BellRing.

In connection with the transactions, Post, New BellRing, BellRing and BellRing LLC, among other parties, have agreed to amend and restate that certain master services agreement dated as of October 21, 2019, pursuant to which Post will continue to provide, or cause to be provided, certain services to New BellRing following the completion of the transactions. In general, the services to be provided by Post will begin on the date of the completion of the transactions and will continue for the periods specified in the amended and restated master services agreement to be entered into among Post, New BellRing, BellRing (as surviving corporation of the merger) and BellRing LLC at the completion of the transactions (the “amended and restated master services agreement”), but not to exceed three years, subject to any subsequent extension or earlier termination as agreed to by the parties. Please see the section of this proxy statement/prospectus entitled “Ancillary Agreements—Amended and Restated Master Services Agreement” beginning on page 96.

Q: Will there be any change to the BellRing Board of Directors after the transactions?

A: It is expected that all of the directors of BellRing as of immediately prior to the transactions will be directors of New BellRing at the completion of the merger.

Q: What is the accounting treatment for the transactions?

A: After the completion of the transactions, New BellRing’s consolidated statements of operations will no longer reflect net earnings attributable to noncontrolling interests, which will result in a higher effective tax rate more closely aligned with other C corporations in the United States (the “U.S.”). Furthermore, the noncontrolling interests amount on New BellRing’s consolidated balance sheet immediately prior to completion of the transactions will be reclassified, resulting in a decrease to stockholders’ deficit.

Q: What are the U.S. federal income tax consequences to me of the merger?

A: The merger (or the alternative transaction structure under circumstances described in the transaction agreement) is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC. Completion of the merger is conditioned on, among other things, the receipt by BellRing of a tax opinion from Simpson Thacher & Bartlett LLP (or another nationally recognized accounting firm or law firm), dated the date on which the merger is completed, to the effect that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) will be treated as a “reorganization” within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC. Provided that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) qualifies as a “reorganization” under Section 368(a) of the IRC, a U.S. holder (as defined in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences” beginning on page 76) will recognize gain (but not loss) in an amount equal to the lesser of (i) the excess, if any, of (x) the sum of the cash and the fair market value of the New BellRing Common Stock received over (y) such U.S. holder’s tax basis in its BellRing Class A Common Stock and (ii) the amount of cash received by such U.S. holder. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if the holding period for such shares of BellRing Class A Common Stock is more than one year. Depending on certain facts specific to such U.S. holder, gain could instead be characterized as ordinary dividend income.

A more detailed discussion of the material U.S. federal income tax consequences of the merger can be found in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences” beginning on page 76. The tax consequences of the merger to any particular holder of BellRing Class A Common Stock will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger, including the effect of any state, local, estate or gift or non-U.S. tax laws and of changes in applicable tax laws.

Q: How will I determine for U.S. federal income tax purposes the tax basis I will have in the shares of New BellRing Common Stock that I receive in the merger?

A: The aggregate tax basis of a U.S. holder (as defined in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences” beginning on page 76) in the shares of New BellRing Common Stock received will be equal to such U.S. holder’s aggregate tax basis in its BellRing Class A Common Stock surrendered in exchange for the New BellRing Common Stock increased by the amount of taxable gain, if any, such U.S. holder recognizes on the exchange and decreased by the amount of cash received. If a U.S. holder of BellRing Class A Common Stock acquired different blocks of BellRing Class A Common Stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of BellRing Class A Common Stock. Please see the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences” beginning on page 76.

Q: What stockholder approvals are needed in connection with the transactions?

A: Approval of the transaction agreement requires the affirmative vote of (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates), in each case in favor of adoption of the transaction agreement. Pursuant to the transaction agreement, Post has agreed to cause the sole outstanding share of BellRing Class B Common Stock, which is beneficially owned by it and currently represents 67% of the total voting power of the outstanding BellRing Common Stock, to be voted in favor of adoption of the transaction agreement.

No vote of Post shareholders of any class is required in connection with the transactions. New BellRing stockholders are not being requested to vote on the transactions, which have already been approved by Post as the sole owner of New BellRing prior to the distribution.

Q: What is the recommendation of the BellRing Special Committee and the BellRing Board of Directors?

A: On October 26, 2021, the BellRing Special Committee unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

On October 26, 2021, the BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders, (ii) approved and declared advisable the transaction agreement and approved the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and (iii) directed that the transaction agreement be submitted to BellRing stockholders for adoption and recommended that stockholders of BellRing adopt the transaction agreement.

The BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, recommends that you vote “FOR” the transaction agreement proposal and “FOR” the adjournment proposal.

Q: What were the factors that the BellRing Special Committee and the BellRing Board of Directors considered when making determinations about the entry by BellRing into the transaction agreement and when making their respective recommendations?

A: In reaching its determinations and recommendations, the BellRing Special Committee consulted with BellRing management and received advice from its own legal advisor and its own financial advisor, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the increase in BellRing’s independence of ownership, eliminating Post’s majority voting control of BellRing Common Stock and the BellRing Board of Directors, as well as Post’s majority ownership of the BellRing LLC Units;

•

the enhanced independence of governance by BellRing, permitting BellRing to increase or accelerate growth and investment plans, make independent cash flow deployment decisions and consider other strategic alternatives such as mergers and acquisitions;

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the enhanced liquidity of BellRing Common Stock in the public trading market by increasing the float of New BellRing’s shares immediately after the transactions are completed as compared to the number of beneficial owners of BellRing Common Stock prior to the transactions;

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the removal of the perceived “overhang” with respect to the BellRing Common Stock that currently exists as a result of Post’s majority voting control of BellRing Common Stock, including the fact that such overhang could be depressing the market price of the BellRing Common Stock;

•	the simplification of BellRing’s capital structure and reduction in the reporting and administrative burden of maintaining an additional class of equityholders in BellRing LLC;

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the transactions will allow Post to dispose of a substantial portion of its ownership in BellRing and BellRing LLC in an orderly manner that should be less disruptive to the public trading market for the shares of BellRing Common Stock than open market sales;

•	the enhanced attractiveness of BellRing’s equity-based compensation plans, thereby increasing BellRing’s ability to attract and retain quality executives and other employees;

•	the ability of BellRing to take advantage of the robust debt financing markets in connection with the incurrence of indebtedness by New BellRing in the transactions;

•	the fact that a portion of the merger consideration in connection with the transactions will be payable in cash to holders of BellRing Class A Common Stock; and

•

the transactions should allow New BellRing to become eligible for index inclusion because it is expected that, following the completion of the transactions, New BellRing will satisfy the S&P Index criteria related to public float that BellRing does not currently satisfy.

The BellRing Special Committee also considered the following uncertainties, risks and potentially negative factors in its deliberations concerning the transactions, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the incurrence by New BellRing of indebtedness in connection with the transactions could limit New BellRing’s ability to fund working capital, capital expenditures and other general corporate purposes, to accommodate growth by reducing funds otherwise available for other corporate purposes, and to compete and plan for, or react to, changes in its business or industry or economic conditions;

•	the restrictions under the New BellRing indebtedness that do not provide New BellRing with maximum flexibility with regard to paying down such indebtedness;

•	the risk that the full strategic and financial benefits expected to result from the transactions may not be realized fully or at all or may take longer to realize than expected;

•	the provisions of the transaction agreement placing restrictions on BellRing’s operations during the period between the signing of the transaction agreement and the completion of the transactions;

•

under the restrictions to be agreed to by New BellRing under the tax matters agreement with Post, including the restrictions that for the two-year period following completion of the transactions, and subject to certain exceptions, New BellRing (i) would be prohibited from entering into any agreement, understanding, arrangement or substantial negotiations pursuant to which any person or persons would, directly or indirectly, acquire or have the right to acquire New BellRing equity interests and (ii) would be prohibited from selling or transferring, or ceasing to actively engage in, its active trade or business for purposes of Section 355(b) of the IRC;

•	by becoming independent from Post, BellRing would lose any positive perceptions from which it may benefit as a result of being associated with a company of Post’s stature and industry recognition;

•	the possible diversion of management’s time and attention from BellRing’s ongoing business due to the substantial time and effort necessary to complete the transactions;

•	the fact that the negotiation, consideration and performance of the transactions have required and will require BellRing to incur various costs and expenses; and

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the fact that certain executive officers and directors of BellRing have or may have interests with respect to the transactions in addition to their interests as stockholders of BellRing. Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

The BellRing Special Committee concluded, however, that the uncertainties, risks and potentially negative factors relevant to the transactions were outweighed by the potential benefits.

The BellRing Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the transactions, including those discussed below, each of which it believed supported its determination and recommendation and provided assurance of the fairness of the transactions to BellRing’s stockholders (other than Post and its affiliates):

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the fact that the BellRing Special Committee was established by the BellRing Board of Directors and was authorized and was delegated all of the power and authority of the BellRing Board of Directors to investigate, evaluate and negotiate the transactions;

•	the fact that the BellRing Special Committee is comprised solely of independent and disinterested directors, who are not officers or employees of BellRing or representatives of Post;

•

the fact that the BellRing Special Committee had no obligation, and was aware that it had no obligation, to recommend that the BellRing Board of Directors approve the transactions and had the power to “say no” to any proposal from Post and/or to terminate any and all negotiations with Post at any time;

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the fact that the BellRing Special Committee held six formal meetings during the course of negotiations with Post to discuss the status of the negotiations with Post and to review the terms of the proposed transaction agreement and the ancillary agreements contemplated by the transactions and that during such time the BellRing Special Committee had, together with its own legal advisor and its own financial advisor, full access as needed to BellRing management;

•	the fact that the BellRing Special Committee considered the scope of the due diligence investigation of BellRing and Post conducted by members of BellRing management and evaluated the results thereof;

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the fact that, at the direction of the BellRing Special Committee, with the assistance of its own legal advisor and its own financial advisor, active negotiations occurred with representatives of Post regarding the transaction agreement and the ancillary agreements contemplated by the transactions;

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the fact that, in its view, the material terms of the transaction agreement and the ancillary agreements, taken as a whole, were reasonable for an arms’-length transaction of this type, including as it relates to the representations and warranties made by Post, New BellRing and BellRing in the transaction agreement, the restrictions on the operation of BellRing’s business from the signing of the transaction agreement until the completion of the transactions and the other covenants of BellRing in the transaction agreement and the conditions to each party’s obligation to complete the transactions;

•

the fact that the transactions are conditioned on the adoption of the transaction agreement by holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates); and

•

the fact that, under the transaction agreement, the BellRing Special Committee has the ability, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendations that stockholders vote to adopt the transaction agreement.

In reaching its determination and recommendations, the BellRing Board of Directors considered the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the BellRing Special Committee unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement; and

•

the fact that the BellRing Special Committee consists solely of BellRing directors who are not members of BellRing management, who are not and will not be (or are not expected to be) affiliated with Post and who do not otherwise have a material interest in the transactions, other than their interest described under the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

Please see the section of this proxy statement/prospectus entitled “The Transactions—Recommendations of the BellRing Special Committee and BellRing Board of Directors and Reasons for the Transactions” beginning on page 58.

Q: Are there any conditions to completion of the transactions?

A: Yes. Completion of the transactions is subject to a number of conditions, including, among others:

•	the separation and the distribution having been completed in accordance with the transaction agreement and applicable law;

•

receipt of the affirmative vote “FOR” the transaction agreement proposal by (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates);

•	no law, injunction, judgment or ruling prohibiting the completion of the transactions or making the completion of the transactions illegal is in effect;

•	the New BellRing registration statements having been declared effective by the SEC and not being subject to any stop order or any initiated or threatened proceedings seeking a stop order;

•

the shares of New BellRing Common Stock deliverable to certain stockholders of BellRing in the merger, as contemplated in the transaction agreement, having been approved for listing on the NYSE, subject to official notice of issuance;

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Post’s receipt of an opinion from Ernst & Young LLP (the “355 tax opinion”), in form and substance reasonably satisfactory to Post, to the effect that the distribution, together with certain contributions made by Post to New BellRing, will qualify as a tax-free “reorganization” within the meaning of Sections 368(a) and 355 of the IRC and a distribution eligible for nonrecognition within the meaning of Sections 355 and 361 of the IRC, and that the debt exchange and equity exchange will each qualify as a distribution in connection with the separation and distribution eligible for nonrecognition under Section 361(c) of the IRC; and

•	BellRing’s receipt of an opinion from Simpson Thacher & Bartlett LLP (the “BellRing tax opinion” and, together with the 355 tax opinion, the “tax opinions”), in form and substance reasonably satisfactory to BellRing, to the effect that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC.

For a description of the conditions precedent to the transactions, please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Conditions to Completion of the Transactions” beginning on page 91.

Q: What happens if the transactions are not completed?

A: If the transactions are not completed for any reason, New BellRing will not issue any shares of New BellRing common stock to the holders of BellRing Class A Common stock. BellRing will remain a public company with shares of BellRing Class A Common Stock continuing to be traded on the NYSE. For additional information regarding the circumstances under which the transaction agreement may be terminated, please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Termination” beginning on page 94.

Q: Does BellRing have to pay any termination fee to Post if the transaction agreement is not approved by the BellRing stockholders or if the transaction agreement is otherwise terminated?

A: No. There is no termination fee payable in connection with the transactions.

Q: Are there risks associated with the transactions?

A: Yes. The material risks and uncertainties associated with the transactions are discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29 and the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating the enclosed proxy card (or the voting instruction form provided by the record holder if shares of BellRing Common Stock are held in the name of a bank, broker or other nominee) and returning it in the enclosed postage-paid envelope, or by submitting your proxy or voting instruction by telephone or through the Internet, as soon as possible so that your shares may be represented and voted at the special meeting. Stockholders of record can authorize someone other than the individual(s) named on the proxy card or notice to attend the special meeting and vote on their behalf by crossing out the individual(s) named on the proxy card or notice and inserting the name, address and email address of the individual being authorized. We ask that you request registration of an authorized representative for the special meeting by forwarding an image of your updated proxy card or notice to the transfer agent either by email to legalproxy@computershare.com or by mail to the transfer agent to BellRing Brands Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940.

Beneficial owners of shares can authorize someone other than the individual(s) named on the legal proxy obtained from their banks, brokers or other nominees to attend the special meeting or vote on their behalf by providing a written authorization to the individual being authorized along with a legal proxy. Contact information for the authorized individual, including name, address and email address, should be provided to register the authorized representative. Requests for registration of an authorized representative for the special meeting, along with the contact information specified above and an image of your legal proxy, should be directed to the transfer agent either by email to legalproxy@computershare.com or by mail to the transfer agent, BellRing Brands Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940.

Q: How do I vote if my broker holds my shares in “street name”?

A: If you hold shares registered in the name of a broker, bank or other nominee, that broker, bank or other nominee has enclosed or will provide a voting instruction card for use in directing your broker, bank or other nominee how to vote those shares. Your bank, broker or other nominee will vote your shares of BellRing Common Stock only if you provide instructions on how to vote. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted, which will have the effect of a vote against the transaction agreement.

Q: What is a “broker non-vote”?

A: A “broker non-vote” results when banks, brokers and other nominees return a valid proxy but do not vote on a particular proposal because (i) they do not have discretionary authority to vote on the matter because it is “non-routine” in nature, (ii) they have not received specific voting instructions from the beneficial owner of such shares, and (iii) at least one “routine” matter for which they do have discretionary authority to cast a vote appears on the same proxy. In such a case, the brokers would physically cross out the proposals on which they do not have voting discretion, and the crossed out proposals are the broker non-votes. If, as here, however, the only proposals at a meeting are non-routine, there will be no broker discretionary voting on at least one proposal. Thus, there will be no broker non-votes present at the special meeting.

Q: What if I do not vote or abstain?

A: If you do not vote or abstain from voting on the transaction agreement proposal, it will have the same effect as a vote against the transaction agreement proposal. If you do not vote on the adjournment proposal and your shares are not present in person or by proxy at the special meeting, your failure to vote on the adjournment proposal will have no effect on the adjournment proposal. However, if you direct an “abstention” from voting on the adjournment proposal with respect to your shares or if your shares are otherwise present in person or by proxy at the special meeting, your abstention or failure to vote on the adjournment proposal will have the same effect as a vote against the adjournment proposal.

Shares that are not voted and are not present in person or by proxy at the special meeting will not count towards the establishment of a quorum, which is necessary to vote on the transaction agreement proposal at the special meeting. However, if your shares are not voted at the special meeting but are still present in person or by proxy at the special meeting (including as a result of your directing an “abstention” from voting on any matter to be brought before the special meeting), or if your shares are voted on at least one of the matters before the special meeting, they will count towards the establishment of a quorum. If a quorum of stockholders is not present in person or by proxy at the meeting, no vote will be taken on the proposals, although it is expected that a quorum will be present at the special meeting because Post committed in the transaction agreement to vote its shares at the special meeting. If you sign the enclosed proxy card but do not indicate how you want to vote, your shares of BellRing Common Stock will be voted for the proposals.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. If you have properly completed and submitted your proxy card or submitted a proxy to vote your shares by Internet or telephone, if you are a record holder of BellRing Common Stock, you can revoke such proxy and change your vote by:

•	sending a signed notice of revocation to the corporate secretary of BellRing that is received prior to the special meeting stating that you revoke your proxy;

•	properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

submitting a new proxy via telephone or by logging onto the Internet website specified on the proxy card in the same manner a stockholder would to submit its proxy electronically or by calling the toll-free number specified on the proxy card prior to the special meeting, in each case if you are eligible to do so and following the instructions on the proxy card; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone proxies by a stockholder, each proxy will supersede the previous proxy and the last proxy given will be deemed to be the final proxy of the stockholder unless such proxy is revoked at the special meeting.

If you hold shares in “street name” through your bank, broker or other nominee, and have directed such person to vote your shares and wants to change your vote, you should instruct such person to change your vote, or if in the alternative if you wish to vote in person at the special meeting, you must obtain a proxy from the record holder of your shares and you should bring to the special meeting a letter from the bank, broker or other nominee confirming its beneficial ownership of the shares and that the bank, broker or other nominee is not voting the shares at the special meeting.

Q: What will happen if the special meeting is adjourned or postponed?

A: Although it is not currently expected, the special meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the transaction agreement proposal. Any adjournment of the special meeting may be made at the special meeting if approved by the affirmative vote of the holders of a majority of the votes present in person or by proxy at the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow BellRing stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the approval of the transaction agreement proposal. The BellRing Board of Directors retains full authority to adjourn or postpone the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent or approval of any stockholders.

Q: Do I have appraisal rights?

A: Yes. Holders of shares of BellRing Class A Common Stock that are issued and outstanding immediately prior to the effective time of the merger are entitled to appraisal rights under Section 262 of the DGCL (“Section 262”). If a stockholder successfully exercises and perfects its appraisal rights under Section 262, its shares will not be converted into the right to receive the merger consideration contemplated by the transaction agreement, and instead will solely be entitled to the appraisal rights granted under Section 262. Additionally, if a stockholder fails to properly exercise and perfect its appraisal rights pursuant to Section 262, its shares of BellRing Class A Common Stock will be converted solely into the right to receive the merger consideration contemplated by the transaction agreement, without interest. Please see the section of this proxy statement/prospectus entitled “Appraisal Rights” beginning on page 69. The relevant provisions of Section 262 are attached as Annex G to this proxy statement/prospectus.

Q: When will the transactions occur?

A: The transactions are expected to close in the first calendar quarter of 2022, subject to the receipt of the BellRing stockholder approval and the satisfaction or waiver of other conditions to completion.

Q: How will shares of New BellRing be distributed to me?

A: Prior to the effective time of the merger, New BellRing will deposit with the exchange agent for your benefit the shares of New BellRing Common Stock issuable to you in the merger. At the effective time of the merger, BellRing will instruct the exchange agent to make book-entry credits for the shares of New BellRing Common Stock that you are entitled to receive. Since shares of New BellRing Common Stock will be in uncertificated book-entry form, you will receive share ownership statements in place of physical share certificates. If the merger is completed, New BellRing will be the successor issuer to BellRing and New BellRing stock will be listed on the NYSE and BellRing Common Stock will cease to be listed. Shares of New BellRing are expected to trade on the NYSE under the ticker “BRBR”.

Q: Whom should I call with other questions?

A: If you have questions about the transactions, the special meeting or if you need assistance in voting your shares, you should contact: Georgeson LLC toll-free at (866) 482-5136.

Q: Where can I find more information regarding BellRing, Post and New BellRing?

A: You can find more information about BellRing, Post and New BellRing from the various sources described in the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

SUMMARY

The following summary contains certain information described in more detail elsewhere in this prospectus. It does not contain all of the details concerning the transactions, including information that may be important to you. To better understand the transactions, you should carefully review this entire document and the documents to which it refers. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

The Parties (Page 46)

BellRing Brands, Inc.

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

BellRing, together with its subsidiaries, is a leader in the global convenient nutrition category, aiming to enhance the lives of its consumers by providing them with highly nutritious, great-tasting products they can enjoy throughout the day. BellRing’s primary brands, Premier Protein and Dymatize, target a broad range of consumers and compete in all major product forms, including ready-to-drink (“RTD”) protein shakes, other RTD beverages and powders. BellRing’s products are distributed across a diverse network of channels including club, food, drug and mass (“FDM”), eCommerce, specialty and convenience.

BellRing was incorporated in the State of Delaware on March 20, 2019 in connection with the initial public offering of its BellRing Class A Common Stock (the “IPO”). Upon completion of a series of transactions in connection with the IPO, BellRing LLC became the holder of Post’s active nutrition business, which, effective as of Post’s quarter ended June 30, 2015, and until the completion of BellRing’s IPO, had been comprised of Premier Nutrition Company, LLC (“Premier Nutrition”), Dymatize Enterprises, LLC (“Dymatize”), the PowerBar brand and Active Nutrition International GmbH (“Active Nutrition International”).

Because Post currently owns more than 50% of the voting power of all of the outstanding BellRing Common Stock, BellRing is a “controlled company” under the NYSE corporate governance standards and is eligible to rely on certain exemptions from the NYSE corporate governance requirements; however, BellRing does not currently rely on any of these exemptions.

At the completion of the transactions, BellRing will change its name to BellRing Intermediate Holdings, Inc.

Post Holdings, Inc.

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

Post is a Missouri corporation incorporated on September 22, 2011. It is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. It participates in the private brand food category, including through its investment with third parties in 8th Avenue Food & Provisions, Inc. (“8th Avenue”). Post’s products are sold through a variety of channels, including grocery, club and drug stores, mass merchandisers, foodservice, food ingredient and eCommerce. As of September 30, 2021, Post operates in five reportable segments: Post Consumer Brands, Weetabix, Foodservice, Refrigerated Retail and BellRing Brands. The Post Consumer Brands segment includes the North American ready-to-eat (“RTE”) cereal business and Peter Pan nut butters; the Weetabix segment includes primarily the United Kingdom (the “U.K.”) RTE cereal and muesli business; the Foodservice segment includes primarily egg and potato products; the Refrigerated Retail segment includes primarily side dish, egg, cheese and sausage products; and the BellRing Brands segment includes RTD protein shakes and other RTD beverages, powders and nutrition bars.

In its year ended September 30, 2013, Post acquired Premier Nutrition, which, at the time, was a marketer and distributor of high quality protein shakes and nutrition bars under the Premier Protein brand and nutritional supplements under the Joint Juice brand. Premier Nutrition, Inc. was founded in 1997, and Joint Juice, Inc. was founded in 1999. In 2011, Joint Juice, Inc. acquired the Premier Protein brand and related assets from Premier Nutrition, Inc. via a corporate restructuring, and the resulting entity assumed the name Premier Nutrition Corporation. Effective September 30, 2019, Premier Nutrition Corporation converted to a limited liability company and changed its corporate name to Premier Nutrition Company, LLC.

In its year ended September 30, 2014, Post acquired Dymatize, which, at the time, was a manufacturer and marketer of high-quality protein powders and nutritional supplements under the Dymatize brand. Dymatize was founded in 1994.

In its year ended September 30, 2015, Post acquired the PowerBar brand and Active Nutrition International. The PowerBar brand was founded in 1986.

As of January 14, 2022, Post owned approximately 97.5 million BellRing LLC Units, representing approximately 71.5% of the economic interests in BellRing LLC. Following the completion of the transactions contemplated by the transaction agreement, Post expects to retain approximately 14.2% of the issued and outstanding shares of New BellRing Common Stock.

BellRing Distribution, LLC

BellRing Distribution, LLC

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

New BellRing is a wholly owned subsidiary of Post, formed in the State of Delaware on October 20, 2021 for the purpose of effecting the transactions. Immediately prior to the distribution, Post will cause New BellRing to convert into a Delaware corporation and the units representing limited liability company interests of New BellRing shall be converted into additional shares of New BellRing Common Stock. Prior to the completion of the transactions, Post will distribute at least 80.1% of its shares of New BellRing Common Stock to holders of Post Common Stock. In the merger, each holder of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of Class A Common Stock held by such holder, (i) an amount of per share cash consideration equal to a pro rata portion of the amount by which the aggregate principal amount of the New BellRing debt exceeds the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement as described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84 and (ii) one share of New BellRing Common Stock. At the completion of the transactions, New BellRing, named BellRing Brands, Inc., will be a public company, the successor issuer to BellRing and listed under the ticker symbol “BRBR” on the NYSE, and will not be a “controlled company.”

BellRing Merger Sub Corporation

BellRing Merger Sub Corporation

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

Merger Sub is a newly formed corporation, incorporated in the State of Delaware on October 20, 2021, for the purpose of effecting the merger. In the merger, Merger Sub will merge with and into BellRing with BellRing as the surviving company.

The Transaction Agreement (Page 80)

The transaction agreement provides for a separation transaction by Post, a debt exchange, a distribution and a merger. Each set of transactions is summarized below.

The Separation

Post Contribution

Pursuant to the transaction agreement and in connection with the separation, Post will contribute to New BellRing (i) all of the BellRing LLC Units held by it and the sole outstanding share of BellRing Class B Common Stock and (ii) an amount in cash equal to the amount of the Post negative capital account, in exchange for (x) New BellRing debt securities in an amount described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81 and (y) limited liability company interests of New BellRing.

The “Post negative capital account” is an amount equal to the estimated taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC’s liabilities allocable to Post under the IRC, as determined by Post in its reasonable discretion. The amount of the Post negative capital account will be determined prior to the date on which the New BellRing debt financing transactions described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81 are pursued, and therefore is not known as of the date of this proxy statement/prospectus. As of September 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, Post’s good faith estimate of the Post negative capital account, assuming the disposal of its interest in BellRing LLC occurred on such date, is approximately $569.3 million.

Pursuant to the transaction agreement, Post will also undertake certain other transactions to effect the separation as described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—The Separation—Other Separation Transactions” beginning on page 82.

After giving effect to the separation, New BellRing will own the sole outstanding share of BellRing Class B Common Stock and all of the BellRing LLC Units beneficially owned by Post prior to the separation.

New BellRing Debt Financing

New BellRing Maximum Debt Amount

The aggregate principal amount of the indebtedness that will be incurred by New BellRing in connection with the transactions, including the New BellRing debt securities and the New BellRing loans (as defined below), will not exceed the New BellRing maximum debt amount. The “New BellRing maximum debt amount” is an amount, determined by Post in good faith in consultation with BellRing, not to exceed the lesser of (i) $1 billion and (ii) the maximum amount of indebtedness that would result in the New BellRing leverage ratio not exceeding 4.00x on a pro forma basis after giving effect to the transactions. The “New BellRing leverage ratio” is the ratio of New BellRing and its subsidiaries’ consolidated indebtedness to New BellRing and its subsidiaries’ consolidated earnings before interest, taxes, depreciation and amortization, in each case, calculated in a manner consistent with the definition of “Total Net Leverage Ratio” under the BellRing LLC credit agreement for the most recently completed four fiscal quarters of BellRing for which financial statements are available.

The New BellRing maximum debt amount will depend on various factors, including the earnings of BellRing and its subsidiaries, and will be determined prior to the date on which the New BellRing debt financing transactions are pursued. Accordingly, the New BellRing maximum debt amount is not known as of the date of this proxy statement/prospectus.

New BellRing Debt Securities

Pursuant to the transaction agreement, prior to the distribution, New BellRing will issue to Post the New BellRing debt securities. The aggregate principal amount of the New BellRing debt securities (the “New BellRing debt securities amount”) issued to Post will equal (i) the Post negative capital account plus (ii) (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by Post. As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, Post held approximately 71.5% of the outstanding BellRing LLC Units. Certain additional terms of the New BellRing debt securities are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—New BellRing Debt Securities” beginning on page 82.

Post Debt Exchange

Following the issuance of such New BellRing debt securities but prior to the distribution, Post expects to exchange the New BellRing debt securities issued to it by New BellRing for satisfaction of certain debt obligations of Post in the debt exchange. Following the debt exchange, the exchanging parties, or their affiliates, are expected to sell the New BellRing debt securities to third-party investors. Certain additional terms of the debt exchange are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—Post Debt Exchange” beginning on page 82.

New BellRing Loans

Additionally, pursuant to the transaction agreement, New BellRing will enter into the New BellRing loans. The aggregate principal amount of the New BellRing loans will not exceed, together with the New BellRing debt securities amount, the New BellRing maximum debt amount. Certain additional terms of the New BellRing loans are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—New BellRing Loans” beginning on page 82.

As a result of these financing transactions, the indebtedness of New BellRing immediately following the completion of the transactions is expected to be greater than the indebtedness of BellRing as of the date of this proxy statement/prospectus.

The Distribution

Following the separation, and prior to the effective time of the merger, Post will complete the distribution. Post may elect to distribute its shares of New BellRing Common Stock through a spin-off, an exchange offer or as a combination of a spin-off and an exchange offer with or without a clean-up spin-off. As of the date of this proxy statement/prospectus, Post expects to distribute the shares of New BellRing Common Stock to shareholders of Post pursuant to a spin-off.

In addition, within twelve months following the distribution, Post may, in its sole discretion, transfer any or all of its remaining shares of New BellRing Common Stock for certain debt obligations or otherwise to its shareholders in the equity exchange.

The Merger

Following the completion of the separation and distribution, Merger Sub will merge with and into BellRing, and BellRing will be the surviving corporation in the merger. As a result of the merger, BellRing will become a direct, wholly owned subsidiary of New BellRing, with New BellRing as the new public parent company of BellRing.

Pursuant to the merger, holders of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of BellRing Class A Common Stock, (i) the per share cash consideration and (ii) one share of New BellRing Common Stock. The “per share cash consideration” will be an amount in cash equal to (i) the aggregate cash consideration amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the merger effective time. The “aggregate cash consideration amount” will be an amount equal to (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by BellRing. An example calculation of the per share cash consideration under certain assumed conditions is set forth under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84.

The separation, debt exchange, distribution and merger are referred to collectively as the “transactions.” The terms of the transactions are set forth in the transaction agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A.

Conditions to Completion

Completion of the transactions is subject to a number of conditions, including, among others:

•	the separation and distribution have been completed in accordance with the transaction agreement and applicable law;

•

receipt of the affirmative vote “FOR” the transaction agreement proposal by (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates);

•	no law, injunction, judgment or ruling prohibiting the completion of the transactions or merger or making the completion of the transactions or merger illegal is in effect;

•	the New BellRing registration statements having been declared effective by the SEC and not being subject to any stop order or initiated or threatened proceedings seeking a stop order;

•

the shares of New BellRing Common Stock deliverable to certain stockholders of BellRing in the merger, as contemplated in the transaction agreement, having been approved for listing on the NYSE, subject to official notice of issuance;

•

BellRing’s receipt of the BellRing tax opinion that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC, or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC; and

•

Post’s receipt of the 355 tax opinion that the distribution, together with certain contributions made by Post to New BellRing, will qualify as a tax-free reorganization within the meaning of Sections 368(a) and 355 of the IRC and a distribution eligible for nonrecognition within the meaning of Sections 355 and 361 of the IRC, and that the debt exchange and equity exchange will each qualify as a distribution in connection with the separation and distribution eligible for nonrecognition under Section 361(c) of the IRC.

Termination

The transaction agreement may be terminated:

•	by mutual consent of New BellRing and BellRing;

•	by any of the parties if the merger has not been completed by July 26, 2022;

•	by any of the parties if the merger is permanently enjoined;

•	by any of the parties if the BellRing stockholder approval is not obtained;

•

by BellRing, on the one hand, and Post or New BellRing, on the other hand, upon an incurable material breach of the transaction agreement by the other party or parties, or upon a material breach of the transaction agreement by the other party or parties that is not cured within 30 days; or

•	by Post or New BellRing if the BellRing Special Committee withdraws or modifies its recommendation to the BellRing stockholders regarding the merger.

BellRing’s Reasons for the Transactions

In the course of reaching their decision to approve and declare advisable the transaction agreement and the transactions contemplated thereby, the BellRing Special Committee considered a number of factors in its deliberations. Those factors are described in the section of this proxy statement/prospectus entitled “The Transactions—Recommendations of the BellRing Special Committee and BellRing Board of Directors and Reasons for the Transactions” beginning on page 58.

Accounting Treatment (Page 67)

After the completion of the transactions, BellRing’s Up-C structure will no longer be in place. As a result, New BellRing’s consolidated statements of operations will no longer reflect net earnings attributable to noncontrolling interests, which will result in a higher effective tax rate more closely aligned with other C-corporations in the U.S. Furthermore, the noncontrolling interest amount on New BellRing’s consolidated balance sheet immediately prior to completion of the transactions will be reclassified, resulting in a decrease to stockholders’ deficit.

Material U.S. Federal Income Tax Consequences of the Merger (Page 76)

The merger (or the alternative transaction structure under circumstances described in the transaction agreement) is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC. Provided that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) qualifies as a “reorganization” under Section 368(a) of the IRC, the material U.S. federal income tax consequences to a U.S. holder (as defined in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences” beginning on page 76) will generally be as follows:

•

a U.S. holder will recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of (i) the sum of the cash and the fair market value of the New BellRing Common Stock received over (ii) such U.S. holder’s tax basis in its BellRing Class A Common Stock and (2) the amount of cash received by such U.S. holder;

•

a U.S. holder’s aggregate tax basis in the shares of New BellRing Common Stock received will be equal to such U.S. holder’s aggregate tax basis in its BellRing Class A Common Stock surrendered in exchange for the New BellRing Common Stock increased by the amount of taxable gain, if any, such U.S. holder recognizes on the exchange and decreased by the amount of cash received; and

•	a U.S. holder’s holding period for the New BellRing Common Stock received in the merger will include the holding period for the BellRing Class A Common Stock surrendered in the merger.

A more detailed discussion of the material U.S. federal income tax consequences of the merger can be found in the section of this proxy statement/prospectus entitled “Material U.S. Federal Income Tax Consequences” beginning on page 76. The tax consequences of the merger to any particular holder of BellRing Class A Common Stock will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the merger, including the effect of any state, local, estate or gift or non-U.S. tax laws and of changes in applicable tax laws.

Voting by Directors and Executive Officers of BellRing (Page 65)

As of the close of business on January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, BellRing’s directors, executive officers and their respective affiliates held 329,867 shares of BellRing Class A Common Stock (including any RSUs that vest within 60 days of January 14, 2022, any vested RSUs deferred by directors until retirement from the BellRing Board of Directors and shares of BellRing Class A Common Stock which could be acquired upon the exercise of vested options or options that vest within 60 days of January 14, 2022) and zero shares of BellRing Class B Common Stock. This is expected to represent less than 1% of the voting power of the shares of BellRing Common Stock expected to be outstanding and entitled to vote as of the record date for the special meeting. BellRing currently expects that its directors and executive officers will vote their shares of BellRing Common Stock in favor of the proposals to be considered at the special meeting, although none of them is obligated to do so.

Interests of Directors and Executive Officers in the Transactions (Page 65)

You should be aware that some of the directors and officers of BellRing have interests in the merger that may be in addition to or differ from those of BellRing’s stockholders, including:

•	the continued employment of BellRing’s executive officers as New BellRing’s executive officers and the continued service of BellRing’s directors as directors of New BellRing;

•	the indemnification, advancement and exculpation of officers and directors of BellRing by New BellRing for their services as such up to the time of the completion of the merger;

•

the fact that Robert V. Vitale is a member of the board of directors of Post (the “Post Board of Directors”), and President and Chief Executive Officer, of Post, as well as the Executive Chairman of the BellRing Board of Directors. As of January 14, 2022, Post held approximately 97.5 million BellRing LLC Units, equal to approximately 71.5% of the economic interest in BellRing LLC, and one share of BellRing Class B Common Stock, which represented 67% of the total voting power of the outstanding BellRing Common Stock;

•	the fact that Jennifer Kuperman is a member of the Post Board of Directors as well as a member of the BellRing Board of Directors; and

•

the fact that Mr. Vitale is expected to remain Executive Chairman of the board of directors of New BellRing (the “New BellRing Board of Directors”), and Ms. Kuperman is expected to remain a member of the New BellRing Board of Directors, following the completion of the transactions.

Listing (Page 68)

If the merger is completed, New BellRing will be a successor issuer to BellRing and New BellRing stock will be listed on the NYSE and BellRing Common Stock will cease to be listed. It is anticipated that shares of New BellRing will be listed on the NYSE under the ticker symbol “BRBR”.

Regulatory Approvals (Page 68)

The completion of the transactions is not subject to the receipt of any regulatory approvals.

Appraisal Rights (Page 69)

Holders of shares of BellRing Class A Common Stock that are issued and outstanding immediately prior to the effective time of the merger are entitled to appraisal rights under Section 262. If a stockholder successfully exercises and perfects its, his or her appraisal rights under Section 262, such stockholder’s shares will not be converted into the right to receive the merger consideration contemplated by the transaction agreement, and instead will solely be entitled to the appraisal rights granted under Section 262. Additionally, if a stockholder fails to properly exercise and perfect its appraisal rights pursuant to Section 262, such stockholder’s shares of BellRing Class A Common Stock will be converted solely into the right to receive the merger consideration contemplated by the transaction agreement, without interest. Please see the section of this proxy statement/prospectus entitled “Appraisal Rights” beginning on page 69. The relevant provisions of Section 262 are attached as Annex G to this proxy statement/prospectus.

Visual Representation of the Transactions

Current Structure

Separation

Distribution

(1)	Sole outstanding share of BellRing Class B Common Stock will be automatically cancelled upon completion of the distribution.

Merger

(1)	Each share of BellRing Class A Common Stock will be automatically converted into the right to receive the per share cash consideration and one share of New BellRing Common Stock.

Structure Following the Transaction

Recent Developments

As disclosed in BellRing’s Annual Report on Form 10-K for the year ended September 30, 2021 filed on November 19, 2021 (the “Form 10-K”), on November 12, 2020, the BellRing Board of Directors approved a $60 million share repurchase authorization. Repurchases of BellRing Class A Common Stock may be made from time to time in the open market, private purchases, through forward, derivative, alternative, accelerated repurchase or automatic purchase transactions, or otherwise.

On December 7, 2021, BellRing entered into a 10b5-1 plan, through which it intends to repurchase up to $25 million of shares of BellRing Class A Common Stock, not to exceed 1 million shares of BellRing Class A Common stock, pursuant to the share repurchase authorization, subject to a maximum price of $25.00 per share and other volume limitations. Such 10b5-1 plan was terminated on December 23, 2021. As of December 23, 2021, BellRing had deployed approximately $18.06 million to repurchase approximately 773,722 shares of BellRing Class A Common Stock through a combination of open market transactions and the 10b5-1 plan. As of the date of this proxy statement/prospectus, all shares repurchased are held as treasury stock.

SUMMARY HISTORICAL FINANCIAL DATA

Summary Historical Consolidated and Combined Financial Data of BellRing

The following tables present summary historical financial data of BellRing and should be read in conjunction with BellRing’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related footnotes thereto incorporated by reference into this proxy statement/prospectus.

Effective October 21, 2019, the financial results of BellRing LLC and its subsidiaries are consolidated with BellRing, and 71.2% of the consolidated net earnings of BellRing LLC are allocated to the redeemable noncontrolling interest (“NCI”). The calculation of the NCI is based on Post’s ownership percentage of BellRing LLC Units during each period and reflects the historical entitlement of Post to a portion of the consolidated net earnings of BellRing LLC.

The condensed consolidated and combined statements of operations and cash flows data for the year ended September 30, 2021, 2020 and 2019, and the condensed consolidated balance sheets data as September 30, 2021 and 2020, have been derived from the audited consolidated financial statements of BellRing included in the Form 10-K and related notes incorporated by reference into this proxy statement/prospectus. The summary historical financial information included below is not necessarily indicative of New BellRing’s future performance.

We have not presented summary historical condensed financial and other data for New BellRing because New BellRing is a newly formed entity and has not had any corporate activity since its formation other than the issuance of limited liability company interests in connection with its initial capitalization, has had no business transactions or activities to date, and had no assets or liabilities during the periods presented in this section. Following the transactions described in this proxy statement/prospectus, New BellRing will be the successor issuer to BellRing and its ownership interest in BellRing and its subsidiaries will be its sole material asset.

	Year Ended September 30,
dollars in millions	2021	2020	2019
Statements of Operations Data
Net sales	$1,247.1	$988.3	$854.4
Cost of goods sold	860.9	650.3	542.6

Gross profit	386.2	338.0	311.8
Selling, general and administrative expenses	167.1	151.8	127.1
Amortization of intangible assets	51.2	22.2	22.2
Other operating income, net	(0.1)	—	—

Operating profit	168.0	164.0	162.5
Interest expense, net	43.2	54.7	—
Loss on refinancing of debt (a)	1.6	—	—

Earnings before income taxes	123.2	109.3	162.5
Income tax expense	8.8	9.2	39.4

Net earnings including redeemable noncontrolling interest	114.4	100.1	123.1
Less: Net earnings attributable to redeemable noncontrolling interest	86.8	76.6	123.1

Net earnings available to Class A common stockholders	$27.6	$23.5	$—
Earnings Per Share of Class A Common Stock
Basic	$0.70	$0.60	$—
Diluted	$0.70	$0.60	$—
Statements of Cash Flows Data
Depreciation and amortization	$53.7	$25.3	$25.3
Cash provided by (used in):
Operating activities	$226.1	$97.2	$98.3
Investing activities	(1.6)	(2.1)	(3.2)
Financing activities	(120.9)	(52.6)	(100.2)

dollars in millions	As of September 30,
	2021	2020
Balance Sheet Data
Cash and cash equivalents	$152.6	$48.7
Working capital (excluding cash, cash equivalents and current portion of long-term debt)	100.5	152.2
Total assets	696.5	653.5
Debt, including current portion	597.5	686.4
Other liabilities	21.9	29.8
Redeemable noncontrolling interest	2,997.3	2,021.6
Total stockholders’ deficit (b)	(3,062.8)	(2,182.6)

(a)

During the year ended September 30, 2021, BellRing recognized $1.6 million of losses related to refinancing fees incurred in conjunction with the refinancing of the BellRing LLC credit agreement. See Note 15 within “Notes to Consolidated Financial Statements” incorporated by reference into this proxy statement/prospectus for additional information on the debt.

(b)

On October 21, 2019, BellRing completed the IPO. For additional information about the IPO, see Note 1 within “Notes to Consolidated Financial Statements” incorporated by reference into this proxy statement/prospectus.

RISK FACTORS

You should carefully consider the following risks, together with the other information contained or incorporated by reference into this proxy statement/prospectus and the exhibits hereto. Some of the risks described below relate principally to the business and the industry in which BellRing will operate after the transactions, while others relate principally to the transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of BellRing Common Stock. For a discussion of additional uncertainties associated with forward-looking statements in this proxy statement/prospectus, please see the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.” In addition, you should consider the risks associated with BellRing’s business that appear in the Form 10-K, which is incorporated by reference into this proxy statement/prospectus.

Risks Related to the Transactions

The completion of the transactions is subject to numerous conditions, which may not be satisfied or waived, and the transactions may not occur.

The obligations of BellRing and Post to complete the transactions are subject to a number of conditions, including, among other things: (i) the adoption of the transaction agreement by (x) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (y) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates), (ii) the absence of any law or order from any court or governmental authority restraining, enjoining or prohibiting the transactions, (iii) receipt of opinions with respect to the intended tax treatment of the merger, (iv) the applicable registration statements of New BellRing having become effective under the Securities Act, and (v) the shares of New BellRing Common Stock to be distributed in the distribution and issued in the merger having been approved for listing on the NYSE, subject to official notice of issuance. No assurance can be given that any of the foregoing conditions or the other conditions set forth in the transaction agreement will be satisfied or waived. For more information regarding the conditions to the completion of the transactions, please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Conditions to Completion of the Transactions” beginning on page 91.

BellRing and Post may not be able to complete the transactions on the terms described in this proxy statement/prospectus or on other acceptable terms or at all because of a number of factors, including, among other things: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement, (ii) the failure to obtain adequate financing sources for the New BellRing debt securities to be issued to Post and to be used to fund the cash portion of the per share cash consideration payable to BellRing stockholders in the merger, (iii) any other failure of BellRing or Post to satisfy the conditions described above or other conditions set forth in the transaction agreement, and (iv) the effect of the announcement of the transactions on the ability of BellRing to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

BellRing may be unable to achieve some or all of the benefits that it expects to achieve through the transactions.

BellRing may be unable to achieve the full strategic and financial benefits expected to result from the transactions, or such benefits may be delayed or may never occur at all. The transactions are expected to provide the following benefits, among others:

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the increase in BellRing’s independence of ownership, eliminating Post’s majority voting control of BellRing Common Stock and the BellRing Board of Directors, as well as Post’s majority ownership of the BellRing LLC Units;

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the enhanced independence of governance by BellRing, permitting BellRing to increase or accelerate growth and investment plans, make independent cash flow deployment decisions and consider other strategic alternatives such as mergers and acquisitions;

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the enhanced liquidity of BellRing Common Stock in the public trading market by increasing the float of New BellRing’s shares immediately after the transactions are completed as compared to the number of beneficial owners of BellRing Common Stock prior to the transactions;

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the removal of the perceived “overhang” with respect to the BellRing Common Stock that currently exists as a result of Post’s majority voting control of BellRing Common Stock, including the fact that such overhang could be depressing the market price of the BellRing Common Stock;

•	the simplification of BellRing’s capital structure and reduction in the reporting and administrative burden of maintaining an additional class of equityholders in BellRing LLC;

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the transactions will allow Post to dispose of a substantial portion of its ownership in BellRing and BellRing LLC in an orderly manner that should be less disruptive to the public trading market for the shares of BellRing Common Stock than open market sales;

•	the enhanced attractiveness of BellRing’s equity-based compensation plans, thereby increasing BellRing’s ability to attract and retain quality executives and other employees;

•	the ability of BellRing to take advantage of the robust debt financing markets in connection with the incurrence of indebtedness by New BellRing in the transactions;

•	the fact that a portion of the merger consideration in connection with the transactions with be payable in cash to holders of BellRing Class A Common Stock; and

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the fact that New BellRing should become eligible for index inclusion because it is expected that, following the completion of the transactions, New BellRing will satisfy the S&P Index criteria related to public float that BellRing does not currently satisfy.

BellRing may not achieve these or other anticipated benefits for a variety of reasons, including, among others:

•	New BellRing will likely incur significant indebtedness in connection with the transactions, with New BellRing incurring indebtedness resulting in pro forma net leverage of up to 4.00x;

•	the transactions will require meaningful amounts of time and effort which could divert management’s attention from the operation and growth of BellRing’s business and other strategic endeavors;

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New BellRing will be required to bear a number of non-recurring costs in connection with the transactions, including financial, legal and other advisory fees, financing fees, SEC filing fees and expenses, printing expenses and other related charges; and

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after a certain period following the completion of the transactions, New BellRing will no longer benefit from certain services provided by Post to New BellRing under a master services agreement, including certain legal, finance, internal audit, treasury, information technology, support, human resources, insurance and tax services, meaning New BellRing’s costs and expenses related to such support functions may increase following the completion of the transactions.

In addition, following the completion of the transactions, the anticipated operational, financial, strategic and other benefits of such transaction to BellRing and its stockholders may not be achieved. An inability to realize the full extent of the anticipated benefits of the transactions, as well as any delays encountered in the process, could have an adverse effect on New BellRing’s business, financial condition, results of operations and cash flows, and also may negatively affect New BellRing’s ability to successfully execute New BellRing’s growth strategy.

For additional factors considered by the BellRing Special Committee and BellRing Board of Directors in connection with their evaluation of the transactions, please see the section of this proxy statement/prospectus entitled “The Transactions—Recommendations of the BellRing Special Committee and BellRing Board of Directors and Reasons for the Transactions” beginning on page 58.

The amount of the cash consideration to be paid to BellRing stockholders in the merger depends on a number of factors, some of which are outside of the control of BellRing and Post and will not be known until shortly prior to the completion of the transactions.

In the merger, each share of BellRing Class A Common Stock issued and outstanding immediately prior to the effective time of the merger, other than any dissenting shares and shares owned by BellRing or its subsidiaries, will be automatically converted into the right to receive (i) an amount of per share cash consideration equal to a pro rata portion of the amount by which the aggregate principal amount of the New BellRing debt exceeds the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement as described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84 and (ii) one share of New BellRing Common Stock.

The aggregate principal amount of the New BellRing debt and the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement will be determined prior to the date on which the New BellRing debt financing transactions are pursued, and therefore are not known as of the date of this proxy statement/prospectus. Further, the aggregate principal amount of New BellRing’s newly issued debt securities depends, in part, on the earnings of BellRing and its subsidiaries, which depends on numerous factors and is not fully within the control of BellRing or Post.

An example calculation of the per share cash consideration under certain assumed conditions is set forth in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84.

Officers and directors of BellRing have certain interests in the merger that are different from, or in addition to, the interests of BellRing stockholders. These interests may be perceived to have affected their decision to support or approve the transactions.

BellRing officers and directors have certain interests in the merger that are different from, or in addition to, the interests of stockholders of BellRing. Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

If holders of Post Common Stock who receive New BellRing Common Stock in the transactions sell that stock immediately, it could cause a decline in the market price of New BellRing Common Stock.

All of the shares of New BellRing Common Stock to be issued in the transactions will be registered with the SEC under the registration statements, including the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, and therefore will be immediately available for resale in the public market, except with respect to shares issued in the transactions to certain affiliates (as that term is defined in Rule 405 of the Securities Act). The number of holders of shares of New BellRing Common Stock immediately after the merger will be substantially larger than the current number of holders of shares of BellRing Common Stock.

Holders of shares of Post Common Stock who are not directors, officers or affiliates of Post may elect to sell any shares New BellRing Common Stock they receive immediately after the transactions. Directors, officers and other affiliates of Post may immediately resell the New BellRing Common Stock they receive under Rule 144 of the Securities Act under certain conditions, one of which limits the amount of shares to the greater of 1% of the outstanding shares or the average weekly volume of trading of New BellRing Common Stock for the four weeks prior to their proposed sale. As a result of future sales of such common stock, or the perception that these sales could occur, the market price of New BellRing Common Stock may decline and could decline significantly before or at the time the transactions are completed, or immediately thereafter. If this occurs, or if other holders of shares of New BellRing Common Stock sell significant amounts of shares of New BellRing Common Stock immediately after the transactions are completed, it is likely that these sales would cause a decline in the market price of New BellRing Common Stock.

Risks Related to New BellRing after Completion of the Transactions

New BellRing’s business will be subject to the same risks as BellRing’s business.

Following the merger, and the completion of the transactions, New BellRing will be the successor issuer to, and public company holding company parent of, BellRing. There are no additional assets or operations being combined with BellRing or New BellRing as a result of the transactions. As a result, the operations of New BellRing will consist entirely of the operations of BellRing and New BellRing will be subject to the same risks as BellRing. The risks of BellRing as described under “Risk Factors” in the Form 10-K are incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

New BellRing will have a substantial amount of indebtedness following the transactions, which could materially adversely affect its financial condition.

New BellRing’s level of indebtedness will increase as a result of the transactions. As of September 30, 2021, BellRing had $609.9 million of indebtedness outstanding (of which $481.2 million was long-term indebtedness). On a pro forma basis after giving effect to the transactions, New BellRing will have pro forma net leverage of up to 4.00x. In connection with the transactions, New BellRing will enter into a senior secured term loan credit facility and/or revolving credit facility with respect to the New BellRing loans, and issue the New BellRing debt securities (with the aggregate principal amount of the New BellRing loans and the New BellRing debt securities not to exceed the lesser of (i) $1 billion and (ii) the maximum amount of indebtedness that would result in the New BellRing leverage ratio not exceeding 4.00x). For additional information regarding the New BellRing debt, please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81.

Following the merger, BellRing and its subsidiaries will guarantee (i) the New BellRing loans on a secured first-lien basis on the closing date of the merger and (ii) the New BellRing debt securities on a senior unsecured basis on or as promptly as practicable after the date that is two weeks following the closing date of the merger, in each case, pari passu in right of payment with other senior debt of BellRing and its subsidiaries. Despite its level of indebtedness, New BellRing expects to continue to have the ability to borrow additional debt.

After the completion of the transactions, New BellRing’s indebtedness could have important consequences to New BellRing, including:

•	limiting its ability to fund working capital and capital expenditures;

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limiting its ability to accommodate growth by reducing funds otherwise available for other corporate purposes and to strengthen its competitive position, which in turn could prevent New BellRing from fulfilling its obligations under its indebtedness;

•	limiting its operational flexibility due to the covenants contained in its debt agreements;

•	requiring it to dispose of significant assets in order to satisfy its debt service and other obligations if it is not able to satisfy these obligations from cash from operations or other sources;

•	to the extent that New BellRing’s debt is subject to floating interest rates, increasing New BellRing’s vulnerability to fluctuations in market interest rates;

•	limiting New BellRing’s ability to buy back shares of New BellRing Common Stock or pay cash dividends;

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limiting its flexibility in planning for, or reacting to, changes in its business or industry or economic conditions, thereby limiting its ability to compete with companies that are not as highly leveraged; and

•	increasing its vulnerability to economic downturns.

New BellRing’s ability to generate sufficient cash flow from operations to make scheduled payments on New BellRing’s debt will depend on a range of economic, competitive and business factors, many of which are outside of its control. There can be no assurance that New BellRing’s business will generate sufficient cash flow from operations to make these payments. If New BellRing is unable to meet its expenses and debt obligations, New BellRing may need to refinance all or a portion of its indebtedness before maturity, sell assets or issue additional equity. New BellRing may not be able to refinance any of its indebtedness (including pursuant to the terms of such indebtedness), sell assets or issue additional equity on commercially reasonable terms or at all, which could cause New BellRing to default on its obligations and impair its liquidity. New BellRing’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its debt obligations on commercially reasonable terms, would have a material adverse effect on New BellRing’s business, financial condition and results of operations, as well as on New BellRing’s ability to satisfy its debt obligations.

New BellRing may be unable to take certain actions because such actions could jeopardize the tax-free status of the distribution by Post of New BellRing Common Stock, and such restrictions could be significant.

To preserve the tax-free treatment of the distribution by Post of New BellRing Common Stock, for the initial two-year period following the distribution, New BellRing will be prohibited, except in limited circumstances, from taking or failing to take certain actions that would prevent the distribution and related transactions from being tax-free, including: (i) issuing any equity securities or securities that could possibly be converted into New BellRing’s equity securities, including as acquisition currency for a merger or acquisition (but excluding certain equity compensation for New BellRing employees); (ii) redeeming or repurchasing New BellRing equity securities or New BellRing debt or (iii) entering into any transaction pursuant to which New BellRing stock would be acquired, whether by merger or otherwise. These restrictions will not apply if New BellRing delivers an unqualified “will”-level tax opinion of a nationally recognized accounting firm or law firm (“BellRing tax counsel”) in form and substance reasonably satisfactory to Post or a ruling from the U.S. Internal Revenue Service (the “IRS”) that the action will not cause the transactions to fail to qualify for their intended tax treatment.

If the distribution by Post of New BellRing Common Stock is completed, New BellRing may be responsible for U.S. federal income tax liabilities that relate to such distribution.

The completion of the distribution by Post of New BellRing Common Stock is conditioned on the receipt by Post of the 355 tax opinion to the effect that the distribution, together with certain contributions made by Post to New BellRing, will qualify as a tax-free reorganization under Sections 368(a) and 355 of the IRC and a distribution eligible for nonrecognition within the meaning of Sections 355 and 361 of the IRC. The completion of the distribution is also conditioned on the receipt by BellRing of the BellRing tax opinion to the effect that the merger of Merger Sub with and into BellRing (or the alternative transaction structure under circumstances described in the transaction agreement) will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC. The 355 tax opinion and the BellRing tax opinion will not be binding on the IRS. Accordingly, the IRS may reach conclusions with respect to the distribution that are different from the conclusions reached in the opinions. The tax opinions will be based on certain factual statements and representations, which, if incomplete or untrue in any material respect, could alter either or both of the tax advisors’ conclusions. We are not aware of any facts or circumstances that would cause any such factual statements or the opinion of the tax advisors to be incomplete or untrue.

If all or a portion of the distribution does not qualify as a tax-free transaction for any reason, including because any of the factual statements or representations in the legal opinions are incomplete or untrue, Post may recognize a substantial gain for U.S. federal income tax purposes.

Even if the distribution otherwise qualifies as a tax-free transaction for U.S. federal income tax purposes, the distribution will be taxable to Post (but not to Post shareholders) pursuant to Section 355(e) of the IRC if there are (or have been) one or more acquisitions (including issuances), directly or indirectly (including through acquisitions of such stock after the completion of the transactions), of New BellRing stock or the stock of Post, representing 50% or more, measured by vote or value, of the stock of any such corporation and the acquisition or acquisitions are deemed to be part of a plan or series of related transactions that include the distribution. The process for determining whether an acquisition is part of a plan under these rules is complex, inherently factual in nature, and subject to a comprehensive analysis of the facts and circumstances of the particular case. In general, any acquisition of New BellRing Common Stock within two years before or after the distribution (with certain exceptions, including public trading by less-than-5% stockholders and certain compensatory stock issuances) generally will be presumed to be part of such a plan unless that presumption is rebutted. The resulting tax liability would be substantial.

New BellRing has agreed not to enter into certain transactions that could cause any portion of the distribution to be taxable to Post, including under Section 355(e) of the IRC. Pursuant to a tax matters agreement with Post (the “tax matters agreement”), New BellRing will agree to indemnify Post for any tax liabilities resulting from such transactions or other actions New BellRing takes, and Post has agreed to indemnify New BellRing for any tax liabilities resulting from transactions entered into by Post. These obligations may discourage, delay or prevent a change of control of New BellRing.

In addition, pursuant to the tax matters agreement, if and to the extent the distribution does not qualify as a tax-free transaction, such failure to qualify as a tax-free transaction gives rise to adjustments to the tax basis of assets held by New BellRing and its subsidiaries, and New BellRing is not required to indemnify Post for any tax liabilities resulting from such failure to qualify as a tax-free transaction, Post shall be entitled to periodic payments from New BellRing equal to 85% of the tax savings arising from the aggregate increase to the tax basis of assets held by New BellRing and its subsidiaries resulting from such failure and Post and New BellRing shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments applying the principles of, and adhering as closely as practicable to, the existing tax receivable agreement between Post and BellRing. For more information, please see the section of this proxy statement/prospectus entitled “Ancillary Agreements—Tax Matters Agreement” beginning on page 97.

Tax legislation could materially adversely affect New BellRing’s financial results.

New BellRing is subject to the tax laws and regulations of the U.S. federal, state and local governments, as well as non-U.S. jurisdictions. From time to time, various legislative initiatives may be proposed that could materially adversely affect New BellRing’s tax positions. There can be no assurance that New BellRing’s effective tax rate will not be materially adversely affected by legislation resulting from these initiatives. The overall impact of any new legislative initiatives is uncertain and New BellRing’s business and financial condition could be materially adversely affected.

Risks Related to New BellRing’s Structure

New BellRing’s certificate of incorporation and bylaws and provisions of Delaware law may discourage or prevent strategic transactions, including a takeover of New BellRing, even if such a transaction would be beneficial to New BellRing’s stockholders.

Provisions that will be contained in New BellRing’s certificate of incorporation and bylaws and provisions of the DGCL could delay or prevent a third party from entering into a strategic transaction with us, as applicable, even if such a transaction would benefit New BellRing’s stockholders. For example, New BellRing’s certificate of incorporation and bylaws will:

•	divide the members of the New BellRing Board of Directors into three classes with staggered three-year terms, which may delay or prevent a change of New BellRing management or a change of control;

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authorize the issuance of “blank check” preferred stock that could be issued by New BellRing upon approval of the New BellRing Board of Directors to increase the number of outstanding shares of capital stock, making a takeover more difficult and expensive;

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provide that directors may be removed from office only for cause and that any vacancy or newly created directorships on the New BellRing Board of Directors may only be filled by a majority of New BellRing’s directors then in office, which may make it difficult for other stockholders to reconstitute the New BellRing Board of Directors;

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provide that special meetings of the stockholders may be called only upon the request of a majority of the New BellRing Board of Directors or by the chairman of the New BellRing Board of Directors or New BellRing’s chief executive officer;

•	prohibit stockholder action by written consent and require that any action to be taken by the stockholders be taken at an annual or special meeting of stockholders; and

•	require advance notice to be given by stockholders for any stockholder proposals or director nominees.

These restrictions and provisions could keep New BellRing from pursuing relationships with strategic partners and from raising additional capital, which could impede New BellRing’s ability to expand its business and strengthen its competitive position. These restrictions also could limit stockholder value by impeding a sale of New BellRing.

New BellRing’s certificate of incorporation will provide that the Court of Chancery of the State of Delaware is the exclusive forum for substantially all disputes between New BellRing and its stockholders, which could limit New BellRing stockholders’ ability to obtain a favorable judicial forum for disputes with New BellRing or its directors, officers or employees.

New BellRing’s certificate of incorporation will provide that the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on New BellRing’s behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against New BellRing arising pursuant to the DGCL; and

•	any action asserting a claim against New BellRing that is governed by the internal affairs doctrine.

This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act, for which the U.S. federal courts have exclusive jurisdiction. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. However, New BellRing’s certificate of incorporation also will provide that U.S. federal courts will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act. While the Delaware courts have determined that choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than that designated in New BellRing’s exclusive forum provision. Although New BellRing’s certificate of incorporation will contain the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. The exclusive forum provision shall not relieve New BellRing of its duties to comply with the federal securities laws and the rules and regulations thereunder, and New BellRing stockholders will not be deemed to have waived New BellRing’s compliance with these laws, rules and regulations.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New BellRing or its directors, officers, or other employees and may discourage these types of lawsuits. Alternatively, if a court were to find the choice of forum provision contained in New BellRing’s certificate of incorporation to be inapplicable or unenforceable in an action, New BellRing may incur additional costs associated with resolving such action in other jurisdictions.

Risks Related to Owning Shares of New BellRing Common Stock

An active trading market for New BellRing Common Stock may never develop or be sustained.

Prior to the completion of the transactions, there has not been a public trading market for shares of New BellRing Common Stock. There can be no assurance that an active trading market for New BellRing Common Stock will develop or, if developed, that any market will be sustained. Accordingly, there can be no assurance of the likelihood that you will be able to sell your shares of New BellRing Common Stock when you wish to do so, the prices that you may be able to obtain for your shares, or the liquidity of any trading market.

The market price of New BellRing Common Stock may be volatile and you may lose all or part of your investment.

The market price of New BellRing Common Stock could fluctuate significantly, and you may not be able to resell your shares of New BellRing Common Stock at or above the price at which your shares were acquired. Those fluctuations could be based on various factors, including those described in this proxy statement/prospectus in the section entitled “Risk Factors—Risks Related to the Transactions” beginning on page 29 and the following:

•	New BellRing’s operating performance and the performance of New BellRing’s competitors and fluctuations in New BellRing’s operating results;

•	the public’s reaction to New BellRing’s press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by research analysts who follow New BellRing or other companies in New BellRing’s industry;

•	global, national or local economic, legal and regulatory factors unrelated to New BellRing’s performance;

•	announcements by New BellRing or its competitors of new products, services, strategic investments or acquisitions;

•	actual or anticipated variations in New BellRing’s or its competitors’ operating results, and New BellRing’s and its competitors’ growth rates;

•	failure by New BellRing or its competitors to meet analysts’ projections or guidance New BellRing or its competitors may give to the market;

•	changes in laws or regulations, or new interpretations or applications of laws and regulations, that are applicable to New BellRing’s business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the arrival or departure of key personnel;

•	the number of shares publicly traded;

•	future sales or issuances of shares of New BellRing Common Stock, including sales, distributions or issuances by New BellRing, its officers or directors and its significant stockholders; and

•	other developments affecting New BellRing, its industry or its competitors.

In addition, in recent years the stock market has experienced significant price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate changes, may cause declines in the market price of New BellRing Common Stock and you may not realize any return on your investment in New BellRing and may lose some or all of your investment.

As it primarily operates in a single industry, New BellRing is especially vulnerable to these factors to the extent that they affect its industry or its products. In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert New BellRing management’s attention and resources, and also could require New BellRing to make substantial payments to satisfy judgments or to settle litigation.

If securities or industry analysts publish inaccurate or unfavorable research about New BellRing’s business, New BellRing’s stock price and trading volume could decline.

The trading market for New BellRing Common Stock is influenced in part by the research and reports that securities or industry analysts publish about New BellRing or its business. If one or more of the analysts who cover New BellRing downgrades New BellRing Common Stock or publishes inaccurate or unfavorable research about New BellRing’s business, New BellRing’s stock price could decline. If one or more of these analysts ceases coverage of New BellRing or fails to publish reports on New BellRing regularly, demand for New BellRing Common Stock could decrease, which could cause New BellRing’s stock price and trading volume to decline.

New BellRing does not intend to pay dividends for the foreseeable future.

New BellRing may retain future earnings, if any, for future operations, expansion and debt repayment. New BellRing has not paid cash dividends to date and has no current plans to pay any cash dividends for the foreseeable future. As a result of its current dividend policy, you may not receive any return on an investment in shares of New BellRing Common Stock unless you sell shares of your New BellRing Common Stock for a price greater than that which you paid for it. Any future determination to declare and pay cash dividends will be at the discretion of the New BellRing Board of Directors and will depend on, among other things, New BellRing’s financial condition, results of operations, cash requirements, contractual restrictions and such other factors as the New BellRing Board of Directors deems relevant. New BellRing’s ability to pay dividends depends on its receipt of cash dividends from its operating subsidiaries, which may further restrict its ability to pay dividends as a result of the laws of their jurisdictions of organization or agreements of its subsidiaries, including agreements governing its indebtedness.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus (including information included or incorporated by reference into this proxy statement/prospectus) contains certain statements relating to future events and each of Post’s, New BellRing’s and BellRing’s intentions, beliefs, expectations and predictions for the future, including statements concerning future business conditions and prospects, growth opportunities and estimates of growth, the outlook for each of Post’s, New BellRing’s and BellRing’s business, the expected benefits of the transactions, and the expected timing of completion of the transactions described in this proxy statement/prospectus based upon information currently available. Any such statements, other than statements of historical fact, are forward-looking statements. These forward-looking statements are sometimes identified from the use of forward-looking words such as “believe,” “should,” “could,” “potential,” “continue,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “aim,” “intend,” “plan,” “forecast,” “target,” “is likely,” “will,” “can,” “may” or “would” or the negative of these terms or similar expressions. These forward-looking statements are based upon current assumptions and expectations of each of Post’s, New BellRing’s and BellRing’s management.

Such forward-looking statements are subject to risks and uncertainties that could cause each of Post’s, New BellRing’s and BellRing’s actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements included in this proxy statement/prospectus. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of BellRing’s control. Important factors that could cause actual results and expectations to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” in this proxy statement/prospectus and under the caption “Risk Factors” found under Item 1A of the Form 10-K, which are incorporated by reference into this proxy statement/prospectus. These risks and uncertainties include risks relating to:

•	BellRing’s ability to obtain the requisite stockholder approval to complete the transactions;

•	other conditions to the completion of the transactions not being satisfied;

•	a material adverse change, event or occurrence affecting BellRing or Post prior to the completion of the transactions delaying the transactions or causing BellRing or Post to abandon the transactions;

•	the possibility that the transactions may involve unexpected costs, liabilities or delays;

•	the possibility that there may be delays in completing the transactions, or the transactions may not be completed at all;

•

the possibility that the failure to complete the transactions could adversely affect the market price of BellRing Common Stock as well as BellRing’s business, financial condition and results of operations;

•	the possibility that if completed, the transactions may not be successful or achieve their anticipated benefits;

•	the incurrence by New BellRing of significant indebtedness in connection with the transactions, resulting in pro forma net leverage of up to 4.00x;

•	the businesses of each respective company being negatively impacted as a result of uncertainty surrounding the transactions;

•	diversion of BellRing management’s time and attention in connection with the transactions;

•	disruptions from the transactions harming relationships with customers, employees or suppliers;

•	dependence upon broad-based acceptance of New BellRing’s products and services;

•	the presence of competitors with greater financial resources than New BellRing and their strategic response to New BellRing’s products;

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the possibility that conditions of the capital markets during the periods covered by the forward-looking statements may have an adverse effect on each company’s businesses, financial condition, results of operations and cash flows;

•

uncertainties regarding future prices, industry capacity levels and demand for each company’s products, raw materials and energy costs and availability, changes in governmental regulations or the adoption of new laws or regulations that may make it more difficult or expensive to operate each company’s businesses or manufacture its products before or after the transactions, each company’s ability to generate sufficient cash flow from its businesses before and after the transactions, future economic conditions in the specific industries to which its respective products are sold and global economic conditions;

•	future compliance with debt covenants and access to capital;

•	BellRing and New BellRing may be unable to timely satisfy all conditions to the financings required in connection with the transactions;

•	BellRing’s inability to take certain actions because such actions could jeopardize the tax-free status of the proposed distribution;

•	BellRing’s possible responsibility for U.S. federal tax liabilities related to the proposed distribution; and

•	other risks and uncertainties included under “Risk Factors” in this proxy statement/prospectus or listed from time to time in Post’s and BellRing’s public filings with the SEC.

In addition, other factors besides those listed here could adversely affect each of New BellRing’s and BellRing’s business and results of operations. Other unknown or unpredictable factors could also have a material adverse effect on each of New BellRing’s and BellRing’s actual future results, performance, or achievements. For a further discussion of these and other risks and uncertainties, please see the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 29. As a result of the foregoing, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. None of Post, New BellRing or BellRing undertakes, and each expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in its respective expectations, except as required by law.

Because forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond each of Post’s, New BellRing’s and BellRing’s control or are subject to change, actual results could be materially different and any or all of these forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions each of Post, New BellRing and BellRing might make or by known or unknown risks and uncertainties. Many factors mentioned in this proxy statement/prospectus and in Post’s and BellRing’s annual and quarterly reports will be important in determining future results. Consequently, none of Post, New BellRing or BellRing can assure you that expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF NEW BELLRING

The unaudited pro forma combined financial statements of New BellRing for the year ended September 30, 2021 give effect to the transactions, as described below. The unaudited pro forma combined balance sheet gives effect to the transactions as if they had occurred on September 30, 2021 and the unaudited pro forma combined statement of operations gives effect to the transactions as if they had occurred on October 1, 2020. The unaudited pro forma combined financial statements were prepared using the accounting for transactions between entities under common control under U.S. generally accepted accounting principles, or GAAP, which is subject to change and interpretation. Both New BellRing and BellRing are controlled by Post and as such, the transactions were accounted for as a transfer of interests under common control in accordance with Accounting Standards Codification Topic 805-50-15-6. Accordingly, the consolidated financial statements of New BellRing will recognize the assets and liabilities received in the transaction at their historical carrying amounts, as reflected in the historical consolidated financial statements of BellRing. The unaudited pro forma combined financial statements have been prepared by BellRing’s management and is based on BellRing’s historical financial statements and the assumptions and adjustments described in the notes to the unaudited pro forma combined financial information below. The presentation of the unaudited pro forma financial statements is prepared in conformity with Article 11 of Regulation S-X rules effective January 1, 2021.

New BellRing’s historical financial information for the year ended September 30, 2021 has been derived from BellRing’s consolidated financial statements and the related notes incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma combined financial statements have been prepared to include transaction accounting and autonomous entity adjustments to reflect the financial condition and results of operations as if New BellRing were a separate stand-alone entity.

Transaction accounting adjustments that reflect the effects of BellRing’s legal separation from Post include the following adjustments:

•	adjustments for the completion of the separation under the terms described in the transaction agreement;

•	adjustments for the (i) issuance of the New BellRing debt and (ii) the repayment of BellRing’s outstanding indebtedness under the BellRing LLC credit agreement;

•

adjustments for the dissolution of BellRing’s Up-C structure, including the reversal of the liability related to the tax receivable agreement between BellRing and Post and the resulting tax impacts of a higher effective tax rate more closely aligned with other C-corporations;

•	adjustments for the distribution; and

•

adjustments for the merger, as a result of which, BellRing will become a direct, wholly owned subsidiary of New BellRing, with New BellRing as the new public parent company of BellRing and the successor issuer to BellRing.

Autonomous entity adjustments of incremental expense or other changes necessary to reflect the operations and financial position of BellRing as an autonomous entity when BellRing was previously part of Post include the following adjustments:

•	adjustments for incremental costs expected to be incurred under the amended and restated master services agreement between New BellRing and Post; and

•	adjustments to deferred taxes related to the anticipated termination of BellRing LLC’s partnership structure for U.S. federal, state and local income tax purposes.

The unaudited pro forma combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements and BellRing’s “Management’s Discussion and

Analysis of Financial Condition and Results of Operations” incorporated by reference into this proxy statement/prospectus. In addition, the unaudited pro forma combined financial statements were based on and should be read in conjunction with the separate audited consolidated financial statements of BellRing as of September 30, 2021 and 2020 and for the years ended September 30, 2021, 2020 and 2019, and the related notes incorporated by reference into this proxy statement/prospectus. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

The unaudited pro forma combined financial statements have been presented for informational purposes only. The pro forma information is not necessarily indicative of what New BellRing’s financial position or results of operations actually would have been had the transactions been completed as of the dates indicated. In addition, the unaudited pro forma combined financial statements do not purport to project New BellRing’s future financial position or operating results. In addition, the unaudited pro forma combined financial statements include adjustments which are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial statements prepared in accordance with the rules and regulations of the SEC. There can be no assurance that such revisions will not result in material changes.

The unaudited pro forma combined financial statements may not reflect all cost savings, operating synergies or revenue enhancements that New BellRing may achieve as a result of the transactions or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. The unaudited pro forma combined financial statements also do not reflect all future costs that may be incurred in the future as a result of these transactions or the costs to transition certain corporate functions from Post to BellRing.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended September 30, 2021

(in millions, except per share data)

	BellRing Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Net Sales	$1,247.1	$—		$—		$1,247.1
Cost of goods sold	860.9	—		—		860.9

Gross Profit	386.2	—		—		386.2
Selling, general and administrative expenses	167.1	8.8	(h)	2.8	(k)	178.7
Amortization of intangible assets	51.2	—		—		51.2
Other operating expenses, net	(0.1)	—		—		(0.1)

Operating Profit	168.0	(8.8)		(2.8)		156.4
Interest expense, net	43.2	14.0	(i)	—		57.2
Loss on refinancing of debt	1.6	—		—		1.6

Earnings before Income Taxes	123.2	(22.8)		(2.8)		97.6
Income tax expense	8.8	16.2	(d)	(1.3	)(l)	23.7

Net Earnings Including Redeemable Noncontrolling Interest	114.4	(39.0)		(1.5)		73.9
Less: Net earnings attributable to redeemable noncontrolling interest	86.8	(86.8	)(e)	—		—

Net Earnings	$27.6	$47.8		$(1.5)		$73.9

Earnings per share of Class A Common Stock:
Basic	$0.70	—		—		$0.54
Diluted	$0.70	—		—		$0.54
Weighted-average shares of Class A Common Stock Outstanding (in millions of shares):
Basic	39.5	97.5	(j)	—		137.0
Diluted	39.7	97.5	(j)	—		137.2

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Unaudited Pro Forma Consolidated Balance Sheet

As of September 30, 2021

(in millions, except per share data)

	BellRing Historical	Transaction Accounting Adjustments		Autonomous Entity Adjustments		Pro Forma
Current Assets
Cash and cash equivalents	$152.6	$(122.9	) (a)	$—		$29.7
Receivables, net	103.9	—		—		$103.9
Inventories	117.9	—		—		$117.9
Prepaid expenses and other current assets	13.7	—		—		$13.7

Total Current Assets	388.1	(122.9)		—		265.2
Property, net	8.9	—		—		8.9
Goodwill	65.9	—		—		65.9
Intangible assets, net	223.1	—		—		223.1
Other assets	10.5	0.6	(b)	—		11.1

Total Assets	$696.5	$(122.3)		$—		$574.2

Current Liabilities
Current portion of long-term debt	$116.3	$(116.3	) (b)	$—		$—
Accounts payable	91.9	—		—		$91.9
Other current liabilities	43.1	—	(c)	—		43.1

Total Current Liabilities	251.3	(116.3)		—		135.0
Long-term debt	481.2	460.6	(b)	—		941.8
Deferred income taxes	7.6	3.2	(d)	(7.4	) (l)	3.4
Other liabilities	21.9	(10.2	) (c)	—		11.7

Total Liabilities	762.0	337.3		(7.4)		1,091.9
Redeemable noncontrolling interest	2,997.3	(2,997.3	) (e)	—		—
Stockholders’ Deficit
Preferred stock	—	—		—		—
Common stock	0.4	1.0	(f)	—		1.4
Accumulated deficit	(3,059.7)	2,535.1	(a,b,c,d,e,f,g)	7.4	(l)	(517.2)
Accumulated other comprehensive loss	(3.5)	1.6	(g)	—		(1.9)

Total Stockholders’ Deficit	(3,062.8)	2,537.7		7.4		(517.7)

Total Liabilities and Stockholders’ Deficit	$696.5	$(122.3)		$—		$574.2

See accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

Notes to Unaudited Pro Forma Consolidated Financial Information

Transaction Accounting Adjustments

(a) Reflects (i) proceeds of $569.3, which represents Post’s good faith estimate of the Post negative capital account, received in connection with the issuance by New BellRing of approximately $885.3 aggregate principal amount of New BellRing debt securities (with the remaining $316.0 representing incremental value to Post in connection with such issuance), plus (ii) $66.7 aggregate principal amount of New BellRing loans expected to be drawn at the completion of the transactions in connection with New BellRing’s entry into a $250.0 credit agreement, less (iii) the repayment of the outstanding indebtedness under the BellRing LLC credit agreement of $609.9, net of excess cash that may be used to repay such indebtedness (including any fees and other obligations with respect thereto) on or prior to the completion of the transactions (which is estimated to be approximately $102.9), less (iv) the payment by New BellRing of an aggregate cash consideration amount of $129.0 to BellRing stockholders in connection with the merger, less (v) payment of transaction, debt issuance and deferred financing fees of $20.0. Upon the distribution, the sole outstanding share of BellRing Class B Common Stock will be cancelled with no consideration to New BellRing.

(b) Reflects (i) the entry by New BellRing into a $250.0 credit agreement governing the New BellRing loans, of which $66.7 aggregate principal amount is expected to be drawn at the completion of the transactions, (ii) the issuance by New BellRing of approximately $885.3 aggregate principal amount of New BellRing debt securities, in each case of clauses (i) and (ii), net of aggregate debt issuance costs of $10.2, and (iii) the repayment of the outstanding indebtedness under the BellRing LLC credit agreement of $609.9, net of debt issuance costs. In connection with the New BellRing debt incurrence and the repayment of the outstanding indebtedness under the BellRing LLC credit agreement, deferred financing fees of $1.4 and $0.8 were deferred and reversed, respectively. Actual borrowings incurred may differ from these estimates. Pursuant to the transaction agreement, the amount of New BellRing debt incurred will not exceed the lesser of (i) $1 billion and (ii) the maximum amount of indebtedness that would result in the New BellRing leverage ratio not exceeding 4.00x on a pro forma basis after giving effect to the transactions. The $952.0 aggregate principal amount of New BellRing debt reflected in these unaudited pro forma combined financial statements is based on the assumption that the amount in clause (ii) of the foregoing sentence will be less than $1 billion and approximately equal to $952.0. All existing BellRing debt will be extinguished in connection with the transaction.

The $885.3 aggregate principal amount of New BellRing debt securities is expected to reflect the issuance of a single tranche of senior notes with a term of ten years and bear interest at an assumed rate of 6.0%. The credit agreement is expected to consist of a $250.0 revolving credit facility with a $20.0 letter of credit subfacility that will mature in five years. The credit agreement will permit New BellRing to borrow in U.S. Dollars, Euros or Pounds Sterling. Borrowings under the credit agreement are expected to bear interest, at the option of New BellRing, at an annual rate, subject to certain adjustments, equal to (i) Term SOFR (based on the secured overnight financing rate) or (ii) the Base Rate (based on the prime rate), plus a margin of 3.00%-3.75% for Term SOFR loans or 2.00%-2.75% for Base Rate loans, depending on New BellRing’s secured net leverage ratio. Commitment fees on the daily unused amount of commitments under the credit agreement will accrue at a rate of 0.25%-0.375% depending on New BellRing’s secured net leverage ratio. For additional information on the interest rate expense adjustment, please see Note (i) of these “Notes to Unaudited Pro Forma Consolidated Financial Information.”

(c) The BellRing historical financial statements include a $10.5 liability, which will be relieved as described below, recorded pursuant to the existing tax receivable agreement between BellRing and Post with respect to disproportionate allocations of tax benefits under Section 704(c) of the IRC between BellRing and Post as a result of the dissolution of the BellRing Up-C structure in connection with the transactions. A $0.3 million payment by BellRing to Post with respect to periods prior to the completion of the transactions is expected and recorded in “Other current liabilities.” No other amounts are expected to become payable under the existing tax receivable agreement. The adjustment of $10.2 in “Other liabilities” reflects the reversal of the remaining existing tax receivable liability. The existing tax receivable agreement between BellRing and Post will remain in effect should any tax benefits covered under the existing tax receivable agreement with respect to periods prior to the completion of the transactions accrue in future periods, but the existing tax receivable agreement will no longer be applicable for tax benefits that accrue with respect to periods after the completion of the transactions. In addition, no early termination payment or fee will be paid or received by either BellRing or Post, in connection with the transactions.

(d) Reflects the resulting tax impacts of a higher effective tax rate more closely aligned with other C-corporations in the U.S. Prior to the transactions, BellRing took into account for U.S. federal, state and local income tax purposes its 28.8% distributive share of items of income, gain, loss and deduction of BellRing LLC.

(e) Reflects the removal of the noncontrolling interest in BellRing LLC, as it will be 100% owned by New BellRing upon completion of the transactions.

(f) Reflects the contribution by Post of all BellRing LLC Units to New BellRing.

(g) Reflects the removal of the unamortized interest rate swap losses associated with the BellRing LLC term loan outstanding under the BellRing LLC credit agreement.

(h) Reflects $8.4 of estimated transaction costs resulting from the separation and distribution as well as the removal of income previously recorded related to the tax receivable agreement. Actual transaction costs incurred may differ from the estimates.

(i) Reflects expense of $57.2 related to the incurrence of the New BellRing debt and the removal of expense of $43.2 related to previously outstanding indebtedness under the BellRing LLC credit agreement. For the New BellRing debt, interest expense was calculated using a weighted-average interest rate of 5.0% (including interest on the principal balance of the senior notes and borrowings and unused commitment fees under the credit agreement). An assumed 0.125% increase or decrease in the stated interest rates assumed for the New BellRing debt would increase or decrease pro forma interest expense by approximately $1.4 for the year ended September 30, 2021 (assuming the principal balance of the New BellRing debt outstanding upon completion of the transactions does not change from the amount originally incurred).

(j) Pro forma weighted-average shares for basic and diluted earnings per share were adjusted to reflect the contribution by Post of all of the BellRing LLC Units to New BellRing.

Autonomous Entity Adjustments

(k) Reflects $5.0 estimated expense under the amended and restated master services agreement to be entered into between New BellRing and Post offset by the removal of $2.2 of expense incurred under BellRing LLC’s existing master services agreement with Post.

(l) Reflects the income tax effects of pro forma adjustments related to the amended and restated master services agreement described in note (k) above and the adjustment to deferred taxes related to the anticipated termination of BellRing LLC’s partnership structure for U.S. federal, state and local income tax purposes.

MARKET PRICE INFORMATION

New BellRing

Historical market price information for the New BellRing Common Stock is not provided because there is no public market for the New BellRing Common Stock.

BellRing

Shares of BellRing Class A Common Stock are traded on the NYSE under the ticker symbol “BRBR”. The closing price of the BellRing Class A Common Stock on October 26, 2021, the last trading day before announcement of the execution of the transaction agreement was $26.48. As of February 1, 2022, the record date for the special meeting, the most recent closing price for the BellRing Class A Common Stock was $24.59.

Historical market price information for the BellRing Class B Common Stock is not provided because there is no public market for the BellRing Class B Common Stock.

DESCRIPTION OF THE COMPANIES

BellRing Brands, Inc.

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

BellRing, together with its subsidiaries, is a leader in the global convenient nutrition category, aiming to enhance the lives of its consumers by providing them with highly nutritious, great-tasting products they can enjoy throughout the day. Its primary brands, Premier Protein and Dymatize, target a broad range of consumers and compete in all major product forms, including RTD protein shakes, other RTD beverages and powders. BellRing’s products are distributed across a diverse network of channels including club, FDM, eCommerce, specialty and convenience.

BellRing was incorporated in the State of Delaware on March 20, 2019 in connection with its IPO. Upon completion of a series of transactions in connection with the IPO, BellRing LLC became the holder of Post’s active nutrition business, which, effective as of Post’s quarter ended June 30, 2015, and until the completion of BellRing’s IPO, had been comprised of Premier Nutrition, Dymatize, the PowerBar brand and Active Nutrition International.

Because Post currently owns more than 50% of the voting power of all of the outstanding BellRing Common Stock, BellRing is a “controlled company” under the NYSE corporate governance standards and is eligible to rely on certain exemptions from the NYSE corporate governance requirements; however, BellRing does not currently rely on any of these exemptions.

At the completion of the transactions, BellRing will change its name to BellRing Intermediate Holdings, Inc.

Post Holdings, Inc.

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

Post is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Post also participates in the private brand food category, including through its investment with third parties in 8th Avenue. Post’s products are sold through a variety of channels, including grocery, club and drug stores, mass merchandisers, foodservice, food ingredient and eCommerce. As of September 30, 2021, Post operates in five reportable segments: Post Consumer Brands, Weetabix, Foodservice, Refrigerated Retail and BellRing Brands. The Post Consumer Brands segment includes the North American RTE cereal and Peter Pan nut butters; the Weetabix segment includes primarily the U.K. RTE cereal and muesli business; the Foodservice segment includes primarily egg and potato products; the Refrigerated Retail segment includes primarily side dish, egg, cheese and sausage products; and the BellRing Brands segment includes RTD protein shakes and other RTD beverages, powders and nutrition bars.

On February 3, 2012, Post completed its legal separation via a tax free spin-off from its former parent company. On February 6, 2012, Post Common Stock began trading on the NYSE under the ticker symbol “POST”.

In its year ended September 30, 2013, Post acquired Premier Nutrition, which, at the time, was a marketer and distributor of high quality protein shakes and nutrition bars under the Premier Protein brand and nutritional supplements under the Joint Juice brand. Premier Nutrition, Inc. was founded in 1997, and Joint Juice, Inc. was founded in 1999. In 2011, Joint Juice, Inc. acquired the Premier Protein brand and related assets from Premier Nutrition, Inc. via a corporate restructuring, and the resulting entity assumed the name Premier Nutrition Corporation. Effective September 30, 2019, Premier Nutrition Corporation converted to a limited liability company and changed its corporate name to Premier Nutrition Company, LLC.

In its year ended September 30, 2014, Post acquired Dymatize, which, at the time, was a manufacturer and marketer of high-quality protein powders and nutritional supplements under the Dymatize brand. Dymatize was founded in 1994.

In its year ended September 30, 2015, Post acquired the PowerBar brand and Active Nutrition International. The PowerBar brand was founded in 1986.

BellRing Distribution, LLC

BellRing Distribution, LLC

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

New BellRing is a wholly owned subsidiary of Post, formed in the State of Delaware on October 20, 2021 for the purpose of effecting the transactions. Immediately prior to the distribution, Post will cause New BellRing to convert into a Delaware corporation and the units representing limited liability company interests of New BellRing shall be converted into additional shares of New BellRing Common Stock. Prior to the completion of the transactions, Post will distribute at least 80.1% of its shares of New BellRing Common Stock to holders of Post Common Stock. In the merger of Merger Sub and BellRing, each holder of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of Class A Common Stock held by such holder, (i) an amount of per share cash consideration equal to a pro rata portion of the amount by which the aggregate principal amount of the New BellRing debt exceeds the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement as described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84 and (ii) one share of New BellRing Common Stock. At the completion of the transactions, New BellRing, named BellRing Brands, Inc., will be a public company, the successor issuer to BellRing and listed under the ticker symbol “BRBR” on the NYSE, and will not be a “controlled company.”

BellRing Merger Sub Corporation

BellRing Merger Sub Corporation

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 644-7600

Merger Sub is a newly-formed corporation, incorporated in the State of Delaware on October 20, 2021, for the purpose of effecting the merger. In the merger, Merger Sub will merge with and into BellRing, with BellRing as the surviving company.

THE TRANSACTIONS

This section of the proxy statement/prospectus describes material aspects of the proposed transactions. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the full text of the transaction agreement, which is attached as Annex A, and the other documents we refer you to for a more complete understanding of the transactions. In addition, important business and financial information about New BellRing and BellRing are included and incorporated by reference into this proxy statement/prospectus and important business. Please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

Transaction Structure

The transaction agreement provides for a separation transaction by Post, a debt exchange, a distribution and a merger. Each set of transactions is summarized below:

The Separation

Post Contribution

Pursuant to the transaction agreement and in connection with the separation, Post will contribute to New BellRing (i) all of the BellRing LLC Units held by it and the sole outstanding share of BellRing Class B Common Stock and (ii) an amount in cash equal to the amount of the Post negative capital account, in exchange for (x) New BellRing debt securities in an amount described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81 and (y) limited liability company interests of New BellRing.

The “Post negative capital account” is an amount equal to the estimated taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC’s liabilities allocable to Post under the IRC, as determined by Post in its reasonable discretion. The amount of the Post negative capital account will be determined prior to the date on which the New BellRing debt financing transactions described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” beginning on page 81 are pursued, and therefore is not known as of the date of this proxy statement/prospectus. As of September 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, Post’s good faith estimate of the Post negative capital account, assuming the disposal of its interest in BellRing LLC occurred on such date, is approximately $569.3 million.

Pursuant to the transaction agreement, Post will also undertake certain other transactions to effect the separation as described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—The Separation—Other Separation Transactions” beginning on page 82.

After giving effect to the separation, New BellRing will own the sole outstanding share of BellRing Class B Common Stock and all of the BellRing LLC Units beneficially owned by Post prior to the separation.

New BellRing Debt Financing

New BellRing Maximum Debt Amount

The aggregate principal amount of the indebtedness that will be incurred by New BellRing in connection with the transactions, including the New BellRing debt securities and the New BellRing loans (as defined below), will not exceed the New BellRing maximum debt amount. The “New BellRing maximum debt amount” is an amount, determined by Post in good faith in consultation with BellRing, not to exceed the lesser of (i) $1 billion and (ii) the maximum amount of indebtedness that would result in the New BellRing leverage ratio not exceeding

4.00x on a pro forma basis after giving effect to the transactions. The “New BellRing leverage ratio” is the ratio of New BellRing and its subsidiaries’ consolidated indebtedness to New BellRing and its subsidiaries’ consolidated earnings before interest, taxes, depreciation and amortization, in each case, calculated in a manner consistent with the definition of “Total Net Leverage Ratio” under the BellRing LLC credit agreement for the most recently completed four fiscal quarters of BellRing for which financial statements are available.

The New BellRing maximum debt amount will depend on various factors, including the earnings of BellRing and its subsidiaries, and will be determined prior to the date on which the New BellRing debt financing transactions are pursued. Accordingly, the New BellRing maximum debt amount is not known as of the date of this proxy statement/prospectus.

New BellRing Debt Securities

Pursuant to the transaction agreement, prior to the distribution, New BellRing will issue to Post the New BellRing debt securities. The aggregate principal amount of the New BellRing debt securities (the “New BellRing debt securities amount”) issued to Post will equal (i) the Post negative capital account plus (ii) (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by Post. As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, Post held approximately 71.5% of the outstanding BellRing LLC Units. Certain additional terms of the New BellRing debt securities are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—New BellRing Debt Securities.”

Post Debt Exchange

Following the issuance of such New BellRing debt securities but prior to the distribution, Post expects to exchange the New BellRing debt securities issued to it by New BellRing for satisfaction of certain debt obligations of Post in the debt exchange. Following the debt exchange, the exchanging parties, or their affiliates, are expected to sell the New BellRing debt securities to third-party investors. Certain additional terms of the debt exchange are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—Post Debt Exchange” beginning on page 82.

New BellRing Loans

Additionally, pursuant to the transaction agreement, New BellRing will enter into the New BellRing loans. The aggregate principal amount of the New BellRing loans will not exceed, together with the New BellRing debt securities amount, the New BellRing maximum debt amount. Certain additional terms of the New BellRing loans are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing—New BellRing Loans” beginning on page 82.

As a result of these financing transactions, the indebtedness of New BellRing immediately following the completion of the transactions is expected to be greater than the indebtedness of BellRing as of the date of this proxy statement/prospectus.

The Distribution

Following the separation, and prior to the effective time of the merger, Post will complete the distribution. Post may distribute its shares of New BellRing Common Stock through a spin-off, an exchange offer or as a combination of a spin-off and an exchange offer with or without a clean-up spin-off. As of the date of this proxy statement/prospectus, Post expects to distribute the shares of New BellRing Common Stock to shareholders of Post pursuant to a spin-off.

The Merger

Following the completion of the separation and distribution, Merger Sub will merge with and into BellRing, and BellRing will be the surviving corporation in the merger. As a result of the merger, BellRing will become a direct, wholly owned subsidiary of New BellRing, with New BellRing as the new public parent company of BellRing.

Pursuant to the merger, holders of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of BellRing Class A Common Stock, (i) the per share cash consideration and (ii) one share of New BellRing Common Stock. The “per share cash consideration” will be an amount in cash equal to (i) the aggregate cash consideration amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the merger effective time. The “aggregate cash consideration amount” will be an amount equal to (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by BellRing. An example calculation of the per share cash consideration under certain assumed conditions is set forth under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84.

The separation, debt exchange, distribution and merger are referred to collectively as the “transactions.” The terms of the transactions are set forth in the transaction agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A.

Background of the Transactions

In November 2018, Post announced that the Post Board of Directors approved a plan to separate its Active Nutrition business into a distinct, publicly traded company. In connection with the IPO, the entities comprising Post’s Active Nutrition business were separated from Post and became direct or indirect subsidiaries of BellRing LLC. BellRing was formed on March 20, 2019 for purposes of completing the IPO and serving as a holding company with no material assets other than its ownership of BellRing LLC Units and indirect interests in the subsidiaries of BellRing LLC.

On October 21, 2019, BellRing completed the IPO, and BellRing Class A Common Stock began trading on the New York Stock Exchange under the ticker symbol “BRBR”. Upon completion of the IPO, Post owned the sole outstanding share of BellRing Class B Common Stock, which, for so long as Post or its affiliates own more than 50% of the BellRing LLC Units, would represent approximately 67% of the total voting power of the BellRing Common Stock. In the aggregate, the holders of shares of BellRing Class A Common Stock were entitled to approximately 33% of the total voting power of BellRing Common Stock. The BellRing Board of Directors was initially composed of five directors following completion of the IPO, and Post had the right to designate up to three directors as its nominees under an investors rights agreement entered into in connection with the IPO. Also, in connection with the IPO, Post and BellRing entered into various arrangements, including an employee matters agreement, a tax receivable agreement, a tax matters agreement, a limited liability company agreement with respect to BellRing LLC and a master services agreement, all of which are more fully discussed in, or filed as exhibits to, BellRing’s Annual Report on Form 10-K for the year ended September 30, 2021 filed on November 19, 2021, which is incorporated by reference into this proxy statement/prospectus.

Following the IPO, including throughout 2020 and the first half of 2021, the BellRing Board of Directors and BellRing’s senior management regularly reviewed and considered BellRing’s performance, strategy, competitive position, opportunities and prospects in light of the then-current business and economic environments, as well as the composition of BellRing’s stockholder base and BellRing’s resulting governance structure, as Post remained the holder of more than 50% in voting power of the outstanding shares of BellRing Common Stock throughout this period. Also during this timeframe, Post periodically considered its strategic plans and opportunities, including with respect to its ownership stake in BellRing.

On or around June 30, 2021, the Post management team began discussions with its financial advisor, J.P. Morgan Securities LLC (“J.P. Morgan”), regarding various aspects of the transactions, and asked J.P. Morgan to begin preparing illustrative transaction structures. On or around July 1, 2021, the Post management team also engaged Cleary Gottlieb Steen & Hamilton LLP (“Cleary Gottlieb”) to act as legal advisor to Post.

On July 2, 2021, Mr. Robert V. Vitale, the President and Chief Executive Officer of Post and Executive Chairman of the BellRing Board of Directors, met with Darcy Horn Davenport, the President and Chief Executive Officer of BellRing and a member of the BellRing Board of Directors, Paul Rode, the Chief Financial Officer of BellRing, and Craig L. Rosenthal, Senior Vice President and General Counsel of BellRing, in Oakland, California. At this meeting, Mr. Vitale informed Ms. Davenport and Messrs. Rode and Rosenthal that Post was contemplating exploring a potential transaction involving the distribution of a significant portion of its interest in BellRing to shareholders of Post.

Beginning around July 16, 2021, Mr. Vitale reached out separately to each independent director on the BellRing Board of Directors to advise them of Post’s intent to distribute a large portion of Post’s ownership in BellRing, and advised them of certain steps they may wish to begin planning, including creation of a special committee of the BellRing Board of Directors to advise BellRing, and engagement of independent financial and legal advisors. Between July 16 and July 21, 2021, Mr. Vitale met with, or discussed by phone with, each BellRing Board member, to describe the potential transaction.

On August 3, 2021, the Strategy and Financial Oversight Committee of the Post Board of Directors held a regularly scheduled quarterly meeting, with members of Post management and other members of the Post Board of Directors present. Mr. Vitale presented a potential transaction involving the distribution of a significant portion of Post’s interest in BellRing to shareholders of Post, including the rationale for such transaction and next steps. Later in the day on August 3, 2021, the Post Board of Directors held a regularly scheduled quarterly meeting, with members of Post management in attendance. Mr. Vitale reviewed with the Post Board of Directors, and the Post Board of Directors approved, resolutions to evaluate, and negotiate with BellRing, the distribution of a significant portion of Post’s interest in BellRing to shareholders of Post.

On August 4, 2021, the BellRing Board of Directors held a regularly scheduled quarterly meeting, with members of BellRing management in attendance, at which Mr. Vitale presented a potential transaction that Post intended to pursue involving, among other things, the distribution of a significant portion of Post’s interest in BellRing to shareholders of Post in a transaction that would also involve the payment of cash consideration to BellRing’s stockholders. It also was noted during this discussion that Post intended to issue a press release the following day disclosing its plan to explore a distribution of a significant portion of its interest in BellRing to shareholders of Post. Following this initial discussion, to facilitate a full and fair evaluation of the potential transactions along the lines of what Post was exploring, the BellRing Board of Directors formed the BellRing Special Committee, which is comprised of Elliot H. Stein, Jr., Thomas P. Erickson and Chonda J. Nwamu, each of whom is a BellRing director, is not a member of BellRing management, is not affiliated with Post and does not otherwise have a material interest in the potential transactions. The BellRing Board of Directors authorized the BellRing Special Committee to, among other things, review, evaluate and negotiate on behalf of BellRing the terms and conditions of the potential transactions and make a recommendation to the BellRing Board of Directors relating to the potential transactions. The BellRing Board of Directors also authorized the BellRing Special Committee to retain independent financial and legal advisors, as well as other consultants or experts, as it determines are necessary or appropriate to assist and advise it in performing its responsibilities and duties.

On August 5, 2021, Post issued a press release announcing its plan to distribute a significant portion of its interest in BellRing to shareholders of Post.

Between August 6, 2021 and August 23, 2021, Mr. Stein, the Chairman of the BellRing Special Committee, and Mr. Rosenthal interviewed and evaluated potential financial and legal advisors who are independent of Post. Following these meetings, the BellRing Special Committee selected Lazard Frères & Co. LLC (“Lazard”) as its financial advisor and Simpson Thacher & Bartlett LLP (“Simpson Thacher”) as its legal advisor. The BellRing Special Committee determined to retain Lazard and Simpson Thacher based on, among other factors, their independence from Post and their qualifications, experience and reputation in advising clients in connection with mergers and acquisitions and other corporate transactions, including transactions comparable to the potential transactions announced by Post.

On August 25, 2021, the BellRing Special Committee held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to discuss preliminary matters related to the potential transactions. The representatives of Lazard discussed with the BellRing Special Committee the trading price of BellRing Common Stock following Post’s announcement of the potential transactions and considerations regarding the post-transaction capital structure of BellRing and the refinancing of BellRing’s existing indebtedness in connection with the potential transactions. The representatives of Simpson Thacher reviewed with the BellRing Special Committee certain legal considerations and the directors’ fiduciary duties under applicable law, noting that the focus of the BellRing Special Committee would be on evaluating and negotiating the potential transactions for the benefit of BellRing stockholders other than Post.

On August 27, 2021, Post directed representatives of J.P. Morgan to send a presentation to Lazard setting forth proposed transaction steps to effectuate the potential transactions. The presentation contemplated that Post would contribute its share of BellRing Class B Common Stock, all of its membership interests of BellRing LLC and cash to a new holding company for the BellRing business, New BellRing, in exchange for all of the then-outstanding equity of New BellRing and certain newly issued New BellRing indebtedness. New BellRing then would convert to a Delaware corporation, and Post would then distribute at least 80.1% of its shares of New BellRing Common Stock to Post shareholders in a pro-rata distribution, an exchange offer or a combination of both, depending on market conditions. Also pursuant to the proposed transaction steps, upon completion of the distribution of New BellRing Common Stock to Post shareholders, Merger Sub, a wholly-owned subsidiary of New BellRing, would merge with and into BellRing, with BellRing as the surviving corporation and a wholly-owned subsidiary of New BellRing. Post would transfer the New BellRing indebtedness received in the potential transactions to certain of Post’s existing creditors in exchange for certain of Post’s outstanding indebtedness. The potential transactions outlined in the materials provided to Lazard contemplated New BellRing incurring $940 million of indebtedness, reflecting an illustrative example based on then-current estimates as to amounts of indebtedness that would result in a pro forma net leverage ratio for New BellRing equal to approximately 4.0x after the completion of the potential transactions.

Between August 27, 2021 and September 21, 2021, representatives of Lazard, Simpson Thacher, J.P. Morgan, Cleary Gottlieb and Ernst & Young LLP (“E&Y”), tax advisor to Post, held a number of discussions regarding the proposed transaction structure and related considerations.

Also during this time period, representatives of Post and BellRing periodically discussed process matters related to the potential transactions, including updates related to the work being performed by Post’s and the BellRing Special Committee’s advisors.

On September 10, 2021, representatives of Lazard and Simpson Thacher held a meeting with BellRing’s senior management regarding the proposed transaction structure and related considerations, including considerations regarding the potential capital structure of New BellRing after completion of the potential transactions.

On September 16, 2021, representatives of Cleary Gottlieb sent representatives of Simpson Thacher a draft transaction agreement. The draft transaction agreement proposed, among other things, that the transaction agreement would be unilaterally adopted by Post, as the holder of more than 50% in voting power of the outstanding shares of BellRing Common Stock, and provided for the ability of the BellRing Board of Directors to change its recommendation that BellRing stockholders vote in favor of the transaction agreement under certain circumstances. In addition, in order to maximize Post’s ability to transfer New BellRing indebtedness to Post’s creditors in a tax-free manner, the draft transaction agreement proposed that the New BellRing indebtedness incurred in connection with the potential transactions would be comprised of senior unsecured notes with a 10-year maturity and a five-year non-call period. The draft transaction agreement further proposed that Post would manage negotiations associated with the issuance of New BellRing indebtedness, including through selecting bookrunning managing placement agents and purchasers and preparing the definitive documentation for such issuance.

On September 21, 2021, representatives of Cleary Gottlieb and Simpson Thacher discussed certain terms of the draft transaction agreement and an overview of the ancillary agreements contemplated by the draft transaction agreement.

In addition, throughout the balance of September 2021, representatives of Post and BellRing held periodic meetings to discuss process matters related to the potential transactions. These representatives also discussed during some of these meetings the potential services to be provided by Post to BellRing pursuant to the amended and restated master service agreement, which Post proposed be entered into in connection with the completion of the potential transactions.

On September 24, 2021, the BellRing Special Committee held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to discuss various updates regarding the potential transactions. The representatives of Simpson Thacher reviewed with the BellRing Special Committee legal considerations applicable to its consideration of the potential transactions, including the fiduciary duties of members of the BellRing Special Committee under applicable law and the role and responsibilities of the BellRing Special Committee in evaluating and negotiating the potential transactions. Representatives of Simpson Thacher then reviewed with the BellRing Special Committee the draft transaction agreement. In connection with this review, the BellRing Special Committee also discussed the ability of Post, as the holder of more than 50% of the voting power of the outstanding shares of BellRing Common Stock, to unilaterally adopt the potential transactions under the draft transaction agreement proposed by Post. After discussion, the BellRing Special Committee directed Simpson Thacher to continue to seek to improve the terms of the transaction agreement, including to include a condition in such agreement requiring that the potential transactions also be approved by the holders of a majority in voting power of the outstanding shares of BellRing Common Stock other than Post and its affiliates. Also during this meeting, representatives of Lazard presented to the BellRing Special Committee Lazard’s preliminary financial analysis and considerations in connection with the potential transactions, including an overview of the impact of the potential transactions on New BellRing’s capital structure as well as various strategic benefits and considerations for BellRing stockholders (other than Post and its affiliates) associated with pursuing the potential transactions, including the advantage of having a much more liquid trading market for shares of BellRing Class A Common Stock following the potential transactions and allowing Post to dispose of a substantial portion of its ownership in BellRing and BellRing LLC in an orderly manner that would be less disruptive to the public trading market for the shares of BellRing Class A Common Stock than open market sales. The BellRing Special Committee discussed with Simpson Thacher and Lazard, among other things, the proposal from Post regarding the New BellRing indebtedness to be incurred in connection with the potential transactions and the proposed terms of the BellRing debt securities and the impact that such proposed incurrence potentially would have on BellRing’s operational flexibility following the completion of the potential transactions. The BellRing Special Committee directed Lazard and Simpson Thacher to continue to seek revisions to the terms of indebtedness to be incurred by New BellRing that would allow New BellRing greater flexibility following the completion of the potential transactions. Following discussion, the BellRing Special Committee reviewed the matters presented at the meeting and potential next steps. The BellRing Special Committee then met in executive session with only management and the representatives of Simpson Thacher present, and representatives of Simpson Thacher reviewed with the BellRing Special Committee in such executive session the relationship letter that Lazard prepared for the BellRing Special Committee, which letter set forth, among other things, that Lazard had not, as of the date of the letter and during the two years prior to such date, been engaged by or received fees from Post or any of its affiliates in connection with the provision of financial advisory services.

On October 1, 2021, representatives of Simpson Thacher sent representatives of Cleary Gottlieb a revised draft transaction agreement. Based on the instruction of the BellRing Special Committee, the draft transaction agreement was revised to require, in addition to the approval of Post, approval of the holders of a majority in voting power of the outstanding shares of BellRing Common Stock other than Post and its affiliates. The revised draft transaction agreement provided that obtaining such “majority-of-the-minority” approval would be a condition to completing the transactions contemplated by the transaction agreement. The revised draft transaction agreement did not make a counterproposal as to the New BellRing indebtedness to be incurred in connection with the potential transactions because the parties’ negotiation as to the terms of the New BellRing indebtedness remained ongoing.

Also on October 1, 2021, Lazard and J.P. Morgan held a meeting to further discuss, among other things, the pro forma capital structure of New BellRing following the completion of the potential transactions.

On October 4, 2021, the BellRing Special Committee entered into an engagement letter with Lazard to formalize the retention of Lazard as financial advisor to assist the BellRing Special Committee in connection with the potential transactions.

On October 5, 2021, BellRing’s senior management and representatives of Lazard held a meeting to further review, among other things, BellRing’s organic growth initiatives, mergers-and-acquisitions pipeline and capital allocation considerations in connection with Lazard’s review of the potential pro forma capital structure of New BellRing following the potential transactions.

Also on October 5, 2021, representatives of Cleary Gottlieb and Simpson Thacher discussed terms of the draft transaction agreement and process matters related to the potential transactions.

On October 6 and 7, 2021, Lazard and J.P. Morgan held meetings to further discuss, among other things, the potential pro forma capital structure of New BellRing following the potential transactions. Representatives of Lazard continued to note during these meetings that the BellRing Special Committee was focused on seeking to ensure that any resultant capital structure of New BellRing would allow New BellRing to have sufficient flexibility following the completion of the transaction to pursue its current operational plans, as well as to capitalize on any attractive strategic alternatives that may become available in the future.

On October 7, 2021, representatives of Cleary Gottlieb sent representatives of Simpson Thacher a revised draft transaction agreement. The revised draft transaction agreement noted that Post continued to consider the proposal by the BellRing Special Committee that the transaction agreement include a “majority-of-the-minority” approval as a condition to completing the transactions contemplated by the transaction agreement.

On October 8, 2021, the BellRing Special Committee held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to discuss further the potential transactions. The representatives of Simpson Thacher updated the BellRing Special Committee on, among other things, the terms of the revised draft transaction agreement received the day earlier from Cleary Gottlieb, reporting, among other things, that the revised draft noted that Post continued to consider the proposal by the BellRing Special Committee that the transaction agreement include a “majority-of-the-minority” approval as a condition to completing the transactions contemplated by the transaction agreement. The representatives of Lazard reviewed with the BellRing Special Committee, among other things, progress on the development by BellRing’s senior management of projected financial information to assist the BellRing Special Committee in connection with its evaluation of the potential transactions, including analyzing the implications of the indebtedness to be incurred by New BellRing in connection with the potential transactions and on the execution of BellRing’s strategic plans. In connection with this review, the BellRing Special Committee again determined that representatives of Lazard and Simpson Thacher should continue to seek revisions to the terms of indebtedness to be incurred by New BellRing that would allow New BellRing greater flexibility following the completion of the potential transactions. Also at this meeting, in an executive session, the BellRing Special Committee discussed that

Mr. Vitale expressed a willingness to continue to serve as Executive Chairman of the BellRing Board of Directors following the completion of the potential transactions and the benefits of having Mr. Vitale continue in that role. Representatives of Simpson Thacher discussed with the BellRing Special Committee that compensation arrangements relating to Mr. Vitale continuing to serve as Executive Chairman would need to be determined in due course. Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

Following the meeting of the BellRing Special Committee on October 8, 2021, representatives of Cleary Gottlieb, Simpson Thacher and E&Y held a meeting to discuss certain proposed terms of the New BellRing indebtedness and possible revisions to such terms to allow New BellRing greater flexibility to repay a portion of the indebtedness prior to the expiration of the non-call period.

In the evening on October 8, 2021, representatives of Cleary Gottlieb sent representatives of Simpson Thacher drafts of the master service agreement, a registration rights agreement, an amended and restated trademark and domain name license agreement and an amended and restated legal engagement letter that Post proposed be entered into in connection with the completion of the potential transactions. The draft master service agreement provided for the provision of certain transitional services to New BellRing for a term of up to three years following the completion of the potential transactions, subject to certain termination rights.

On October 9, 2021, representatives of Cleary Gottlieb sent representatives of Simpson Thacher a draft tax matters agreement that Post proposed be entered into in connection with the completion of the potential transactions. The draft tax matters agreement proposed that New BellRing would indemnify Post if the transactions become taxable as a result of certain actions taken by BellRing or New BellRing or as a result of certain changes in ownership of the stock of BellRing or New BellRing after completion of the potential transactions. Under the draft tax matters agreement, New BellRing would also be prohibited from taking certain actions that could cause the potential transactions to become taxable, including in certain circumstances the issuance and repurchase of New BellRing equity.

On October 13, 2021, the BellRing Board of Directors held a meeting, with members of BellRing management in attendance. At the meeting, among other things, the BellRing Board of Directors noted that the BellRing Special Committee, after having engaged independent legal and financial advisors, had requested certain revisions be made to the resolutions pursuant to which the BellRing Special Committee was formed on August 4, 2021. These revisions expressly provided that the BellRing Board of Directors would not approve the potential transactions without the prior favorable recommendation of the BellRing Special Committee. Following discussion, the BellRing Board of Directors unanimously approved the resolutions as so revised.

On October 14, 2021, the Post Board of Directors reviewed the terms of the potential transactions and authorized management of Post to finalize the transaction terms and enter into the transaction agreement.

Also on October 14, 2021, based on the instruction of the BellRing Special Committee, representatives of Lazard sent Post, through representatives of J.P. Morgan, a proposal regarding the terms of the New BellRing indebtedness. The proposal contemplated various changes to what was initially proposed by Post so as to provide more flexibility within the potential post-closing New BellRing capital structure, including by providing that a portion of the indebtedness be comprised of first-lien senior secured loans that, among other things, are prepayable at any time without penalty or premium. The proposal was also designed so as to not undermine Post’s tax and business objectives that were a fundamental precept of the potential transactions, and further contemplated that the remaining portion of the indebtedness would be comprised of senior unsecured notes with a 10-year maturity and a five-year non-call period, during which period New BellRing would only be able to redeem the notes if it paid noteholders a make-whole premium.

At various times during the month of October 2021, representatives of Simpson Thacher and Lewis Rice LLC (“Lewis Rice”), an additional legal advisor to Post and BellRing, held discussions and had other communications regarding the indebtedness to be incurred by New BellRing and related matters in connection with the potential transactions.

On October 15, 2021, the BellRing Special Committee held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to discuss various updates regarding the potential transactions. The representatives of Lazard reviewed the proposal regarding the terms of the New BellRing indebtedness that was conveyed to Post on October 14, 2021. The representatives of Lazard also updated the BellRing Special Committee on strategic capital allocation priorities of BellRing’s senior management, which priorities were expected to be discussed by Ms. Davenport and Mr. Rode at the next meeting of the BellRing Special Committee. In addition, among other matters, the BellRing Special Committee reviewed with Simpson Thacher the terms of the draft tax matters agreement, discussing, among other things, the proposed allocation of responsibility for certain tax liabilities between New BellRing and Post and the restrictions that would be imposed on New BellRing in connection with the potential transactions, in order to preserve the tax-free nature of the potential transactions, during a certain period following the completion of the potential transactions. The BellRing Special Committee, following discussion, determined that Lazard and Simpson Thacher should seek from Post additional flexibility for New BellRing under the tax matters agreement to issue equity securities in connection with acquisitions and conduct repurchases and redemptions of equity securities up to a certain threshold.

Also on October 15, 2021 and periodically throughout the balance of October until the entry into the transaction agreement, representatives of Post and BellRing met to discuss process matters related to the potential transactions.

On October 16, 2021, representatives of Simpson Thacher sent representatives of Cleary Gottlieb a revised draft transaction agreement. The revised draft transaction agreement reflected the proposal, based on the instruction of the BellRing Special Committee, that a portion of the New BellRing indebtedness incurred in connection with the potential transactions would be comprised of first-lien senior secured loans that, among other things, would be prepayable at any time without penalty or premium and that the remaining portion of the indebtedness would be comprised of senior unsecured notes with a 10-year maturity and a five-year non-call period, during which period New BellRing would be able to redeem the notes if it paid noteholders a make-whole premium. The revised draft transaction agreement contemplated the incurrence of $940 million of total indebtedness, consistent with the parties’ earlier estimates as to amounts of indebtedness that would result in a pro forma net leverage ratio for New BellRing equal to approximately 4.0x.

On October 17, 2021, representatives of Simpson Thacher sent representatives of Cleary Gottlieb a revised draft tax matters agreement. The revised draft tax matters agreement proposed exceptions from the post-transaction restrictions on New BellRing, including exceptions that would allow New BellRing to issue and repurchase its equity up to certain thresholds.

On October 18, 2021, representatives of Cleary Gottlieb and Simpson Thacher held a meeting to discuss terms of the draft transaction agreement and process matters related to the potential transactions. In this meeting, representatives of Cleary Gottlieb reported that Post would accept the proposal by the BellRing Special Committee that any transaction agreement would require, in addition to the approval of Post, approval of the holders of majority in voting power of the outstanding BellRing Common Stock other than Post and its affiliates.

Also on October 18, 2021, BellRing’s senior management and representatives of Lazard held a meeting to further discuss, among other things, strategic capital allocation priorities and pro forma leverage ratio and cash position analyses for New BellRing.

On October 20, 2021, Lazard and J.P. Morgan held a meeting to further discuss, among other things, the pro forma capital structure of New BellRing following the potential transactions, including the possible terms of any new indebtedness that may be incurred in connection with the potential transactions.

On October 21, 2021, representatives of Cleary Gottlieb and Simpson Thacher held a meeting to negotiate certain terms of the tax matters agreement. Representatives of Cleary Gottlieb noted during the course of this meeting that, for tax reasons, Post was not prepared to agree to the exceptions proposed by the BellRing Special Committee that would allow New BellRing to issue and repurchase its equity up to certain thresholds.

Later on October 21, 2021, the BellRing Special Committee held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to review with BellRing management its strategic plan and the potential implications of the potential transactions on such strategic plan. This included discussing with Ms. Davenport, and reviewing with Simpson Thacher, the limitations under the draft tax matters agreement that would be expected to be imposed on New BellRing’s ability to engage in certain transactions following the completion of the potential transactions. Ms. Davenport and Mr. Rode discussed BellRing’s current and near-term strategic priorities, and Mr. Rode also reviewed with the BellRing Special Committee the BellRing projected financial information prepared by management, as summarized in the section of this proxy statement/prospectus entitled “The Transactions—Certain Unaudited Prospective Financial Information” beginning on page 63, and the related impact of the indebtedness contemplated to be incurred in the transactions on New BellRing’s operational flexibility. Finally, Mr. Rosenthal updated the BellRing Special Committee on the terms of the draft amended and restated master services agreement and how such terms differed from or were similar to the master services agreement in place at that time. Also during this meeting, among other things, the members of the BellRing Special Committee, together with representatives of Lazard, discussed various potential benefits and considerations for BellRing stockholders (other than Post and its affiliates) presented by the potential transactions. Following discussion, the BellRing Special Committee determined that its advisors should seek to finalize negotiations of mutually agreeable definitive documentation for its review and potential approval.

Between October 21, 2021 and October 26, 2021, representatives of Simpson Thacher, Cleary Gottlieb and Lewis Rice exchanged a number of drafts of, and had a number of discussions regarding, the draft transaction agreement, the draft tax matters agreement, the draft amended and restated master services agreement and other ancillary agreements and continued to negotiate various issues in such draft agreements, including the mechanism for determining the amount of indebtedness to be incurred by New BellRing, the terms of the New BellRing indebtedness and the nature of the role of Post and New BellRing in negotiating and implementing the New BellRing indebtedness. Also, on October 23, 2021, representatives of Cleary Gottlieb, Simpson Thacher, Lazard, J.P. Morgan and E&Y met to discuss various aspects of the proposed structure of the potential transactions, including details as to the potential transaction steps, the terms of the New BellRing indebtedness and the impact of such indebtedness on New BellRing and Post. The representatives discussed the overall amount of New BellRing indebtedness contemplated and the terms of the indebtedness that would allow New BellRing flexibility to repay a portion of such indebtedness early, either without penalty or subject to a make-whole payment. In connection with these negotiations during this timeframe, the draft transaction agreement was revised to impose an overall limit on the amount of New BellRing indebtedness that could be incurred in connection with the transactions, capping indebtedness at either $1 billion or a pro forma net leverage ratio for New BellRing equal to 4.0x, whichever amount is less.

On the evening of October 26, 2021, the BellRing Special Committee held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to consider, among other things, the proposed transaction agreement provided to the BellRing Special Committee prior to such meeting, subject to stockholder approval. The representatives of Lazard presented updated analyses of the pro forma capital structure of New BellRing following the completion of the potential transactions, including the impact of the anticipated leverage profile of New BellRing on its operational flexibility, and also discussed with the BellRing Special Committee various issues including the potential benefits and considerations for BellRing stockholders (other than Post and its affiliates) presented by the potential transactions, as described under the section of this proxy statement/prospectus entitled “The Transactions—Recommendations of the BellRing Special Committee and BellRing Board of Directors and Reasons for the Transactions” beginning on page 58. The representatives of Simpson Thacher reviewed with the BellRing Special Committee considerations applicable to its consideration of the potential transactions, including the fiduciary duties of members of the BellRing Special Committee under applicable law and the role and responsibilities of the BellRing Special Committee in evaluating and negotiating the potential transactions. The BellRing Special Committee also reviewed with Simpson Thacher the terms of the proposed transaction agreement and ancillary agreements, discussing, among other things, the limitation in the proposed transaction agreement on the amount of indebtedness that New BellRing was expected to incur in connection with the potential transactions and other contractual parameters regarding the terms of the New BellRing debt securities. Following further discussion, the BellRing Special Committee unanimously determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

Also on October 26, 2021, following the meeting of the BellRing Special Committee, the BellRing Board of Directors held a meeting, with members of BellRing management and representatives of Lazard and Simpson Thacher in attendance, to consider and act upon, among other things, the recommendation of the BellRing Special Committee with respect to the proposed transaction agreement. The meeting was a joint meeting with the board of managers of BellRing LLC. Mr. Vitale presided over the meeting, and a representative of Simpson Thacher reviewed for the BellRing Board of Directors the role and mandate of the BellRing Special Committee and the process undertaken by the BellRing Special Committee, together with its advisors, in evaluating the potential transactions. The representative of Simpson Thacher reviewed the terms of the proposed transaction agreement, which was being recommended for approval by the BellRing Special Committee, and responded to questions from the directors. Following further discussion, based on the recommendation of the BellRing Special Committee, the BellRing Board of Directors unanimously determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders, approved and declared advisable the transaction agreement and approved the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and directed that the transaction agreement be submitted to BellRing stockholders for adoption and recommended that stockholders of BellRing adopt the transaction agreement.

Following the meeting of the BellRing Board of Directors, Post, BellRing, New BellRing and Merger Sub entered into the transaction agreement.

On October 27, 2021, before the commencement of stock exchange trading hours, Post and BellRing issued a joint press release announcing their entry into the transaction agreement.

Recommendations of the BellRing Special Committee and BellRing Board of Directors and Reasons for the Transactions

Recommendation of the BellRing Special Committee

The BellRing Special Committee was formed for the purpose of evaluating the transactions contemplated by the transaction agreement. The BellRing Special Committee, with the advice and assistance of Simpson Thacher and Lazard, its own independent legal and financial advisors, evaluated and negotiated the terms of the transactions over the course of almost three months of deliberations.

On October 26, 2021, the BellRing Special Committee unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

In reaching these determinations and recommendations, the BellRing Special Committee consulted with BellRing management and received advice from Simpson Thacher and Lazard, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

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the increase in BellRing’s independence of ownership, eliminating Post’s majority voting control of BellRing Common Stock and the BellRing Board of Directors, as well as Post’s majority ownership of the BellRing LLC Units;

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the enhanced independence of governance by BellRing, permitting BellRing to increase or accelerate growth and investment plans, make independent cash flow deployment decisions and consider other strategic alternatives such as mergers and acquisitions;

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the enhanced liquidity of BellRing Common Stock in the public trading market by increasing the float of New BellRing’s shares immediately after the transactions are completed as compared to the number of beneficial owners of BellRing Common Stock prior to the transactions;

•

the removal of the perceived “overhang” with respect to the BellRing Common Stock that currently exists as a result of Post’s majority voting control of BellRing Common Stock, including the fact that such overhang could be depressing the market price of the BellRing Common Stock;

•	the simplification of BellRing’s capital structure and reduction in the reporting and administrative burden of maintaining an additional class of equityholders in BellRing LLC;

•

the transactions will allow Post to dispose of a substantial portion of its ownership in BellRing and BellRing LLC in an orderly manner that should be less disruptive to the public trading market for the shares of BellRing Common Stock than open market sales;

•	the enhanced attractiveness of BellRing’s equity-based compensation plans, thereby increasing BellRing’s ability to attract and retain quality executives and other employees;

•	the ability of BellRing to take advantage of the robust debt financing markets in connection with the incurrence of indebtedness by New BellRing in the transactions;

•	the fact that a portion of the merger consideration in connection with the transactions will be payable in cash to holders of BellRing Class A Common Stock; and

•

the transactions should allow New BellRing to become eligible for index inclusion because it is expected that, following the completion of the transactions, New BellRing will satisfy the S&P Index criteria related to public float that BellRing does not currently satisfy.

The BellRing Special Committee also considered the following uncertainties, risks and potentially negative factors in its deliberations concerning the transactions, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the incurrence by New BellRing of indebtedness in connection with the transactions could limit New BellRing’s ability to fund working capital, capital expenditures and other general corporate purposes, to accommodate growth by reducing funds otherwise available for other corporate purposes, and to compete and plan for, or react to, changes in its business or industry or economic conditions;

•	the restrictions under the New BellRing indebtedness that do not provide New BellRing with maximum flexibility with regard to paying down such indebtedness;

•	the risk that the full strategic and financial benefits expected to result from the transactions may not be realized fully or at all or may take longer to realize than expected;

•	the provisions of the transaction agreement placing restrictions on BellRing’s operations during the period between the signing of the transaction agreement and the completion of the transactions;

•

under the restrictions to be agreed to by New BellRing under the tax matters agreement with Post, including the restrictions that for the two-year period following completion of the transactions, and subject to certain exceptions, New BellRing (i) would be prohibited from entering into any agreement, understanding, arrangement or substantial negotiations pursuant to which any person or persons would, directly or indirectly, acquire or have the right to acquire New BellRing equity interests and (ii) would be prohibited from selling or transferring, or ceasing to actively engage in, its active trade or business for purposes of Section 355(b) of the IRC;

•	by becoming independent from Post, BellRing would lose any positive perceptions from which it may benefit as a result of being associated with a company of Post’s stature and industry recognition;

•	the possible diversion of management’s time and attention from BellRing’s ongoing business due to the substantial time and effort necessary to complete the transactions;

•	the fact that the negotiation, consideration and performance of the transactions have required and will require BellRing to incur various costs and expenses; and

•

the fact that certain executive officers and directors of BellRing have or may have interests with respect to the transactions in addition to their interests as stockholders of BellRing. Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

The BellRing Special Committee concluded, however, that the uncertainties, risks and potentially negative factors relevant to the transactions were outweighed by the potential benefits.

The BellRing Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the transactions, including those discussed below, each of which it believed supported its determination and recommendation and provided assurance of the fairness of the transactions to BellRing’s stockholders (other than Post and its affiliates):

•

the fact that the BellRing Special Committee was established by the BellRing Board of Directors and was authorized and was delegated all of the power and authority of the BellRing Board of Directors to investigate, evaluate and negotiate the transactions;

•	the fact that the BellRing Special Committee is comprised solely of independent and disinterested directors, who are not officers or employees of BellRing or representatives of Post;

•

the fact that the BellRing Special Committee had no obligation to recommend that the BellRing Board of Directors approve the transactions and had the power to “say no” to any proposal from Post and/or to terminate any and all negotiations with Post at any time;

•

the fact that the BellRing Special Committee held six formal meetings during the course of negotiations with Post to discuss the status of the negotiations with Post and to review the terms of the proposed transaction agreement and the ancillary agreements contemplated by the transactions and that during such time the BellRing Special Committee had, together with Simpson Thacher and Lazard, full access as needed to BellRing management;

•	the fact that the BellRing Special Committee was aware that it had no obligation to recommend the transactions;

•	the fact that the BellRing Special Committee considered the scope of the due diligence investigation of BellRing and Post conducted by members of BellRing management and evaluated the results thereof;

•

the fact that, at the direction of the BellRing Special Committee, with the assistance of Simpson Thacher and Lazard, active negotiations occurred with representatives of Post regarding the transaction agreement and the ancillary agreements contemplated by the transactions;

•

the fact that, in its view, the material terms of the transaction agreement and the ancillary agreements, taken as a whole, were reasonable for an arms’-length transaction of this type, including as it relates to the representations and warranties made by Post, New BellRing and BellRing in the transaction agreement, the restrictions on the operation of BellRing’s business from the signing of the transaction agreement until the completion of the transactions and the other covenants of BellRing in the transaction agreement and the conditions to each party’s obligation to complete the transactions;

•

the fact that the transactions are conditioned on the adoption of the transaction agreement by holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates); and

•

the fact that, under the transaction agreement, the BellRing Special Committee has the ability, under certain circumstances, to change, qualify, withhold, withdraw or modify its recommendations that stockholders vote to adopt the transaction agreement.

In considering the recommendation of the BellRing Special Committee that the BellRing Board of Directors approve the transaction agreement, BellRing stockholders should be aware that certain executive officers and directors of BellRing have or may have interests with respect to the transactions in addition to their interests as stockholders of BellRing. Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

The above discussion of the information and factors considered by the BellRing Special Committee is not intended to be exhaustive and may not include all factors considered, but indicates the material positive and negative factors considered by the BellRing Special Committee. In view of the wide variety of factors considered in connection with their evaluation of the transactions, and the complexity of these matters, in reaching its determination and recommendation, the BellRing Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the BellRing Special Committee may have considered various factors differently. The BellRing Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the BellRing Special Committee may have given differing weights to differing factors. The BellRing Special Committee based its unanimous recommendation on the totality of the information presented to it and the factors they considered. It should be noted that this explanation of the reasoning of the BellRing Special Committee and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Recommendation of the BellRing Board of Directors

On October 26, 2021, following the meeting of the BellRing Special Committee, the BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders, (ii) approved and declared advisable the transaction agreement and approved the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and (iii) directed that the transaction agreement be submitted to BellRing stockholders for adoption and recommended that stockholders of BellRing adopt the transaction agreement.

In reaching these determinations and recommendations, the BellRing Board of Directors considered the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•

the BellRing Special Committee unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement; and

•

the fact that the BellRing Special Committee consists solely of BellRing directors who are not members of BellRing management, who are not and will not be (or are not expected to be) affiliated with Post and who do not otherwise have a material interest in the transactions, other than their interests described under the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

In considering the recommendation of the BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, to vote at the special meeting for the transaction agreement proposal in accordance with its terms and the DGCL, BellRing stockholders should be aware that certain executive officers and directors of BellRing have or may have interests with respect to the transactions in addition to their interests as stockholders of BellRing. Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

The above discussion of the information and factors considered by the BellRing Board of Directors is not intended to be exhaustive and may not include all factors considered, but indicates the material positive and negative factors considered by the BellRing Board of Directors. In view of the wide variety of factors considered in connection with their evaluation of the transactions, and the complexity of these matters, in reaching its determination and recommendation, the BellRing Board of Directors did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the BellRing Board of Directors may have considered various factors differently. The BellRing Board of Directors did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the BellRing Board of Directors may have given differing weights to differing factors. The BellRing Board of Directors based its unanimous recommendation on the totality of the information presented to it and the factors they considered. It should be noted that this explanation of the reasoning of the BellRing Board of Directors and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 38.

Post’s Reasons for the Transactions

The Post Board of Directors and the management of Post periodically conduct reviews of Post’s strategic plans and opportunities, including with respect to its ownership stake in BellRing. As part of such a review, the Post Board of Directors and the management of Post determined that distributing a significant portion of its ownership interest in BellRing was in the best interests of Post and Post shareholders. The Post Board of Directors received advice from its own legal advisor and its own financial advisor, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	offering Post shareholders the opportunity to own New BellRing Common Stock directly rather than indirectly through Post;

•

Post’s enhanced resources to pursue acquisition opportunities of businesses aligned with Post’s portfolio strategies resulting from retirement of outstanding debt from the debt exchange and anticipated equity exchange;

•	the potential increase in trading liquidity in New BellRing Common Stock by increasing the float;

•

the belief of the Post Board of Directors that a completely independent BellRing, as a subsidiary of New BellRing with a mostly-distributed common stock, will better enable BellRing to pursue its strategic plans and create additional long-term value for former BellRing stockholders;

•	the elimination of the overhang and potential price disruptions in BellRing Common Stock which could arise as a result of Post selling stock over a period of time;

•

the elimination of potential limitations arising from Post’s right to veto proposals by BellRing to issue shares of its common stock for purposes of funding strategic acquisitions or management compensation plans, if stockholder approval thereof would be required under NYSE rules;

•

the provision to New BellRing of a more effective tool for management compensation by increasing trading liquidity as well as eliminating potential limitations arising from Post’s ability to block proposals by BellRing to issue shares of common stock for purposes of funding management compensation plans; and

•	the attraction of new stockholders to New BellRing.

The Post Board of Directors and the management of Post also considered the following uncertainties, risks and potentially negative factors in their deliberations concerning the transactions, which are not intended to be exhaustive and are not presented in any relative order of importance:

•	the potential tax liabilities that could arise as a result of the transactions;

•

the lack of assurance that all conditions to the parties’ obligations to complete the transactions will be satisfied or waived, and as a result, the possibility that the transactions might not be completed;

•

the potential difference between the interests of certain of Post’s directors and executive officers, the interests of certain of BellRing’s directors and executive officers and the interests of BellRing stockholders in the transactions described under “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 71;

•	the costs of effecting the transactions, including the legal, accounting and financial advisor costs that Post will incur in connection with implementing the transactions; and

•	the possible diversion of management’s time and attention from Post’s ongoing business due to the substantial time and effort necessary to complete the transactions.

The Post Board of Directors and the management of Post concluded, however, that the uncertainties, risks and potentially negative factors relevant to the transactions were outweighed by the potential benefits.

Certain Unaudited Prospective Financial Information

While BellRing periodically provides public guidance to investors regarding certain financial performance metrics, such guidance is typically limited to the then-current fiscal year, and BellRing does not, as a matter of course, make public projections as to future sales, earnings or other results for extended periods due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. In connection with the BellRing Special Committee’s evaluation of the transactions, however, at the direction of the BellRing Special Committee, senior management of BellRing prepared and supplied to the BellRing Special Committee in connection with its evaluation of the transactions and Lazard for its use in connection with its financial analyses certain projected financial information which is summarized below. The inclusion of any such projected financial information in this proxy statement/prospectus should not be regarded as an indication that BellRing (or New BellRing), the BellRing Board of Directors or the BellRing Special Committee considered, or now considers, such projected financial information to be a reliable predictor of future results. Readers of this proxy statement/prospectus should not place undue reliance on such projected financial information. There can be no assurances that such projected financial information will be realized, and actual results may differ materially from those included in this proxy statement/prospectus.

The BellRing projected financial information was prepared solely for use in connection with evaluating and analyzing the transactions and not with a view toward public disclosure or soliciting proxies, or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of projected financial information, or GAAP. The BellRing projected financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, BellRing’s senior management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the BellRing projected financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP reports incorporated by reference in this proxy statement/prospectus relate to BellRing’s previously issued financial statements. The PricewaterhouseCoopers LLP reports do not extend to the BellRing projected financial information and should not be read to do so.

Although senior management of BellRing believes that there is a reasonable basis for the BellRing projected financial information it has prepared, based on information available at the time it was prepared, BellRing cautions stockholders that future results could be materially different from those included in this proxy statement/prospectus. The BellRing projected financial information is subjective in many respects and, as a result, is subject to multiple interpretations and periodic revisions, based on actual experience and prevailing industry and general economic conditions. Because the BellRing projected financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The BellRing projected financial information is based upon numerous estimates, judgments, and assumptions that are inherently uncertain, difficult to predict, and beyond BellRing’s control. Although such estimates, judgments, and assumptions were considered reasonable by BellRing’s senior management as of the date of preparation of the BellRing projected financial information, actual results may differ for any number of reasons, including general economic and industry conditions, competition and the risks discussed in this proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 38 and 29, respectively. The BellRing projected financial information also reflects assumptions as to certain business decisions that are subject to change. There can be no assurance that the underlying assumptions will be achieved or that the projected results will be realized, and actual results will likely differ, and may differ materially, from those reflected in the BellRing projected financial information, whether or not the transactions are completed. As a result, the BellRing projected financial information cannot be considered a reliable predictor of future operating results, and this information should not be relied on as such.

The BellRing projected financial information does not take into account the possible financial and other effects on BellRing or New BellRing of the transactions and does not attempt to predict or suggest future results following the transactions. The BellRing projected financial information does not give effect to the transactions, including the impact of negotiating or executing the transaction agreement, the expenses that may be incurred in connection with completing the transactions, the effect on BellRing of any business or strategic decision or action that has been or will be taken as a result of the transaction agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the transaction agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the transactions. Further, the BellRing projected financial information does not take into account the effect on BellRing of any possible failure of the transactions to occur. For the foregoing reasons, and considering that the special meeting will be held several months after the BellRing projected financial information was prepared, as well as the uncertainties inherent in any forecasting information, readers of this proxy statement/prospectus are cautioned not to place undue reliance on the financial projections. BellRing urges all BellRing stockholders to review its most recent SEC filings for a description of its reported financial results. For a description of, and instructions as to how to obtain, this information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

The inclusion of the BellRing projected financial information in this proxy statement/prospectus will not be deemed an admission or representation by BellRing that such information is viewed by BellRing as material information of BellRing (either before or after completion of the transactions). The BellRing projected financial information is included in this proxy statement/prospectus because it was provided to the BellRing Special Committee in connection with its evaluation of the transactions and Lazard for its use in connection with its financial analyses.

The BellRing projected financial information contains certain non-GAAP financial measures that management of BellRing believes are helpful in understanding BellRing’s financial performance. Financial measures included in projections provided to a board of directors or a financial advisor in connection with a business combination transaction, such as the BellRing projected financial information, are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the BellRing Special Committee in connection with its evaluation of the transactions. Accordingly, no reconciliation of the financial measures included in the BellRing projected financial information is provided in this proxy statement/prospectus.

None of BellRing or any of its affiliates (including New BellRing), or their respective advisors, officers, directors or other representatives, can provide any assurance that actual results will not differ from the BellRing projected financial information, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the BellRing projected financial information to reflect circumstances existing after the date the BellRing projected financial information was prepared or to reflect the occurrence of future events. Except as required by applicable securities laws, neither BellRing nor New BellRing intends to make publicly available any update or other revision to the BellRing projected financial information, even in the event that any or all of the underlying assumptions upon which they were based prove to be inaccurate or inappropriate for any reason.

None of BellRing or any of its affiliates (including New BellRing), or their respective advisors, officers, directors or other representatives, has made or makes any representation to any BellRing stockholder or any other person regarding the ultimate performance of BellRing or New BellRing. BellRing has made no representation to Post, in the transaction agreement or otherwise, concerning the BellRing projected financial information.

The BellRing projected financial information for fiscal year 2022 that BellRing senior management made available to the BellRing Special Committee in connection with its evaluation of the transactions and Lazard for its use in connection with its financial analyses assumed, consistent with BellRing’s public guidance to investors regarding certain financial performance metrics, that net sales and Adjusted EBITDA each would grow 9% to 13% over fiscal year 2021, resulting in a net sales range of $1.36 billion to $1.41 billion and an Adjusted EBITDA range of $255 million to $265 million. The BellRing projected financial information for fiscal years 2023, 2024 and 2025 that BellRing senior management made available to the BellRing Special Committee in connection with its evaluation of the transactions and Lazard for its use in connection with its financial analyses assumed that net sales growth and Adjusted EBITDA would be within BellRing’s long-term algorithm, which provides for organic net sales growth of approximately 10% to 12% and Adjusted EBITDA margin of approximately 18% to 20% of net sales, applying the same assumed growth rates to future years as the assumed growth rates for fiscal year 2022 included in BellRing’s public guidance to investors regarding certain financial performance metrics. Information regarding certain financial measures used by BellRing, and BellRing’s public guidance to investors regarding certain financial performance metrics, can be found in annual, quarterly and current reports, proxy statements and other information that BellRing has filed with the SEC. For a description of, and instructions as to how to obtain, this additional information, please see the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

Using the BellRing projected financial information, Lazard calculated net leverage of New BellRing, which calculations were approved by BellRing management for use by Lazard for purposes of its financial analyses. This information was also used by the BellRing Special Committee for purposes of its evaluation of the transactions.

Year Ended September 30,
	At Closing	2022E	2023E	2024E	2025E
Net Leverage (1)	4.0x	3.6x	2.6x	1.7x	0.9x

(1)

Net leverage for a particular year is calculated as the total debt net of cash and cash equivalents divided by Adjusted EBITDA, in each case, as of September 30 of such year and assumes that (i) BellRing does not incur additional indebtedness incremental to the indebtedness incurred at the completion of the transactions and (ii) any excess cash flow generated by BellRing is not distributed to its stockholders or used in connection with strategic transactions.

Voting by Directors and Executive Officers of BellRing

As of the close of business on January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, BellRing’s directors, executive officers and their respective affiliates held 329,867 shares of BellRing Class A Common Stock (including any RSUs that vest within 60 days of January 14, 2022, any vested RSUs deferred by directors until retirement from the BellRing Board of Directors and shares of BellRing Class A Common Stock which could be acquired upon the exercise of vested options or options that vest within 60 days of January 14, 2022) and zero shares of BellRing Class B Common Stock. This is expected to represent less than 1% of the voting power of the shares of BellRing Common Stock expected to be outstanding and entitled to vote as of the record date for the special meeting. BellRing currently expects that its directors and executive officers will vote their shares of BellRing Common Stock in favor of the proposals to be considered at the special meeting, although none of them is obligated to do so.

Interests of Directors and Executive Officers in the Transactions

The directors of New BellRing following the completion of the transactions will consist of the following six members who are the same as the current BellRing directors: Robert V. Vitale, Executive Chairman, Darcy Horn Davenport, Thomas P. Erickson, Jennifer Kuperman, Chonda J. Nwamu and Elliot H. Stein, Jr. The executive officers of BellRing immediately prior to the effective time of the transactions will be the initial executive officers of New BellRing.

In considering the recommendation of the BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, to vote at the special meeting for the transaction agreement proposal in accordance with its terms and the DGCL, stockholders of BellRing should be aware that members of the BellRing Board of Directors and members of BellRing’s executive management teams have relationships, agreements or arrangements that provide them with interests in the transactions that may be in addition to or differ from those of BellRing’s stockholders, including:

•	the continued employment of BellRing’s executive officers as New BellRing’s executive officers and the continued service of BellRing’s directors as directors of New BellRing;

•	the indemnification, advancement and exculpation of officers and directors of BellRing by New BellRing for their services as such up to the time of the completion of the merger;

•	the fact that Robert V. Vitale is a member of the Post Board of Directors, and President and Chief Executive Officer, of Post, as well as the Executive Chairman of the BellRing Board of Directors. As

of January 14, 2022, Post held approximately 97.5 million BellRing LLC Units, equal to approximately 71.5% of the economic interest in BellRing LLC, and one share of BellRing Class B Common Stock, which represented 67% of the total voting power of the outstanding BellRing Common Stock;

•	the fact that Jennifer Kuperman is a member of the Post Board of Directors as well as a member of the BellRing Board of Directors; and

•

the fact that Mr. Vitale is expected to remain Executive Chairman of the New BellRing Board of Directors, and Ms. Kuperman is expected to remain a member of the New BellRing Board of Directors, following the completion of the transactions.

Pursuant to authority delegated to the Corporate Governance and Compensation Committee by the BellRing Board of Directors and in recognition of the substantial time commitment made by, and that will continue to be made by, members of the BellRing Special Committee, and additional responsibilities assumed by members of the BellRing Special Committee in fulfilling their duties as members of the BellRing Special Committee, the Corporate Governance and Compensation Committee of the BellRing Board of Directors authorized the grant on November 11, 2021 to members thereof of such number of RSUs pursuant to the 2019 BellRing LTIP, rounded down to the nearest whole unit, with a Fair Market Value (as defined in the 2019 BellRing LTIP) of (i) in the case of the Chairperson of the BellRing Special Committee, $35,000 or (ii) in the case of each other member of the BellRing Special Committee, $30,000. Each grant of RSUs will have a Term (as defined in the 2019 BellRing LTIP) of three years, with one third of the RSUs vesting annually on each anniversary of November 11, 2021. The grant and vesting of such RSUs was not, and is not, contingent on the BellRing Special Committee approving or recommending the transactions or on the completion of the transactions.

As compensation for continuing to serve as Executive Chairman of the BellRing Board of Directors, Mr. Vitale is expected to receive a New BellRing equity grant as well as director retainer fees. BellRing has retained a compensation consultant to advise on potential compensation structures for Mr. Vitale, including the potential size and terms of any such equity grant and any such director retainer fees. Mr. Vitale’s compensation for continuing to serve as Executive Chairman of the BellRing Board of Directors is expected to be set following the completion of the transactions.

Nonqualified stock options to purchase Post Common Stock held by Ms. Davenport have vested by their terms. It is contemplated, however, that the employee matters agreement will provide that, to the extent that such stock options remain outstanding at the completion of the spin-off or exchange offer, as applicable, Ms. Davenport’s vested Post stock options will be adjusted in a manner and at a time consistent with other equity awards issued by Post under its equity incentive plans and may be amended to extend their exercise period to 10 years from the date of grant of such stock options, as described in the section of this proxy statement/prospectus entitled “Ancillary Agreements—Amended and Restated Employee Matters Agreement” beginning on page 99. As of the date of this proxy statement/prospectus, no final determination as to the treatment of Ms. Davenport’s Post stock options has been made.

Cash-settled Post RSUs held by Mr. Rode vest by their terms when BellRing is no longer an affiliate of Post. It is contemplated, however, that the employee matters agreement will provide that, to the extent that such cash-settled Post RSUs remain outstanding at the completion of the spin-off or exchange offer, as applicable, such awards will be adjusted in a manner and at a time consistent with other equity awards issued by Post under its equity incentive plans, as described in the section of this proxy statement/prospectus entitled “Ancillary Agreements—Amended and Restated Employee Matters Agreement” beginning on page 99. As of the date of this proxy statement/prospectus, no final determination as to the treatment of Mr. Rode’s cash-settled Post RSUs has been made.

Additionally, stock-settled Post RSUs held by Ms. Davenport, Mr. Rode, and Douglas J. Cornille vest by their terms on April 22, 2022, and stock-settled Post RSUs held by Robin Singh vest by their terms on April 16, 2022. The stock-settled Post RSUs provide that in the event of the termination of the grantee’s employment from the

Post group (which occurs at such time as Post and BellRing are no longer affiliated), the grantee will forfeit all RSUs that are not vested as of the time of termination. It is contemplated that the employee matters agreement will provide that, to the extent that such stock-settled Post RSUs remain outstanding at the completion of the spin-off or exchange offer, as applicable, such awards will be adjusted in a manner and at a time consistent with other equity awards issued by Post under its equity incentive plans and may be accelerated at the time Post and BellRing are no longer affiliated if such awards do not vest by their terms prior to completion of the transactions or the disaffiliation, respectively, as described in the section of this proxy statement/prospectus entitled “Ancillary Agreements—Amended and Restated Employee Matters Agreement” beginning on page 99. As of the date of this proxy statement/prospectus, no final determination as to the treatment of the stock-settled Post RSUs held by certain BellRing executive officers has been made.

The BellRing Special Committee was aware of these relationships, agreements and arrangements during its evaluation of the transactions and in making its decision to recommend that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

Item 402(t) of Regulation S-K under the Exchange Act requires disclosure with respect to named executive officers of an acquiring company and a target company of “golden parachute” or similar compensation arrangements between such officers and such companies concerning compensation that will be received by such officers based on or otherwise relating to a merger transaction. No final determination has been made as to compensation arrangements that may be received by any of BellRing’s named executive officers based on or otherwise relating to the transactions, and no disclosure is required under Item 402(t) of Regulation S-K. In addition, Section 14A(b) of the Exchange Act and Rule 14(a)-21(c) under the Exchange Act require that companies provide their stockholders with the opportunity to vote to approve, on an advisory non-binding basis, any “golden parachute compensation” for named executive officers of a registrant that is based on or otherwise relates to a merger transaction. Because disclosure is not required pursuant to Item 402(t) of Regulation S-K, there is no requirement to include a separate resolution, subject to such an advisory vote, to approve any such arrangements.

Accounting Treatment

After the completion of the transactions, BellRing’s Up-C structure will no longer be in place. As a result, New BellRing’s consolidated statements of operations will no longer reflect net earnings attributable to noncontrolling interests, which will result in a higher effective tax rate more closely aligned with other C corporations in the U.S. Furthermore, the noncontrolling interest amount on BellRing’s consolidated balance sheet immediately prior to completion of the transactions will be reclassified, resulting in a decrease to stockholders’ deficit.

Exchange of Shares of BellRing Class A Common Stock in the Merger

New BellRing has appointed Computershare as exchange agent (the “exchange agent”) for the purpose of exchanging outstanding shares of BellRing Class A Common Stock for shares of New BellRing Common Stock. Promptly after the date the merger is completed, the exchange agent will send to each record holder of certificated shares of BellRing Class A Common Stock a letter of transmittal and instructions for exchanging their certificates for the applicable merger consideration. Accounts holding shares of BellRing Class A Common Stock in book-entry form will be debited as of the effective time of the merger and promptly thereafter credited with the applicable number of shares of New BellRing Common Stock. No letters of transmittal will be delivered to holders of shares in book-entry form, and holders of book-entry shares of BellRing Class A Common Stock will not need to take any action to receive their shares of New BellRing Common Stock in the merger. For additional information regarding the treatment of certificated shares or shares held in book-entry form, please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Conversion of Shares; Exchange of Certificates” beginning on page 85.

Dividend Policy

New BellRing does not anticipate any payment of quarterly dividends for the foreseeable future. The declaration and payment of dividends will be at the discretion of the New BellRing board of directors and will be dependent upon its future earnings, financial condition and capital requirements.

Listing

It is a condition to the merger that the shares of New BellRing Common Stock to be issued in the merger shall have been authorized for listing on the NYSE. If the merger is completed, New BellRing will be the successor issuer to BellRing and New BellRing Common Stock will be listed on the NYSE and BellRing Common Stock will cease to be listed.

Regulatory Approvals

The completion of the transactions is not subject to the receipt of any regulatory approvals.

APPRAISAL RIGHTS

If the merger is completed, holders of shares of BellRing Class A Common Stock who have complied with the applicable requirements and procedures of Section 262 will be entitled to demand appraisal of their shares of BellRing Class A Common Stock and receive, in lieu of the merger consideration, a cash payment equal to the “fair value” of their shares of BellRing Class A Common Stock, as determined by the Delaware Court of Chancery (the “Court of Chancery”), in accordance with Section 262, plus interest, if any, on the amount determined to be the fair value, subject to the provisions of Section 262, as further described herein. Such appraised value may be greater than, the same as, or less than, the merger consideration. Any holder of shares of BellRing Class A Common Stock contemplating the exercise of such appraisal rights should review carefully the provisions of Section 262, particularly the procedural steps required to properly demand and perfect such rights and is encouraged to consult personal legal counsel. All references in this summary of appraisal rights to a “stockholder” or “holders” of shares of BellRing Class A Common Stock are to the record holder or holders of such shares as of immediately prior to the effective time of the merger and as to which appraisal rights are asserted. A person having a beneficial interest in shares of BellRing Class A Common Stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect appraisal rights.

THE FOLLOWING SUMMARY IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER SECTION 262 AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, A COPY OF WHICH IS ATTACHED AS ANNEX G TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY DOES NOT CONSTITUTE ANY LEGAL OR OTHER ADVICE NOR DOES IT CONSTITUTE A RECOMMENDATION THAT BELLRING STOCKHOLDERS EXERCISE APPRAISAL RIGHTS UNDER SECTION 262.

Under Section 262, if the merger is completed, holders of record of shares of BellRing Class A Common Stock immediately prior to the effective time who (i) do not cast their vote in favor of the transaction agreement proposal, (ii) properly demand appraisal for such holder’s shares of BellRing Class A Common Stock and continuously hold their BellRing shares for which they have demanded appraisal through the effective time and (iii) comply with all of the other procedures set forth in Section 262 will be entitled to have their shares of BellRing Class A Common Stock appraised by the Court of Chancery and to receive in lieu of the merger consideration, a cash payment equal to the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, on the amount determined to be the fair value, as determined by such court and subject to Section 262, as further described herein.

Under Section 262, BellRing is required not less than 20 days before the special meeting to notify each of the holders of shares of BellRing Class A Common Stock who is entitled to exercise appraisal rights that appraisal rights are available for any or all of such shares, and is required to include in such notice a copy of Section 262. This proxy statement/prospectus constitutes a formal notice of appraisal rights under Section 262, and the full text of Section 262 is attached as Annex G to this proxy statement/prospectus. Any holder of shares of BellRing Class A Common Stock who wishes to exercise such appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex G carefully because failure to comply exactly with all of the procedures specified may result in a termination or loss of appraisal rights under Section 262.

Under Delaware law, the procedures to properly demand and perfect appraisal rights must be carried out by and in the name of those registered as the holders of record of shares of BellRing Class A Common Stock with certain limited exceptions specified herein. Stockholders who are the beneficial owners but not the holders of record of shares of BellRing Class A Common Stock (such as shares held in the name of a bank, broker or other nominee) and who wish to demand appraisal of their shares of BellRing Class A Common Stock held beneficially but not of record, are advised to consult promptly with the holders of record as to the timely exercise of such rights and to cause such holders of record to make the appropriate demand and to otherwise comply with the requirements of Section 262.

FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262.

Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

If a stockholder elects to exercise appraisal rights under Section 262, the record stockholder must do ALL of the following:

•	NOT vote their shares of BellRing Class A Common Stock “FOR” the transaction agreement proposal;

•

deliver a written demand for appraisal of such shares of BellRing Class A Common Stock that complies with Section 262 before the vote is taken on the transaction agreement proposal at the special meeting, which demand should be delivered to BellRing Brands, Inc., Attention: Corporate Secretary, 2503 S. Hanley Road, St. Louis, Missouri 63144, and must reasonably inform BellRing of the identity of the stockholder and that the stockholder is demanding appraisal; and

•	continuously hold of record such shares of BellRing Class A Common Stock through the merger effective time.

In addition, you or another stockholder who has complied with the requirements of Section 262 (or any person who is the beneficial owner of shares of BellRing Class A Common Stock held either in a voting trust or by a nominee on behalf of such person and for which such record holder has complied with such requirements), or BellRing as the surviving corporation in the merger, must file a petition in the Court of Chancery requesting a determination of the fair value of all shares entitled to appraisal within 120 days after the effective time of the merger. BellRing is under no obligation to file any petition and has no present intention of doing so. You must also comply with all of the applicable procedures and requirements set forth in Section 262.

Any stockholder who votes “FOR” the transaction agreement proposal will not be entitled to exercise appraisal rights with respect thereto but rather, will receive the merger consideration in respect of their shares of BellRing Class A Common Stock, without interest, subject to the terms and conditions of the transaction agreement.

The right to appraisal will be terminated or lost unless it is perfected by complying with all of the procedures set forth in Section 262, the text of which is attached as Annex G to this proxy statement/prospectus. Voting against or failing to vote on the transaction agreement proposal, or providing a proxy to vote against or abstain from voting on the transaction agreement proposal, does not by itself constitute a demand for appraisal. A separate written demand for appraisal must be properly executed by the record holder of shares of BellRing Class A Common Stock and delivered to BellRing as described herein.

In addition, because the BellRing Class A Common Stock is listed on a national securities exchange and is expected to continue be listed on such exchange immediately prior to the completion of the merger, the Court of Chancery will dismiss appraisal proceedings as to all shares of BellRing Class A Common Stock unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of BellRing Class A Common Stock eligible for appraisal or (ii) the value of the consideration provided in the merger for such total number of shares entitled to appraisal exceeds $1 million. At least one of these ownership thresholds must be met in order for BellRing stockholders to be entitled to seek appraisal with respect to such shares of BellRing Class A Common Stock.

Written Demand by the Record Holder

Holders of shares of BellRing Class A Common Stock who wish to exercise their appraisal rights of their shares must deliver to BellRing a written demand for appraisal of the holder’s shares of BellRing Class A Common Stock before the vote is taken to approve the transaction agreement proposal at the special meeting. Any demands for appraisal should be delivered to BellRing at BellRing Brands, Inc., Attention: Corporate Secretary, 2503 S. Hanley Road, St. Louis, Missouri 63144.

As provided under Section 262, failure of a holder of shares of BellRing Class A Common Stock to make a written demand for appraisal (or failure of a beneficial owner of shares of BellRing Class A Common Stock to cause the record holder of such shares of BellRing Class A Common Stock to demand an appraisal of such BellRing shares) within the time limits provided in Section 262 will result in the loss of such holder’s appraisal rights. The written demand for appraisal must be executed by or for the holder of record of shares of BellRing Class A Common Stock. The demand should reasonably inform BellRing of the identity of such stockholder and that such stockholder is demanding appraisal. If such shares of BellRing Class A Common Stock are owned of record in a fiduciary or representative capacity, such as by a trustee, executor, administrator, guardian or attorney-in-fact, execution of the demand must be made in such capacity, and if such shares of BellRing Class A Common Stock are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record; provided, however, that the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

Within 10 days after the effective time of the merger, BellRing, as the surviving corporation in the merger, must give notice that the merger has become effective to each stockholder of BellRing who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the proposal to adopt the transaction agreement.

Filing a Petition for Appraisal

Within 120 days after the merger effective time, but not thereafter, either BellRing as the surviving corporation in the merger or any holder of shares of BellRing Class A Common Stock who has complied with the provisions of Section 262 and is entitled to appraisal rights thereunder may commence an appraisal proceeding by filing a petition in the Court of Chancery, demanding a determination of the fair value of the shares entitled to appraisal held by all such stockholders. BellRing, as the surviving corporation in the merger, has no obligation to file such petition and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition for appraisal. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of BellRing Class A Common Stock to initiate all necessary action to perfect their appraisal rights with respect to shares of BellRing Class A Common Stock within the time prescribed in Section 262. If, within 120 days after the effective time of the merger, no petition has been filed as provided above, all rights to appraisal will be lost and those shares will be deemed to have been converted at the first effective time into the consideration set forth in the merger agreement, without interest. Accordingly, any BellRing stockholder who wishes to perfect such stockholder’s appraisal rights should initiate all necessary action to perfect her, his or its appraisal rights within the time and in the manner prescribed in Section 262. Notwithstanding the foregoing, at any time within 60 days after the merger effective time, any BellRing stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party can withdraw her, his or its demand for appraisal and accept the merger consideration without interest by delivering to BellRing, as the surviving corporation in the merger, a written withdrawal of such stockholder’s demand and an acceptance of the merger.

Within 120 days after the merger effective time, any holder of shares of BellRing Class A Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from BellRing, as the surviving corporation in the merger, a statement setting forth the aggregate number of shares of BellRing Class A Common Stock not voted in favor of the transaction agreement proposal with respect to which demands for appraisal have been received and the aggregate number of holders of such shares of BellRing Class A Common Stock. BellRing must give this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of BellRing Class A Common Stock held either in a voting trust or by a nominee on behalf of such beneficial owner may, in such beneficial owner’s own name, file a petition seeking appraisal or request from BellRing the foregoing statements. As noted, however, the demand for appraisal can only be made by on behalf of a holder of record.

If a petition for an appraisal is timely filed with the Court of Chancery by a BellRing stockholder or any such beneficial owner, service of a copy thereof must be made upon BellRing, which will then be obligated within 20 days after such service to file with the Register in Chancery of the Court of Chancery of the State of Delaware (the “Register in Chancery”) a duly verified list containing the names and addresses of all BellRing stockholders who have demanded payment for their shares of BellRing Class A Common Stock and with whom agreements as to the value of their shares of BellRing Class A Common Stock have not been reached. The Register in Chancery, if so ordered by the Court of Chancery, must give notice of the time and place fixed for the hearing of such petition to BellRing and all of the stockholders shown on such duly verified list in accordance with Section 262. As required by Section 262, the Court of Chancery is empowered to conduct a hearing on such petition to determine those BellRing stockholders who have complied with Section 262 and who have become entitled to exercise appraisal rights thereunder. The Court of Chancery may require the BellRing stockholders who have demanded appraisal of their shares of BellRing Class A Common Stock to submit their stock certificates representing shares of BellRing Class A Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding and, if any such BellRing stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder. Additionally, and notwithstanding anything herein to the contrary, the Court of Chancery shall dismiss the appraisal proceeding unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of BellRing Class A Common Stock eligible for appraisal or (b) the value of the consideration provided in the merger for such total number of shares of BellRing Class A Common Stock exceeds $1 million.

At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger (without interest) by delivering to BellRing, as the surviving corporation in the merger, a written withdrawal of such stockholder’s demand and an acceptance of the merger; after this period, such stockholders may withdraw such demand for appraisal only with the consent of BellRing as the surviving corporation in the merger. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court of Chancery, and such approval may be conditioned upon such terms as the Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger (without interest) within 60 days of the effective time of the merger.

Determination of Fair Value

After determining the stockholders entitled to appraisal, the Court of Chancery will appraise the “fair value” of the shares of BellRing Class A Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, and except with respect to advance payments described below, interest on the amount determined to be the fair value will accrue from the effective time of the merger through the date of payment of the judgment, be compounded quarterly, and will accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, BellRing may pay to each stockholder entitled to appraisal an amount in cash (which will be treated as an advance against the payment due to such holder of shares of BellRing Class A Common Stock), in which case interest must accrue thereafter only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares of BellRing Class A Common Stock as determined by the Court of Chancery and (ii) interest theretofore accrued, unless paid at that time. BellRing is under no obligation to make such voluntary cash payment prior to such entry of judgment.

Stockholders considering the exercise of appraisal rights should be aware that the fair value of their BellRing shares as determined under Section 262 could be greater than, the same as or less than the value of the merger consideration. In determining “fair value,” the Court of Chancery must take into account all relevant factors.

In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the Court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The costs of the appraisal proceeding may be determined by the Court of Chancery and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a BellRing stockholder, the Court may also order that all or a portion of the expenses incurred by a BellRing stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of BellRing Class A Common Stock entitled to be appraised. Absent such an order, each party is responsible for her, his or its own expenses.

From the merger effective time, no stockholder who has demanded appraisal rights in compliance with Section 262 will be entitled to vote such shares of BellRing Class A Common Stock for any purpose or to receive payment of dividends or other distributions on any shares of BellRing Class A Common Stock (except dividends or other distributions, if any, payable to stockholders of record as of a record date prior to the merger effective time).

If any BellRing stockholder who demands appraisal of such stockholder’s shares of BellRing Class A Common Stock under Section 262 fails to perfect, or effectively withdraws or loses, such stockholder’s right to appraisal, as provided in the DGCL, the shares of BellRing Class A Common Stock of such stockholder will be deemed converted at the merger effective time into the right to receive the merger consideration, without interest thereon, subject to any taxes required to be withheld under applicable law and follow the applicable exchange procedures in order to receive payment of the merger consideration.

If no petition for an appraisal is filed, or if a BellRing stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party delivers to BellRing a written withdrawal of the demand for an appraisal and acceptance of the merger consideration, either within 60 calendar days after the merger effective time or thereafter with the written approval of BellRing, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery will be dismissed as to any BellRing stockholders, however, without the approval of the Court of Chancery, which may be conditioned on such terms as the Court of Chancery deems just; provided, however, that such requirement will not affect the right of any BellRing stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered pursuant to the merger (without interest) within 60 calendar days after the merger effective time.

If you wish to exercise your appraisal rights, you must not vote your shares in favor of the transaction agreement proposal, and you must comply with the procedures set forth in Section 262. If you fail to take any required step in connection with the exercise of appraisal rights, it may result in the termination or waiver of your appraisal rights.

The foregoing summary of the rights of BellRing stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by BellRing stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262. The proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. A copy of Section 262 is attached as Annex G to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.

FAILURE TO COMPLY EXACTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN A TERMINATION OR LOSS OF APPRAISAL RIGHTS UNDER SECTION 262.

BOARD OF DIRECTORS AND MANAGEMENT OF NEW BELLRING FOLLOWING THE PROPOSED TRANSACTIONS

The New BellRing Board of Directors following the merger will consist of the following six members that are the same as the current BellRing directors: Robert V. Vitale, Executive Chairman, Darcy Horn Davenport, Thomas P. Erickson, Jennifer Kuperman, Chonda J. Nwamu and Elliot H. Stein, Jr.

The executive officers of BellRing immediately prior to the effective time of the merger will be the initial executive officers of New BellRing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of BellRing Class A Common Stock. The following discussion is based on the IRC, the Treasury Regulations promulgated under the IRC, and interpretations of such authorities by the courts and the IRS, all as they exist as of the date of this proxy statement/prospectus, and all of which are subject to change or subject to differing interpretations, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the transaction agreement and as further described in this proxy statement/prospectus. None of Post, BellRing or New BellRing intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not challenge the conclusions described in this discussion or that a court would not sustain such a challenge.

This discussion is limited to holders of shares of BellRing Class A Common Stock that are U.S. holders and hold such stock as a capital asset within the meaning of Section 1221 of the IRC (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, nor does it apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, such as: tax-exempt entities; partnerships, S corporations or other pass-through entities; “controlled foreign corporations;” “passive foreign investment companies;” former citizens or long-term residents of the U.S.; persons who acquired their shares of BellRing Class A Common Stock in connection with the performance of services pursuant to the exercise of employee stock options or otherwise as compensation; persons that hold their shares of BellRing Class A Common Stock in a tax-deferred account (such as an individual retirement account or a plan qualifying under Section 401(k) of the IRC); banks, insurance companies and other financial institutions; regulated investment companies and real estate investment trusts; dealers or brokers in securities, commodities or foreign currencies; traders who elect to apply a mark-to-market method of accounting; persons who have a functional currency other than the U.S. dollar; persons who hold their shares of BellRing Class A Common Stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes; persons required to accelerate the recognition of any item of gross income with respect to their shares of BellRing Class A Common Stock as a result of such income being recognized on an applicable financial statement; persons who actually or constructively own more than 5% of BellRing Class A Common Stock or persons that are otherwise subject to special treatment under the IRC.

This discussion does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of shares of BellRing Class A Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the IRC) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of BellRing Class A Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, any entity treated as a partnership for U.S. federal income tax purposes that holds shares of BellRing Class A Common Stock, and any partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger.

BellRing’s stockholders should consult their own tax advisors about the tax consequences of the transactions in light of their own particular circumstances, including the tax consequences under state, local, non-U.S., estate and gift and other tax laws and the possible effects of any changes in applicable tax laws.

Tax Opinions

Completion of the distribution, merger and certain related transactions are conditioned on, among other things, (i) the receipt by Post of the 355 tax opinion and (ii) the receipt by BellRing of the BellRing tax opinion. The tax opinions will be based on certain assumptions and on representation letters provided by Post, BellRing and New BellRing to be delivered on or before the time of the completion of the distribution and merger. In addition, the tax advisors’ ability to provide the tax opinions will depend on the absence of changes in existing facts or law between the date of the registration statement of which this prospectus forms a part and the closing date of the merger. The failure of any factual representation or assumption to be true, correct and complete in all material respects, or any undertaking to be fully complied with, could result in either or both of the tax advisors being unable to deliver the tax opinions or could affect the validity of the tax opinions, and the tax consequences of the distribution could differ from those described below.

The tax opinions will not be binding on the IRS. As discussed above, none of Post, BellRing or New BellRing intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the distribution or merger, and there is no guarantee that the IRS or a court will agree with the conclusions set forth in the tax opinions.

In addition, Post’s obligations to effect the distribution and to complete the merger are subject to the satisfaction or, to the extent permitted by law, waiver by Post of receipt by Post of the 355 tax opinion. BellRing’s obligations to complete the merger are similarly subject to the satisfaction or, to the extent permitted by law, waiver by BellRing of its receipt of the BellRing tax opinion. It is not currently anticipated that the condition to obtain the 355 tax opinion or BellRing tax opinion will be waived.

Treatment of the Merger

The merger (or the alternative transaction structure under circumstances described in the transaction agreement) is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the IRC. Pursuant to the conditions to completion of the transaction agreement, BellRing will receive a tax opinion from Simpson Thacher & Bartlett LLP (or another nationally recognized accounting firm or law firm), dated the date on which the merger is completed, that, for U.S. federal income tax purposes, the merger (or the alternative transaction structure under circumstances described in the transaction agreement) will be treated as a “reorganization” within the meaning of Section 368(a) of the IRC. Such tax opinion will be based on certain assumptions and on representation letters provided by BellRing and New BellRing to be delivered at the time of the completion of the merger and will not be binding on the IRS. As discussed above, neither BellRing nor New BellRing intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and there is no guarantee that the IRS or a court will treat the merger (or the alternative transaction structure under circumstances described in the transaction agreement) as a “reorganization” within the meaning of Section 368(a) of the IRC. Provided that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) qualifies as a “reorganization” under Section 368(a) of the IRC, the material U.S. federal income tax consequences of the merger to a U.S. holder will be as follows:

•	New BellRing will not recognize income, gain or loss in the merger;

•

a U.S. holder will recognize gain (but not loss) in an amount equal to the lesser of (1) the excess, if any, of (i) the sum of the cash and the fair market value of the New BellRing Common Stock received over (ii) such U.S. holder’s tax basis in its BellRing Class A Common Stock and (2) the amount of cash received by such U.S. holder;

•

a U.S. holder’s aggregate tax basis in the shares of New BellRing Common Stock received will be equal to such U.S. holder’s aggregate tax basis in its BellRing Class A Common Stock surrendered in exchange for the New BellRing Common Stock increased by the amount of taxable gain, if any, such U.S. holder recognizes on the exchange and decreased by the amount of cash received; and

•	a U.S. holder’s holding period for the New BellRing Common Stock received in the merger will include the holding period for the BellRing Class A Common Stock surrendered in the merger.

Any gain or loss recognized will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. For U.S. holders of BellRing Class A Common Stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

If a U.S. holder of BellRing Class A Common Stock acquired different blocks of BellRing Class A Common Stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of BellRing Class A Common Stock.

All or part of the gain a U.S. holder recognizes could be treated as ordinary dividend income rather than capital gain if (i) such U.S. holder is a significant shareholder of New BellRing or (ii) if taking into account constructive ownership rules, such U.S. holder’s percentage ownership in New BellRing after the merger is not less than what such U.S. holder’s percentage ownership would have been if such U.S. holder had received New BellRing Common Stock rather than cash in the merger. This could happen, for example, because of a U.S. holder’s purchase of additional New BellRing Common Stock, a purchase of New BellRing Common Stock by a person related to such U.S. holder or a share repurchase by New BellRing from other holders of New BellRing Common Stock. Because the possibility of dividend treatment depends upon a U.S. holder’s particular circumstances, including the application of certain constructive ownership rules, each U.S. holder should consult its own tax advisor regarding the potential tax consequences of the merger. Under the constructive ownership rules, a stockholder may be deemed to own stock that is owned by other persons, such as a family member, a trust, a corporation or other entities. If you are an individual, certain dividends may be subject to reduced rates of taxation, equal to the rates applicable to long-term capital gains. However, individuals who do not meet a minimum holding period requirement during which they are not protected from a risk of loss or who elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the IRC will not be eligible for the reduced rates of taxation. Each U.S. holder should consult its tax advisor regarding the application of the foregoing rules to its particular circumstances.

If BellRing, Post, New BellRing and Merger Sub execute the alternative transaction structure under circumstances described in the transaction agreement, provided that the alternative transaction structure qualifies as a “reorganization” under Section 368(a) of the IRC, the material U.S. federal income tax consequences of the merger to a U.S. holder will be as described above.

If the merger (or the alternative transaction structure under circumstances described in the transaction agreement) were determined not to be a “reorganization” within the meaning of Section 368(a) of the IRC, then, in general, for U.S. federal income tax purposes:

•	BellRing would not recognize income, gain or loss in the merger; and

•	U.S. holders of shares of BellRing Class A Common Stock would be considered to have made a taxable disposition of their shares of BellRing Class A Common Stock to New BellRing. Such U.S.

holders would generally recognize taxable gain or loss on their receipt of shares of New BellRing Common Stock in an amount equal to the difference between (i) the fair market value of such shares of New BellRing Common Stock and (ii) the U.S. holder’s aggregate tax basis in the shares of BellRing Class A Common Stock surrendered, as described above, and such U.S. holder’s holding period with respect to such shares of New BellRing Common Stock would begin on the day after the merger.

Information Reporting and Backup Withholding

Proceeds received in connection with the merger may be subject to information reporting to the IRS and U.S. backup withholding at the applicable statutory rate (currently 24%). Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability, and a U.S. holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

A U.S. holder that receives New BellRing Common Stock as a result of the merger will generally be required to retain records pertaining to the merger. In addition, if immediately prior to the merger a U.S. holder owned 5% or more (by vote or value) of the total outstanding stock of BellRing or BellRing securities with a basis of $1 million or more, such U.S. holder will also generally be required to file a statement with its U.S. federal income tax return for the tax year in which the merger occurs setting forth the names and employer identification numbers of BellRing and New BellRing, the date of the merger, and the fair market value and basis of such U.S. holder’s BellRing Class A Common Stock surrendered in the merger and the fair market value of the New BellRing Common Stock received in the merger.

HOLDERS OF BELLRING CLASS A COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

THE TRANSACTION AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the transaction agreement and is qualified in its entirety by reference to the complete text of the transaction agreement, a copy of which is attached as Annex A hereto and is incorporated by reference into this proxy statement/prospectus. The provisions of the transaction agreement are extensive and not easily summarized. Accordingly, this summary may not contain all of the information about the transaction agreement that is important to you. We encourage you to read the transaction agreement carefully in its entirety for a more complete understanding of the transaction agreement. The transaction agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the transaction agreement and are not intended to provide any other factual information about Post, BellRing, New BellRing or Merger Sub. Information about Post, BellRing, New BellRing and Merger Sub can be found elsewhere in this proxy statement/prospectus.

Overview

On October 26, 2021, BellRing, Post, New BellRing and Merger Sub entered into the transaction agreement, which provides for, among other things:

•

the contribution of Post’s interest in BellRing LLC to New BellRing, which is described in further detail under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger —The Separation” beginning on page 80;

•

the incurrence by New BellRing of certain indebtedness, which is described in further detail under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger —New BellRing Debt Financing” beginning on page 81;

•

the distribution of Post’s interest in New BellRing to Post shareholders, which is described in further detail under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger —The Distribution” beginning on page 83; and

•

the merger of Merger Sub with and into BellRing, with BellRing surviving and becoming a subsidiary of New BellRing, a new public holding company and the successor issuer to BellRing, which is described in further detail under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—The Merger” beginning on page 84.

Pursuant to the merger, holders of shares of BellRing Class A Common Stock will receive, with respect to each share of Class A Common Stock held by each such holder, (i) an amount of per share cash consideration equal to a pro rata portion of the amount by which the aggregate principal amount of the New BellRing debt exceeds the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement as described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger —Merger Consideration” beginning on page 84 and (ii) one share of New BellRing Common Stock.

Immediately following the completion of the transactions, assuming that Post distributes 80.1% of the shares of New BellRing Common Stock held by it in connection with the distribution, (i) holders of shares of BellRing Class A Common Stock as of immediately prior to the merger are expected to own approximately 28.5% of the outstanding shares of New BellRing Common Stock, (ii) holders of shares of Post Common Stock as of immediately prior to the distribution are expected to own approximately 57.3% of the outstanding shares of New BellRing Common Stock, and (iii) Post is expected to own approximately 14.2% of the outstanding shares of New BellRing Common Stock.

The Separation

Post Contribution

Pursuant to the transaction agreement and in connection with the separation, Post will contribute to New BellRing (i) all of the BellRing LLC Units held by it and the sole outstanding share of BellRing Class B

Common Stock and (ii) an amount in cash equal to the amount of the Post negative capital account, in exchange for (x) New BellRing debt securities in an amount described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” below and (y) limited liability company interests of New BellRing.

The “Post negative capital account” is an amount equal to the estimated taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC’s liabilities allocable to Post under the IRC, as determined by Post in its reasonable discretion. The amount of the Post negative capital account will be determined prior to the date on which the New BellRing debt financing transactions described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Debt Financing” below are pursued, and therefore is not known as of the date of this proxy statement/prospectus. As of September 30, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, Post’s good faith estimate of the Post negative capital account, assuming the disposal of its interest in BellRing LLC occurred on such date, is approximately $569.3 million.

Other Separation Transactions

Pursuant to the transaction agreement, Post will also undertake the following transactions in connection with the separation:

•	New BellRing Tax Election. Prior to the completion of the debt exchange, New BellRing will make an election to be taxed as a corporation.

•

BellRing LLC Loan. Immediately prior to the distribution, New BellRing will lend to BellRing LLC an amount in cash equal to (i) the BellRing LLC debt repayment amount minus (ii) BellRing LLC’s cash and cash equivalents in excess of the amount of cash and cash equivalents required for its ordinary course working capital needs and any fees and expenses incurred in connection with the transactions. The “BellRing LLC debt repayment amount” is the repayment amount, as of the completion of the transactions, of all principal, interest, penalties, fees and other obligations with respect to BellRing LLC’s outstanding indebtedness under the BellRing LLC credit agreement. As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, assuming the completion of the transactions occurred on such date, the BellRing LLC debt repayment amount would have been $520 million (which was the BellRing LLC debt repayment amount as of such date).

•

New BellRing Conversion. Immediately prior to the distribution, Post will cause New BellRing to convert into a Delaware corporation and the limited liability company interests of New BellRing will be converted into shares of New BellRing Common Stock.

New BellRing Debt Financing

New BellRing Maximum Debt Amount

The aggregate principal amount of the indebtedness that will be incurred by New BellRing in connection with the transactions, including the New BellRing debt securities and the New BellRing loans, will not exceed the New BellRing maximum debt amount. The “New BellRing maximum debt amount” is an amount, determined by Post in good faith in consultation with BellRing, not to exceed the lesser of (i) $1 billion and (ii) the maximum amount of indebtedness that would result in the New BellRing leverage ratio not exceeding 4.00x on a pro forma basis after giving effect to the transactions. The “New BellRing leverage ratio” is the ratio of New BellRing and its subsidiaries’ consolidated indebtedness to New BellRing and its subsidiaries’ consolidated earnings before interest, taxes, depreciation and amortization, in each case, calculated in a manner consistent with the definition of “Total Net Leverage Ratio” under the BellRing LLC credit agreement for the most recently completed four fiscal quarters of BellRing for which financial statements are available.

The New BellRing maximum debt amount will depend on various factors, including the earnings of BellRing and its subsidiaries, and will be determined prior to the date on which the New BellRing debt financing transactions are pursued. Accordingly, the New BellRing maximum debt amount is not known as of the date of this proxy statement/prospectus.

New BellRing Debt Securities

Pursuant to the transaction agreement, prior to the distribution, New BellRing will issue to Post the New BellRing debt securities. The aggregate principal amount of the New BellRing debt securities (the “New BellRing debt securities amount”) issued to Post will equal (i) the Post negative capital account plus (ii) (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by Post.

As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, Post held approximately 71.5% of the outstanding BellRing LLC Units.

Pursuant to the transaction agreement, the New BellRing debt securities will have a term of ten years. Additionally, during the first five years of this term, the New BellRing debt securities will be redeemable by New BellRing in whole or in part only if New BellRing pays holders of such securities a make whole premium, calculated with a discount rate based on U.S. Treasury notes with a maturity closest to the date that is five years after the date the New BellRing debt securities are issued plus 50 basis points. The New BellRing debt securities will also be subject to covenants and other terms and conditions that are consistent in all material respects with market practice for issuers with the investment rating assigned to New BellRing taking into account the transactions (including (x) the requirement of New BellRing to offer to repurchase the New BellRing debt securities from holders at 101% of the aggregate principal amount, plus accrued and unpaid interest thereon, in connection with certain change of control transactions, (y) customary mandatory offer provisions associated with asset sales and other similar events, subject to reinvestment provisions) and (z) customary “cleanup” redemptions of New BellRing in connection with certain change of control transactions).

Following the merger, BellRing and its subsidiaries will guarantee the New BellRing debt securities on a senior unsecured basis on or as promptly as practicable after the date that is two weeks following the closing date of the merger, pari passu in right of payment with other senior debt of BellRing and its subsidiaries.

Post Debt Exchange

Following the issuance of such New BellRing debt securities but prior to the distribution, Post expects to exchange the New BellRing debt securities issued to it by New BellRing for satisfaction of certain debt obligations of Post in the debt exchange. Following the debt exchange, the exchanging parties, or their affiliates, are expected to sell the New BellRing debt securities to third-party investors.

New BellRing Loans

Additionally, pursuant to the transaction agreement, New BellRing will enter into the New BellRing loans. The aggregate principal amount of the New BellRing loans will not exceed, together with the New BellRing debt securities amount, the New BellRing maximum debt amount described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—New BellRing Maximum Debt Amount” beginning on page 81.

As a result of these financing transactions, the indebtedness of New BellRing immediately following the completion of the transactions is expected to be greater than the indebtedness of BellRing as of the date of this proxy statement/prospectus.

Pursuant to the transaction agreement, the New BellRing loans will be senior secured first-lien borrowings that have a term of four or five years and will be prepayable at any time, without premium or penalty. The New BellRing loans will be subject to covenants and other terms and conditions that are consistent in all material respects with market practice for borrowers with the investment rating assigned to New BellRing taking into account the transactions (including (i) a customary provision to the effect that a change of control transaction constitutes an event of default giving lenders the right to cause the principal amount of the borrowings and any accrued but unpaid interest thereon immediately due and payable and (ii) other customary prepayment provisions).

Following the merger, BellRing and its subsidiaries will guarantee the New BellRing loans on a secured first-lien basis on the closing date of the merger, pari passu in right of payment with other senior debt of BellRing and its subsidiaries.

Terms and Conditions of the New BellRing Debt Financing

Post will manage the negotiations in connection with the borrowing and/or issuance and offering, syndication and/or sale of the New BellRing debt securities and New BellRing loans in consultation with BellRing, except that the precedent documentation for the New BellRing debt securities and New BellRing loans and the terms and conditions of the New BellRing Debt Securities and New BellRing loans, including the guarantee structure, covenants, registration rights and “baskets,” shall be subject to prior written approval by BellRing. Please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Covenants Relating to the New BellRing Debt Financing” beginning on page 90.

As a result of these financing activities, New BellRing will have substantial indebtedness following the completion of the transactions, which will be an increase from BellRing’s current level of indebtedness. The documentation governing the New BellRing debt has not been finalized and, accordingly, the actual terms of the New BellRing debt may differ from those described in this proxy statement/prospectus. There can be no assurance that all or any portion of the New BellRing debt and the debt exchange may occur on terms favorable to New BellRing, or at all.

The Distribution

Following the separation, and prior to the effective time of the merger, Post will complete the distribution. Post may elect to distribute its shares of New BellRing Common Stock through a spin-off, an exchange offer or as a combination of a spin-off and an exchange offer with or without a clean-up spin-off. Post will consult with BellRing in good faith in connection with making such election. Upon the distribution, the sole outstanding share of BellRing Class B Common Stock will be automatically cancelled and will no longer exist, without consideration given to New BellRing.

To the extent the distribution is effected as a spin-off, Post will cause a number of shares of New BellRing Common Stock equal to the distributed amount (or a lesser amount as may be available for distribution in the event of a clean-up spin-off) to be distributed pro rata to the holders of the Post Common Stock, with no action of such holders necessary to receive such distribution.

Post may alternatively, or in conjunction with a spin-off, elect to effect the distribution as an exchange offer. To the extent the distribution is effected as an exchange offer, each Post shareholder may elect to exchange a number of shares of Post Common Stock in exchange for shares of New BellRing Common Stock, at the exchange ratio set by Post. If the exchange offer is not fully subscribed, Post will distribute the remaining shares of New BellRing Common Stock, up to the distributed amount, to Post shareholders in a clean-up spin-off.

As of the date of this proxy statement/prospectus, Post expects to distribute the shares of New BellRing Common Stock to shareholders of Post pursuant to a spin-off.

The Merger

Following the completion of the separation and distribution, Merger Sub will merge with and into BellRing, and BellRing will be the surviving corporation in the merger. As a result of the merger, BellRing will become a direct, wholly owned subsidiary of New BellRing, with New BellRing as the new public parent company of BellRing.

Merger Consideration

Pursuant to the merger, holders of shares of BellRing Class A Common Stock will be entitled to receive, with respect to each share of BellRing Class A Common Stock, (i) the per share cash consideration and (ii) one share of New BellRing Common Stock.

The “per share cash consideration” will be an amount in cash equal to (i) the aggregate cash consideration amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the merger effective time. The “aggregate cash consideration amount” will be an amount equal to (x) the excess of the aggregate principal amount of the New BellRing debt over the BellRing LLC debt repayment amount multiplied by (y) the percentage of the outstanding BellRing LLC Units that is held by BellRing.

As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, BellRing held approximately 28.5% of the outstanding BellRing LLC Units.

The following table sets forth the per share cash consideration under the “Illustrative Per Share Cash Consideration” column in the table below based on an assumed aggregate principal amount of the New BellRing debt under the “Principal Amount of New BellRing Debt” column set forth opposite such amount. Each of the illustrative per share cash consideration amounts is also based on the following additional assumptions:

•

the BellRing LLC debt repayment amount will be $520 million (which was the BellRing LLC debt repayment amount as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus);

•

the percentage of the outstanding BellRing LLC Units that is held by BellRing will be approximately 28.5%, which was the percentage held by BellRing as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus; and

•

the number of shares of BellRing Class A Common Stock issued and outstanding will be 38,887,851, which was the number of issued and outstanding shares as of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus.

There can be no assurance that these assumptions will prove to be accurate, and the actual per share cash consideration will likely differ, and may differ materially, from the per share cash consideration shown under the “Illustrative Per Share Cash Consideration” column.

Principal Amount of New BellRing Debt	Illustrative Per Share Cash Consideration
$950 million	$3.15
$975 million	$3.33
$1 billion	$3.52

Effective Time and Completion of the Merger

BellRing will file a certificate of merger with the Delaware Secretary of State no later than the second business day after the date on which the last condition to completing the merger is satisfied or, where permissible, waived or at such other time as BellRing and Post may agree. The merger will become effective at the time and on the date on which those documents are filed, or later if the parties so agree and specify in those documents.

We cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or, where permissible, waived. Please see the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Conditions to Completion of the Transactions—Conditions to Completion of the Merger” beginning on page 91. The parties intend to complete the merger as promptly as practicable, subject to receipt of the BellRing stockholder approval and the satisfaction (or waiver) of the other conditions to the completion of the merger.

Treatment of BellRing Equity Awards

At the merger effective time, New BellRing will assume all outstanding unexercised and unexpired options to purchase shares of BellRing Common Stock or outstanding RSUs or other equity awards with respect to BellRing Common Stock outstanding under the 2019 BellRing LTIP, whether or not then vested. The equity awards assumed by New BellRing will continue to have and be subject to the same terms and conditions as set forth in the 2019 BellRing LTIP and related agreements and New BellRing will assume and perform all obligations of BellRing under the 2019 BellRing LTIP and related agreements. However, such equity awards will be in reference to the number of shares of New BellRing Common Stock equal to the number of shares of BellRing Common Stock that were subject to the BellRing equity award immediately prior to the merger effective time, and such awards may also be adjusted to account for the cash consideration payable to holders of BellRing Class A Common Stock in the merger.

Conversion of Shares; Exchange of Certificates

At the merger effective time, each share of BellRing Class A Common Stock issued and outstanding immediately prior to the effective time of the merger, other than any dissenting shares and shares owned by BellRing or its subsidiaries, will be automatically converted into and become the right to receive (i) an amount of per share cash consideration equal to a pro rata portion of the amount by which the aggregate principal amount of the New BellRing debt exceeds the amount of cash required to repay the outstanding indebtedness of BellRing under its credit agreement as described under the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Merger Consideration” beginning on page 84 and (ii) one share of New BellRing Common Stock.

Promptly after the merger effective time, the exchange agent will mail a letter of transmittal to each holder of record of a stock certificate which, immediately prior to the merger effective time, represented outstanding shares of BellRing Class A Common Stock, which at the merger effective time were converted into the right to receive the merger consideration. This mailing will contain instructions on how to surrender shares of BellRing Class A Common Stock in exchange for the merger consideration the holder is entitled to receive under the transaction agreement. When a holder of shares of BellRing Class A Common Stock delivers BellRing Class A Common Stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, such stock certificates will be cancelled.

No dividends or other distributions with respect to BellRing Class A Common Stock with a record date after the merger effective time will be paid to the holder of any unsurrendered stock certificates with respect to the shares of New BellRing Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of New BellRing Common Stock will be paid to any such holder, in each case until the holder of such stock certificate surrenders such stock certificate.

Accounts holding shares of BellRing Class A Common Stock in book-entry form will be debited as of the effective time of the merger and promptly thereafter credited with the applicable number of shares of New BellRing Common Stock. No letters of transmittal will be delivered to holders of shares in book-entry form, and holders of book-entry shares of BellRing Class A Common Stock will not need to take any action to receive their shares of New BellRing Common Stock in the merger.

Dissenting Shares

Holders of shares of BellRing Class A Common Stock that are issued and outstanding immediately prior to the merger effective time are entitled to appraisal rights under Section 262. If a stockholder successfully exercises and perfects its appraisal rights under Section 262, its shares will not be converted into the right to receive the merger consideration contemplated by the transaction agreement, and instead, such stockholder will solely be entitled to the appraisal rights granted under Section 262. Additionally, if a stockholder fails to properly exercise and perfect its appraisal rights pursuant to Section 262, its shares of BellRing Class A Common Stock will be converted solely into the right to receive the merger consideration contemplated by the transaction agreement, without interest.

Directors and Officers after the Completion of the Transactions

The New BellRing Board of Directors following the transactions will be comprised of the members of the BellRing Board of Directors immediately prior to the transactions, which as of the date of this proxy statement/prospectus, are the following individuals: Robert V. Vitale, Executive Chairman, Darcy Horn Davenport, Thomas P. Erickson, Jennifer Kuperman, Chonda J. Nwamu and Elliot H. Stein, Jr.

The executive officers of BellRing immediately prior to the effective time of the transactions will be the initial executive officers of New BellRing.

The directors and executive officers of BellRing immediately prior to the merger effective time will be the directors and executive officers of the surviving corporation.

Please see the section of this proxy statement/prospectus entitled “The Transactions—Interests of Directors and Executive Officers in the Transactions” beginning on page 65.

Certificate of Incorporation and Bylaws of New BellRing

Upon the conversion of New BellRing into a corporation in connection with the transactions, the certificate of incorporation and bylaws of New BellRing will be in the form attached as Annexes B and C to this proxy statement/prospectus, respectively, until thereafter amended as provided therein or by applicable law. Additional information about the certificate of incorporation and bylaws of New BellRing that will be in effect immediately after the merger is completed can be found in the sections of this proxy statement/prospectus entitled “Description of New BellRing Capital Stock” and “Comparison of Rights of New BellRing and BellRing Stockholders Before and After the Transactions” beginning on pages 101 and 113, respectively.

Representations and Warranties

Reciprocal Representations and Warranties

The representations and warranties made by Post, New BellRing and BellRing relate to, among other things:

•	corporate organization and similar corporate matters;

•	authorization of the transaction agreement, absence of conflicts and governmental approvals; and

•	fees payable to brokers and other advisors.

Post Representations and Warranties

In addition, the representations and warranties made by Post to BellRing relate to, among other things:

•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	ownership by Post of BellRing Class B Common Stock;

•	ownership by Post of BellRing LLC Units;

•	legal proceedings; and

•	compliance with laws.

New BellRing Representations and Warranties

In addition, the representations and warranties made by New BellRing, on behalf of itself and Merger Sub, to BellRing relate to, among other things:

•	capital structure;

•	absence of material assets and liabilities;

•	legal proceedings; and

•	compliance with laws.

BellRing Representations and Warranties

In addition, the representations and warranties made by BellRing relate to, among other things:

•	capital structure;

•	requisite corporate approvals;

•	documents filed with the SEC and absence of certain liabilities;

•	information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part; and

•	no interest in New BellRing Common Stock (or Post Common Stock) or rights to acquire, or other benefits or rights of, any shares of New BellRing or Post Common Stock.

The representations and warranties contained in the transaction agreement have been negotiated with the principal purpose of establishing the circumstances in which a party may have the right not to close the transaction and merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocate risk between the parties, rather than establishing matters as facts. The representations and warranties may also be subject to disclosures not reflected in the transaction agreement and to a contractual standard of materiality different from that generally applicable to stockholders. Furthermore, you should not rely on the covenants in the transaction agreement as actual limitations on the respective businesses of Post, BellRing, New BellRing or Merger Sub because any party may take certain actions that are either expressly permitted in the confidential disclosures to the transaction agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public.

Conduct of Business Pending the Merger

Post has agreed not to cause or permit New BellRing to, and New BellRing has agreed not to, and not to cause or permit Merger Sub to, among other things, undertake the following actions without the written consent of BellRing (subject to certain exceptions specified in the transaction agreement), which may not be unreasonably withheld, delayed or conditioned:

•	amend the organizational documents of New BellRing or Merger Sub;

•	dispose of or encumber the share of BellRing Class B Common Stock held by Post or any BellRing LLC Units;

•	make any changes in the capital structure of New BellRing or Merger Sub;

•	enter into any transaction or any contract which is not contemplated by the transaction agreement and the transactions contemplated by the transaction agreement; or

•

take any action that would prevent, materially delay or materially impair the completion of the merger and the other transactions contemplated in the transaction agreement or the ability of New BellRing to perform in all material respects under the transaction agreement.

In addition, New BellRing may not, and may not permit Merger Sub to, except consistent with the transaction agreement or with the consent of BellRing, engage in any business or activity.

BellRing has agreed not to, and not to permit its respective subsidiaries to, among other things, undertake the following actions without the consent of Post (subject to certain exceptions specified in the transaction agreement, including as reasonably necessary or appropriate in response to the COVID-19 pandemic), which may not be unreasonably withheld, delayed or conditioned:

•

issue shares, securities, equity interests or capital stock of BellRing or any of its subsidiaries, other than in connection with existing stock-based awards pursuant to the 2019 BellRing LTIP or related agreements in the ordinary course consistent with past practice; as consideration in connection with any acquisition by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any entity or division, business or equity interest of any entity that is not prohibited by the terms of the transaction agreement; in connection with any pledge, or the creation of any lien, pursuant to the BellRing LLC credit agreement; or in connection with transactions solely between its wholly owned subsidiaries;

•	pay any dividend on the BellRing Common Stock, other than regular quarterly dividends consistent with past practice and repurchases by BellRing of BellRing Common Stock;

•	split, combine or reclassify any shares of BellRing Common Stock;

•	amend or waive any rights under, or accelerate vesting under, the 2019 BellRing LTIP or any right to acquire capital stock of BellRing or similar agreement;

•

directly or indirectly acquire any person (other than a subsidiary of BellRing) if such acquisition would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the merger;

•

make any investment in any person (other than a subsidiary of BellRing) if such investment would reasonably be expected to materially impede or delay the ability of the parties to satisfy the conditions to the merger;

•

other than in the ordinary course of business consistent with past practice, enter into any contract providing for payments in excess of $100,000 that would be breached by, or would require the consent of a third party in order to continue in full force upon, or would result in the acceleration of any obligation or vesting of any benefit as a result of, the completion of the transactions; or

•	agree to take any of the foregoing actions.

BellRing Board Recommendation Change

The transaction agreement also provides that the BellRing Board of Directors (based on the recommendation of the BellRing Special Committee) may not withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Post or New BellRing, its recommendation to BellRing stockholders to vote in favor of adoption of the transaction agreement (any such withdrawal or modification, a “BellRing board recommendation change”), except that the BellRing Board of Directors (based on the recommendation of the BellRing Special Committee) may make a BellRing board recommendation change if it or the BellRing Special Committee determines in good faith (after consultation with legal counsel) that the failure to effect a BellRing board recommendation change would reasonably be likely to constitute a violation of applicable law or be expected to be inconsistent with its fiduciary duties under applicable law.

BellRing Stockholders Meeting

As soon as practicable following the date of the transaction agreement, BellRing will call and hold a meeting, whether annual or special, of its stockholders for the purpose of obtaining the BellRing stockholder approval. The obligation to call and hold such stockholders meeting will not be affected by, among other things, a BellRing board recommendation change or the withdrawal or modification of the BellRing Board of Directors’ approval, or the BellRing Special Committee’s recommendation that such BellRing Board of Directors approve, the transactions and the merger.

Post Voting Agreement

Pursuant to the transaction agreement, Post has agreed to vote all of its beneficially owned shares of BellRing Common Stock in favor of the adoption of the transaction agreement. As of the date of this proxy statement/prospectus, Post beneficially owns the sole outstanding share of BellRing Class B Common Stock, which currently represents 67% of the total voting power of the outstanding BellRing Common Stock.

Director and Officer Indemnification

From and after the merger effective time, the surviving corporation will indemnify the individuals who at or prior to the merger effective time were directors or officers of BellRing, New BellRing or Merger Sub with respect to all acts or omissions by them in their capacities as such at any time prior to the merger effective time, to the fullest extent (i) required by the BellRing organizational documents, New BellRing organizational documents or New BellRing subsidiary organizational documents, as in effect on the date of the transaction agreement, (ii) required by any indemnification agreement between BellRing, New BellRing or Merger Sub and any such director or officer as in effect on the date of the transaction agreement or as of the merger effective time and (iii) permitted under applicable law. The surviving corporation will also, for six years following the merger effective time, subject to certain limitations, maintain coverage under a directors and officers liability insurance policy with respect to claims arising from facts or events that occurred on or before the completion of the transactions contemplated by the transaction agreement at a level at least equal to that which BellRing is maintaining prior to the merger.

Indemnification Obligations of Post and New BellRing

New BellRing will, on the terms and subject to the limitations set forth in the transaction agreement, from and after the closing, indemnify, defend and hold harmless Post and its affiliates from and against any losses incurred by Post and its affiliates to the extent arising out of or relating to the assets and businesses owned or operated by New BellRing and its affiliates before and after the closing, including any losses to the extent resulting from any Liability (as defined therein) of New BellRing and its affiliates, whether incurred before or after the closing. Further, Post will, from and after the closing, indemnify, defend and hold harmless New BellRing and its affiliates from and against any losses incurred by New BellRing and its affiliates to the extent arising out of or relating to the assets and businesses owned or operated by Post and its affiliates before and after the closing, including any losses to the extent resulting from any Liability of Post and its affiliates, whether incurred before or after the closing. These indemnification obligations exclude, among other things, any matters relating to taxes. For a description of the allocation of tax-related obligations, please see the section of this proxy statement/prospectus entitled “Ancillary Agreements—Tax Matters Agreement” beginning on page 97.

Ancillary Agreements

Post, New BellRing and BellRing have agreed (i) during the pre-closing period, to negotiate and agree in good faith to the terms of the amended and restated employee matters agreement, and (ii) to execute and deliver, and cause their affiliates to execute and deliver, as applicable, such agreement prior to or upon the Closing. The material terms of the other ancillary agreements are summarized in the section of this proxy statement/prospectus entitled “Ancillary Agreements” beginning on page 96.

Post, New BellRing and BellRing agree to execute and deliver, and cause their affiliates to execute and deliver, as applicable, the tax matters agreement, the amended and restated master services agreement, the registration rights agreement, the amended and restated trademark and domain name license agreement, and the amended and restated legal engagement letter, each in the forms attached as exhibits to the transaction agreement, prior to or upon the completion of the transactions.

Covenants Relating to the New BellRing Debt Financing

Post will manage the negotiations in connection with the borrowing and/or issuance and offering, syndication and/or sale of the New BellRing debt securities and New BellRing loans in consultation with BellRing, except that the precedent documentation for the New BellRing debt securities and New BellRing loans and the terms and conditions of the New BellRing debt securities and New BellRing loans, including the guarantee structure, covenants, registration rights and “baskets,” shall be subject to prior written approval by BellRing.

Post Debt Exchange

The transaction agreement provides that Post will use its reasonable best efforts to cause the debt exchange to be completed in a process to be managed by Post, keep BellRing reasonably informed of all material developments related to the debt exchange, and provide BellRing with copies of the material definitive documents and other documentation relating to the debt exchange as reasonably requested by BellRing. Post will manage, in consultation with BellRing, the negotiations in connection with the completion of the debt exchange and the selection of advisors (and will keep BellRing informed of all material developments) and the advisors for Post, BellRing and New BellRing are required to take all actions reasonably necessary to facilitate the borrowing and/or issuance of the New BellRing debt, the debt exchange, and any subsequent offering, syndication, and/or sale of the New BellRing debt securities as reasonably directed by Post. The transaction agreement contains covenants requiring Post and BellRing to cooperate in the preparation of documents and the making of required filings and coordinate their activities in connection with the borrowing and/or issuance of the New BellRing debt, the completion of the debt exchange, any subsequent offering or sale of the New BellRing debt securities and the other components of the financing.

Alternative Transaction Structure

Pursuant to the transaction agreement, in the event that BellRing cannot obtain the BellRing tax opinion as a result of the failure of the merger to satisfy the requirements of Section 368(a)(2)(E)(ii) of the IRC (which would generally be the case if the aggregate cash consideration amount exceeds 20% of the fair market value of the cash and shares of New BellRing Common Stock received by holders of shares of BellRing Class A Common Stock), Merger Sub will form a new Delaware corporation that is a direct, wholly owned subsidiary of New BellRing (“Alternative Merger Sub”), and BellRing, Post, New BellRing and Merger Sub will undertake the transactions contemplated by the agreement in the form of (i) a merger of Alternative Merger Sub with and into BellRing, with BellRing as the surviving corporation and (ii) immediately thereafter, a merger of BellRing with and into Merger Sub, with Merger Sub as the surviving corporation (such steps (i) and (ii) together, the “alternative transaction structure”). In connection with the adoption and execution of the alternative transaction structure, BellRing, Post, New BellRing and Merger Sub will negotiate in good faith such amendments to the transaction agreement as may be reasonably required in order to execute the alternative transaction structure and each of BellRing, Post and New BellRing shall continue to use commercially reasonable efforts to obtain the BellRing tax opinion, which opinion will address the alternative transaction structure. As a result of the alternative transaction structure, Merger Sub would succeed to BellRing’s assets and liabilities and be a direct, wholly owned subsidiary of New BellRing, with New BellRing as the new public parent company of BellRing.

Additional Agreements

Post, BellRing and New BellRing have agreed to cooperate with each other and, among other things, to use reasonable best efforts to promptly:

•	take all actions necessary under the transaction agreement and applicable laws to complete the transaction and merger as soon as practicable;

•	obtain all approvals, consents, registrations, permits, authorizations and other confirmations required by applicable laws or applicable regulatory authorities; and

•	supply any information or materials required by applicable laws or applicable regulatory materials.

Notwithstanding the foregoing, pursuant to the transaction agreement, neither BellRing nor New BellRing (nor Post on behalf of New BellRing) may, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business in furtherance of obtaining the approval of any governmental authority. The transaction agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, consultation regarding transition matters, access to information, confidentiality, notification of certain matters and public announcements.

Fees and Expenses

Each party will pay the fees and expenses it incurs in connection with the transaction agreement and the transactions contemplated by the transaction agreement, whether or not the merger is completed, except that Post will be responsible for all out of pocket, third party fees and expenses related to the borrowing and/or issuance of the debt exchange. In the event the merger is completed. New BellRing will be responsible for (i) fees related to the borrowing and/or issuance of the New BellRing debt (other than those incurred with respect to each party’s advisors), and (ii) fees related to printing, mailing, and filing the New BellRing registration statements (including this proxy statement/prospectus) and other SEC filings relating to the transactions. In the event that the merger is not completed, these same fees and expenses will be borne by Post and BellRing pro rata in proportion to their indirect ownership of BellRing LLC Units as of the date of the transaction agreement.

Role of the BellRing Special Committee

Prior to the effective time of the merger, the BellRing Special Committee will be consulted regarding matters involving communications in connection with the transactions contemplated by the transaction agreement. In connection therewith, the BellRing Special Committee and its legal and financial advisors will have an opportunity to review and comment on all communication materials, including materials for rating agency presentations, road shows, bank information memoranda and other customary marketing materials. The parties to the transaction agreement will give reasonable and good faith consideration to the inclusion of comments provided by the BellRing Special Committee or its legal or financial advisors.

Conditions to Completion of the Transactions

Conditions to Completion of the Merger

Each of BellRing’s, Post’s, New BellRing’s and Merger Sub’s obligations to complete the merger are subject to the satisfaction or waiver of each of the following conditions:

•

the separation and distribution have been completed in accordance with the transaction agreement and applicable law (which distribution is also subject to certain conditions, which are described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Conditions to Completion of the Distribution” beginning on page 93);

•

the affirmative vote to adopt the transaction agreement has been received by (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates);

•	no law, injunction, judgment or ruling prohibiting the completion of the transactions or making the completion of the transactions illegal is in effect;

•	the New BellRing registration statements having been declared effective by the SEC and not subject to any stop order or initiated or threatened proceedings seeking a stop order; and

•

the shares of New BellRing Common Stock deliverable to certain stockholders of BellRing in the merger, as contemplated in the transaction agreement, having been approved for listing on the NYSE, subject to official notice of issuance.

BellRing’s obligations to complete the merger also are subject to the satisfaction or waiver of each of the following additional conditions:

•	the accuracy of the representations and warranties of Post and New BellRing, except as would not, individually or in the aggregate, have a material adverse effect (as defined below) on New BellRing;

•	Post’s performance in all material respects of all obligations that are required by the transaction agreement to be performed on or prior to the completion of the merger;

•

each of New BellRing and Merger Sub having performed in all material respects all of their respective obligations required by the transaction agreement to be performed on or prior to the completion of the merger;

•

each of the parties (other than BellRing and its subsidiaries) to the transaction agreement and the ancillary agreements shall have entered into such agreements and performed in all material respects all obligations required to be performed by such party under such agreements and each such agreement shall be in effect;

•

BellRing’s receipt of the BellRing tax opinion that the merger (or the alternative transaction structure under circumstances described in the transaction agreement) will qualify as a “reorganization” within the meaning of Section 368(a) of the IRC or, alternatively, as a transaction qualifying for nonrecognition of gain and loss under Section 351 of the IRC; and

•

there shall not have been any change, circumstance, effect, development or occurrence that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a New BellRing material adverse effect.

Post’s, New BellRing’s and Merger Sub’s obligations to complete the merger also are subject to the satisfaction or waiver of each of the following additional conditions:

•	the accuracy of the representations and warranties of BellRing, except as would not, individually or in the aggregate, have a material adverse effect (as defined below) on BellRing;

•	BellRing’s performance in all material respects of all obligations that are required by the transaction agreement to be performed on or prior to the completion of the merger; and

•

Post’s receipt of the 355 tax opinion that the distribution, together with certain contributions made by Post to New BellRing, will qualify as a tax-free reorganization within the meaning of Sections 368(a) and 355 of the IRC and a distribution eligible for nonrecognition within the meaning of Sections 355 and 361 of the IRC, and that the debt exchange and equity exchange will each qualify as a distribution in connection with the separation and distribution eligible for nonrecognition under Section 361(c) of the IRC.

For purposes of the transaction agreement, the term “material adverse effect” means, with respect to any party, any fact, circumstance, effect, change, event, occurrence or development (an “Effect”), that, individually or in the aggregate with other Effects,

•

has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole; or

•	materially impairs the ability of such party and its affiliates to complete, or prevents or materially impedes or delays, the transactions contemplated by the transaction agreement.

No Effect resulting from any of the following, either individually or in the aggregate, shall constitute or be taken into account in determining whether there has been a material adverse effect:

•	any change or development relating to the U.S. economy in general;

•	any change or development affecting the industry in which such party operates in general;

•	changes in any laws or regulations or applicable accounting regulations or principles or the interpretations thereof;

•	changes in GAAP or the interpretation thereof;

•

the execution and delivery of the transaction agreement or the announcement or performance of the transaction agreement and the transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of BellRing or any of its subsidiaries (in each case, other than in respect of required consents and approvals);

•	acts of war or terrorism or natural disasters or other calamities;

•

the fact, in and of itself (and not the underlying causes thereof) that New BellRing or any of its subsidiaries or BellRing failed to meet any projections, forecasts, or revenue or earnings predictions for any period;

•	any change, in and of itself (and not the underlying causes thereof) in the stock price of Post Common Stock or BellRing Class A Common Stock; or

•	any action taken or omission to take action by BellRing that is caused by, or done at the direction of, Post or its affiliates.

However, with respect to the first four bullets above, any such Effect shall be taken into account if and to the extent it disproportionally affects such party and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which such party and its subsidiaries operate.

Conditions to Completion of the Distribution

New BellRing and Post will not complete the distribution unless each of the following conditions is satisfied or waived:

•	the separation shall have been completed substantially in accordance with the separation plan contemplated in the transaction agreement;

•

the affirmative vote to adopt the transaction agreement has been received by (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates);

•	the shares of New BellRing Common Stock deliverable in the distribution have been approved for listing on the NYSE, subject to official notice of issuance;

•	the debt exchange shall have been completed in accordance with the transaction agreement; and

•

the Post Board of Directors shall have received, and BellRing shall have been furnished a copy of, an opinion by an independent nationally recognized appraisal firm as to the solvency of New BellRing and Post, in each case after giving effect to the separation, the issuance of the New BellRing debt, and the completion of the distribution.

Termination

New BellRing and BellRing may terminate the transaction agreement, and abandon the transactions contemplated in the transaction agreement, at any time, with the consent of the sole member or the board of directors (as applicable) of New BellRing and the BellRing Board of Directors (based on the recommendation of the BellRing Special Committee), respectively, prior to the completion of the merger, by mutual written consent.

Either BellRing, with the prior approval of the BellRing Special Committee, or New BellRing may terminate the transaction agreement by written notice to the other party:

•

if the transactions contemplated by the transaction agreement are not completed prior to July 26, 2022 (except that the right to terminate the transaction agreement based on the foregoing will not be available to any party whose action or failure to act has been the primary cause of or primarily resulted in the failure of the transactions to occur on or before such date and such action or failure to act constitutes a material breach of the transaction agreement);

•

if any final, nonappealable order or injunction prohibits the completion of the transactions contemplated by the transaction agreement or a law or regulation makes the completion of such transactions illegal (except that the right to terminate the transaction agreement based on the foregoing will not be available to any party whose action or failure to act has been the primary cause of or primarily resulted in the failure of the transactions to occur on or before such date and such action or failure to act constitutes a material breach of the transaction agreement); or

•	if the BellRing stockholder approval is not obtained at the BellRing stockholders meeting or at any adjournment or postponement thereof.

BellRing may terminate the transaction agreement with the prior approval of the BellRing Board of Directors (based on the recommendation of the BellRing Special Committee) by written notice to Post and New BellRing if there has been a breach or failure by Post and/or New BellRing of any of its representations, warranties, covenants or agreements in the transaction agreement such that the related conditions to completion would not be satisfied and such breach or failure is incapable of being cured by July 26, 2022 or, if capable of being cured, has not been cured by Post or New BellRing within thirty days following receipt of written notice thereof from BellRing (except that the right to terminate the transaction agreement based on the foregoing will not be available to BellRing if it is in then in breach of any of its representations, warranties, covenants or agreements in the transaction agreement that would give rise to a failure of the condition to completion of the merger related to such representations, warranties, covenants or agreements).

Post or New BellRing may terminate the transaction agreement by written notice to BellRing if:

•

there has been a breach or failure to perform by BellRing of any of its representations, warranties, covenants or agreements in the transaction agreement such that the related conditions to completion would not be satisfied and such breach or failure cannot be cured by July 26, 2022 or, if capable of being cured, has not been cured by BellRing within thirty days following receipt of written notice thereof from New BellRing (except that the right to terminate the transaction agreement based on the foregoing will not be available to Post or New BellRing if either is in then in breach of any of its representations, warranties, covenants or agreements in the transaction agreement that would give rise to a failure of the condition to completion of the merger related to such representations, warranties, covenants or agreements); or

•	prior to the receipt of the approval of BellRing stockholders, a BellRing board recommendation change (as recommended by the BellRing Special Committee) has occurred.

Effect of Termination

In the event the transaction agreement is terminated as described above, the transaction agreement will become null and void and none of Post, BellRing, New BellRing or Merger Sub, or their respective directors, officers and affiliates, will have any liability under the transaction agreement, other than liability for fraud or any willful breach of the transaction agreement. Certain designated provisions of the transaction agreement, including the payment of fees and expenses and confidentiality restrictions, will survive the termination of the transaction agreement.

Amendment, Extension and Waiver

The transaction agreement may be amended in writing by action taken or authorized by BellRing’s, Post’s and New BellRing’s respective boards of directors or sole member, as applicable (but in the case of BellRing, only following approval thereof by the BellRing Special Committee), at any time before or after receipt of the BellRing stockholder approval. Following approval of the transactions by the stockholders of BellRing, however, there cannot be any amendment which by law would require further approval of the transaction agreement by BellRing stockholders.

At any time before the completion of the merger, BellRing, Post, New BellRing or Merger Sub may, by written action taken or authorized by their respective boards of directors (and, in the case of BellRing, following approval by the BellRing Special Committee), to the extent legally allowed:

•	waive any inaccuracies in the representations and warranties contained in the transaction agreement;

•	extend the time for the performance of any of the obligations or other acts provided for in the transaction agreement; and

•	waive compliance with any of the agreements or conditions contained in the transaction agreement.

ANCILLARY AGREEMENTS

Amended and Restated Master Services Agreement

In connection with the transactions, Post, the surviving corporation, New BellRing, BellRing and BellRing LLC have agreed to amend and restate that certain master services agreement dated as of October 21, 2019, the form of which is attached as Annex D hereto and incorporated by reference into this proxy statement/prospectus. Pursuant to the amended and restated master services agreement, Post will continue to provide, or cause to be provided, some combination of the following services to New BellRing and its subsidiaries following the completion of the transactions:

•

assistance with certain finance, internal audit, treasury, information technology support, insurance, accounting and tax matters, including assistance with certain public company reporting obligations;

•	the use of office space;

•	payroll processing and benefits administration services;

•	tax compliance services; and

•	such other services as to which Post and New BellRing may agree.

The fees for such services will be negotiated and mutually agreed upon by Post and BellRing prior to the closing. In general, the services to be provided by Post will begin on the date of the closing and will continue for the periods specified in the amended and restated master services agreement, but not to exceed three years, subject to any subsequent extension or earlier termination as agreed to by the parties.

The parties may, by mutual written agreement, effect changes to the services provided for in the amended and restated master services agreement. In addition, Post may terminate (i) the amended and restated master services agreement or any services provided thereunder in the event of a change of control of Post, or a change of control of New BellRing or the sale of all or substantially all of the consolidated assets of Post or New BellRing, (ii) the amended and restated master services agreement or any services provided thereunder upon six months’ notice, or, if Post stops providing a service for its own operations, upon 60 days’ notice, (iii) any services provided to a subsidiary of New BellRing in the event of a change of control of the subsidiary or the sale of all or substantially all of its assets, (iv) any services provided to a business line or operating division of New BellRing or its subsidiaries in the event of a sale of such business line or operating division and (v) any services, if any, provided by Post’s Canadian subsidiary, Post Foods Canada Inc., in the event of a change in control of Post Foods Canada Inc. New BellRing may terminate the amended and restated master services agreement with respect to one or more particular services being received upon such notice as provided for in the amended and restated master services agreement.

Registration Rights Agreement

As part of the transactions and the merger, BellRing and Post will terminate that certain Investor Rights Agreement, effective as of October 21, 2019, and New BellRing will enter into a registration rights agreement with Post (the “registration rights agreement”), the form of which is attached as Annex E hereto and incorporated by reference into this proxy statement/prospectus. The registration rights agreement will provide Post with certain demand, shelf and piggyback registration rights with respect to its shares of New BellRing Common Stock, including the following:

•

Post and its affiliates will have the right to cause New BellRing to conduct up to two demand registrations in any twelve-month period, subject to certain customary restrictions, which demand registrations may take the form of a shelf registration;

•

Post and its affiliates will have the right to cause New BellRing to use commercially reasonable efforts to file and have declared effective a shelf registration statement on Form S-3 with respect to all of their shares of New BellRing Common Stock; and

•	Post and its affiliates will have the right to participate in certain registered offerings by New BellRing.

The registration rights agreement also will contain customary provisions relating to cooperation with the registration process, black-out periods and customary securities law indemnity provisions in favor of the selling stockholders. With certain customary exceptions, New BellRing will be required to bear all registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the registration rights agreement. Registration rights may be transferred by Post and its affiliates, subject to certain restrictions. No predetermined penalties or liquidated damages will be payable by New BellRing if it fails to comply with the registration rights agreement.

The registration rights agreement will terminate when Post holds less than 2.5% of the total number of outstanding shares of New BellRing Common Stock.

Tax Matters Agreement

In connection with the transactions, Post, BellRing and New BellRing will enter into the tax matters agreement, the form of which is attached as Annex F hereto and incorporated by reference into this proxy statement/prospectus. The tax matters agreement will govern the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business and taxes, if any, incurred as a result of the failure of the transactions to qualify for their intended tax treatment. The tax matters agreement will address U.S. federal, state, local and non-U.S. tax matters, and sets forth the respective obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified in its entirety by reference to the form of tax matters agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

In general, the tax matters agreement will govern the rights and obligations of Post, on the one hand, and New BellRing, on the other hand, after the distribution with respect to taxes for both pre-distribution and post-distribution periods. Under the tax matters agreement, Post will generally be responsible for pre-distribution taxes relating to both its retained business and certain pre-distribution taxes of New BellRing. New BellRing will generally be responsible for post-distribution taxes attributable to the Active Business (as defined in the tax matters agreement). In addition, in certain circumstances and subject to certain conditions, each party will be responsible for taxes imposed on Post that arise from the failure of the distribution, the merger and certain related transactions to qualify as tax-free transactions to the extent such failure to qualify is attributable to certain actions taken by such party (or, in certain circumstances, is attributable to actions taken by other persons) as described below.

Pursuant to the tax matters agreement, New BellRing is expected to indemnify Post for (i) all taxes for which New BellRing is responsible, as described above, and (ii) all taxes incurred by reason of certain actions or events, or by reason of any breach by New BellRing or any of its subsidiaries of any of its respective representations, warranties or covenants under the tax matters agreement that, in each case, affect the intended tax-free treatment of the transactions.

Pursuant to the tax matters agreement, Post is expected to (i) indemnify New BellRing for the taxes for which Post is responsible, as described above, and (ii) taxes attributable to a failure of the transactions to qualify as tax free, to the extent incurred by any action or failure to take any action within the control of Post.

The tax matters agreement will prohibit Post, BellRing and New BellRing from taking actions (or refraining from taking actions) that could reasonably be expected to cause the transactions to fail to qualify for their intended tax treatment. In particular, for two years after the distribution, New BellRing in general may not:

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issue any equity securities or securities that could be converted into New BellRing’s equity securities, including as acquisition currency for a merger or acquisition (but excluding certain equity compensation for New BellRing employees), redeem or repurchase New BellRing equity securities or New BellRing debt, or enter into any transaction pursuant to which New BellRing stock would be acquired, whether by merger or otherwise;

•	cease, or permit certain of its wholly owned subsidiaries to cease, the active conduct of the Active Business or from holding certain assets held at the time of the distribution;

•	dissolve, liquidate or take any action that is a liquidation for U.S. federal income tax purposes, (other than pursuant to the merger);

•

approve or allow an extraordinary contribution to New BellRing by its stockholders in exchange for stock, redeem or otherwise repurchase (directly or indirectly) any of the New BellRing Common Stock or amend its certificate of incorporation or other organizational documents if such amendment or other action would affect the relative voting rights of its capital stock, or redeem or otherwise repurchase (directly or indirectly) any of the debt obligations issued pursuant to the Debt Exchange; or

•

sell or transfer 30% or more of the gross assets of the Active Business, other than pursuant to sales or transfers of assets in the ordinary course of business, cash acquisitions of assets from unrelated persons in arm’s-length transactions, transfers to a person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, mandatory or optional repayment (or pre-payment) of any indebtedness of New BellRing or its subsidiaries or a sale or transfer among New BellRing and its subsidiaries.

Nevertheless, New BellRing may be permitted to take any of the actions described above during the two-year period following the distribution if Post obtains an IRS private letter ruling or, in certain circumstances, BellRing tax counsel delivers an unqualified “will”-level tax opinion in form and substance reasonably satisfactory to Post) to the effect that the action will not affect the tax-free status of the transactions. Notwithstanding the above, under the tax matters agreement, New BellRing may make certain stock issuances that meet certain safe harbors provided in Section 1.355-7(d) of the Treasury Regulations so long as such issuances are not inconsistent with any applicable formal or informal written guidance provided by the IRS in connection with any IRS ruling request or any applicable assumptions, representations and warranties, covenants or certificates relied upon in any unqualified “will”-level tax opinion.

The tax matters agreement will be binding on and inure to the benefit of any permitted assignees and any successor to any of the parties of the tax matters agreement. The tax matters agreement may be amended only by a written instrument signed by each of the parties, and any right may be waived only in a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party to the tax matters agreement to exercise a right operates as a waiver thereof.

Amended and Restated Employee Matters Agreement

As part of the contemplated transactions, BellRing, New BellRing and BellRing LLC will enter into an amended and restated employee matters agreement with Post (the “employee matters agreement”). The terms of the employee matters agreement have not yet been finalized. The employee matters agreement is expected to cover a wide range of compensation and benefits matters, including the matters described below. Changes to these terms, some of which may be material, may be made prior to the completion of the transactions.

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RSU awards issued to employees of BellRing, BellRing LLC or their subsidiaries (or their predecessors) under certain Post equity incentive plans, which remain unsettled or outstanding as of the date of the transactions, will either: (i) accelerate at the time that Post and BellRing are no longer affiliated, or (ii) vest or be forfeited, in each case, based on their original terms. With respect to nonqualified stock option awards held by Ms. Davenport under certain Post equity incentive plans, such non-qualified stock option awards may be amended to extend their exercise period to 10 years from the date of grant of such options. BellRing will reimburse Post for the accounting cost related to the monthly expense and any accounting charges or costs resultant from any accounting modification of an equity award including, but not limited to, any extension of any exercise period or any acceleration or change in vesting provision. In addition, BellRing will reimburse Post for the employer-related payroll expense, and any other financial obligations relating to any such outstanding awards while outstanding. Any RSUs denominated in Post Common Stock and options to purchase Post Common Stock will be adjusted in a manner and at a time consistent with other equity awards issued by Post under its equity incentive plans.

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BellRing, New BellRing, BellRing LLC and Post will, and will cause their respective subsidiaries to, take such commercially reasonable actions with regard to benefit and payroll carriers and vendors, and contracts regarding the same, as may be reasonably necessary or appropriate in order to transition relevant contracts, to fulfill their respective obligations under the amended and restated master services agreement and to ensure continuity of employee benefits for employees of BellRing or its subsidiaries.

•	The BellRing Brands, Inc. Employee Benefits Trustees Committee will determine the future treatment of the Post Common Stock fund held in the BellRing Brands, Inc. 401(k) Plan.

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BellRing, New BellRing, BellRing LLC and Post will work in good faith to administer the notional accounts held by certain employees of BellRing or its subsidiaries under the Post Holdings, Inc. Deferred Compensation Plan for Key Employees and the Post Holdings, Inc. Executive Savings Investment Plan (collectively, the “Post nonqualified plans”) for so long as such notional accounts remain under the Post nonqualified plans.

•

Except as otherwise provided in the employee matters agreement, BellRing, New BellRing and BellRing LLC will, or will cause their subsidiaries to, assume or retain, pay, perform, fulfill and discharge: (i) all liabilities under all employee benefit plans and arrangements sponsored or maintained or contributed to by BellRing, New BellRing or BellRing LLC, and all employee benefit plans and arrangements assumed or adopted by BellRing, New BellRing or BellRing LLC, and (ii) all liabilities, whenever incurred, with respect to the employment or termination of employment of BellRing, New BellRing and BellRing LLC employees and former BellRing, New BellRing and BellRing LLC employees and their dependents and beneficiaries.

Additionally, under the employee matters agreement, BellRing, New BellRing and BellRing LLC will use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the 2019 BellRing LTIP or any successor plan, and any equity awards issued thereunder.

BellRing, New BellRing, BellRing LLC and Post may terminate the employee matters agreement by mutual consent, and Post may terminate the employee matters agreement in the event of a change of control of Post, or a change of control of BellRing or the sale of all or substantially all of its consolidated assets.

CERTAIN INFORMATION RELATING TO NEW BELLRING AND BELLRING

New BellRing’s business and operations after the completion of the transactions will be substantially the same as those of BellRing. Certain information relating to BellRing is incorporated by reference into this proxy statement/prospectus from BellRing’s publicly available SEC filings. As such, investors should carefully review the following sections:

•	The description of BellRing’s Business, found under Item 1 of the Form 10-K;

•	Certain Risk Factors describing the major risks to BellRing’s business, found under Item 1A of the Form 10-K;

•	Management’s Discussion and Analysis, found under Item 7 of the Form 10-K;

•	Directors, Executive Officers and Corporate Governance, found under Item 10 of the Form 10-K;

•	Compensation of Officers and Directors, found in the Proxy Statement for BellRing’s 2022 Annual Meeting of Stockholders;

•	Security Ownership of Certain Stockholders, found in the Proxy Statement for BellRing’s 2022 Annual Meeting of Stockholders;

•

Certain Relationships and Related Transactions, and Corporate Governance – Director Independence and Role of the Independent Lead Director, found in the Proxy Statement for BellRing’s 2022 Annual Meeting of Stockholders; and

•	Audited Consolidated Financial Statements of BellRing as of September 30, 2021 and 2020 and for the years ended September 30, 2021, 2020 and 2019, found under Item 8 of the Form 10-K.

If you desire copies of any of these documents, you may contact BellRing at its address or telephone number indicated under the section of this proxy statement/prospectus entitled “Where You Can Find More Information; Incorporation by Reference” beginning on page 130.

DESCRIPTION OF NEW BELLRING CAPITAL STOCK

The following is a summary description of the registered securities of New BellRing as of the effective time of the merger. This description is not complete and is qualified in its entirety by reference to the full text of the New BellRing certificate of incorporation, a form of which is attached as Annex B to this proxy statement/prospectus, to the full text of the New BellRing bylaws, a form of which is attached as Annex C to this proxy statement/prospectus, and the applicable provisions of Delaware law. In connection with its conversion into a Delaware corporation and the merger of Merger Sub with and into BellRing, New BellRing will change its name to BellRing Brands, Inc. and BellRing will change its name to BellRing Intermediate Holdings, Inc.

Capital Stock

After giving effect to the conversion of New BellRing from a limited liability company to a corporation, the New BellRing certificate of incorporation will provide that New BellRing may issue up to 500 million shares of common stock of New BellRing, par value $0.01 per share, and 50 million shares of preferred stock of New BellRing, par value $0.01 per share. New BellRing Common Stock is expected to be listed on the NYSE under the ticker symbol “BRBR”.

Common Stock

Voting

The holders of New BellRing Common Stock will be entitled to one vote for each share held by such holder on the applicable record date, on all matters on which stockholders are generally entitled to vote.

Dividends

The holders of New BellRing Common Stock will be entitled to receive dividends when, as and if declared by the New BellRing Board of Directors out of legally available funds.

Liquidation or Dissolution

Upon New BellRing’s liquidation or dissolution, the holders of New BellRing Common Stock will be entitled to share ratably in those of New BellRing’s assets that are legally available for distribution to stockholders after payment of liabilities and subject to the special rights and preferences, if any, of any holders of preferred stock then outstanding.

Other Matters

New BellRing Common Stock will have no preemptive rights pursuant to the terms of the New BellRing certificate of incorporation. There will be no redemption or sinking fund provisions applicable to New BellRing Common Stock. After giving effect to the conversion of New BellRing from a limited liability company to a corporation, the outstanding shares of New BellRing Common Stock will be fully paid and non-assessable.

Preferred Stock

The rights of holders of New BellRing Common Stock may be materially limited or qualified by the rights, powers and preferences of any preferred stock that New BellRing may issue in the future.

New BellRing will be authorized to issue up to 50 million shares of preferred stock. The New BellRing Board of Directors will be authorized, subject to limitations prescribed by Delaware law and the New BellRing certificate of incorporation, to determine the terms and conditions of the preferred stock, including whether the shares of preferred stock will be issued in one or more series, the number of shares to be included in each series and the powers (including voting powers), designations, preferences and rights of the shares. The New BellRing Board of

Directors will also be authorized to designate any qualifications, limitations or restrictions on the shares without any further vote or action by New BellRing’s stockholders, subject to applicable rules of the NYSE and Delaware law.

Authorizing the New BellRing Board of Directors to establish preferred stock eliminates delays associated with seeking stockholder approval of the creation of a particular class or series of preferred stock. The rights of the holders of New BellRing Common Stock will be subject to the rights of holders of any preferred stock issued at any time, including in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of New BellRing and may adversely affect the voting and other rights of the holders of New BellRing Common Stock, which could have an adverse impact on the market price of New BellRing Common Stock. These provisions also could make it more difficult for New BellRing’s stockholders to effect certain corporate actions, including the election of directors.

Corporate Opportunities

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation renouncing any interests or expectancy of a corporation in, or in being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or to one or more of its directors, officers or stockholders.

The New BellRing certificate of incorporation will include certain provisions regulating and defining the conduct of New BellRing’s affairs to the extent that they may involve Post and its directors, officers, employees, agents and affiliates (except that New BellRing and its subsidiaries are not deemed affiliates of Post or its affiliates for purposes of these provisions) and New BellRing’s rights, powers, duties and liabilities and those of its directors, officers, managers, employees and agents in connection with its relationship with Post. In general, and except as may be set forth in any agreement between New BellRing and Post, these provisions will provide that Post and its affiliates may carry on and conduct any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as New BellRing; Post and its affiliates may do business with any of New BellRing’s customers, vendors and lessors; and Post and its affiliates may make investments in any kind of property in which New BellRing may make investments. In addition, these provisions will provide that New BellRing renounces any interest or expectancy to participate in any business of Post or its affiliates.

Moreover, the New BellRing certificate of incorporation will provide that New BellRing renounces any interests or expectancy in corporate opportunities which become known to (i) any of its directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates (except that New BellRing and its subsidiaries are not deemed affiliates of Post or its affiliates for the purposes of the provision) or (ii) Post or its affiliates. The provision will generally provide that neither Post nor New BellRing’s directors, officers, managers, employees or agents who also are directors, officers, employees, agents or affiliates of Post or its affiliates will be liable to New BellRing or its stockholders for breach of any fiduciary duty solely by reason of the fact that any such person pursues or acquires any corporate opportunity for the account of Post or its affiliates, directs, recommends or transfers such corporate opportunity to Post or its affiliates or does not offer or communicate information regarding such corporate opportunity to New BellRing or any person controlled by New BellRing because such person has directed or intends to direct such opportunity to Post or one of its affiliates. This renunciation will not extend to corporate opportunities expressly offered to one of New BellRing’s directors, officers, managers, employees or agents, solely in his or her capacity as a director, officer, manager, employee or agent of New BellRing.

These provisions in the New BellRing certificate of incorporation will cease to apply at such time as (i) New BellRing and Post and its affiliates are no longer affiliates of one another and (ii) none of the directors, officers, employees, agents or affiliates of Post serve as New BellRing’s directors, officers, managers, employees or agents.

Anti-Takeover Effects of the New BellRing Certificate of Incorporation and New BellRing Bylaws

The New BellRing certificate of incorporation and the New BellRing bylaws will contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the New BellRing Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of New BellRing unless such takeover or change in control is approved by the New BellRing Board of Directors.

These provisions will include:

Action by Written Consent; Special Meetings of Stockholders

The New BellRing certificate of incorporation and New BellRing bylaws will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by any consent in lieu of a meeting. The New BellRing bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the affirmative vote of a majority of New BellRing’s entire Board of Directors, the Chairperson of the New BellRing Board of Directors or New BellRing’s President. Except as described above, stockholders are not permitted to call a special meeting or to require the New BellRing Board of Directors to call a special meeting.

Advance Notice Procedures

The New BellRing bylaws will contain provisions requiring that advance notice be delivered to New BellRing of any business to be brought by a stockholder before an annual meeting and providing for procedures to be followed by stockholders in nominating persons for election to the New BellRing Board of Directors. Ordinarily, the stockholder must give notice in writing to New BellRing’s Secretary not less than 90 days nor more than 120 days prior to the date of the first anniversary of the prior year’s annual meeting (and for purposes of calculating this date with respect to the first annual meeting, the annual meeting for the prior year shall be deemed to have been held on the date of the most recent annual meeting of stockholders of BellRing held before the date the merger is completed) except that, in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. For stockholder proposals, the notice must include a description of the proposal, the reasons for the proposal and other specified matters. The New BellRing Board of Directors may reject any proposals or nominations that have not followed these procedures or that are not a proper subject for stockholder action in accordance with the provisions of applicable law. Although the New BellRing bylaws will not otherwise give the New BellRing Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the New BellRing bylaws may have the effect of precluding the conduct of certain business or the nomination of certain individuals at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Directors, and Not Stockholders, Fix the Size of the New BellRing Board of Directors

The New BellRing certificate of incorporation and New BellRing bylaws will provide that the number of New BellRing’s directors will be fixed from time to time exclusively pursuant to a resolution adopted by the New BellRing Board of Directors, but in no event will it consist of less than five nor more than twelve directors.

Vacancies and Newly-Created Directorships on the New BellRing Board of Directors

Subject to the special rights of holders of any outstanding series of preferred stock, any vacancy on the New BellRing Board of Directors occurring for any reason, and any newly created directorships which occur by reason of an increase in the number of directors, will be filled only by the majority of the remaining directors, even if less than a quorum or by a sole remaining director. These provisions could make it more difficult for stockholders to affect the composition of the New BellRing Board of Directors.

Classified Board of Directors; Removal of Directors

The New BellRing certificate of incorporation and New BellRing bylaws will provide that the New BellRing Board of Directors is divided into three classes of directors serving staggered three-year terms. The number of directors assigned to each class is as equal as reasonably possible. With respect to the members of the New BellRing Board of Directors in office as of the date of the certificate of incorporation, the first class of directors will hold office until the first annual stockholders’ meeting for election of directors, the second class of directors will hold office until the second annual stockholders’ meeting for election of directors, and the third class of directors will hold office until the third annual stockholders’ meeting for election of directors. Each class will thereafter hold office until the third annual stockholders’ meeting for election of directors following the most recent election of such class and until their successors are duly elected and qualified. With only a portion of the New BellRing Board of Directors up for election each year, the existence of a classified board of directors could render more difficult or discourage an attempt to obtain control of New BellRing because it would take more than one annual meeting to do so. In addition, the New BellRing certificate of incorporation will provide that its directors may only be removed for cause, which could also make it more difficult to change the composition of the New BellRing Board of Directors.

Authorized but Unissued Shares

New BellRing’s authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to applicable rules of the NYSE and Delaware law. These additional shares may be utilized for a variety of corporate purposes, including future public offerings or private offerings to raise additional capital, corporate acquisitions and employee benefit plans and equity grants. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of New BellRing Common Stock by means of a proxy contest, tender offer, merger or otherwise. New BellRing does not intend to solicit approval of its stockholders for issuance of authorized but unissued shares of New BellRing Common Stock and preferred stock, unless the New BellRing Board of Directors believes that approval is advisable or is required by applicable rules of the NYSE or Delaware law.

Amendments to Certificate of Incorporation and Bylaws

The DGCL generally provides that a corporation may amend its certificate of incorporation upon a resolution of its board of directors proposing the amendment and its submission to the stockholders for their approval upon the affirmative vote of holders of a majority of the voting power entitled to vote thereon. The New BellRing certificate of incorporation provides that it may be amended in accordance with and upon the vote prescribed by Delaware law, except that the indemnification provisions of the certificate of incorporation may be amended (or a provision inconsistent with the indemnification provisions adopted) only upon the affirmative vote of not less than 85% of all of the voting power of all of the outstanding shares of New BellRing Common Stock then entitled to vote in the election of directors, voting together as a single class.

The DGCL provides that the power to adopt, amend or repeal the bylaws of a corporation is held by the stockholders of the corporation, except that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal its bylaws upon the board of directors of the corporation, but the fact that such power has been so conferred upon the board of directors will not divest the stockholders of such power or limit their power to adopt, amend or repeal the bylaws. New BellRing’s certificate of incorporation and bylaws provide that the board of directors may amend, alter, change or repeal any provision of the bylaws. New BellRing’s certificate of incorporation and bylaws also provide that stockholders may amend, alter, change or repeal any provision of the bylaws upon the affirmative vote of a majority of all of the voting power of New BellRing entitled to vote thereon.

Directors’ Liability; Indemnification of Directors and Officers

The DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	in respect of certain unlawful dividend payments or stock redemptions or repurchases; and

•	for any transaction from which the director derives an improper personal benefit.

The DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action or suit (i.e., one by or in the right of the corporation), indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees and agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person has been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The DGCL also permits corporations to advance expenses incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

The New BellRing certificate of incorporation will limit the liability of directors to the fullest extent permitted by the DGCL and provides that New BellRing will provide its directors and officers with customary indemnification and advancement. New BellRing intends to enter into customary indemnification agreements with each of its directors and certain of its executive officers that provide them, in general, with customary indemnification and advancement in connection with their service to New BellRing or on New BellRing’s behalf.

Exclusive Forum

The DGCL permits a corporation to require, and not prohibit, in its certificate of incorporation or bylaws, internal corporate claims to be brought (only) in Delaware. Under Section 115 of the DGCL, “internal corporate claims” means claims, including claims in the right of the corporation, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery.

Section 12 of the New BellRing certificate of incorporation will provide that, unless New BellRing consents in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) is the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law:

•	any derivative action or proceeding brought on New BellRing’s behalf;

•	any action asserting a breach of fiduciary duty;

•	any action asserting a claim against New BellRing arising pursuant to the DGCL; and

•	any action asserting a claim against New BellRing that is governed by the internal affairs doctrine.

Section 12 will not apply to suits brought to enforce a duty or liability created by the Exchange Act, for which the U.S. federal courts have exclusive jurisdiction. New BellRing’s certificate of incorporation also will provide that U.S. federal courts will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act. Further, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in New BellRing Common Stock will be deemed to have notice of Section 12 of New BellRing’s certificate of incorporation.

Although the New BellRing certificate of incorporation will contain the exclusive forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. The exclusive forum provision shall not relieve New BellRing of its duties to comply with the federal securities laws and the rules and regulations thereunder, and New BellRing stockholders will not be deemed to have waived New BellRing’s compliance with these laws, rules and regulations.

NEW BELLRING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of January 14, 2022, the most recent date for which information was available prior to the filing of this proxy statement/prospectus, information relating to the beneficial ownership of New BellRing Common Stock by: (i) each person known by New BellRing to own beneficially more than 5% of New BellRing, (ii) each executive officer of New BellRing and (iii) all current executive officers of New BellRing as a group. New BellRing is a member-managed Delaware limited liability company and does not have any directors or managers.

Unless otherwise indicated, the beneficial owners listed below may be contacted at New BellRing’s corporate headquarters located at 2503 S. Hanley Road St. Louis, Missouri 63144.

Name and Address of Beneficial Owner	Percentage of New BellRing Owned
Post Holdings, Inc.	100%
Robert V. Vitale, President	0%
Jeff A. Zadoks, Vice President	0%
Diedre J. Gray, Secretary	0%
Matthew J. Mainer, Treasurer	0%
All current named executive officers as a group (4 persons)	0%

BELLRING SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents, as of January 14, 2022, the most recent practicable date for which information was available prior to the filing of this proxy statement/prospectus, information relating to the beneficial ownership of BellRing Class A Common Stock and BellRing Class B Common Stock by: (i) each person known by BellRing to own beneficially more than 5% of the outstanding shares of BellRing Class A Common Stock or BellRing Class B Common Stock, (ii) each director of BellRing, (iii) each named executive officer of BellRing and (iv) all current directors and executives officers of BellRing as a group. As of January 14, 2022, there were 38,887,851 shares of BellRing Class A Common Stock and one share of BellRing Class B Common Stock outstanding, respectively.

Unless otherwise indicated, the beneficial owners listed below may be contacted at BellRing’s corporate headquarters located at 2503 S. Hanley Road St. Louis, Missouri 63144. Except as noted, all such persons possess, to BellRing’s knowledge, sole voting and dispositive power with respect to the shares listed. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options or other equity awards that are vested or exercisable or that become vested and/or exercisable within 60 days. The percentage of votes for all classes of capital stock is based on (i) the sole share of BellRing Class B Common Stock outstanding representing 67% of the total voting power of BellRing Common Stock and (ii) the shares of BellRing Class A Common Stock outstanding representing the remaining portion of the total voting power of BellRing Common Stock.

	BellRing Class A Common Stock			BellRing Class B Common Stock		Percent of Votes
Name and Address of Beneficial Owner	Number of Shares Owned		% of Class Owned (18)	Number of Shares Owned	% of Class Owned (19)%
Post Holdings, Inc. 2503 S. Hanley Rd. St. Louis, Missouri 63144	97,474,180	(1)	71.3%	1	100%	67%
Route One Investment Company, L.P. One Letterman Drive Bldg D-Main, Suite DM200 San Francisco, California 94129	5,165,991	(2)	13.2%	—	—	4.4%
Vanguard Group Inc. P.O. Box 2600 Valley Forge, Pennsylvania 19482	3,795,633	(3)	9.7%	—	—	3.2%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	3,289,715	(4)	8.4%	—	—	2.8%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403	2,742,139	(5)	7.0%	—	—	2.3%
Point72 Asset Management, L.P.
Point72 Capital Advisors, Inc.
Cubist Systematic Strategies, LLC
Point72 Hong Kong Limited
Steven A. Cohen 72 Cummings Point Road Stamford, Connectictut 06902	1,983,182	(6)	5.1%	—	—	1.7%
Robert V. Vitale	10,300	(7)	*	—	—	*
Darcy Horn Davenport	165,560	(8)	*	—	—	*
Thomas P. Erickson	15,048	(9)	*	—	—	*
Jennifer Kuperman	14,034	(10)	*	—	—	*
Chonda J. Nwamu	393	(11)	*	—	—	*
Elliot H. Stein, Jr.	10,461	(12)	*	—	—	*
Paul A. Rode	39,130	(13)	*	—	—	*
Douglas J. Cornille	24,611	(14)	*	—	—	*
Craig L. Rosenthal	25,161	(15)	*	—	—	*
R. Lee Partin	10,248	(16)	*	—	—	*
Robin Singh	14,921	(17)	*	—	—	*
All executive officers and directors as a group (11 persons)	329,867		*	—	—	*

*	The percentage of shares beneficially owned does not exceed 1% of the class or voting power (of all classes).
(1)

Represents the shares of BellRing Class A Common Stock that may be acquired upon the redemption of BellRing LLC Units held by Post. Subject to the terms of the amended and restated limited liability company agreement of BellRing LLC, BellRing LLC Units may be redeemed for, at the option of BellRing LLC (as determined by its board of managers), shares of BellRing Class A Common Stock, or for cash. The redemption of BellRing LLC Units for shares of BellRing Class A Common Stock would be at an initial redemption rate of one share of BellRing Class A Common Stock for one BellRing LLC Unit, subject to customary redemption rate adjustments for stock splits, stock dividends and reclassifications.

(2)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2021, based on a Form 13F-HR dated November 15, 2021, filed by Route One Investment Company, L.P. According to the Form 13F-HR, Route One Investment Company, L.P. exercises sole investment power with respect to all shares and has sole voting power with respect to all shares.

(3)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2021, based on a Form 13F-HR dated November 12, 2021, filed by Vanguard Group Inc. According to the Form

13F-HR, Vanguard Group Inc. exercises sole investment power with respect to 3,700,575 shares, shared-defined investment power for 95,058 shares, shared voting power with respect to 66,846 shares and no voting power with respect to 3,728,787 shares.
(4)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2021, based on a Form 13F-HR dated November 9, 2021, filed by BlackRock Inc. According to the Form 13F-HR, BlackRock Inc. exercises sole investment power with respect to all shares, sole voting power with respect to 3,235,026 shares and no voting power with respect to 54,689 shares.

(5)

The shares set forth in the table reflect the number of shares beneficially owned as of September 30, 2021, based on a Form 13F-HR dated November 12, 2021, filed by Franklin Resources, Inc. According to the Form 13F-HR, Franklin Resources, Inc. exercises shared-defined investment power with respect to all shares, sole voting power with respect to 2,740,639 shares and no voting power with respect to 1,500 shares.

(6)

The shares set forth in the table reflect the number of shares beneficially owned as of January 7, 2022, based on a Schedule 13G dated January 7, 2022, filed by Point72 Asset Management, L.P., Point72 Capital Advisors, Inc., Cubist Systematic Strategies, LLC, Point72 Hong Kong Limited and Steven A. Cohen. According to the Schedule 13G, Steven A. Cohen exercises shared voting power with respect to all shares.

(7)	Includes 10,300 shares of BellRing Class A Common Stock outstanding.
(8)

Includes (i) 85,830 shares of BellRing Class A Common Stock outstanding and (ii) 79,730 shares of BellRing Class A Common Stock which could be acquired upon the exercise of vested options or options that vest within 60 days of January 14, 2022.

(9)

Includes (i) 4,066 RSUs that vest within 60 days of January 14, 2022, (ii) 4,395 RSUs that the director has elected to defer until retirement from the BellRing Board of Directors and (iii) 6,587 indirect interests in shares of BellRing Class A Common Stock held under BellRing’s Deferred Compensation Plan for Directors.

(10)

Includes (i) 4,066 RSUs that vest within 60 days of January 14, 2022, (ii) 4,395 RSUs that the director has elected to defer until retirement from the BellRing Board of Directors and (iii) 5,573 indirect interests in shares of BellRing Class A Common Stock held under BellRing’s Deferred Compensation Plan for Directors.

(11)	Includes 393 indirect interests in shares of BellRing Class A Common Stock held under BellRing’s Deferred Compensation Plan for Directors.
(12)

Includes (i) 2,000 shares of BellRing Class A Common Stock, (ii) 4,066 RSUs that vest within 60 days of January 14, 2022 and (iii) 4,395 RSUs that the director has elected to defer until retirement from the BellRing Board of Directors.

(13)

Includes (i) 27,593 shares of BellRing Class A Common Stock outstanding and (ii) 11,537 shares of BellRing Class A Common Stock which could be acquired upon the exercise of vested options or options that vest within 60 days of January 14, 2022.

(14)	Includes 24,611 shares of BellRing Class A Common Stock outstanding.
(15)	Includes 25,161 shares of BellRing Class A Common Stock outstanding.
(16)	Includes 10,248 shares of BellRing Class A Common Stock outstanding.
(17)	Includes 14,921 shares of BellRing Class A Common Stock outstanding.
(18)

Except for Post, the percentage of BellRing Class A Common Stock beneficially owned was calculated based upon 38,887,851 shares of Class A common stock issued and outstanding as of January 14, 2022, plus the number of RSUs that vest within 60 days of that date (12,198 shares), plus the number of vested RSUs deferred by certain directors until retirement from the BellRing Board of Directors (13,185 shares), plus the number of shares of BellRing Class A Common Stock which could be acquired upon the exercise of vested options, or options that vest within 60 days of that date (91,267 shares), by all directors and executive officers. For Post, the number of shares outstanding was increased by the addition of the number of shares of BellRing Class A Common Stock issuable upon the redemption of BellRing LLC Units held by Post.

(19)	The percentage of BellRing Class B Common Stock beneficially owned was calculated based upon one share of BellRing Class B Common Stock issued and outstanding as of January 14, 2022.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Post, New BellRing and BellRing or their respective subsidiaries, in each case as applicable, have entered into or, in connection with the completion of the transactions, will enter into, certain agreements governing the relationship between such parties following the separation. These agreements are summarized in the section of this prospectus entitled “Ancillary Agreements” beginning on page 96.

COMPARISON OF RIGHTS OF NEW BELLRING AND BELLRING STOCKHOLDERS BEFORE AND AFTER THE TRANSACTIONS

Like BellRing, New BellRing has been formed in the State of Delaware and will be incorporated in Delaware following New BellRing’s conversion to a Delaware corporation. Its certificate of incorporation and bylaws following the transactions will be substantially similar to BellRing’s amended and restated certificate of incorporation and amended and restated bylaws prior to the transactions. Therefore, the rights of stockholders of New BellRing after the transactions, as a matter of state law and under the relevant organizational documents, will be substantially similar to the rights of stockholders of BellRing prior to the transactions. The following is a description of (i) the terms of the BellRing Class A Common Stock and Class B Common Stock under BellRing’s certificate of incorporation (the “BellRing certificate of incorporation”) and bylaws (the “BellRing bylaws”) and (ii) the terms of the New BellRing Common Stock under New BellRing’s certificate of incorporation (the “New BellRing certificate of incorporation”) and bylaws (the “New BellRing bylaws”), which are attached as Annexes B and C, respectively, to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. This description is not complete and is qualified in its entirety by reference to the full text of the New BellRing certificate of incorporation and New BellRing bylaws, and the applicable provisions of Delaware law.

BellRing Class A and Class B Common Stock Under BellRing’s Current Amended and Restated Certificate of Incorporation and Bylaws	New BellRing Common Stock Under the New BellRing Certificate of Incorporation and New BellRing Bylaws
Authorized Capital Stock

BellRing is authorized to issue up to 500 million shares of BellRing Class A Common Stock, one share of BellRing Class B Common Stock and 50 million shares of preferred stock.	New BellRing is authorized to issue up to 500 million shares of New BellRing Common Stock and 50 million shares of preferred stock. See Section 4.1 of Annex B.

Voting Rights

So long as Post holds in the aggregate more than 50% of the BellRing LLC Units then (i) each holder of BellRing Class A Common Stock is entitled to one vote per share on all matters to be voted upon by the stockholders generally and (ii) the holder of the share of BellRing Class B Common Stock is entitled to a number of votes equal to 67% of the total voting power of the outstanding BellRing Common Stock, on all matters to be voted upon by stockholders generally.

In the event that Post holds in the aggregate 50% or less of the BellRing LLC Units, then the holder of the share of BellRing Class B Common Stock will be entitled to a number of votes equal to the number of BellRing LLC Units held by all persons other than BellRing and its subsidiaries, but may only cast a number of such votes on its own behalf equal to the number of BellRing LLC Units held by Post. If any of the BellRing LLC Units are held by persons other than BellRing, any of its subsidiaries or Post, the holder of the share of Class B Common Stock will be entitled to cast the remainder of the votes to which it is entitled in accordance with instructions and directions from the non-affiliated member(s) of BellRing LLC.

Holders of New BellRing Common Stock are entitled to one vote for each share of such stock held on all matters to be voted upon by the stockholders generally. See Section 5.1(i) of Annex B.

Holders of New BellRing Common Stock will vote as a single class on all matters with respect to which stockholders are generally entitled to vote under applicable law. See Section 5.1(i) of Annex B.

The holders of BellRing Class A Common Stock and the holder of the share of Class B Common Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by the certificate of incorporation or applicable law. Delaware law may require the holders of BellRing Class A Common Stock and the holder of Class B Common Stock to vote as separate classes in the event of certain amendments to the certificate of incorporation affecting the unique rights, powers or preferences or other aspects of the BellRing Class A Common Stock or Class B Common Stock, respectively, or so as to affect them adversely. The certificate of incorporation further provides that the holders of the outstanding shares of BellRing Class A Common Stock and BellRing Class B Common Stock shall each be entitled to vote separately upon any amendment to the certificate of incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of the shares of such class of common stock in a manner that affects them adversely.

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock (or any class or series of capital stock having a preference senior to or the right to participate with the BellRing Class A Common Stock as to the payment of dividends), dividends of cash or property may be declared and paid on the BellRing Class A Common Stock out of the assets of BellRing that are by law available, at the times and in the amounts as the BellRing Board of Directors may determine. The holder of BellRing Class B Common Stock will not participate in any dividends declared by the BellRing Board of Directors. No stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization may be declared or made on the BellRing Class A Common Stock unless such adjustment has been reflected in the same economically equivalent manner on all BellRing LLC Units. Stock dividends with respect to BellRing Class A Common Stock may only be paid with shares of BellRing Class A Common Stock.	Subject to applicable law and the special rights, if any, of the holders of any outstanding series of preferred stock, dividends of cash, shares of New BellRing Common Stock or property may be declared and paid on the New BellRing Common Stock out of the assets of BellRing that are by law available, at the times and in the amounts as the New BellRing Board of Directors may determine. See Section 5.1(ii) of Annex B.

Structure and Classification of Board; Number of Directors

The number of directors constituting the entire BellRing Board of Directors is fixed by resolution of the BellRing Board of Directors, and will not be less than five nor	The number of directors constituting the entire New BellRing Board of Directors will be fixed by resolution of the New BellRing Board of Directors,

more than twelve. The directors will be divided into three classes, as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three year term (and until their respective successors shall have been elected and qualified in each class or until their earlier death, resignation or removal), so that the term of one class of directors will expire in each year.	but will not be less than five nor more than twelve. The directors will be divided into three classes, as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three year term (and until their respective successors shall have been elected and qualified in each class or until their earlier death, resignation or removal), so that the term of one class of directors will expire in each year. See Section 7.1 of Annex B.

Removal of Directors

Members of the BellRing Board of Directors may be removed with or without cause by the affirmative vote of not less than a majority of the voting power of all of the outstanding shares of capital stock then entitled to vote in the election of directors, voting together as a single class.	Members of the New BellRing Board of Directors may be removed only for cause and only by the affirmative vote of not less than a majority of the voting power of all of the outstanding shares of capital stock of New BellRing then entitled to vote in the election of directors, voting together as a single class. See Section 7.2 of Annex B.

Director Vacancies and Newly Created Directorships

Subject to the rights of any outstanding series of BellRing preferred stock and Post under an investors rights agreement with BellRing, any vacancies on the BellRing Board of Directors which occur for any reason prior to the expiration of the term of office of the class in which the vacancy occurs, including newly created directorships which occur by reason of an increase in the number of directors, may be filled by (i) the BellRing Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum) or by a sole remaining director, (ii) at a special meeting of stockholders of BellRing called for such purpose or (iii) prior to first date on which Post ceases to own of record more than 50% of the outstanding BellRing LLC Units (such date, the “Triggering Event”), by written consent of one or more stockholders of BellRing, in each case, until the next election of directors by the stockholders of BellRing at which such class is elected.	Subject to the rights of any outstanding series of New BellRing preferred stock, any vacancies on the New BellRing Board of Directors which occur for any reason, and any newly created directorships which occur by reason of an increase in the number of directors, may be filled only by the majority of the remaining directors (even if less than a quorum) or by a sole remaining director. See Section 7.3 of Annex B.

Stockholder Action by Written Consent

Prior to the Triggering Event, any action required to be taken or that may be taken at an annual or special meeting of stockholders of BellRing, may be taken without a meeting, without prior notice and written a	Subject to the rights of any outstanding series of New BellRing preferred stock, any action required to be taken or that may be taken at an annual or special meeting of stockholders of New BellRing may be vote, if a consent or consents in writing setting forth the action so taken, have been signed by the holder or holders of capital stock of BellRing having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Subject to the rights of any outstanding series of BellRing preferred stock, from and after the Triggering Event, any action required to be taken or that may be taken at an annual or special meeting of stockholders of BellRing may be effected only at a duly called annual or special meeting of the stockholders of BellRing and may not be effected by any consent in writing by such stockholders.

effected only at a duly called annual or special meeting of the stockholders of New BellRing and may not be effected by any consent by such stockholders. See Section 6.1 of Annex B.

Special Stockholder Meeting

Special meetings of the stockholders of BellRing may be called only by (i) the affirmative vote of a majority of the BellRing Board of Directors, (ii) the Chairperson of the BellRing Board of Directors, (iii) the Secretary of BellRing, on the request of Post for such a meeting in writing, so long as Post and its subsidiaries (other than BellRing and its subsidiaries) own of record, in the aggregate, more than 50% of the BellRing LLC Units or (iv) the President of BellRing.	Special meetings of the stockholders of New BellRing may be called only by (i) the affirmative vote of a majority of the New BellRing Board of Directors, (ii) the Chairperson of the New BellRing Board of Directors or (iii) the President of New BellRing. See Section 2 of Annex C.

Rights Upon Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of BellRing, after payment or provision for payment of the debts and other liabilities of BellRing and of the preferential and other amounts, if any, to which the holders of BellRing preferred stock will be entitled, the holders of all outstanding shares of BellRing Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of BellRing Class A Common Stock will be entitled to receive the remaining assets of BellRing available for distribution ratably in proportion to the number of shares of BellRing Class A Common Stock held by each such holder. The holder of the share of BellRing Class B Common Stock, as such, will not be entitled to receive any assets of BellRing in excess of the par value thereof in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of BellRing.	In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New BellRing, after payment or provision for payment of the debts and other liabilities of New BellRing, and subject to the special rights, if any, of holders of any outstanding series of New BellRing preferred stock, the holders of all outstanding shares of New BellRing Common Stock will be entitled to receive, pari passu, the remaining assets of New BellRing available for distribution ratably in proportion to the number of shares held by each such stockholder. See Section 5.1(iii) of Annex B.

Restrictions on Business Combinations with Interested Stockholders

BellRing has opted out of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation who has not opted out of its restrictions from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock (or a person or group who is an affiliate or associate of the corporation and has owned 15% or more of the corporation’s voting stock at any time during the prior three years) for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

However, the BellRing certificate of incorporation includes a provision that generally replicates the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL, except that Post and its affiliates, successors and assigns are exempt from such restriction.

New BellRing has not opted out of Section 203 of the DGCL, and therefore New BellRing will be subject to the restrictions on business combinations set forth in Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation who has not opted out of its restrictions from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock (or a person or group who is an affiliate or associate of the corporation and has owned 15% or more of the corporation’s voting stock at any time during the prior three years) for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

Exclusive Forum

Unless BellRing consents in writing to the selection of an alternative forum, the Court of Chancery will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on BellRing’s behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against BellRing arising pursuant to the DGCL and (iv) any action asserting a claim against New BellRing that is governed by the internal affairs doctrine. This exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act, for which the U.S. federal courts have exclusive jurisdiction. Further, U.S. federal courts will, the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act.	Unless New BellRing consents in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) will be the exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on New BellRing’s behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against New BellRing arising pursuant to the DGCL and (iv) any action asserting a claim against New BellRing that is governed by the internal affairs doctrine. This exclusive forum provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act, for which the U.S. federal courts have exclusive jurisdiction. Further, U.S. federal courts will, the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act. See Section 12 of Annex B.

Other Rights

The share of BellRing Class B Common Stock may only be owned by Post and may not be owned or held by or transferred to any person other than Post; provided, however, that Post may (a) grant one or more proxies to, or enter into one or more voting arrangements with, non-affiliated members of BellRing LLC in certain circumstances and (b) transfer the share of the BellRing Class B Common Stock in connection with any distribution of its ownership interest in BellRing LLC by means of a spin-off or split-off to its stockholders.

The BellRing certificate of incorporation provides that issuance of shares of BellRing Class A Common Stock upon the exercise by a holder of BellRing LLC Units of its right to redeem its BellRing LLC Units for shares of BellRing Class A Common Stock will generally be made without charge to such holder for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance.

Following the completion of the transactions contemplated by the transaction agreement, New BellRing will not have any Class B Common Stock, and its common stock will not be affected by any units of BellRing LLC.

THE SPECIAL MEETING

This proxy statement/prospectus is dated February 3, 2022 and is expected first to be mailed to stockholders on or about that date and constitutes notice of the special meeting in conformity with the requirements of the DGCL.

This proxy statement/prospectus is being provided to BellRing stockholders as part of a solicitation of proxies by the BellRing Board of Directors for use at the special meeting and any adjournments or postponements thereof. BellRing stockholders are encouraged to read this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, carefully and in their entirety.

Date; Time and Place

The special meeting is scheduled to be held at 10:00 a.m. Central Time on March 8, 2022 at 2600 S. Hanley Rd., St. Louis, Missouri 63144, unless postponed to a later date.

In the event that, as a result of public health and travel concerns or recommendations that public health officials may issue in light of the COVID-19 pandemic, the BellRing Board of Directors determines to hold the special meeting virtually in addition to, or in lieu of, holding the special meeting in person, BellRing will announce that fact as promptly as practicable after making this determination, and details on how to participate in the special meeting will be made available in the press release announcing such determination and will also be posted on its website at https://bellring.com.

Purposes of the Special Meeting

At the special meeting, stockholders will be asked to:

•	adopt the transaction agreement in accordance with its terms and the DGCL; and

•

adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the transaction agreement in accordance with its terms and the DGCL.

No other matters will be presented for a vote at the special meeting unless a new notice of meeting is given. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies, if properly authorized, will have discretion to vote on these matters in accordance with their best judgment.

When this proxy statement/prospectus refers to the “special meeting,” it is also referring to any adjournment or postponement thereof, if necessary or appropriate.

Record Date; Quorum; Voting Information; Required Votes

The holders of record of BellRing Common Stock as of the close of business on February 1, 2022, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, 38,887,851 shares of BellRing Class A Common Stock were outstanding and entitled to vote and one share of BellRing Class B Common Stock was outstanding and entitled to vote. Each holder of shares of BellRing Class A Common Stock is entitled to cast one vote on each matter submitted to the stockholders for each share of BellRing Class A Common Stock held on the record date. The holder of the share of BellRing Class B Common Stock is entitled to a number of votes equal to 67% of the total voting power of the outstanding BellRing Common Stock on each matter submitted to the stockholders.

Shares entitled to vote at the special meeting may vote on the approval of the transaction agreement proposal at the special meeting only if a quorum exists at the special meeting. The presence at the special meeting, in-person or by proxy, of the holders of shares of BellRing Common Stock representing a majority of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business at the special meeting. Post is the holder of the share of BellRing Class B Common Stock and is therefore entitled to a number of votes equal to 67% of the total voting power of the outstanding BellRing Common Stock on each matter submitted to the stockholders.

Accordingly, it is expected that a quorum will be present at the special meeting because Post committed in the transaction agreement to vote its shares at the meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for the purpose of determining whether a quorum exists. Shares voted “FOR” and “AGAINST” and abstentions will be counted for purposes of determining the presence of a quorum. In accordance with applicable rules, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the proposals. Accordingly, shares held in “street name” (that is, shares held through a bank, broker or other nominee) will not be counted for purposes of determining the presence of a quorum unless the bank, broker or other nominee has been instructed to vote on at least one of the proposals. In addition, other shares that are not present in person or by proxy at the special meeting will not be counted towards the presence of a quorum.

Approval of the transaction agreement proposal requires the affirmative vote of (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates), in favor of adoption of the transaction agreement.

If BellRing’s stockholders fail to adopt the transaction agreement upon a vote at the special meeting, each of Post and BellRing will have the right to terminate the transaction agreement, as described in the section of this proxy statement/prospectus entitled “The Transaction Agreement and Plan of Merger—Termination” beginning on page 94.

The adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the transaction agreement in accordance with its terms and the DGCL must be approved by the affirmative vote of the holder of a majority of the votes present in person or by proxy at the special meeting.

An abstention from voting on the transaction agreement proposal will have the same effect as a vote against the transaction agreement proposal. An abstention on the adjournment proposal, and if a stockholder’s shares are not present in person or by proxy at the special meeting, will have no effect on the adjournment proposal. However, if you direct an “abstention” from voting on the adjournment proposal with respect to your shares, or if your shares are otherwise present in person or by proxy at the special meeting, your abstention or failure to vote on the adjournment proposal will have the same effect as a vote against the adjournment proposal.

Pursuant to the transaction agreement, Post has agreed to cause the share of BellRing Class B Common Stock beneficially owned by it, currently representing 67% of the total voting power of the outstanding BellRing Common Stock, to be voted in favor of the adoption of the transaction agreement.

As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus: (i) BellRing’s directors and executive officers held less than 1% of the voting power of the shares of BellRing Common Stock entitled to vote at BellRing’s special meeting of stockholders; (ii) no affiliates of BellRing’s directors and executive officers held shares entitled to vote at BellRing’s special meeting of stockholders; and (iii) Robert V. Vitale, New BellRing’s President, held 10,300 shares of BellRing Class A Common Stock entitled to vote at BellRing’s special meeting of stockholders. As of January 14, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, none of New BellRing’s other executive officers and their affiliates hold shares entitled to vote at BellRing’s special meeting of stockholders.

New BellRing’s stockholders are not required to vote on any of the special meeting proposals and New BellRing will not hold a special meeting of stockholders in connection with the transactions. Similarly, Post’s stockholders are not required to vote on any of the special meeting proposals, and Post will not hold a special meeting of its shareholders in connection with the transactions.

Recommendation of the BellRing Special Committee; Recommendation of the BellRing Board of Directors

On October 26, 2021, the BellRing Special Committee unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates), (ii) declared advisable and in the best interests of BellRing and its stockholders (other than Post, New BellRing or any of their respective affiliates) that BellRing enter into the transaction agreement and (iii) recommended that the BellRing Board of Directors approve and declare advisable the transaction agreement and approve the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and recommend to BellRing stockholders that they adopt the transaction agreement.

On October 26, 2021, the BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, unanimously (i) determined that the transaction agreement and the transactions contemplated therein, including the merger, are advisable and in the best interests of BellRing and its stockholders, (ii) approved and declared advisable the transaction agreement and approved the execution, delivery and performance of the transaction agreement and the completion of the transactions contemplated therein, including the merger, and (iii) directed that the transaction agreement be submitted to BellRing stockholders for adoption and recommended that stockholders of BellRing adopt the transaction agreement.

The BellRing Board of Directors, based on the recommendation of the BellRing Special Committee, recommends that stockholders vote “FOR” the transaction agreement proposal and “FOR” the adjournment proposal.

How to Vote

Stockholders of record described above may cause their votes to be cast by telephone, by Internet, by mail or in person at the special meeting.

(1) Voting by telephone: You can vote by calling the toll-free telephone number listed on the enclosed proxy card.

(2) Voting by Internet: You can vote via the Internet by logging into the website included on the enclosed proxy card and following the prompts using the control number located on the proxy card.

(3) Voting by mail: You can vote by mail (if you request printed copies of the proxy materials by mail) by completing, signing and dating the enclosed proxy card (or the voting instruction form provided by the record holder if shares of BellRing Common Stock are held in the name of a bank, broker or other nominee) and returning it in the enclosed postage-paid envelope.

(4) Voting in person: Shares held directly in your name as stockholder of record may be voted in person at the special meeting. If you choose to vote your shares in person at the special meeting, please bring your enclosed proxy card and current, government-issued photo identification. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares. In the event that, as a result of public health and travel concerns or recommendations that public health officials may issue in light of the COVID-19 pandemic, the BellRing Board of Directors determines to hold the special meeting virtually in addition to, or in lieu of, holding the special meeting in person, you will be able to attend the special meeting online via live audio-only webcast, where, by logging into the website, you may vote and submit questions during the special meeting webcast.

Stockholders of Record

Stockholders of record can authorize someone other than the individual(s) named on the proxy card or notice to attend the special meeting and vote on their behalf by crossing out the individual(s) named on the proxy card or notice and inserting the name, address and email address of the individual being authorized. We ask that you request registration of an authorized representative for the special meeting by forwarding an image of your updated proxy card or notice to the transfer agent either by email to legalproxy@computershare.com or by mail to the transfer agent to BellRing Brands Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940.

Beneficial Owners of Shares

Beneficial owners of shares can authorize someone other than the individual(s) named on the legal proxy obtained from their banks, brokers or other nominees to attend the special meeting or vote on their behalf by providing a written authorization to the individual being authorized along with a legal proxy. Contact information for the authorized individual, including name, address and email address, should be provided to register the authorized representative. Requests for registration of an authorized representative for the special meeting, along with the contact information specified above and an image of your legal proxy, should be directed to the transfer agent either by email to legalproxy@computershare.com or by mail to the transfer agent to BellRing Brands Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940. If a BellRing stockholder signs its proxy card without indicating its vote, its shares will be voted “FOR” the transaction agreement proposal and “FOR” the adjournment proposal.

Solicitation of Proxies

BellRing will bear the entire cost of soliciting proxies from its stockholders. In addition to solicitation of proxies by mail, proxies may be solicited in person, by telephone or other electronic communications, such as emails or postings on BellRing’s website by BellRing’s directors, officers and employees, who will not receive additional compensation for these services. BellRing has retained Georgeson LLC to assist in the solicitation of proxies for an initial fee of $16,500 plus reimbursement for certain expenses incurred in conjunction with the delivery of its services. Banks, brokers and other nominees will be requested to forward soliciting material to beneficial owners of stock held of record by them, and BellRing may be required to reimburse those persons for their reasonable expenses in doing so.

Revocation of Proxies

If a holder of record of BellRing Common Stock has properly completed and submitted its proxy card or submitted a proxy to vote their shares by Internet or telephone, the BellRing stockholder can revoke such proxy and change his, her or its vote in any of the following ways:

•

by sending a signed written notice of revocation to the corporate secretary of BellRing, bearing a later date than your original proxy and stating that you revoke your proxy, and mailing it so that it is received prior to the special meeting;

•	by properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the special meeting;

•

submitting a new proxy via telephone or by logging onto the Internet website specified on the proxy card in the same manner a stockholder would to submit its proxy electronically or by calling the telephone number specified on the proxy card prior to the special meeting, in each case if the BellRing stockholder is eligible to do so and following the instructions on the proxy card; or

•	by attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person at the special meeting.

Simply attending the special meeting will not revoke a proxy. In the event of multiple online or telephone proxies by a stockholder, each proxy will supersede the previous proxy and the last proxy given will be deemed to be the final proxy of the stockholder unless such proxy is revoked at the special meeting.

If your shares of BellRing Common Stock are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will provide you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares in person at the special meeting, and you bring the signed legal proxy to the special meeting.

Adjournments or Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed, if necessary or appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the transaction agreement proposal. Any adjournment of the special meeting may be made at the special meeting if approved by the affirmative vote of the holders of a majority of the votes present in person or by proxy at the special meeting. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow BellRing stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

The proposal to approve the adjournment or postponement of the special meeting, if necessary or appropriate, relates only to an adjournment or postponement of the special meeting occurring for purposes of soliciting additional proxies for the approval of the transaction agreement proposal. The BellRing Board of Directors retains full authority to adjourn or postpone the special meeting for any other purpose, including the absence of a quorum, or to postpone the special meeting before it is convened, without the consent or approval of any stockholders.

Questions and Additional Information

If BellRing stockholders have more questions about the transactions or how to submit their proxy, or if they need additional copies of this proxy statement/prospectus or the accompanying proxy card or voting instructions, please contact:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, New York 10104

Telephone: (866) 482-5136 (toll free)

The vote of BellRing stockholders is important. Please complete, sign, date and return the proxy card or submit the proxy and/or voting instructions via the Internet or by telephone promptly.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

New BellRing’s bylaws will provide that, if one of New BellRing’s stockholders desires to submit a proposal or nominate persons for election as directors at an annual stockholders’ meeting, the stockholder’s written notice must be received by New BellRing not less than 90 days nor more than 120 days prior to the anniversary date of the date of the immediately preceding annual meeting of stockholders, which date shall, for purposes of New BellRing’s first annual meeting of stockholders after its shares of common stock are first publicly traded, be deemed to be February 11, 2022, which was the date of the most recent annual meeting of stockholders of BellRing held before the date the merger is completed. However, if the annual meeting is called for a date that is not within 30 days before or 60 days after such anniversary date, notice by a stockholder must be received by New BellRing not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was first made.

PROPOSAL NO. 1—THE TRANSACTION AGREEMENT PROPOSAL

Overview

Holders of shares of BellRing Common Stock are being asked to adopt the transaction agreement. BellRing stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the transaction agreement, which is attached as Annex A to this proxy statement/prospectus. For additional information regarding the transactions and a summary of certain terms of the transaction agreement, please see the sections of this proxy statement/prospectus entitled “The Transactions” and “The Transaction Agreement and Plan of Merger” beginning on pages 48 and 80, respectively. You are urged to read carefully the transaction agreement in its entirety before voting on this proposal.

Vote Required for Approval

Approval of the transaction agreement proposal requires the affirmative vote of (i) holders of a majority in voting power of the outstanding shares of BellRing Common Stock and (ii) holders (other than Post, New BellRing or any of their respective affiliates) of a majority in voting power of the outstanding shares of BellRing Common Stock (other than shares of BellRing Common Stock owned or controlled by Post, New BellRing or any of their respective affiliates) vote “FOR” the transaction agreement proposal.

Failure to vote by proxy or to vote in person or by proxy at the special meeting and abstentions will have the effect of voting against the transaction agreement proposal.

The transactions are conditioned upon the approval of the transaction agreement proposal.

Recommendation of the BellRing Board of Directors

BASED ON THE RECOMMENDATION OF THE BELLRING SPECIAL COMMITTEE, THE BELLRING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BELLRING STOCKHOLDERS VOTE “FOR” THE TRANSACTION AGREEMENT PROPOSAL.

PROPOSAL NO. 2—THE ADJOURNMENT PROPOSAL

Overview

The adjournment proposal, if adopted, will allow the BellRing Board of Directors to adjourn or postpone the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the transaction agreement proposal.

If the adjournment proposal is not approved by BellRing stockholders, the special meeting still may be adjourned or postponed, including by the person presiding over the meeting pursuant to the BellRing bylaws.

Vote Required for Approval

The adjournment proposal will be adopted only if stockholders holding shares of BellRing Common Stock representing at least a majority in voting power of the outstanding shares of BellRing Common Stock present in person or by proxy at the BellRing special meeting vote “FOR” the adjournment proposal.

If you do not vote on the adjournment proposal and your shares are not present in person or by proxy at the special meeting, your failure to vote on the adjournment proposal will have no effect on the adjournment proposal. However, if you direct an “abstention” from voting on the adjournment proposal with respect to your shares or if your shares are otherwise present in person or by proxy at the special meeting, your abstention or failure to vote on the adjournment proposal will have the same effect as a vote against the adjournment proposal. If your shares are registered in the name of a broker, bank or other nominee, and you do not provide voting instructions on the adjournment proposal, your failure to provide such instructions will have no effect on the outcome of the adjournment proposal so long as you do not provide voting instructions with respect to the transaction agreement proposal. In the event that your shares are registered in the name of a broker, bank or other nominee, and you do not provide voting instructions on the adjournment proposal but provide voting instructions on the transaction agreement proposal, your failure to provide instructions on the adjournment proposal will have the same effect as a vote against the adjournment proposal.

The transactions are not conditioned upon the approval of the adjournment proposal.

Recommendation of the BellRing Board of Directors

BASED ON THE RECOMMENDATION OF THE BELLRING SPECIAL COMMITTEE, THE BELLRING BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE BELLRING STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

LEGAL MATTERS

The validity of the shares of New BellRing Common Stock to be issued in the merger will be passed upon for New BellRing by Cleary Gottlieb Steen & Hamilton LLP.

EXPERTS

The financial statements of BellRing Brands, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to BellRing Brands, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules allow delivery of a single proxy statement to stockholders to households at which two or more stockholders reside. Accordingly, stockholders sharing an address who previously have been notified by their bank, broker or other nominee will receive only one copy of the proxy statement and annual report to stockholders, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities) will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as BellRing’s expenses. Stockholders having multiple accounts may have received householding notifications from their respective banks, brokers or other nominees and, consequently, such stockholders may receive only one proxy statement and annual report to stockholders. Stockholders who prefer to receive separate copies of the proxy statement and annual report to stockholders, either now or in the future, may request to receive separate copies of the proxy statement and annual report to stockholders by notifying BellRing’s corporate secretary and those materials will be delivered promptly. Stockholders currently sharing an address with another stockholder who wish to have only one proxy statement and annual report to stockholders delivered to the household in the future also should contact BellRing’s corporate secretary. BellRing’s corporate secretary may be reached by telephone at (314) 219-1646 or by mail at BellRing’s principal executive offices at BellRing Brands, Inc., 2503 S. Hanley Road, St. Louis, Missouri 63144, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

BellRing files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. BellRing’s public filings also are available in electronic format to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. You also can review BellRing’s SEC filings on its web site at BellRing.com. Information included on BellRing’s website is not a part of this proxy statement/prospectus.

New BellRing has filed a registration statement on Form S-4 to register with the SEC the issuance of the shares of New BellRing Common Stock to be issued to BellRing stockholders in the merger. You should rely only on the information contained in this proxy statement/prospectus or on information which BellRing has incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus is a part of such registration statement and constitutes a prospectus of New BellRing and a proxy statement of BellRing for the special meeting of BellRing stockholders. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC’s reference room or web addresses listed above.

The SEC allows BellRing to incorporate by reference information into this proxy statement/prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement/prospectus is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents described below that BellRing has previously filed with the SEC, as well as the annexes to this proxy statement/prospectus. These documents contain important information about BellRing and its financial condition.

The following documents listed below that BellRing has previously filed with the SEC are incorporated by reference into this proxy statement/prospectus:

•	the Form 10-K;

•	the Definitive Proxy Statement for the 2022 Annual Meeting filed on December 29, 2021; and

•	the Current Reports on Form 8-K filed on October 27, 2021 (only such portions that are filed and not furnished) and December 17, 2021, respectively.

All documents that BellRing files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement/prospectus to the date on which the special meeting is held, including any adjournments or postponements thereof, shall also be deemed to be incorporated by reference into this proxy statement/ prospectus. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of BellRing’s Current Reports on Form 8-K and any other information which is furnished, but not filed, with the SEC, is not incorporated by reference into this proxy statement/prospectus.

You may obtain any of the documents incorporated by reference into this proxy statement/prospectus from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference into this proxy statement/prospectus also are available from BellRing without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from BellRing at the following address:

BellRing Brands, Inc.

2503 S. Hanley Road

St. Louis, Missouri 63144

Telephone: (314) 219-1646

Attention: Corporate Secretary

If you would like to request documents, please do so by March 1, 2022 to receive them before the special meeting. If you request any incorporated documents, BellRing will strive to mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting of BellRing stockholders. Neither New BellRing nor BellRing has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated February 3, 2022. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of New BellRing Common Stock in the merger shall create any implication to the contrary.

Annex A

TRANSACTION AGREEMENT AND PLAN OF MERGER

by and among

BELLRING BRANDS, INC.,

POST HOLDINGS, INC.,

BELLRING DISTRIBUTION, LLC

and

BELLRING MERGER SUB CORPORATION

dated as of October 26, 2021

A-i

A-ii

Exhibits

Exhibit A	Form of SpinCo Post-Separation Certificate of Incorporation
Exhibit B	Form of SpinCo Post-Separation Bylaws
Exhibit C	Form of A&R Legal Engagement Letter
Exhibit D	Form of A&R Master Services Agreement
Exhibit E	Form of A&R Trademark and Domain Name License Agreement
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of SpinCo Tax Matters Agreement
Exhibit H	A&R Employee Matters Agreement Term Sheet

A-iii

TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2021 (this “Agreement”), is by and among BellRing Brands, Inc., a Delaware corporation (“BellRing”), Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Distribution, LLC, a Delaware limited liability company and direct, wholly owned Subsidiary of Post (“SpinCo”), and BellRing Merger Sub Corporation, a Delaware corporation and direct, wholly owned Subsidiary of SpinCo (“Merger Sub”). Certain capitalized terms used in this Agreement are defined in Section 12.10.

WHEREAS, Post owns the Post Owned BellRing Share and the Post Owned BellRing LLC Units;

WHEREAS, in accordance with the terms and conditions hereof, prior to the Merger Effective Time, Post will cause the Separation to be completed following which, among other things, SpinCo will own the Post Owned BellRing Share and the Post Owned BellRing LLC Units;

WHEREAS, following the Separation, Post will transfer and/or syndicate the SpinCo Notes to certain Persons (the “Debt Exchange Parties”) in exchange for certain debt obligations of Post held by the Debt Exchange Parties as principals for their own account (the “Debt Exchange”), and following the Debt Exchange, the Debt Exchange Parties are expected to sell the SpinCo Notes;

WHEREAS, Post will cause SpinCo to convert to a Delaware corporation and, in connection therewith, provide for the authorization of common stock, par value $0.01 per share, of SpinCo (the “SpinCo Common Stock”);

WHEREAS, in connection with the Separation, Post will distribute (the “Distribution”) to the holders of the common stock, par value $0.01 per share, of Post (the “Post Common Stock”) a number of shares of SpinCo Common Stock representing an amount, to be determined by Post in its sole discretion but in any event, equal to at least 80.1% of the then outstanding shares of the SpinCo Common Stock (the “Distributed Amount”) by means of either (a) a pro rata distribution by Post to the Record Holders of the Distributed Amount of shares of SpinCo Common Stock then owned beneficially and of record by Post (the “Spin-Off”) or (b) an offer to holders of Post Common Stock to exchange outstanding shares of Post Common Stock held by such holders for shares of SpinCo Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);

WHEREAS, in accordance with the terms and conditions hereof, immediately following consummation of the Distribution, the parties will effectuate the Merger, resulting in BellRing becoming a wholly owned Subsidiary of SpinCo;

WHEREAS, within six months following the Distribution, if Post so determines in its sole discretion, Post may transfer some or all of its remaining shares of SpinCo Common Stock to certain Persons (the “Equity Exchange Parties”) in exchange for certain debt obligations held by the Equity Exchange Parties as principals for their own account or otherwise dispose of such SpinCo Common Stock to holders of Post Common Stock (the “Equity Exchange”) on such terms as Post determines are in the best interests of Post and its shareholders;

WHEREAS, the Board of Directors of Post has approved this Agreement, and deems it advisable and in the best interests of Post and its shareholders to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein;

WHEREAS, the Special Committee of the Board of Directors of BellRing consisting only of independent and disinterested directors of the Board of Directors of BellRing (the “Special Committee”) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) recommended that the Board of Directors of BellRing (the “BellRing Board”) approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and recommend approval of this Agreement by the holders of shares of BellRing Common Stock;

WHEREAS, the BellRing Board, based on the recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to submit this Agreement to a vote of the holders of shares of BellRing Common Stock and recommend approval of this Agreement by the holders of shares of BellRing Common Stock;

WHEREAS, Post has approved and adopted, as SpinCo’s sole member, this Agreement and the transactions contemplated herein, including the Merger and the Conversion;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has approved this Agreement, and deemed it advisable and in the best interests of Merger Sub and its sole stockholder, to execute, deliver and perform this Agreement and to consummate the transactions contemplated herein, including the Merger, and SpinCo, as sole stockholder of Merger Sub, will execute and deliver a written consent to adopt this Agreement promptly following the execution and delivery hereof; and

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”); (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, holders of shares of BellRing Common Stock (except as a result of cash paid to such holders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

The Separation

Section 1.1. The Separation. In accordance with and subject to the provisions of this Agreement, on or prior to the Closing Date (as determined by Post in its reasonable discretion following consultation with BellRing) but in any event prior to the Distribution, the parties will take, and as applicable will cause their respective Subsidiaries to take, all actions that are necessary or appropriate to accomplish each of the following steps (the “Separation Plan”, and the transactions contemplated therein, collectively, the “Separation”), in the order set forth below:

(a) Post will contribute to SpinCo (i) all of the Post Owned BellRing LLC Units and the Post Owned BellRing Share and (ii) an amount in cash equal to the Negative Capital Account in exchange for the issuance to Post of the SpinCo Notes and additional units representing limited liability company interests of SpinCo (which units shall be converted to additional shares of SpinCo Common Stock in the Conversion).

(b) SpinCo shall make an election to be taxed as a corporation using IRS Form 8832, to be effective as of the day prior to the consummation of the Debt Exchange.

(c) On the Closing Date, immediately prior to the Distribution, SpinCo will lend to BellRing LLC an amount in cash equal to (i) the BellRing LLC Repayment Amount minus (ii) the cash and cash equivalents (other than any restricted, trapped or otherwise unalienable or freely usable cash and cash and cash equivalents required for (A) ordinary course working capital needs of BellRing LLC as determined by BellRing in good faith in consultation with Post and (B) the payment of all fees and expenses related to or incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions) of BellRing LLC (taking into account the transactions contemplated by Section 8.13(e)), in each case, as of the Distribution Date, pursuant to the terms set forth on Section 1.1(c) of the Post Disclosure Schedule (the “BellRing LLC Loan”).

(d) On the Closing Date, immediately prior to the Distribution, Post will cause SpinCo to file with the Secretary of State of the State of Delaware a certificate of conversion (the “Certificate of Conversion”), in the form required by and executed in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act, and the certificate of incorporation of SpinCo in the form attached hereto as Exhibit A, pursuant to which SpinCo shall be converted into a Delaware corporation (the “Conversion”). Post shall cause the bylaws of SpinCo, effective as of the Conversion, to read in their entirety in the form set forth in Exhibit B. The certificate of incorporation and bylaws of SpinCo as of the effective time of the Conversion shall be the certificate of incorporation and bylaws of SpinCo until thereafter amended as provided therein or by applicable Law.

Section 1.2. Reorganization Documents. Post, SpinCo, any additional signatories thereto, as applicable, and BellRing and their respective counsel shall be given a reasonable opportunity to review and consult on the documents and instruments used to effect the Separation prior to the execution and delivery or finalization thereof. All documents and instruments used to effect the Separation will be in form and substance reasonably satisfactory to Post, SpinCo, any additional signatories thereto, as applicable, and BellRing.

ARTICLE II

The Distribution

Section 2.1. Form of Distribution. In accordance with and subject to the provisions of this Agreement, the DGCL, the General and Business Corporation Law of Missouri and applicable securities Laws, and subject to the conditions set forth in Section 2.3, Post and SpinCo shall effect the Distribution on the Closing Date prior to the Merger Effective Time (the date at which the Distribution is effected, the “Distribution Date” and the time at which the Distribution is effected, the “Distribution Effective Time”). Post may, in its sole discretion, elect to effect the Distribution as a Spin-Off, as an Exchange Offer, or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off; provided that Post shall consult with BellRing in good faith in connection with making such election. Post shall provide written notice to BellRing of the form of the Distribution (together with a steps plan describing the proposed Distribution) promptly after Post elects the form of the Distribution; provided that in the event that Post elects to effect the Distribution as an Exchange Offer, the foregoing prior written notice requirement shall not prohibit Post from effecting a Spin-Off or Clean-Up Spin-Off if the Exchange Offer is not fully subscribed. At the Distribution Effective Time, at least 80.1% of the then outstanding shares of SpinCo Common Stock will be distributed in the Distribution to holders of shares of Post Common Stock in the manner set forth in Section 2.2. In the event Post elects to effect a Spin-Off, at least three (3) Business Days prior to the Distribution Date, Post shall provide to SpinCo and BellRing a list of Record Holders entitled to receive SpinCo Common Stock in connection with the Distribution.

Section 2.2. Manner of Distribution.

(a) To the extent any of the Distribution is effected as a Spin-Off, subject to the terms thereof, in accordance with Section 2.5, each Record Holder (other than Post) will be entitled to receive for each share of Post Common Stock held by such Record Holder as of the Record Date a number of shares of SpinCo Common Stock equal to the Distributed Amount (or such lesser amount as may then be available for distribution in the event of a Clean-Up Spin-Off), multiplied by a fraction, the numerator of which is the number of shares of Post Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total number of shares of Post Common Stock outstanding on the Record Date (for avoidance of doubt, excluding treasury shares held by Post). To the extent the Distribution is effected as a Spin-Off, prior to the Distribution Date, the Post Board, in accordance with applicable Law, shall establish (or designate a committee of the Post Board to establish) the Record Date for the Distribution and any appropriate procedures in connection with the Spin-Off. To the extent any of the Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining shares of SpinCo Common Stock to be distributed by Post pursuant to Section 2.2(b), the Post Board shall set the Record Date as the time on the Distribution Date immediately following the time at which the validly tendered shares of Post Common Stock are accepted for payment in the Exchange Offer.

(b) To the extent any of the Distribution is effected as an Exchange Offer, (i) Post shall determine, in its sole discretion, the terms of such Exchange Offer, including the number of shares of SpinCo Common Stock that will be offered for each validly tendered share of Post Common Stock and any exchange ratio related thereto (including any discount to the reference price of shares of BellRing Common Stock), the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of this Agreement and all securities Law requirements applicable to such Exchange Offer and (ii) in accordance with Section 2.5, each Post shareholder may elect in the Exchange Offer to exchange a number of shares of Post Common Stock held by such Post shareholder for shares of SpinCo Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Post and set forth in the SpinCo Registration Statements; provided, however, that (A) Post shall keep BellRing reasonably informed as to its determinations as to the terms of such Exchange Offer in accordance with this Section 2.2, and (B) except to the extent required by applicable Law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to the Closing set forth in Article IX of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) shall be the earlier of (x) twenty (20) Business Days and (y) the latest date that would permit the Distribution Date to occur prior to the Outside Date in compliance with all applicable Laws.

(c) Subject to Section 2.1, the terms and conditions of any Clean-Up Spin-Off shall be as determined by Post in its sole discretion; provided, however, that: (i) any shares of SpinCo Common Stock that are not subscribed for in the Exchange Offer (such portion of the Distributed Amount not subscribed for in the Exchange Offer) shall be distributed to Post’s shareholders in the Clean-Up Spin-Off and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 2.2(a).

Section 2.3. Conditions to Distribution.

(a) The Separation shall have been completed substantially in accordance with the Separation Plan (other than those steps that are expressly contemplated to occur at or after the time of the Distribution);

(b) The shares of SpinCo Common Stock deliverable in the Distribution as contemplated by this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance;

(c) The Debt Exchange shall have been completed in accordance with this Agreement and applicable Law;

(d) (i) An independent nationally recognized appraisal firm shall have delivered an opinion to the Board of Directors of Post (a copy of which shall have been furnished to BellRing) as to the solvency of

SpinCo and Post, in each case after giving effect to the Separation, including the issuance of the SpinCo Debt, and the consummation of the Distribution, (y) that (1) immediately prior to any Distribution effected as a Spin-Off, the net assets of Post are not less than its stated capital and (2) immediately after giving effect to the Separation, including the issuance of the SpinCo Debt, such Distribution will not reduce its net assets below its stated capital, and (z) to the extent any Distribution is effected as an Exchange Offer, Post will have sufficient surplus to consummate the Exchange Offer (with the terms “solvency,” “net assets,” “stated capital” and “surplus” having the meaning ascribed thereto under, with respect to SpinCo, Delaware law or, with respect to Post, Missouri law) (the “Solvency Opinion”), (ii) such Solvency Opinion shall be reasonably acceptable to Post in form and substance and (iii) such Solvency Opinion shall not have been withdrawn or rescinded or modified in any respect adverse to Post; and

(e) Each of the conditions in Article IX of this Agreement to Post’s, SpinCo’s and BellRing’s obligations to effect the Closing shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Distribution Effective Time or at the Closing, but subject to the satisfaction or waiver of those conditions at such time) and the parties hereto shall have confirmed that the Closing will occur subject only to the Distribution and the satisfaction of the conditions that may only be satisfied at Closing.

Section 2.4. Additional Matters.

(a) In the event of a Spin-Off or Clean-Up Spin-Off, no action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of SpinCo Common Stock such stockholder is entitled to in the Distribution. For shareholders of Post who own shares of Post Common Stock through a broker or other nominee, their shares of SpinCo Common Stock will be credited to their respective accounts by such broker or nominee.

(b) None of SpinCo, Post or any of their respective Affiliates will be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(c) At the Distribution Effective Time, by virtue of the Distribution and without any action on the part of the holder of any shares of capital stock of any party, all shares of Class B common stock of BellRing, par value $0.01 per share (the “BellRing Class B Common Stock”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 2.5. Delivery of Shares.

(a) Upon the consummation of the Distribution, Post will deliver to the transfer agent or Exchange Agent, as applicable, a book-entry authorization representing the shares of SpinCo Common Stock being distributed in the Distribution for the account of the Post shareholders that are entitled thereto. The transfer agent or Exchange Agent, as applicable, will hold such book-entry shares for the account of the Post shareholders entitled thereto pending the Merger, as provided in Section 4.2 of this Agreement. From immediately after the time of the Distribution until immediately prior to the Merger Effective Time, the shares of SpinCo Common Stock will not be transferable and the transfer agent for the shares of SpinCo Common Stock will not transfer any shares of SpinCo Common Stock. The Distribution will be deemed to be effective upon the written authorization from Post, following consultation with BellRing, to the transfer agent or Exchange Agent, as applicable, to proceed as set forth in Section 2.2.

(b) No fractional shares will be distributed or credited to book-entry authorization representing the shares of SpinCo Common Stock in connection with the Distribution, and any such fractional share interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of SpinCo. In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 2.5(b), would be entitled to receive a fractional share of SpinCo Common Stock pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided. As soon as practicable after the Distribution Date, Post shall direct the transfer agent or Exchange Agent, as applicable, to determine the number of whole and fractional shares of SpinCo Common Stock allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the transfer agent or Exchange Agent, as applicable, in its sole and absolute discretion, determining when, how and through which broker dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions. None of Post, SpinCo or the transfer agent or Exchange Agent, as applicable, will be required to guarantee any minimum sale price for the fractional shares of SpinCo Common Stock sold in accordance with this Section 2.5(b). Neither Post nor SpinCo will be required to pay any interest on the proceeds from the sale of fractional shares.

Section 2.6. Plan of Reorganization. All of the steps of the Separation and Distribution are intended to be part of the same plan of reorganization even though there may be delays between certain of the steps.

Section 2.7. Qualification as Reorganization. The parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, holders of BellRing Common Stock (except as a result of cash paid to such holders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) this Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

ARTICLE III

The Merger

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into BellRing (the “Merger”), and following the Merger the separate corporate existence of Merger Sub shall thereupon cease, and BellRing shall be the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct wholly owned Subsidiary of SpinCo.

Section 3.2. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Distribution Effective Time or at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely by electronic exchange of documents, unless another time, date or place is agreed to in writing by the parties hereto.

Section 3.3. Effective Time of the Merger. Subject to the provisions of this Agreement, at the Closing, BellRing shall file with the Secretary of State of the State of Delaware a certificate of merger, in the form required by and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”), and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the due filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Merger Effective Time”).

Section 3.4. Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the properties, rights, privileges, powers and franchises of BellRing and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of BellRing and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.5. Certificate of Incorporation and Bylaws of the Surviving Corporation and SpinCo.

(a) At the Merger Effective Time, the certificate of incorporation of BellRing and the bylaws of BellRing in effect immediately prior to the Merger Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law; provided that the Surviving Corporation shall change its name to a name selected by BellRing.

(b) Immediately following the Merger Effective Time, SpinCo shall file an amendment to the certificate of incorporation of SpinCo to change its name to “BellRing Brands, Inc.” or such other name as is mutually agreed by Post and BellRing.

Section 3.6. Directors and Officers of the Surviving Corporation and SpinCo.

(a) The directors of BellRing immediately prior to the Merger Effective Time shall be, from and after the Merger Effective Time, the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal.

(b) The officers of BellRing immediately prior to the Merger Effective Time shall be the initial officers of the Surviving Corporation.

(c) From and after the time immediately prior to the Merger Effective Time, the directors of BellRing immediately prior to the Merger Effective Time shall be the directors of SpinCo and the Executive Chairman of the BellRing Board shall be the Executive Chairman of the Board of Directors of SpinCo, each to hold office in accordance with the certificate of incorporation and bylaws of SpinCo until each such director’s successor is duly elected and qualified, or until their earlier death, resignation or removal. Post shall take such actions, as the sole stockholder of SpinCo prior to the Distribution, as required under its certificate of incorporation, bylaws and applicable Law, to cause the Board of Directors of SpinCo to be so constituted, subject to and conditional on the Merger Effective Time. From and after the Merger Effective Time, the officers of BellRing immediately prior to the Merger Effective Time shall be the officers of SpinCo.

Section 3.7. Post-Closing Transactions. Following the Closing, SpinCo shall take the internal restructuring steps described on Section 3.7 of the Post Disclosure Schedule (the “Post-Merger Transactions”).

ARTICLE IV

Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates

Section 4.1. Effect on Capital Stock.

(a) At the Merger Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of any party:

(i) Conversion of BellRing Common Stock. Each share of Class A common stock of BellRing, par value $0.01 per share (the “BellRing Class A Common Stock”), issued and outstanding immediately prior to the Merger Effective Time, other than any Dissenting Shares and shares of BellRing Class A Common Stock to be canceled pursuant to Section 4.1(a)(ii), shall be automatically converted into and become the right to receive (A) the Per Share Cash Consideration and (B) one validly issued, fully paid and nonassessable share of SpinCo Common Stock (the “Per Share Stock Consideration” and, together with the Per Share Cash Consideration, the “Merger Consideration”). At the Merger Effective Time, except as otherwise provided herein, all shares of BellRing Class A Common Stock outstanding immediately prior to the Merger Effective Time shall be canceled upon their conversion and shall cease to exist and each holder of a certificate representing shares of BellRing Class A Common Stock outstanding immediately prior to the Merger Effective Time (a “Certificate”) and each holder of uncertificated shares of BellRing Class A Common Stock outstanding immediately prior to the Merger Effective Time (a “Book-Entry Share”) shall cease to have any rights with respect thereto, except that such Certificate or Book-Entry Share shall represent only the right to receive (x) the Merger Consideration deliverable in respect of each of the shares of BellRing Class A Common Stock represented by such Certificate or Book-Entry Share immediately prior to the Merger Effective Time and (y) any dividends or other distributions payable pursuant to Section 4.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Certificate or Book-Entry Share in accordance with Section 4.2(b) (or, in the case of a lost, stolen or destroyed Certificate, Section 4.2(e)).

(ii) Cancellation of Shares. Each issued share of BellRing Class A Common Stock that is owned by BellRing or its Subsidiaries (including any shares of BellRing Class A Common Stock held in treasury) immediately prior to the Merger Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be automatically converted into one duly authorized and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) BellRing Equity Awards. All outstanding unexercised and unexpired options to purchase shares of BellRing Common Stock (“BellRing Options”) or outstanding restricted stock units with respect to BellRing Common Stock and other equity awards with respect to BellRing Common Stock (collectively with BellRing Options, “BellRing Awards”) outstanding under The BellRing Brands, Inc. 2019 Long-Term Incentive Plan (as may be amended from time to time, the “BellRing Plan”), whether or not exercisable or vested, at the Merger Effective Time will be assumed by SpinCo. BellRing and SpinCo agree that each BellRing Award so assumed by SpinCo under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the BellRing Plan and any agreements thereunder immediately prior to the Merger Effective Time (including the vesting schedule (without acceleration thereof by virtue of the Merger and the other Transactions) and per share exercise prices), except that each BellRing Award will be exercisable (or will become exercisable in accordance with its terms) for, or shall be denominated with reference to, that number of shares of SpinCo Common Stock equal to the number of shares of BellRing Common Stock that were subject to such BellRing Award immediately prior to the Merger Effective Time. Effective as of the Merger Effective Time, BellRing hereby assigns to SpinCo, and SpinCo hereby assumes and agrees to perform, all obligations of BellRing pursuant to the BellRing Plan and each stock option agreement, restricted stock unit agreement or other award agreement evidencing an outstanding award under and pursuant to the BellRing Plan, and each outstanding BellRing Award granted thereunder.

Section 4.2. Exchange of Certificates and Book-Entry Shares.

(a) Exchange Agent. At or prior to the Merger Effective Time, SpinCo shall deposit, in trust for the benefit of the holders of BellRing Class A Common Stock, with the Exchange Agent, pursuant to an agreement reasonably satisfactory to BellRing (the “Exchange Agreement”), for exchange in accordance with this Article IV, through the Exchange Agent, (i) certificates (or evidence of shares in book-entry form) representing the shares of SpinCo Common Stock issuable pursuant to Section 4.1 in exchange for outstanding shares of BellRing Class A Common Stock and (ii) the aggregate amount of the Per Share Cash Consideration payable pursuant to Section 4.1 in exchange for outstanding shares of BellRing Class A Common Stock (such shares of SpinCo Common Stock and such amount of the Per Share Cash

Consideration, together with any dividends or other distributions with respect thereto with a record date after the Merger Effective Time, being hereinafter referred to as the “Exchange Fund”).

(b) Exchange Procedures. Promptly after the Merger Effective Time, and in any event no later than ten (10) Business Days after the Merger Effective Time, SpinCo shall cause the Exchange Agent to mail to each holder of record of a Certificate, formerly representing shares of BellRing Class A Common Stock that, at the Merger Effective Time, were converted into the right to receive the Merger Consideration pursuant to Section 4.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof pursuant to Section 4.2(e)), and which shall be in customary form and shall have such other provisions as SpinCo may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing, as applicable, the Per Share Stock Consideration, the Per Share Cash Consideration and any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 4.2(c). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Exchange Agent), the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate (or evidence of shares in book-entry form) representing that number of shares of SpinCo Common Stock that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all of the shares of BellRing Class A Common Stock then held by such holder under all of such Certificates so surrendered, (B) the Per Share Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all the shares of BellRing Class A Common Stock then held by such holder under all such Certificates so surrendered and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of BellRing Class A Common Stock that is not registered in the transfer records of BellRing a certificate (or evidence of shares in book-entry form) representing the proper number of shares of SpinCo Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such issuance shall have paid any transfer and other taxes required by reason of the issuance of shares of SpinCo Common Stock to a Person other than the registered holder of such Certificate or shall have established to the reasonable satisfaction of SpinCo that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate shall be deemed at any time after the Merger Effective Time to represent only the right to receive the Merger Consideration and any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 4.2(c), in each case, without interest. Notwithstanding anything herein to the contrary, any holder of Book-Entry Shares which at the Merger Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 4.1 shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one or more Book-Entry Shares that are converted into the right to receive the Merger Consideration pursuant to Section 4.1 shall automatically upon the Merger Effective Time be entitled to receive, and SpinCo shall instruct the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, (1) a number of shares of SpinCo Common Stock (which shall be in book-entry form unless a certificate is requested in writing) that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all of the shares of BellRing Class A Common Stock then held by such holder under all of such Book-Entry Shares, (B) the Per Share Cash Consideration that such holder has the right to receive pursuant to the provisions of this Article IV after taking into account all the shares of BellRing Class A Common Stock then held by such holder under all such Book-Entry Shares and (3) any dividends or other distributions to which such holder is entitled pursuant to Section 4.2(c), and such holders Book-Entry Shares shall forthwith be canceled. No interest shall be paid or accrue on any cash payable in respect of any Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to SpinCo Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SpinCo Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder of such Certificate shall surrender such Certificate (or affidavits of loss in lieu thereof pursuant to Section 4.2(e)) in accordance with this Article IV. Following surrender of any Certificate or the exchange of any Book-Entry Share in accordance with this Article IV, there shall be paid to the record holder thereof, without interest, (i) promptly following the time of such surrender or exchange, the Per Share Cash Consideration and the amount of dividends or other distributions, payable with respect to that number of shares of SpinCo Common Stock issuable in exchange for such Certificate or Book-Entry Share pursuant to this Article IV, with a record date after the Merger Effective Time and paid with respect to SpinCo Common Stock prior to such surrender, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of SpinCo Common Stock.

(d) Transfer Books; No Further Ownership Rights. The Merger Consideration issued (and paid) in accordance with the terms of this Article IV (including any dividends or other distributions paid pursuant to Section 4.2(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of BellRing Class A Common Stock previously represented by Certificates or Book-Entry Shares, and at the Merger Effective Time the stock transfer books of BellRing shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of BellRing Common Stock that were outstanding immediately prior to the Merger Effective Time. Subject to the last sentence of Section 4.2(f), if, at any time after the Merger Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to SpinCo, by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by SpinCo, the posting by such Person of a bond, in such reasonable amount as SpinCo may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, as applicable, the Merger Consideration and any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 4.2(c), in each case pursuant to this Agreement.

(f) Termination of Fund. Any portion of the Exchange Fund that remains undistributed to the former holders of the BellRing Class A Common Stock for six (6) months after the Merger Effective Time shall be delivered to SpinCo, upon demand by SpinCo, and any such holders who have not theretofore complied with this Article IV shall thereafter look only to SpinCo for payment of their claim for (i) the Merger Consideration, as applicable and (ii) any dividends or other shares of SpinCo Common Stock in accordance with this Article IV. If any Merger Consideration (and all dividends or other distributions payable pursuant to Section 4.2(c)) which remains unclaimed by former holders of BellRing Class A Common Stock would otherwise escheat to or become property of any Governmental Authority, any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 4.2(c)) shall become, to the extent permitted by applicable Law, the property of SpinCo, free and clear of all claims or interest of any Person previously entitled thereto.

(g) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of SpinCo Common Stock (or dividends or other distributions with respect thereto) or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Withholding Taxes. Each of Post, BellRing, SpinCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Law. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, each of Post, BellRing, SpinCo and the Exchange Agent shall be treated as though it withheld from the type of consideration from which withholding is required an appropriate amount otherwise payable pursuant to this Agreement in order to provide for such withholding obligation and such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the Persons with respect to which such deduction and withholding was made.

Section 4.3. Dissenting Shares. Notwithstanding Section 4.1(a)(i) or any other provision of this Agreement to the contrary, shares of BellRing Class A Common Stock that are issued and outstanding immediately prior to the Merger Effective Time and held by any Person who has not voted in favor of the Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares of BellRing Class A Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if such holder fails to timely perfect, effectively withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of the DGCL with respect to such shares of BellRing Class A Common Stock, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of BellRing Class A Common Stock shall immediately cease to be Dissenting Shares and shall be treated as if they had been shares of BellRing Class A Common Stock converted as of the Merger Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration in accordance with Section 4.1(a)(i) (less any payments made by the Surviving Corporation with respect to such shares of BellRing Class A Common Stock in accordance with Section 262(h) of the DGCL), without interest thereon, in accordance with the provisions of Section 4.2(b). BellRing shall provide SpinCo prompt written notice of any demands received by BellRing for appraisal of shares of BellRing Class A Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to BellRing prior to the Merger Effective Time pursuant to Section 262 of the DGCL that relate to such demand, and SpinCo shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of SpinCo, BellRing shall not make any payment with respect to, or offer to settle or settle, otherwise negotiate any such demands or agree to do any of the foregoing.

Section 4.4. Certain Adjustments. Notwithstanding anything herein to the contrary, if, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, the issued and outstanding shares of SpinCo Common Stock or BellRing Class A Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend on the outstanding shares of SpinCo Common Stock or BellRing Class A Common Stock shall be declared with a record date within such period, then any number or amount contained herein which is based upon the number of shares of SpinCo Common Stock or BellRing Class A Common Stock, as the case may be, shall be appropriately adjusted to provide SpinCo and holders of shares of BellRing Class A Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 4.4 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

ARTICLE V

Representations and Warranties of Post

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Post to BellRing simultaneously with the execution of this Agreement (the “Post Disclosure Schedule”), Post hereby represents and warrants to BellRing:

Section 5.1. Organization, Standing and Corporate Power.

(a) Post is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SpinCo (a “SpinCo Material Adverse Effect”).

(b) Post is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 5.2. Authority; Noncontravention.

(a) Post has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by Post of this Agreement and the execution, delivery and performance by Post of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Post and, to the extent required by any Law, its shareholders, and no other corporate or other action on its part is necessary to authorize the execution and delivery by Post of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which it is a party, when executed and delivered, will be, duly executed and delivered by Post and each is, or, when executed and delivered, will be, a valid and binding obligation of Post, enforceable against Post in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by Post nor the consummation by Post of the Transactions, nor compliance by Post with any of the terms or provisions of this Agreement or any of the other Transaction Agreements to which it is a party, will (i) conflict with or violate any provision of its articles of incorporation and bylaws or any of the organizational documents of Post or (ii) assuming that the authorizations, consents and approvals referred to in Section 5.3 are obtained and the filings referred to in Section 5.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Post or any of its properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Post under, any of the terms, conditions or provisions of any Contract or permit to which Post is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) The Board of Directors of Post has (i) determined that this Agreement and each other Transaction Agreement to which Post is a party and the transactions contemplated hereby and thereby are in the best interests of Post and its shareholders and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which Post is a party and the transactions contemplated hereby and thereby.

Section 5.3. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and the Securities Act, including the filing of the SpinCo Registration Statements and the BellRing Proxy Statement with the SEC, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, or (iii) the filing of the Certificate of Conversion and the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which Post is a party by Post and the consummation by Post of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to result, individually or in the aggregate, in a SpinCo Material Adverse Effect.

Section 5.4. Information Supplied. None of the information supplied (or to be supplied) by or on behalf of Post specifically for inclusion or incorporation by reference in the SpinCo Registration Statements and the BellRing Proxy Statement will, (x) in the case of the BellRing Proxy Statement, at the time the BellRing Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of BellRing or at the time of the BellRing Stockholders Meeting or, if applicable, at the time the BellRing Proxy Statement, or any amendment or supplement thereto, is filed with the SEC, or (y) in the case of the SpinCo Registration Statements, at the time the SpinCo Registration Statements, or any amendment or supplement thereto, (i) are filed with the SEC or (ii) become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the BellRing Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, Post makes no representation or warranty with respect to information supplied by or on behalf of BellRing for inclusion or incorporation by reference in any of the foregoing documents.

Section 5.5. Post Owned BellRing Securities.

(a) As of the date hereof and as of immediately prior to the contribution described in Section 1.1(a), one share of BellRing Class B Common Stock is owned beneficially and of record by Post (the “Post Owned BellRing Share”). The Post Owned BellRing Share is owned free and clear of any and all Liens (other than the restrictions set forth in this Agreement). Except as provided for in this Section 5.5, as of the date hereof, Post does not Beneficially Own any shares of BellRing Class A Common Stock, any other shares of the capital stock of BellRing, or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind to purchase or receive shares of the capital stock of BellRing.

(b) After giving effect to the Separation and as of the Merger Effective Time, SpinCo will have good and valid title to the Post Owned BellRing Share, free and clear of any and all Liens (other than the restrictions set forth in this Agreement), and Post will not will have any right, title or interest in such Post Owned BellRing Share, other than indirectly through any retained ownership of Post in SpinCo.

(c) As of the date hereof, 97,474,180 nonvoting common units of BellRing LLC (“BellRing LLC Units”) are owned beneficially and of record by Post (the “Post Owned BellRing LLC Units”). All of the Post Owned BellRing LLC Units are owned free and clear of any and all Liens (other than the restrictions set forth in this Agreement and the BellRing LLC Agreement). Except as provided for in this Section 5.5, Post does not Beneficially Own any other BellRing LLC Units, any other equity interest in BellRing LLC, or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind to purchase or receive any equity interest in BellRing LLC.

(d) After giving effect to the Separation and as of the Merger Effective Time, SpinCo will have good and valid title to the Post Owned BellRing LLC Units, free and clear of any and all Liens (other than the restrictions set forth in this Agreement and the BellRing LLC Agreement), and Post will not have any right, title or interest in the Post Owned BellRing LLC Units.

Section 5.6. No Brokers or Other Advisors. Except for (i) J.P. Morgan Securities, LLC (“JPM”) and (ii) Evercore Group L.L.C. (“Evercore”), the fees and expenses of which will be paid in accordance with

Section 8.16, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of Post.

Section 5.7. Legal Proceedings. There are no Actions pending or threatened in writing by any Governmental Authority with respect to Post or Actions pending or threatened in writing against Post or any of its properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Post, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 5.8. Compliance with Laws. Post is in compliance with and not in default under or in violation of any applicable Law, except for those violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 5.9. No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither Post nor any other Person makes or has made any express or implied representation or warranty with respect to Post or with respect to any other information provided to SpinCo or BellRing in connection with the Transactions. Without limiting the generality of the foregoing, neither Post nor any other Person will have or be subject to any liability or other obligation to SpinCo, BellRing or any other Person resulting from the distribution to SpinCo or BellRing (including their respective Representatives), or SpinCo’s or BellRing’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to SpinCo or BellRing in connection with the Merger or the Separation, except as otherwise set forth in this Agreement.

ARTICLE VI

Representations and Warranties of SpinCo

Except as set forth in the correspondingly identified subsection of the Post Disclosure Schedule, SpinCo hereby represents and warrants to BellRing:

Section 6.1. Organization, Standing and Power.

(a) Each of SpinCo and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(b) Each of SpinCo and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) Prior to the Conversion, all of the issued and outstanding limited liability company membership interests of SpinCo are held by Post as SpinCo’s sole member. Following the Conversion and immediately following the consummation of the Merger, (i) the authorized capital stock of SpinCo shall consist of 500,000,000 shares of common stock, par value $0.01 per share and (ii) the number of issued and outstanding shares of SpinCo Common Stock shall equal (A) the number of such shares to be distributed to

Post shareholders in the Distribution plus (B) the number of shares of Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time which converted into and become the right to receive SpinCo Common Stock pursuant to Section 4.1(a)(i). All outstanding equity interests of SpinCo have been duly authorized, validly issued and are fully paid and nonassessable and were not issued in violation of any subscription, preemptive or other rights, agreements or commitments of any kind or any Law, Contract or the organizational documents of SpinCo and, upon the Conversion, all outstanding shares of SpinCo Common Stock shall have been duly authorized, validly issued and be fully paid and nonassessable and shall not have been issued in violation of any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind, Law, Contract or the organizational documents of SpinCo. Except as set forth in this Section 6.1(c), there are no shares of capital stock, voting securities or equity interests of SpinCo issued and outstanding or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind or character providing for the issuance of any shares of capital stock, voting securities or equity interests of SpinCo, including any representing the right to purchase or otherwise receive any shares of common stock or preferred stock of SpinCo. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features or similar obligations and commitments with respect to SpinCo. There are no outstanding obligations of SpinCo to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants, calls, puts, convertible securities, exchangeable securities or subscription, preemptive or other rights, agreements or commitments of any kind or character to acquire any shares of capital stock, voting securities or equity interests) of SpinCo. There are no restrictions upon the voting or transfer of any shares of SpinCo Common Stock pursuant to any of SpinCo’s organizational documents or any Contract to which SpinCo or any of its Subsidiaries is a party.

(d) SpinCo has caused Merger Sub to be organized as a corporation under the Laws of the State of Delaware. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued and fully paid and nonassessable, were not issued in violation of any preemptive or subscription rights, Law, Contract or other organizational documents of Merger Sub and are owned by SpinCo free and clear of any Liens. Except as set forth in this Section 6.1(d), there are no shares of capital stock, voting securities or equity interests of Merger Sub issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of Merger Sub, including any representing the right to purchase or otherwise receive any capital stock of Merger Sub. There are no capital appreciation rights, phantom stock plans or securities with participation rights or features, or similar obligations and commitments with respect to Merger Sub. There are no outstanding obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of its own capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests). There are no restrictions upon the voting or transfer of any Merger Sub equity interests pursuant to the organizational documents of Merger Sub or any Contract to which SpinCo or any of its Subsidiaries is a party.

(e) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each of the other Transaction Agreements to which it is a party and, subject to obtaining the consent of its sole stockholder, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Merger Sub of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by Merger Sub of the Transactions, have been duly authorized and approved by its Boards of Directors, and except for obtaining the consent of its sole stockholder for the adoption of this Agreement and each of the other Transaction Agreements to which it is a party, no other corporate action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement and each of the other Transaction Agreements to which it is a party, and the consummation by Merger Sub of the Transactions. This Agreement and each of the other Transaction Agreements to which it is a party has been duly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with their terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(f) SpinCo has delivered to BellRing correct and complete copies of its formation, limited liability company agreement and other governing documents (the “SpinCo Charter Documents”) and correct and complete copies of the certificates of incorporation, bylaws and stockholders’ or governance agreements (or comparable organizational documents) of each of its Subsidiaries (the “SpinCo Subsidiary Charter Documents”), in each case as amended to the date of this Agreement. All such SpinCo Charter Documents and SpinCo Subsidiary Charter Documents are in full force and effect and neither SpinCo nor any of its Subsidiaries is in violation of any of their respective provisions.

(g) Each of SpinCo and Merger Sub was formed solely for the purpose of effecting the Merger (and, in the case of SpinCo, the Separation) and has not engaged in any business or other activities or conducted any operations other than in connection with the Transactions. Other than Merger Sub, prior to giving effect to the contribution described in Section 1.1(a), there are no Subsidiaries of SpinCo. Other than with respect to (i) SpinCo as of the Merger Effective Time (whose sole assets at such time will consist of cash, the Post Owned BellRing Share, the Post Owned BellRing LLC Units and the BellRing LLC Loan) and (ii) Merger Sub (whose sole assets will consist of nominal assets related to its formation), each of such Persons has no, and at all times prior to the Merger Effective Time shall have no, assets.

(h) Neither SpinCo nor Merger Sub has any Liabilities other than, after giving effect to the transactions contemplated by Section 8.13, (i) the SpinCo Debt in an amount not to exceed the SpinCo Total Debt Amount and (ii) Liabilities for fees and expenses incurred in connection with this Agreement that are the responsibility of SpinCo pursuant to the terms hereof. There are no issued or outstanding bonds, debentures, notes or other indebtedness of SpinCo or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of SpinCo or any of its Subsidiaries may vote.

Section 6.2. Authority; Noncontravention.

(a) SpinCo has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by SpinCo of this Agreement and the execution, delivery and performance by SpinCo of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly approved by Post as the sole member of SpinCo, and no other limited liability company or other action on its part is necessary to authorize the execution and delivery by SpinCo of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which SpinCo is a party, when executed and delivered, will be, duly executed and delivered by SpinCo and each is, or, when executed and delivered will be, a valid and binding obligation of SpinCo, enforceable against SpinCo in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by SpinCo or any of its Subsidiaries, nor the consummation by SpinCo and its Subsidiaries of the transactions contemplated hereby or thereby, nor compliance by SpinCo and its Subsidiaries with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the SpinCo Charter Documents or any of the SpinCo Subsidiary Charter Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 6.3 are obtained and the filings referred to in Section 6.3 are made, (x) violate any

Law, judgment, writ or injunction of any Governmental Authority applicable to SpinCo or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of SpinCo or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which SpinCo or any of its Subsidiaries is a party, or by which they or any of their properties or assets may be bound or affected, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

(c) The Merger Sub Board has (i) determined that this Agreement and each other Transaction Agreement to which Merger Sub or its Subsidiaries is a party and the transactions contemplated hereby and thereby are in the best interests of Merger Sub, its Subsidiaries and their respective stockholders and (ii) approved and declared advisable this Agreement and each other Transaction Agreement to which Merger Sub or its Subsidiaries is a party and the transactions contemplated hereby and thereby.

Section 6.3. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the SpinCo Registration Statements and the BellRing Proxy Statement with the SEC, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, or (iii) the filing of the Certificate of Conversion (and, simultaneously therewith, the certificate of incorporation of SpinCo) and the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which SpinCo or any Subsidiary is a party by SpinCo or such Subsidiary and the consummation by SpinCo or any Subsidiary of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect.

Section 6.4. Undisclosed Liabilities. As of the Merger Effective Time, SpinCo and its Subsidiaries have no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet in accordance with GAAP or the notes thereto, other than, after giving effect to the transactions contemplated by Section 8.13, (i) the SpinCo Debt in an amount not to exceed the SpinCo Total Debt Amount and (ii) Liabilities for fees and expenses incurred in connection with this Agreement that are the responsibility of SpinCo pursuant to the terms hereof.

Section 6.5. Legal Proceedings. There are no Actions pending or threatened in writing by any Governmental Authority with respect to SpinCo or any of its Subsidiaries or Actions pending or threatened in writing against SpinCo or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against SpinCo or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 6.6. Compliance with Laws. Each of SpinCo and its Subsidiaries is in compliance with and not in default under or in violation of any applicable Law, except for those violations that would have not had and would not reasonably be expected to have, individually or in the aggregate, a SpinCo Material Adverse Effect or materially delay, impede or prevent the Transactions.

Section 6.7. No Other Representations or Warranties. Except for the representations and warranties set forth in this Agreement and the other Transaction Agreements, neither SpinCo nor any other Person makes or has made any express or implied representation or warranty with respect to SpinCo or with respect to any other information provided to Post or BellRing in connection with the Transactions. Without limiting the generality of the foregoing, neither SpinCo nor any other Person will have or be subject to any liability or other obligation to Post, BellRing or any other Person resulting from the distribution to Post or BellRing (including their respective Representatives), or Post’s or BellRing’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to Post or BellRing in connection with the Merger or the Separation, except as otherwise set forth in this Agreement.

ARTICLE VII

Representations and Warranties of BellRing

Except as set forth in the correspondingly identified subsection of the disclosure schedule delivered by BellRing to Post and SpinCo simultaneously with the execution of this Agreement (the “BellRing Disclosure Schedule”), BellRing hereby represents and warrants to Post and SpinCo:

Section 7.1. Organization, Standing and Corporate Power.

(a) Each of BellRing and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BellRing (a “BellRing Material Adverse Effect”).

(b) Each of BellRing and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a BellRing Material Adverse Effect.

Section 7.2. Capitalization.

(a) The authorized capital stock of BellRing consists of 500,000,000 shares of BellRing Class A Common Stock, one (1) share of BellRing Class B Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the “BellRing Preferred Stock”). At the close of business on October 22, 2021, (i) 39,510,430 shares of BellRing Class A Common Stock were issued and outstanding, (ii) no shares of BellRing Class A Common Stock were held by BellRing in its treasury, (iii) 1,135,246 shares of BellRing Class A Common Stock were reserved for issuance under the BellRing Plan, (iv) one (1) share of BellRing Class B Common Stock was issued and outstanding, (v) no shares of BellRing Class B Common Stock were held by BellRing in its treasury, and (vi) no shares of BellRing Preferred Stock were issued or outstanding. All outstanding shares of BellRing Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since October 22, 2021 to the date hereof, BellRing has not issued any shares of BellRing capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of BellRing capital stock, voting securities or equity interests.

(b) There are no outstanding obligations of BellRing or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of BellRing.

(c) There are no issued or outstanding bonds, debentures, notes or other indebtedness of BellRing or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote), upon the happening of a certain event or otherwise, on any matters on which the equity holders of BellRing or any of its Subsidiaries may vote.

Section 7.3. Authority; Noncontravention.

(a) BellRing has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and each other Transaction Agreement to which it is a party. The execution, delivery and performance by BellRing of this Agreement and the execution, delivery and performance by BellRing of each other Transaction Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by the BellRing Board and, subject to receipt of the BellRing Stockholder Approval, no other corporate or other action on its part is necessary to authorize the execution and delivery by BellRing of this Agreement and each other Transaction Agreement to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby. This Agreement has been, and each other Transaction Agreement to which BellRing is a party, when executed and delivered, will be, duly executed and delivered by BellRing and each is, or, when executed and delivered will be, a valid and binding obligation of BellRing, enforceable against BellRing in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles.

(b) Neither the execution and delivery of this Agreement or any of the other Transaction Agreements to which it is a party by BellRing, nor the consummation by BellRing of the transactions contemplated hereby or thereby, nor compliance by BellRing with any of the terms or provisions of this Agreement and each other Transaction Agreement to which it is a party, will (i) conflict with or violate any provision of the BellRing Charter Documents or any of the organizational documents of BellRing or its material Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 7.4 are obtained and the filings referred to in Section 7.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to BellRing or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of BellRing or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or permit to which BellRing or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a BellRing Material Adverse Effect.

(c) The Special Committee has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) recommended that the BellRing Board approve and declare advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and recommend approval of this Agreement by the holders of shares of BellRing Common Stock (subject to Section 8.6).

(d) The BellRing Board, based on the recommendation of the Special Committee, has (i) determined that the transactions contemplated by this Agreement, including the Merger, are in the best interests of BellRing and its stockholders (other than Post, SpinCo or any of their respective Affiliates), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to submit this Agreement to a vote of the holders of shares of BellRing Common Stock and recommend approval of this Agreement by the holders of shares of BellRing Common Stock (subject to Section 8.6).

(e) The affirmative vote (in person or by proxy) at the BellRing Stockholders Meeting, or any adjournment or postponement thereof, of (i) the holders of record of a majority in voting power of the shares of BellRing Common Stock outstanding entitled to vote thereon and (ii) the holders (other than Post, SpinCo and their respective Affiliates) of record of a majority in voting power of the shares of BellRing Common Stock outstanding entitled to vote thereon (other than shares of BellRing Common Stock owned or controlled by Post, SpinCo or any of their respective Affiliates) in favor of the adoption of this Agreement in accordance with applicable Law and the BellRing Charter Documents (collectively, the “BellRing Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of BellRing or any of its Subsidiaries which is necessary to adopt this Agreement.

Section 7.4. Governmental Approvals. Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the SpinCo Registration Statements and the BellRing Proxy Statement with the SEC, (ii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NYSE, or (iii) the filing of the Certificate of Conversion and the Certificate of Merger with the Secretary of State of the State of Delaware, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement or any other Transaction Agreement to which BellRing is a party by BellRing and the consummation by BellRing of the transactions contemplated hereby and thereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, individually or in the aggregate, a BellRing Material Adverse Effect.

Section 7.5. SEC Documents; Undisclosed Liabilities.

(a) BellRing and its Subsidiaries have filed and furnished all BellRing SEC Documents. The BellRing SEC Documents, as of their respective effective dates (in the case of the BellRing SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other of the BellRing SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to the BellRing SEC Documents, and none of the BellRing SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Except (i) as reflected or otherwise reserved against on the balance sheet of BellRing and its consolidated Subsidiaries as of June 30, 2021 (including the notes thereto) included in the BellRing SEC Documents filed by BellRing and publicly available prior to the date of this Agreement, (ii) for Liabilities incurred since June 30, 2021 in the ordinary course of business consistent with past practice; (iii) for Liabilities set forth on Section 7.5(b) of the BellRing Disclosure Schedule; and (iv) for Liabilities incurred under or in accordance with this Agreement and the other Transaction Agreements to which BellRing is a party or in connection with the transactions contemplated hereby or thereby, BellRing has no Liabilities that would be required to be reflected or reserved against on a consolidated balance sheet of BellRing prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a BellRing Material Adverse Effect.

Section 7.6. Information Supplied. None of the information supplied (or to be supplied) by or on behalf of BellRing or any of its Subsidiaries specifically for inclusion or incorporation by reference in the SpinCo Registration Statements and the BellRing Proxy Statement will, (x) in the case of the BellRing Proxy Statement, at the time the BellRing Proxy Statement or any amendment or supplement thereto is mailed to the stockholders of BellRing or at the time of the BellRing Stockholders Meeting or, if applicable, at the time the BellRing Proxy Statement, or any amendment or supplement thereto, is filed with the SEC (as applicable), or (y) in the case of the SpinCo Registration Statements, at the time the SpinCo Registration Statements, or any amendment or supplement thereto, (i) are filed with the SEC or (ii) become effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the BellRing Proxy Statement, in light of the circumstances under which they are made) not misleading. Notwithstanding the foregoing, BellRing makes no representation or warranty with respect to information supplied by or on behalf of Post for inclusion or incorporation by reference in any of the foregoing documents.

Section 7.7. Brokers and Other Advisors. Except for Lazard Frères & Co. LLC (“Lazard”), the fees and expenses of which will be paid in accordance with Section 8.16, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of BellRing or any of its Subsidiaries.

Section 7.8. No SpinCo Interest. BellRing does not Beneficially Own any shares of SpinCo Common Stock or Post Common Stock or any options or other rights to purchase or receive shares of SpinCo Common Stock or Post Common Stock, except as set forth in this Agreement. BellRing has not entered into or acquired any derivative contract with respect to any shares of SpinCo Common Stock or Post Common Stock or entered into any other hedging or other similar transaction that has the effect of providing BellRing with the economic benefits, voting rights or risks of ownership of any shares of SpinCo Common Stock or Post Common Stock (collectively, a “SpinCo Interest”).

Section 7.9. No Other Representations or Warranties. Except for the representations and warranties set forth in this Article VII, neither BellRing nor any other Person makes or has made any express or implied representation or warranty with respect to BellRing or with respect to any other information provided to Post or SpinCo in connection with the Transactions. Without limiting the generality of the foregoing, neither BellRing nor any other Person will have or be subject to any liability or other obligation to Post, SpinCo or any other Person resulting from the distribution to Post or SpinCo (including their respective Representatives), or Post’s or SpinCo’s (or such Representatives’) use of, any such other information, including any information, documents, projections, forecasts or other materials made available to Post or SpinCo in connection with the Merger or the Separation, except as otherwise set forth in this Agreement.

ARTICLE VIII

Additional Covenants and Agreements

Section 8.1. SpinCo Written Consent. Promptly following the execution of this Agreement, SpinCo shall deliver to Merger Sub a written consent, in its capacity as the sole stockholder of Merger Sub, in compliance with the DGCL, adopting this Agreement and approving the transactions contemplated herein, including the Merger, in accordance with the terms and conditions hereof (as the terms and conditions hereof may be amended, modified or waived), and shall deliver a copy of such consent to BellRing.

Section 8.2. Post Voting Agreement.

(a) Voting Commitment. Each of Post and SpinCo hereby agrees, during the Voting Period, to (i) appear at the BellRing Stockholders Meeting or any other meeting of the stockholders of BellRing (whether annual or special and whether or not an adjourned or postponed meeting), however called, for the purpose of obtaining the BellRing Stockholder Approval or otherwise cause the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, the Post Owned BellRing Share (A) in favor of, and will otherwise support, the adoption of this Agreement and the transactions contemplated hereby, including the Merger, and (B) against (1) any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of BellRing in this Agreement or any other Transaction Agreement and (2) any other action that could reasonably be expected to impede, interfere with, delay, postpone or adversely affect any of the transactions contemplated by this Agreement, including the Merger; provided, however, that, if a BellRing Board Recommendation Change has occurred, Post’s and SpinCo’s obligations under this Section 8.2 shall terminate and be of no further force or effect. Except as set forth in this Section 8.2, nothing herein shall limit the right of Post or SpinCo to vote in favor of, against or abstain with respect to any matter presented to the stockholders of BellRing.

(b) Other Voting Agreements. During the Voting Period, neither Post nor SpinCo shall enter into any agreement or understanding with any Person to vote or give any instruction in any manner inconsistent with Section 8.2(a).

(c) Transfer Restrictions. Each of Post and SpinCo hereby agrees, during the Voting Period, to not (i) directly or indirectly, sell, pledge, dispose of, encumber, assign, tender or otherwise transfer, or authorize the sale, pledge, disposition, encumbrance, assignment, tender or transfer of, or grant a proxy with respect to, the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates (each a “transfer” for purposes of this Section 8.2(c)), (ii) enter into or acquire a derivative contract with respect to the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates, enter into or acquire a futures or forward contract to deliver the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates or enter into any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates (each a “constructive transfer” for purposes of this Section 8.2(c)), or (iii) otherwise enter into any contract, option or arrangement or understanding with respect to a transfer or constructive transfer of the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates. Any transfer or constructive transfer or attempted transfer or attempted constructive transfer in violation of this Agreement shall be void ab initio. In furtherance of the foregoing, each of Post and SpinCo hereby authorizes BellRing to instruct its transfer agent to enter a stop transfer order with respect to the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates.

(d) Waiver of Appraisal Rights. To the full extent permitted by law, each of Post and SpinCo hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Merger that Post or SpinCo may directly or indirectly have by virtue of the ownership of the Post Owned BellRing Share and any other voting equity interests in BellRing held by Post, SpinCo or their respective Affiliates.

Section 8.3. Preparation of the SpinCo Registration Statements, BellRing Proxy Statement; Stockholder Meeting.

(a) SpinCo Registration Statements. As soon as practicable following the date of this Agreement, SpinCo and Post shall prepare, and BellRing shall assist and contribute to such preparation, and SpinCo shall, subject to BellRing’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the SpinCo Registration Statements, and the BellRing Proxy Statement will be included as a prospectus in the applicable SpinCo Registration Statement. Prior to filing the SpinCo Registration Statements or any amendment or supplement thereto with the SEC, SpinCo and Post shall provide BellRing and its counsel with a reasonable opportunity to review and comment on the SpinCo Registration Statements, and SpinCo and Post shall give reasonable and good faith consideration to any comments made by BellRing and its counsel. Post and SpinCo shall cause the SpinCo Registration Statements to comply in all material respects as to form with the requirements of the Securities Act, and any other applicable Law, except that Post and SpinCo shall have no such obligation with respect to statements made in the SpinCo Registration Statements based on information supplied by BellRing expressly for inclusion therein. Post and SpinCo shall use its reasonable best efforts to have the SpinCo Registration Statements declared effective under the Securities Act as promptly as practicable after such filing and keep the SpinCo Registration Statements effective for so long as necessary to consummate the Transactions and use reasonable best efforts to have any stop order suspending the effectiveness of the SpinCo Registration Statements lifted, reversed or otherwise terminated. SpinCo shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of SpinCo Common Stock in the Distribution and the Merger. Post shall furnish all information concerning Post and the holders of shares of Post Common Stock as may be reasonably requested by SpinCo in connection with any such action. No filing of, or amendment or supplement to, the SpinCo Registration Statements will be made without providing BellRing a reasonable opportunity to review and comment thereon. If at any time prior to the Merger Effective Time any information relating to Post, SpinCo or BellRing, or any of their respective Affiliates, directors or officers, should be determined by Post, SpinCo or BellRing as necessary to be included in an amendment or supplement to the SpinCo Registration Statements so that the SpinCo Registration Statements would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that so determines shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the holders of Post Common Stock, SpinCo Common Stock or BellRing Common Stock, as applicable. Post and SpinCo shall notify BellRing promptly (1) of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC, (2) of any request (whether written or oral) by the SEC or the staff of the SEC for amendments or supplements to the SpinCo Registration Statements or for additional information, (3) of the issuance by the SEC of any stop order suspending the effectiveness of the SpinCo Registration Statements or any order by the SEC or any other regulatory authority preventing or suspending the use of any prospectus under the SpinCo Registration Statements or the initiation or threatening of any proceedings for such purposes or (4) when the SpinCo Registration Statements or any amendment thereto has been filed or becomes effective. Post and SpinCo shall supply BellRing with copies of (x) correspondence between Post, SpinCo or any of their respective Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the SpinCo Registration Statements or the Transactions and (y) all orders of the SEC relating to the SpinCo Registration Statements, and BellRing shall have a reasonable opportunity to participate in the response to any such comments or requests, including, as applicable, by participating with its counsel in any discussions or meetings with the SEC and commenting on proposed responses to the SEC or the staff of the SEC (such comments to be given reasonable and good faith consideration). Post and SpinCo shall mail (or otherwise transmit in accordance with applicable Law) the applicable SpinCo Registration Statements to the holders of Post Common Stock and SpinCo Common Stock, as applicable, as promptly as practicable after such SpinCo Registration Statements are declared effective under the Securities Act.

(b) BellRing Proxy Statement. As soon as practicable following the date of this Agreement, BellRing shall prepare, and Post and SpinCo shall assist and contribute to such preparation, and BellRing shall, subject to Post’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), file with the SEC the BellRing Proxy Statement. Prior to filing the BellRing Proxy Statement or any amendment or supplement thereto with the SEC, BellRing will provide Post and its counsel with a reasonable opportunity to review and comment on the BellRing Proxy Statement, and BellRing shall give reasonable and good faith consideration to any comments made by Post and its counsel; provided that the foregoing shall not apply to any such amendment or supplement, or the making of any comments in respect thereof, arising out of or relating to a BellRing Board Recommendation Change. BellRing shall cause the BellRing Proxy Statement to comply in all material respects as to form with the requirements of the Exchange Act, and any other applicable Law, except that BellRing shall have no such obligation with respect to statements made in the BellRing Proxy Statement based on information supplied by Post expressly for inclusion therein. No filing of, or amendment or supplement to, the BellRing Proxy Statement will be made without Post’s consent (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) or providing Post a reasonable opportunity to review and comment thereon. If at any time prior to the Merger Effective Time any information relating to Post, SpinCo or BellRing, or any of their respective Affiliates, directors or officers, should be determined by Post or BellRing as necessary to be included in an amendment or supplement to the BellRing Proxy Statement so that such document would not be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that so determines shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC (subject to Post’s consent, which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned) and, to the extent required by Law, disseminated to the holders of BellRing Common Stock. BellRing shall promptly notify Post of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request (whether written or oral) by the SEC or the staff of the SEC for amendments or supplements to the BellRing Proxy Statement or for additional information and shall supply Post with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the BellRing Proxy Statement, and Post shall have a reasonable opportunity to participate in the response to any such comments or requests, including, as applicable, by participating with its counsel in any discussions or meetings with the SEC and commenting on proposed responses to the SEC or the staff of the SEC (such comments to be given reasonable and good faith consideration). BellRing shall mail (or otherwise transmit in accordance with applicable Law) the BellRing Proxy Statement to the holders of BellRing Common Stock as promptly as practicable after the applicable SpinCo Registration Statements are declared effective under the Securities Act.

(c) Stockholder Meeting. BellRing shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the “BellRing Stockholders Meeting”) for the purpose of obtaining the BellRing Stockholder Approval. The BellRing Proxy Statement shall state that (subject to Section 8.6 hereof) BellRing recommends to its stockholders, through the BellRing Board (based on the recommendation of the Special Committee), adoption of this Agreement (the “BellRing Board Recommendation”). Without limiting the generality of the foregoing (but subject to BellRing’s rights pursuant to Section 8.6), prior to the termination of this Agreement, BellRing’s obligations pursuant to the first sentence of this Section 8.3(c) shall not be affected by (A) the commencement, public proposal, public disclosure or communication to BellRing of any BellRing Takeover Proposal or (B) a BellRing Board Recommendation Change or the withdrawal or modification of the BellRing Board’s approval of, or the BellRing Special Committee’s recommendation that the BellRing Board approve, the Merger.

(d) Post, SpinCo and BellRing shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the SpinCo Registration Statements, the BellRing Proxy Statement or any other statement, filing, notice or application made by or on behalf of Post, BellRing or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other Transactions.

Section 8.4. Conduct of Business by SpinCo Pending the Transactions. Except as expressly required by this Agreement, any of the other Transaction Agreements or as required by applicable Law, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, SpinCo shall not, and shall not permit Merger Sub to, without the prior written consent of BellRing, engage in any business or other activity, including incurring any Liability. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, SpinCo shall not, and shall not permit Merger Sub (or, in the case of clause (e) only, any other Subsidiary of SpinCo following the contribution described in Section 1.1(a)) to, and Post shall not cause or permit SpinCo or Merger Sub (or, in the case of clause (e) only, any other Subsidiary of SpinCo following the contribution described in Section 1.1(a)) to, without the prior written consent of BellRing (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend the organizational documents of SpinCo (except as expressly required by this Agreement) or Merger Sub;

(b) sell, pledge, dispose of, encumber or otherwise transfer, or authorize the sale, pledge, disposition, encumbrance or transfer of, any of the Post Owned BellRing Share or the Post Owned BellRing LLC Units, except pursuant to Section 1.1(a);

(c) except as expressly required by this Agreement (including pursuant to the Separation, the Debt Exchange or the Conversion, in each case, in accordance with the terms hereof), make any changes in the capital structure of SpinCo or Merger Sub;

(d) enter into any transaction or any Contract which is not expressly required by this Agreement and the transactions contemplated thereby;

(e) take any action that would prevent, materially delay or materially impair (x) the consummation of the Merger and the other Transactions on a timely basis or (y) the ability of SpinCo to perform in all material respects its obligations under this Agreement; or

(f) agree, in writing or otherwise, to take any of the foregoing actions.

Section 8.5. Conduct of Business by BellRing Pending the Transactions.

(a) Except as permitted by this Agreement, any of the other Transaction Agreements or as required by applicable Law, or to the extent reasonably necessary or appropriate in response to the COVID-19 pandemic (and supported by documentation, information, data or other evidence reasonably substantiating such necessity or appropriateness) during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, BellRing shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Post (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) (A) issue, grant, sell, pledge, dispose of or encumber, or authorize the issuance, grant, sale, pledge, disposition or encumbrance of, any shares of BellRing Common Stock, voting securities or equity interests or capital stock, voting securities or equity interests of any Subsidiary of BellRing of any class, or any subscriptions, options, warrants, calls, convertible or exchangeable securities or other rights, commitments or agreements of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest), in BellRing or any of its Subsidiaries, other than, (1) in connection with grants or awards made pursuant to the BellRing Plan in the ordinary course of business consistent with past practice or pursuant to a written offer letter or other agreement between BellRing or any of its Subsidiaries and an employee or other service provider in effect on the date hereof, (2) in connection with the settlement of BellRing Awards in accordance with the terms of the applicable award agreement and BellRing Plan, (3) as consideration in connection with any acquisition by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person that is not prohibited by the terms hereof, (4) in connection with any pledge, or the creation of any Lien, pursuant to the Credit Agreement or (5) in connection with transactions solely between BellRing or a wholly owned Subsidiary of BellRing, on the one hand, and any other wholly owned Subsidiaries of BellRing, on the other the hand; (B) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of BellRing Common Stock or otherwise make any payments to holders of BellRing Common Stock in their capacity as such, other than regular quarterly dividends consistent with past practice and any repurchases by BellRing of BellRing Common Stock; (C) split, combine, subdivide or reclassify any shares of BellRing Common Stock; or (D) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the BellRing Plan or any agreement evidencing any stock option or other right to acquire capital stock of BellRing or any restricted stock purchase agreement or any similar or related contract, including with respect to amendments to accelerate the vesting of any stock option or other right to acquire capital stock of BellRing;

(ii) directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person (other than a Subsidiary of BellRing) if such acquisition would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement;

(iii) make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in any Person (other than a Subsidiary of BellRing) if such investment would reasonably be expected to impede or delay, in any material respect, the ability of the parties to satisfy any of the conditions to the Merger set forth in this Agreement;

(iv) other than in the ordinary course of business consistent with past practice, enter into any Contract (other than Contracts with directors, officers, employees or other service providers in respect of their employment with or service to BellRing and its Subsidiaries) providing for payments by BellRing or its Subsidiaries to the counterparty thereto, or by the counterparty thereto to BellRing or its Subsidiaries, in excess of $100,000 that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Transactions, or result in the acceleration of any obligation or the vesting of any benefit as a result of the consummation of the Transactions; or

(v) agree, in writing or otherwise, to take any of the foregoing actions.

Section 8.6. BellRing Board Recommendation; Communications with BellRing Stockholders. The BellRing Board (based on the recommendation of the Special Committee) shall not withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, the BellRing Board Recommendation in any manner adverse to Post or SpinCo (a “BellRing Board Recommendation Change”), except as expressly contemplated in clause (ii) of this Section 8.6. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, (i) BellRing, the BellRing Board (based on the recommendation of the Special Committee) and the Special Committee shall not be prohibited from (x) taking and disclosing to the stockholders of BellRing a position contemplated by, or otherwise complying with, Rule 14e-2(a) or Rule 14d-9 (including making any “stop, look and listing” communication under Rule 14d-9(f) under the Exchange Act) or making any statement contemplated by, or otherwise complying with, Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (y) making any disclosure to the stockholders of BellRing if the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that failure to so disclose such position would be reasonably likely to constitute a violation of applicable Law, and any such disclosure or statement described in this clause (i) shall not constitute a BellRing Board Recommendation Change unless the BellRing Board (based on the recommendation of the Special Committee) fails to expressly reaffirm the BellRing Board Recommendation in such disclosure or statement and (ii) the BellRing Board (based on the recommendation of the Special Committee) may effect a BellRing Board Recommendation Change if the BellRing Board (based on the recommendation of the Special Committee) or the Special Committee shall have determined in good faith (after consultation with outside legal counsel) that the failure of the BellRing Board (based on the recommendation of the Special Committee) to effect a BellRing Board Recommendation Change would reasonably be expected to be inconsistent with the BellRing Board’s fiduciary duties under applicable Law.

Section 8.7. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement (including Section 8.3 (which shall exclusively govern any actions by the parties required in respect of any reports, schedules, forms certificates, prospectuses and registration statements, proxy and other statements required to be filed with the SEC in connection with the Transactions, including the SpinCo Registration Statements and the BellRing Proxy Statement), Section 8.6 and Section 8.7(b)), each of the parties hereto shall cooperate with the other parties and use its (and shall cause their respective Subsidiaries to use their) respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable on its part under this Agreement to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

(b) Each of the parties hereto shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private party, and (ii) keep the other parties informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Subject to applicable Laws, each of the parties hereto shall have the right to review in advance and approve (such approval not to be unreasonably withheld, delayed or conditioned) all of the information relating to such party and its respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority by a party hereto in connection with the Transactions. No party hereto shall independently participate in any formal or informal meeting with any Governmental Authority in respect of any material communication or any filings, submissions, investigations or other inquiry, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.7, each of the parties hereto shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority or other Person with respect to the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, neither BellRing nor SpinCo (nor Post on behalf of SpinCo) shall, without the other party’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 8.7 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 11.1(a) so long as such party has up to then complied in all material respects with its obligations under this Section 8.7, (ii) require any party to offer, accept or agree to (A) dispose or hold separate (in trust or otherwise) any part of its businesses, operations, assets or product lines (or a combination of BellRing’s and SpinCo’s respective businesses, operations, assets or product lines) or otherwise rearrange the composition of its assets, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, any party may carry on business in any part of the world (including such party’s freedom of action with respect to future acquisitions of assets or businesses or its full rights of ownership with respect to any assets and businesses held as of the date hereof or at the Closing) and/or (D) take any action to impose restrictions or limitations upon the exercise of full rights of ownership by any holder of capital stock of Post, BellRing or SpinCo, or otherwise to require the repurchase, redemption, deemed transfer, divestiture or other disposition (by forced sale or otherwise) of the capital stock held by any holder of shares of Post, BellRing or SpinCo, or (iii) require any party to this Agreement to contest or otherwise resist any administrative or judicial action or proceeding, including any proceeding by a private party, challenging any of the Transactions as violative of any Antitrust Law.

Section 8.8. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Post and BellRing. Thereafter, none of Post, SpinCo nor BellRing, nor any of their controlled Affiliates, shall issue or cause the publication of any press release or other written communication to the public (to the extent that the substance of such press release or other written communication has not previously been issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the Transactions without the prior consent of the other parties (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned), except as may be required by Law or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party proposing to make such release or as may be desirable in connection with the intended Tax treatment of the Transactions (in which case such party, to the extent such party is reasonably able to do so, shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party). Notwithstanding anything herein to the contrary, each party acknowledges and agrees that any party or its Affiliates may, without the consent or approval of any other party, disclose the existence and terms of this Agreement and the Transactions (a) in any report, statement, exhibit or other document that it files with the SEC or any other Governmental Authority, or in any other document in which any such reports, statements exhibits or other documents are incorporated by reference, (b) in any disclosure that is substantially consistent with prior disclosures permitted by this Section 8.8, including (i) in response to questions from the press, analysts, investors or those attending industry conferences, (ii) to any current or prospective customer, vendor, supplier or other Person with which such party or any of its Affiliates does or may do business and (iii) in any internal announcements to employees or (c) in connection with any dispute between parties to this Agreement.

Section 8.9. Confidentiality. During the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, each party shall keep confidential and not make any public announcement or similar publicity concerning this Agreement, the Transactions or the details relating thereto, without first obtaining the prior consent of the other parties (which may be oral or written and shall not be unreasonably withheld, delayed, or conditioned); provided, however, that nothing contained herein shall prohibit (i) disclosures required to be made pursuant to the covenants set forth in Section 8.3 or Section 8.8, (ii) disclosures required by applicable federal or state securities Laws, or (iii) any party from making any public announcement following reasonable notice to the other parties if such party determines in good faith, on the advice of legal counsel, that such public disclosure is required by applicable Law, in which case such party shall use reasonable best efforts to have such statements be consistent in substance with prior disclosures or announcements that were permitted under this Section 8.8 or to coordinate with the other parties in determining the appropriate form and scope of such disclosure.

Section 8.10. Notification of Certain Matters. During the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, Post and SpinCo shall give prompt notice to BellRing, and BellRing shall give prompt notice to Post and SpinCo, of (i) any written notice or other substantive communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement or another Transaction Agreement to be untrue in such a manner so as to cause the failure of any of the conditions set forth in Section 9.2(a) or Section 9.3(b), as applicable, to be satisfied, and (iii) any failure of such party to perform or comply with any covenant or agreement to be performed or complied with by it hereunder in such a manner so as to cause the failure of any of the conditions set forth in Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) prejudice the party giving such notice with respect to the matters contemplated by such notice solely by virtue of having delivered such notice; provided further that any party’s failure to perform or comply with its obligations under this Section 8.10 shall not be considered a failure to perform or comply with such party’s obligations hereunder for purposes of Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, unless the underlying factor or event would independently result in the failure of the condition set forth in Section 9.2(b), Section 9.2(c) or Section 9.3(b), as applicable, to be satisfied.

Section 8.11. Indemnification by SpinCo and Post.

(a) SpinCo hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the Post Entities from and against any Losses incurred by the Post Entities to the extent arising out of or relating to the assets and businesses owned or operated by the SpinCo Entities before or after the Closing, including any Losses to the extent resulting from any Liability of the SpinCo Entities, whether incurred before or after the Closing (except to the extent provided in Section 8.11(b)).

(b) Post hereby covenants and agrees, on the terms and subject to the limitations set forth in this Agreement, from and after the Closing, to indemnify, defend and hold harmless the SpinCo Entities from and against any Losses incurred by the SpinCo Entities to the extent arising out of or relating to the assets and businesses owned or operated by the Post Entities before or after the Closing, including any Losses to the extent resulting from any Liability of the Post Entities, whether incurred before or after the Closing.

(c) Exclusions.

(i) The indemnification provisions set forth in Section 8.11(a) and Section 8.11(b) are not intended to cover any Losses incurred by any SpinCo Entity or any Post Entity pursuant to any Contract in effect after the Merger Effective Time between any Post Entity, on the one hand, and any SpinCo Entity, on the other hand, and shall not be deemed to modify any obligations or liabilities under any Transaction Agreement.

(ii) In no event will any Indemnitor be liable to any Indemnitee under Section 8.11(a) and Section 8.11(b) for any consequential (except to the extent that such damages are reasonably foreseeable or otherwise constitute actual damages) or punitive damages; provided that the foregoing will not be interpreted to limit indemnification for any such Losses incurred as a result of the assertion by a claimant (other than a SpinCo Entity or a Post Entity) of a Third-Party Claim for consequential or punitive damages solely to the extent that such damages are determined to be payable in a final determination.

(iii) For the avoidance of doubt, the provisions of Section 8.11(a) and Section 8.11(b) are not intended to apply to any Loss, claim or Liability to which the provisions of the SpinCo Tax Matters Agreement are applicable.

(d) Indemnification Procedures.

(i) In connection with any indemnification provided for in this Section 8.11, the party seeking indemnification (the “Indemnitee”) will give the party from which indemnification is sought (the “Indemnitor”) prompt written notice whenever it comes to the attention of the Indemnitee that the Indemnitee has suffered or incurred, or may suffer or incur, any Losses for which it is entitled to indemnification under this Section 8.11(d), and, if and when known, the facts constituting the basis for such claim and the projected amount of such Losses (which shall not be conclusive as to the amount of such Losses, in each case, in reasonable detail, to the extent known), whether or not involving a Third-Party Claim (as defined below). Without limiting the generality of the foregoing, in the case of any Action commenced by a third party for which indemnification is being sought (a “Third-Party Claim”), such written notice will be given no later than ten (10) Business Days following receipt by the Indemnitee of written notice of such Third-Party Claim. Failure by any Indemnitee to so notify the applicable Indemnitor will not affect the rights of such Indemnitee under this Agreement except to the extent that such failure has a material prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third Party Claim. The Indemnitee will deliver with such notice copies of all notices, court papers and other documents received by the Indemnitee relating to such Third-Party Claim.

(ii) After receipt of a notice pursuant to Section 8.11(d)(i) with respect to any Third-Party Claim, the Indemnitor will be entitled, if it so elects within thirty (30) days receipt of such notice (or such lesser period (as set forth in such notice pursuant to Section 8.11(d)(i) as may be required by court proceedings in the event of a litigated matter)), to take control of the defense and investigation with respect to such Third-Party Claim and to employ and engage attorneys reasonably satisfactory to the Indemnitee to handle and defend such claim, at the Indemnitor’s cost, risk and expense, upon written notice to the Indemnitee of such election. The Indemnitor will not settle any Third-Party Claim that is the subject of indemnification without the written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that, after reasonable notice, the Indemnitor may settle a claim without the Indemnitee’s consent if such settlement (A) makes no admission or acknowledgment of violation of Law, Liability or culpability with respect to the Indemnitee, (B) includes in customary form a complete release of, or a dismissal with prejudice of all claims against, the Indemnitee and (C) does not seek any relief against the Indemnitee other than the payment of money damages to be borne in full by the Indemnitor. The Indemnitee will cooperate in all reasonable respects with the Indemnitor and its attorneys in the investigation, trial and defense of any lawsuit or action with respect to such claim and any appeal arising therefrom (including the filing in the Indemnitee’s name of appropriate cross-claims and counterclaims). The Indemnitee may, at its own cost, participate in any investigation, trial and defense of any Third-Party Claim controlled by the Indemnitor and any appeal arising therefrom, including participating in the process with respect to the potential settlement or compromise thereof. If the Indemnitee has been advised by its counsel that there may be one or more legal defenses available to the Indemnitee that conflict with those available to, or that are not available to, the Indemnitor (“Separate Legal Defenses”), or that there may be actual or potential differing or conflicting interests between the Indemnitor and the Indemnitee in the conduct of the defense of such Third-Party Claim, the Indemnitee will have the right, at the expense of the Indemnitor, to engage separate counsel of one firm of attorneys reasonably acceptable to the Indemnitor to handle and defend such Third-Party Claim; provided, that, if such Third-Party Claim can be reasonably separated between those portion(s) for which Separate Legal Defenses are available (“Separable Claims”) and those for which no Separate Legal Defenses are available, the Indemnitee will instead have the right, at the expense of the Indemnitor, to engage separate counsel reasonably acceptable to the Indemnitor to handle and defend the Separable Claims, and the Indemnitor will not have the right to control the defense or investigation of such Separable Claims (and, in which case, the Indemnitor will have the right to control the defense or investigation of the remaining portion(s) of such Third-Party Claim).

(iii) If, after receipt of a notice pursuant to Section 8.11(d)(i) with respect to any Third-Party Claim as to which indemnification is available hereunder, the Indemnitor does not undertake to defend any such Third-Party Claim within thirty (30) days after receipt of such notice (or such lesser period (as set forth in such notice pursuant to Section 8.11(d)(i) as may be required by court proceedings in the event of a litigated matter)), as well as during the period prior to the Indemnitor providing notice that it will undertake such defense, the Indemnitee may, but will have no obligation to, assume its own defense, at the expense of the Indemnitor (including reasonable and documented outside attorneys’ fees and costs), it being understood that the Indemnitee’s right to indemnification for such Third-Party Claim shall not be adversely affected by its assuming the defense of such Third-Party Claim, and the Indemnitor will be bound by the result obtained with respect thereto by the Indemnitee. The Indemnitee may not settle any Third-Party Claim with respect to which the Indemnitee is entitled to indemnification hereunder without the consent of the Indemnitor, which consent will not be unreasonably withheld, conditioned or delayed, unless (A) the Indemnitor had the right under this Section 8.11 to undertake control of the defense of such Third-Party Claim and failed to do so within thirty days of receipt of such notice pursuant to Section 8.11(d)(i) (or such lesser period as may be required by court proceedings in the event of a litigated matter), or (B) (1) the Indemnitor does not have the right to control the defense of the entirety of such Third-Party Claim pursuant to Section 8.11(d)(ii) or (2) the Indemnitor does not have the right to control the defense of any Separable Claim pursuant to Section 8.11(d)(ii) (in which case such settlement may only apply to such Separable Claims), the Indemnitee provides reasonable notice to Indemnitor of the settlement, and such settlement (x) makes no admission or acknowledgment of violation of Law, Liability or culpability with respect to the Indemnitor, (y) includes in customary form a complete release of, or a dismissal with prejudice of all claims against, the Indemnitee and (z) does not seek any relief against the Indemnitee for which the Indemnitor is responsible other than the payment of money damages to be borne in full by the Indemnitor.

(iv) The Indemnitor and the Indemnitee shall use commercially reasonable efforts to avoid production of confidential information, and to cause all communications among employees, counsel and others representing any party with respect to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privilege.

(v) The Indemnitor shall pay all amounts payable pursuant to this Section 8.11 by wire transfer of immediately available funds, promptly following receipt from an Indemnitee of a bill, together with all accompanying reasonably detailed backup documentation, for any Losses that are the subject of indemnification hereunder, unless the Indemnitor in good faith disputes the amount of such Losses or whether such Losses are covered by the Indemnitor’s indemnification obligation in which event the Indemnitor shall promptly so notify the Indemnitee. In any event, the Indemnitor shall pay to the Indemnitee, by wire transfer of immediately available funds, the amount of any Losses for which it is liable hereunder no later than three (3) Business Days following any final determination of the amount of such Losses and the Indemnitor’s liability therefor. A “final determination” shall exist when (a) the parties to the dispute have reached an agreement in writing or (b) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment.

(vi) If the indemnification provided for in this Section 8.11 shall, for any reason other than by the terms of the indemnification provided for in this Section 8.11, be unavailable or insufficient to hold harmless an Indemnitee in respect of any Losses for which it is entitled to indemnification hereunder, then the Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnitor on the one hand and the Indemnitee on the other hand with respect to the matter giving rise to such Losses.

(vii) The remedies provided in this Section 8.11 shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against an Indemnitor, subject to Section 8.11(d)(iii).

(viii) To the fullest extent permitted by applicable law, the Indemnitor will indemnify the Indemnitee against any and all reasonable fees, costs and expenses (including reasonable and documented outside attorneys’ fees), incurred in connection with the enforcement of his, her or its rights under this Section 8.11.

(e) Adjustments to Liabilities.

(i) If, notwithstanding Section 8.11(d)(v), an Indemnitee receives any payment from an Indemnitor in respect of any Losses and the Indemnitee recovers from a third-party insurance proceeds or any other amount in respect of the underlying claim or demand asserted pursuant to this Article VIII against such Indemnitor, such Indemnitee shall promptly (and in any event, within five (5) Business Days) pay over to the Indemnitor such insurance proceeds or other amount so recovered (after deducting therefrom the amount of reasonable and documented out of pocket expenses actually incurred by it in procuring such recovery and any increases in premiums), but not in excess of the sum of (A) any amount previously paid by the Indemnitor to or on behalf of the Indemnitee in respect of such claim and (B) any reasonable and documented out of pocket amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(ii) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being understood and agreed that no insurer or any other third party shall be entitled to a “wind fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof.

Section 8.12. Director and Officer Indemnification.

(a) From and after the Merger Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Merger Effective Time were directors or officers of BellRing, SpinCo or

Merger Sub (each, a “D&O Indemnified Person”) with respect to all Losses arising from acts or omissions by them in their capacities as such at any time prior to the Merger Effective Time, to the fullest extent (i) required by the BellRing Charter Documents, SpinCo Charter Documents or SpinCo Subsidiary Charter Documents) as in effect on the date of this Agreement, (ii) required by any indemnification agreement between BellRing, SpinCo or Merger Sub and any such director or officer as in effect on the date hereof or as of the Merger Effective Time or (iii) permitted under applicable Law (the “D&O Indemnified Losses”). Without limiting the generality of the foregoing, the D&O Indemnified Losses shall include reasonable costs of prosecuting a claim under this Section 8.12. For six years after the Merger Effective Time, the Surviving Corporation shall periodically advance or reimburse each D&O Indemnified Person for all reasonable fees and expenses constituting D&O Indemnified Losses as such fees and expenses are incurred; provided that, as a condition to such advancement or reimbursement, such D&O Indemnified Person executes an undertaking pursuant to which such D&O Indemnified Person shall agree to promptly repay to the Surviving Corporation the amount of any such reimbursement if it shall be judicially determined by judgment or order not subject to further appeal or discretionary review that such D&O Indemnified Person is not entitled to be indemnified by the Surviving Corporation in connection with such matter. In the event that the Surviving Corporation sells, transfers or leases all of or substantially all of its assets or is not a surviving corporation in any merger, consolidation or other business combination in which it may enter with any Person, the Surviving Corporation shall, as a condition to any such transaction, cause such purchaser or such surviving corporation, as the case may be, to assume the Surviving Corporation’s obligations under this Section 8.12 upon the consummation of such transaction (unless such obligations are assumed by operation of Law (including by operation of Law in a merger)).

(b) For six years after the Merger Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance (“D&O Liability Insurance”) in respect of loss from claims and/or investigations concerning acts or omissions first occurring prior to the Merger Effective Time (including for acts or omissions occurring in connection with the Transaction Agreements and the consummation of the Transactions) which become known after the Merger Effective Time (“Tail Coverage”) covering each D&O Indemnified Person (but only to the extent such insureds incur loss from claims or investigations relating to BellRing, SpinCo or Merger Sub, as applicable) with no less favorable terms with respect to coverage than those of BellRing’s D&O Liability Insurance policy in effect on the date hereof; provided that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium payable under BellRing’s D&O Liability Insurance policy in effect on the date hereof; provided further that, if the annual premiums payable for such Tail Coverage exceeds such amount, then the Surviving Corporation shall obtain a policy with the greatest coverage available for an annual cost equal to such amount.

(c) The rights of each D&O Indemnified Person and his or her heirs and legal representatives under this Section 8.12 shall be in addition to any rights such D&O Indemnified Person may have under the certificate of incorporation or bylaws of SpinCo, Merger Sub, the Surviving Corporation, BellRing and any of their respective Subsidiaries, under any agreement of any D&O Indemnified Person with any such entity, under Delaware Law or under any other applicable Law.

(d) The obligations of the Surviving Corporation shall not be terminated or modified in such a manner as to adversely affect the rights of any D&O Indemnified Person to whom this Section 8.12 applies unless (x) such termination or modification is required by applicable Law or (y) the affected D&O Indemnified Person shall have consented in writing to such termination or modification.

(e) The D&O Indemnified Persons to whom this Section 8.12 applies shall be third party beneficiaries of this Section 8.12. The provisions of this Section 8.12 are intended to be for the benefit of each D&O Indemnified Person and his or her heirs.

Section 8.13. Debt Exchange.

(a) Subject to Section 8.13(b), Post shall, prior to the Distribution, (i) cause SpinCo to issue to Post debt securities (“SpinCo Notes”) in an aggregate principal amount equal to the SpinCo Notes Amount and containing the terms described in paragraph (b) below, (ii) use its reasonable best efforts to cause the Debt Exchange to be consummated in a process to be managed by Post, and (iii) keep BellRing informed of all material developments relating to the foregoing, and provide to BellRing copies of the material definitive documents and such other information and documentation related to the Debt Exchange as shall be reasonably requested by BellRing. Subject to Section 8.13(b), prior to the Post-Merger Transactions, SpinCo shall borrow an amount not to exceed the SpinCo Loans Amount of term loan and/or revolving credit facility borrowings containing the terms described in paragraph (b) below (the “SpinCo Loans” , and collectively with the SpinCo Notes, the “SpinCo Debt”).

(b) In connection with the borrowing and/or issuance of the SpinCo Debt, the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties, (A) Post (in consultation with BellRing) shall manage the negotiations in connection with the consummation of the Debt Exchange and the selection of investment banking advisors with respect thereto and shall keep BellRing reasonably informed of all material developments with respect thereto, (B) Post shall manage the negotiations in connection with the borrowing and/or issuance and offering, syndication and/or sale of the SpinCo Debt in consultation with BellRing; provided that the precedent documentation for the SpinCo Debt and the terms and conditions of the SpinCo Debt, including the guarantee structure, covenants, registration rights and “baskets” shall be subject to prior written approval by BellRing, (C) Post and its financial, legal, accounting and other advisors shall prepare all initial and revised drafts of all documentation relating to the borrowing and/or issuance of the SpinCo Debt and the consummation of the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties (based on and consistent with precedent documentation agreed upon by BellRing pursuant to clause (B) above), subject to BellRing and its financial, legal, accounting and other advisors being given a reasonable opportunity to review and comment on all such drafts; provided, however, that Post shall, in consultation with BellRing, designate co-active and passive bookrunning managing placement agents, co-active and passive bookrunning managing initial purchasers, other initial purchasers and co-managers, as applicable, that are reasonably acceptable to Post and BellRing in connection with the borrowing and/or issuance of SpinCo Debt and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties and (D) the financial, legal, accounting and other advisors for Post, SpinCo and BellRing shall be directed to take, or cause to be taken, all actions, and do, or cause to be done, all other things reasonably necessary to facilitate the borrowing and/or issuance of the SpinCo Debt, the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties as reasonably directed by Post (without prejudice to the foregoing clauses (A) through (C)). Each of BellRing and Post shall cooperate in good faith in connection with the preparation of all documents and the making of all filings required in connection with the borrowing and/or issuance of the SpinCo Debt and the consummation of the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties, including by promptly furnishing each other all information concerning it and its Subsidiaries (including preliminary monthly or quarterly financial data to the extent available) that may be required or reasonably requested in connection therewith. BellRing shall use commercially reasonable efforts, and shall use commercially reasonable efforts to cause its Subsidiaries and the officers and employees of it and its Subsidiaries, in each case, to provide to Post such reasonable cooperation in connection with the borrowing and/or issuance of the SpinCo Debt, the arrangement of the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties as is reasonably necessary and customary for the borrowing and/or issuance and offerings or syndication of securities in form and substance similar to the SpinCo Debt including (i) participating in a reasonable number of meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with ratings agencies in connection with the marketing of the SpinCo Debt, in each case, with appropriate advance notice and at times and locations to be mutually agreed between BellRing and Post; (ii) assisting in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents reasonably required to consummate the borrowing and/or issuance of the SpinCo Debt and the Debt Exchange and any subsequent offering, syndication and/or sale of the SpinCo Notes by the Debt Exchange Parties; (iii) assisting in the preparation of and executing and/or delivering customary underwriting placement, credit, guarantee, purchase, indemnification, registration rights and other definitive financing agreements and executing and delivering in a timely manner such other certificates and documents, including solvency certificates, comfort letters, authorization letters, consents, pledge and security documents and perfection certificates, as may reasonably be required in connection with the foregoing; and (iv) assisting the financing sources and the exchange agent in the Debt Exchange (including by providing customary certificates and representation letters) in obtaining from its independent auditors auditor comfort letters (including customary “negative assurance”) and consents or authorization letters to the inclusion of auditor reports in marketing materials for the SpinCo Debt. The SpinCo Loans shall (x) be senior secured first-lien borrowings and have a term of four or five years and shall be prepayable at any time, without premium or penalty, and (y) otherwise be subject to covenants and other terms and conditions that are consistent in all material respects with market practice for borrowers with the investment rating assigned to SpinCo taking into account the expected Merger and other transactions contemplated hereby (including (i) a customary provision to the effect that a change of control transaction constitutes an event of default giving lenders the right to cause the principal amount of the borrowings and any accrued but unpaid interest thereon immediately due and payable and (ii) other customary prepayment provisions). The SpinCo Notes shall (x) be unsecured obligations and have a term of ten years (and shall not be callable until five years from issuance, except in the event the Distribution does not occur; provided that, notwithstanding the foregoing, the terms of the SpinCo Notes shall provide that SpinCo may, at its option, call all or a portion of the SpinCo Notes in cash during such five-year period at a make whole price (calculated in a customary manner to be mutually agreed by BellRing and Post) with a discount rate based on U.S. Treasury notes with a maturity closest to the date that is five years after the date the SpinCo Notes are issued plus 50 basis points) and (y) otherwise be subject to covenants and other terms and conditions that are consistent in all material respects with market practice for issuers with the investment rating assigned to SpinCo taking into account the expected Merger and other transactions contemplated hereby (including (x) the requirement of SpinCo to offer to repurchase the SpinCo Notes from holders at 101% of the aggregate principal amount, plus accrued and unpaid interest thereon, in connection with certain change of control transactions, (y) customary mandatory offer provisions associated with asset sales and other similar events, subject to reinvestment provisions) and (z) customary “cleanup” redemptions of SpinCo in connection with certain change of control transactions. Notwithstanding the foregoing, none of BellRing or any of its Subsidiaries shall be required under this Section 8.13(c) to (1) take any action that would unreasonably and materially interfere with the ongoing business or operations of BellRing or any of its Subsidiaries, (2) (except as specifically provided above in this Section 8.13(b)) enter into or approve any agreement or other documentation effective prior to the Closing, including requiring BellRing, any of its Subsidiaries or any of their respective governing bodies to approve or authorize the borrowing, issuance and/or guarantee of the SpinCo Debt or the Debt Exchange unless such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (3) take any action that would conflict with or violate any of any of the organizational documents of BellRing or any of its Subsidiaries or any Law or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any confidentiality obligation, (4) cause any director, officer, employee or stockholder of BellRing or any of its Subsidiaries to incur any personal liability, or (5) provide access to or disclose information that would jeopardize any attorney-client privilege of BellRing or any of its Subsidiaries or which is restricted or prohibited under applicable Law (provided that BellRing and its Subsidiaries shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such Law).

(c) In connection with the Transactions, (i) on or as promptly as practicable after the date that is two weeks following the Closing Date, BellRing and its Subsidiaries that guarantee the SpinCo Loans shall provide a guarantee of the SpinCo Notes on a senior unsecured basis and (ii) on the Closing Date, BellRing and its Subsidiaries (subject to customary exceptions for “excluded subsidiaries”) shall provide a guarantee of the SpinCo Loans on a secured first-lien basis, which guarantees are, in each case, pari passu in right of payment with the other senior debt of BellRing and its Subsidiaries.

(d) At least three (3) Business Days prior to the launch of any “road show” or marketing with respect to the SpinCo Debt, Post shall deliver to BellRing a statement (the “Transaction Statement”) setting forth Post’s good faith calculations of (i) the Total SpinCo Debt Amount, (ii) the SpinCo Notes Amount, (iii) the SpinCo Loans Amount, (iv) the Negative Capital Account, (v) the Post Distribution Amount and (vi) the Cash Consideration Amount, together with reasonable supporting detail of the calculation of therein. The calculations set forth in the Transaction Statement shall be calculated in accordance with the terms of this Agreement. Following delivery of the Transaction Statement, Post and BellRing shall discuss in good faith any necessary modifications to the calculations set forth therein.

(e) On or prior to the Closing Date, BellRing shall prepay or cause BellRing LLC to prepay an amount of the outstanding indebtedness under the Credit Agreement equal to (i) BellRing LLC’s available cash (other than any restricted, trapped or otherwise unalienable or freely usable cash) as of such repayment date minus (ii) such amounts as may be required for (A) ordinary course working capital needs of BellRing LLC as determined by BellRing in good faith in consultation with Post and (B) the payment of all fees and expenses related to or incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions.

Section 8.14. Transaction Agreements.

(a) Post, SpinCo and BellRing agree (i) during the Pre-Closing Period, to negotiate and agree in good faith to the terms of the A&R Employee Matters Agreement in a manner consistent with the terms set forth on Exhibit H and (ii) to execute and deliver, and cause their Affiliates to execute and deliver, as applicable, such agreement prior to or upon the Closing.

(b) Post, SpinCo and BellRing agree to execute and deliver, and cause their Affiliates to execute and deliver, as applicable, the SpinCo Tax Matters Agreement, the A&R Master Services Agreement, the Registration Rights Agreement, the A&R Trademark and Domain Name License Agreement and the A&R Legal Engagement Letter, each in the forms attached hereto, prior to or upon the Closing.

Section 8.15. Defense of Litigation. Each of Post, SpinCo, Merger Sub and BellRing shall use its reasonable best efforts to defend against all actions, suits or proceedings in which such party and/or its directors or officers is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the Transactions (“Transaction Litigation”). Each of Post, SpinCo, Merger Sub and BellRing shall promptly notify the other parties (and BellRing shall notify the Special Committee) of any such Transaction Litigation and give the other parties the opportunity to participate (subject to executing joint defense or common interest agreements where necessary or useful for this purpose) in the defense of any such Transaction Litigation, and keep the other parties reasonably informed with respect to the status thereof. None of Post, SpinCo, Merger Sub or BellRing shall compromise, offer to settle, agree to any settlement of or come to any arrangement regarding any such Transaction Litigation or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without Post and the Special Committee’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

Section 8.16. Fees and Expenses. Except as set forward in the following sentence, all fees and expenses incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. In the event that the Merger is consummated, SpinCo shall be responsible for (and shall reimburse prior to or at the Closing any other Person in respect of) (a) all out of pocket, third party fees and expenses related to the borrowing and/or issuance of the SpinCo Debt, including all underwriting, sale, distribution, placement, commitment, ticking, funding, upfront or other fees and all indemnity claims, whether incurred prior to or subsequent to Closing, other than in each case any fees and expenses of each party’s counsel, accountants, consultants and other advisors and (b) all printing and mailing costs associated with the SpinCo Registration Statements, the BellRing Proxy Statement and any SEC filing fees relating to the Transactions; provided that in the event that the Merger is not consummated, such fees and expenses shall be borne by Post and

BellRing pro rata in proportion to their indirect ownership of BellRing LLC Units as of the date hereof (with any reimbursements paid as promptly as practicable following any termination of this Agreement prior to the occurrence of the Closing). For the avoidance of doubt, Post shall solely be responsible for all out of pocket, third party fees and expenses related to the borrowing and/or issuance of the Debt Exchange and (i) the financial advisory fees of JPM, Evercore and any other advisors required to be set forth on Section 5.6 of the Post Disclosure Schedule, (ii) the legal fees of Cleary Gottlieb Steen & Hamilton LLP, (iii) the fees of Ernst & Young LLP (“EY”) and (iv) the fees of PricewaterhouseCoopers LLP (“PwC”) with respect to advice and services to Post; and BellRing shall solely be responsible for (A) the financial advisory fees of Lazard incurred by BellRing, (B) the legal fees of Simpson Thacher & Bartlett LLP and (C) the fees of PwC with respect to advice and services to BellRing.

Section 8.17. Tax Matters.

(a) Prior to the Closing, none of Post, Spinco or BellRing or any of their respective Subsidiaries, shall take any action, cause any action to be taken, fail to take any action or fail to cause any action to be taken, which action or failure to act would reasonably be expected to cause a Tax-Free Transaction Failure, except as required by applicable Law or any of the other Transaction Agreements.

(b) Post shall use commercially reasonable efforts to obtain the 355 Tax Opinion; provided that, for the avoidance of doubt, if necessary, Post shall engage an alternative nationally recognized accounting firm or law firm in connection with obtaining the 355 Tax Opinion.

(c) BellRing shall use commercially reasonable efforts to obtain the BellRing Tax Opinion; provided that, for the avoidance of doubt, each of BellRing shall if necessary, engage an alternative nationally recognized accounting firm or law firm in connection with obtaining the BellRing Tax Opinion.

(d) In the event that, despite the parties’ compliance with their respective obligations under Section 8.17(c), BellRing cannot obtain the BellRing Tax Opinion as a result of the failure of the Merger to satisfy the requirements of Section 368(a)(2)(E)(ii) of the Code, Merger Sub shall form a new Delaware corporation that is a direct, wholly owned subsidiary of SpinCo (“Alternative Merger Sub”), and the parties hereto shall undertake the transactions contemplated by this Agreement in the form of (i) a merger of Alternative Merger Sub with and into BellRing, with BellRing as the surviving corporation and (ii) immediately thereafter, a merger of BellRing with and into Merger Sub, with Merger Sub as the surviving corporation (such steps (i) and (ii) together, the “Alternative Transaction Structure”). In connection with the adoption and execution of the Alternative Transaction Structure, the parties hereto shall negotiate in good faith such amendments to this Agreement as may be reasonably required in order to execute such Alternative Transaction Structure and each of BellRing, Post and SpinCo shall continue to use commercially reasonable efforts to obtain the BellRing Tax Opinion, which opinions shall address the Alternative Transaction Structure.

(e) Notwithstanding anything to the contrary in this Agreement, none of SpinCo, BellRing, Post or any of their respective Subsidiaries shall have any obligation to indemnify any other party under this Agreement for any loss, taxes, damages, expenses or other liability to which the provisions of the SpinCo Tax Matters Agreement or the Tax Receivable Agreement are applicable.

(f) Notwithstanding anything to the contrary set forth in the Tax Receivable Agreement, Post hereby waives the application of Article IV of the Tax Receivable Agreement to any of the transactions contemplated by this Agreement, each other Transaction Agreement, the Merger (or, if applicable, the Alternative Transaction Structure) or the consummation of the Transactions and agrees that no transaction contemplated by this Agreement or any other Transaction Agreement shall be deemed to be a “Change of Control” for purposes of the Tax Receivable Agreement.

(g) Each party shall cause drafts of the facts represented and representations made with respect to the Tax Materials (as defined in the SpinCo Tax Matters Agreement) to be made available for review by the other parties, and shall provide each party with the opportunity to provide reasonable comments, which shall be considered in good faith.

Section 8.18. Rule 16b-3.

(a) Prior to the effectiveness of the Separation, each of Post and SpinCo shall take such steps as may be reasonably requested by any party hereto to cause acquisitions of SpinCo’s equity securities (including derivative securities) pursuant to the Distribution by each individual who is a director or officer of Post, SpinCo or BellRing to be exempt under Rule 16b-3 promulgated under the Exchange Act to the extent permitted pursuant thereto.

(b) Prior to the Merger Effective Time, each of Post, SpinCo and BellRing shall take such steps as may be reasonably requested by any party hereto to cause dispositions and acquisitions of BellRing’s equity securities (including derivative securities) and SpinCo’s equity securities (including derivative securities) pursuant to the Transactions by each individual who is or is expected to become a director or officer of Post, SpinCo or BellRing to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters (the “No-Action Letter”) to the fullest extent applicable.

Section 8.19. Post Undertaking. Post agrees that during the period from the date hereof to the Merger Effective Time, it will cause SpinCo and its Subsidiaries to perform in all material respects their respective obligations under this Agreement in accordance with the terms hereof.

Section 8.20. No Acquisition of a SpinCo Interest by Post. From and after the Separation and prior to the earlier of the Merger Effective Time and the termination of this Agreement, Post will not, and will cause each of its Affiliates not to, directly or indirectly, in any manner, alone or in concert with other Persons, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or group (within the meaning of Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any SpinCo Interest or any rights decoupled from the underlying securities that would result in Post or its Affiliates, having Beneficial Ownership of any SpinCo Interest.

Section 8.21. NYSE Listing. SpinCo shall use its reasonable best efforts to cause the shares of SpinCo Common Stock to be issued in the Distribution and the Merger to be listed on The New York Stock Exchange (“NYSE”), as of the Distribution Effective Time (in the case of the Distribution) and as of the Merger Effective Time (in the case of the Merger), in each case subject to official notice of issuance.

Section 8.22. Books and Records. At the Closing, Post shall deliver, or cause to be delivered, to BellRing the original books and records and general ledger of SpinCo, in each case unless in the possession or control of SpinCo.

Section 8.23. Role of the Special Committee. Without limiting any other provision in this Agreement or any power or authority conferred upon the Special Committee by action of the BellRing Board, during the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, the parties agree that the Special Committee shall be consulted regarding matters involving communications in connection with the Transactions, including meetings, presentations, road shows, sessions with rating agencies and due diligence sessions by institutional investors in BellRing or Post. In connection therewith, the parties agree to provide the Special Committee and its legal and financial advisors with an opportunity to review and comment on all communication materials, including materials for rating agency presentations, road shows, bank information memoranda and other customary marketing materials (and give reasonable and good faith consideration to the inclusion of comments provided by the Special Committee or its legal or financial advisors).

Section 8.24. Solvency Opinions. During the period from the date of this Agreement to the earlier of the Merger Effective Time and the termination of this Agreement, each of Post and SpinCo shall use their respective reasonable best efforts to obtain the Solvency Opinion that are required in order to satisfy the condition set forth in Section 2.3(d).

ARTICLE IX

Conditions to Closing

Section 9.1. Conditions to Each Party’s Obligations. The respective obligations of each party hereto to effect the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 9.1(b) which may not be waived by any party) on or prior to the Closing Date of the following conditions:

(a) Separation. The Separation shall have been completed in accordance with this Agreement and applicable Law;

(b) Distribution. The Distribution shall have been completed in accordance with this Agreement and applicable Law;

(c) BellRing Stockholder Approval. The BellRing Stockholder Approval shall have been obtained in accordance with applicable Law, the BellRing Charter Documents and this Agreement;

(d) [Intentionally Omitted].

(e) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of any of the Transactions or making the consummation of any of the Transactions illegal;

(f) SpinCo Registration Statements. The SpinCo Registration Statements shall have become effective under the Securities Act and no stop order suspending the effectiveness of the SpinCo Registration Statements shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(g) Stock Listing. The shares of SpinCo Common Stock deliverable to the stockholders of BellRing in the Merger as contemplated by this Agreement shall have been approved for listing on NYSE, subject to official notice of issuance.

Section 9.2. Conditions to Obligations of BellRing. The obligations of BellRing to effect the Closing are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in Article V and Article VI shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a SpinCo Material Adverse Effect. The representations and warranties set forth in Section 5.2(a), Section 5.2(c), Section 5.5, Section 5.6, Section 6.1, Section 6.2(a) and Section 6.2(c) shall be true and correct in all respects (except for any de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). BellRing shall have received certificates signed on behalf of Post and SpinCo, as applicable, by an authorized officer, dated as of the Closing Date, to such effect;

(b) Performance of Obligations of Post. Post shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and BellRing shall have received a certificate signed on behalf of Post by an authorized officer, dated as of the Closing Date, to such effect;

(c) Performance of Obligations of SpinCo and Merger Sub. Each of SpinCo and Merger Sub shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and BellRing shall have received a certificate signed on behalf of SpinCo and Merger Sub by an authorized officer, dated as of the Closing Date, to such effect;

(d) Transaction Agreements.

(i) Post and SpinCo and their Subsidiaries, as applicable, shall have entered into the Transaction Agreements;

(ii) Each of the parties (other than BellRing and its Subsidiaries) to the Transaction Agreements shall have performed and complied with in all material respects all obligations required to be performed or complied with by such party under such Transaction Agreement at or prior to the Closing; and

(iii) Each of the Transaction Agreements shall be valid, binding and in full force and effect and shall not have been repudiated by any party thereto (provided that the right to assert this condition shall not be available to any party if the failure of such condition to be satisfied was due to any willful breach by such party);

(e) Tax Matters. BellRing shall have received an Unqualified Tax Opinion from a nationally recognized accounting firm or law firm, in form and substance reasonably satisfactory to BellRing, dated the Closing Date, to the effect that the Merger or the Alternative Transaction Structure, as applicable, will qualify as a “reorganization” eligible for nonrecognition within the meaning of Section 368(a) of the Code or, alternatively, as a transaction eligible for nonrecognition under Section 351 of the Code (the “BellRing Tax Opinion”). In rendering any such opinion, such nationally recognized accounting firm or law firm shall be entitled to rely upon customary assumptions and certificates of officers of SpinCo and BellRing; and

(f) No SpinCo Material Adverse Effect. There shall not have been any Effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a SpinCo Material Adverse Effect and BellRing shall have received a certificate signed on behalf of SpinCo by an authorized officer, dated as of the Closing Date, to such effect.

Section 9.3. Conditions to Obligations of Post, SpinCo and Merger Sub. The obligations of Post, SpinCo and Merger Sub to effect the Closing is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Except as set forth in the following sentence, the representations and warranties set forth in Article VII shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a BellRing Material Adverse Effect. The representations and warranties set forth in Section 7.2(a) and Section 7.7 shall be true and correct in all respects (except for de minimis inaccuracies) at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Each of Post and SpinCo shall have received a certificate signed on behalf of BellRing by an authorized officer, dated as of the Closing Date, to such effect;

(b) Performance of Obligations of BellRing. BellRing shall have performed and complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing, and each of Post and SpinCo shall have received a certificate signed on behalf of BellRing by an authorized officer of BellRing, dated as of the Closing Date, to such effect;

(c) No BellRing Material Adverse Effect. From the date of this Agreement, there shall not have been any Effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a BellRing Material Adverse Effect and each of Post and SpinCo shall have received a certificate signed on behalf of BellRing by an authorized officer, dated as of the Closing Date, to such effect; and

(d) Tax Matters. Post shall have received an Unqualified Tax Opinion from a nationally recognized accounting firm or law firm dated as of the Closing Date, in form and substance reasonably acceptable to Post, substantially to the effect that certain contributions made by Post to SpinCo and the Separation should qualify as a tax-free reorganization under Sections 368(a) and 355 of the Code and a distribution eligible for nonrecognition under Sections 355 and 361 of the Code applies, respectively, and the Debt Exchange and the Equity Exchange each should qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code (the “355 Tax Opinion”). In rendering such opinion, such nationally recognized accounting firm or law firm shall be entitled to rely upon customary assumptions and certificates of officers of Post, SpinCo and BellRing.

ARTICLE X

Survival

Section 10.1. Survival. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Merger Effective Time, and no claims with respect thereto may be brought by any party after the Merger Effective Time. The covenants and agreements herein that relate to actions to be taken (a) in whole or in part prior to the Merger Effective Time shall not survive the Merger Effective Time, and no claims with respect thereto may be brought by any party after the Merger Effective Time, and (b) at or after the Merger Effective Time shall survive the Merger Effective Time until performed in accordance with their terms.

ARTICLE XI

Termination

Section 11.1. Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Merger Effective Time:

(a) by the mutual written consent of SpinCo, on the one hand, and BellRing, on the other hand, duly authorized by each of the sole member or Board of Directors (as applicable) of SpinCo and the BellRing Board (based on the recommendation of the Special Committee), respectively;

(b) by either SpinCo, on the one hand, or BellRing, duly authorized by the BellRing Board (based on the recommendation of the Special Committee), on the other hand:

(i) if the Transactions shall not have been consummated on or before the Outside Date, provided, that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any party whose action or failure to act has been the primary cause of or primarily resulted in the failure of the Transactions to occur on or before the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(ii) if any Restraint having the effect set forth in Section 9.1(e) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 11.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform or resulted primarily from such party’s failure to perform any of its obligations under this Agreement;

(iii) if the BellRing Stockholder Approval shall not have been obtained at the BellRing Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(c) by BellRing, duly authorized by the BellRing Board (based on the recommendation of the Special Committee):

(i) if Post and/or SpinCo shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 9.2(a), (b) or (c) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured, by Post or SpinCo, as applicable, within thirty (30) days following receipt of written notice from BellRing of such breach or failure; provided that BellRing is not then in breach of or failing to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform would give rise to a failure of a condition set forth in Section 9.3(a) or (b); or

(d) by Post or SpinCo:

(i) if BellRing shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 9.3(a) or (b) and (B) is incapable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by BellRing within thirty (30) days following receipt of written notice from SpinCo of such breach or failure; provided that neither Post, SpinCo nor Merger Sub is then in breach of or failing to perform any of its representations, warranties, covenants or agreements set forth in this Agreement which breach or failure to perform would give rise to a failure of a condition set forth in Section 9.2(a), (b) or (c); or

(ii) if, prior to the BellRing Stockholder Approval having been obtained, a BellRing Board Recommendation Change as recommended by the Special Committee to the BellRing Board shall have occurred.

Section 11.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than Section 8.9, Section 8.16, Section 11.2 and Article XII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of BellRing, Post, SpinCo or Merger Sub (or, for the avoidance of doubt, their respective directors, officers and Affiliates), except that nothing shall relieve any party from liability for fraud by such party in the making of its representations and warranties set forth in Article V, Article VI or Article VII, as applicable, or any willful breach of this Agreement.

ARTICLE XII

Miscellaneous

Section 12.1. Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the BellRing Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided that, prior to the Merger Effective Time, the BellRing Board shall act only based on the recommendation of the Special Committee; provided, further, that after the Merger Effective Time, the Board of Directors of SpinCo shall act only upon the approval of a majority of the disinterested and independent directors of SpinCo and the BellRing Board shall act only upon the approval of a majority of the disinterested and independent directors of BellRing; provided, further, however, that following receipt of the BellRing Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of BellRing without such approval.

Section 12.2. Extension of Time, Waiver, Etc. Any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such other party’s conditions. Notwithstanding the foregoing, no failure or delay by Post, SpinCo, Merger Sub or BellRing in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and, notwithstanding anything to the contrary herein, any such extension or waiver given by BellRing prior to the Merger Effective Time shall be given only upon approval thereof by the BellRing Board; provided further, that any such extension or waiver given after the Merger Effective Time by the SpinCo Board shall be given only upon (a) in the case of SpinCo, only upon the approval of a majority of the disinterested and independent directors of SpinCo and (b) in the case of BellRing, only upon the approval of a majority of the disinterested and independent directors of BellRing.

Section 12.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 12.3 shall be null and void.

Section 12.4. Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Agreement for all purposes.

Section 12.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, each other Transaction Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Post Disclosure Schedule and the BellRing Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except (i) as set forth in Section 8.12 or (ii) following the Merger Effective Time, for the rights of the holders of BellRing Class A Common Stock to receive the Merger Consideration in accordance with Section 4.1 and the holders of BellRing Awards to receive a number of shares of SpinCo Common Stock that is equal to the number of shares of BellRing Common Stock that were subject to such BellRing Awards immediately prior to the Merger Effective Time in accordance with Section 4.2 (all of which holders shall be express third party beneficiaries of such provisions), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. In the event of any inconsistency between this Agreement and the Transaction Agreements with respect to matters addressed in the Transaction Agreements, the provisions of the Transaction Agreements shall control.

Section 12.6. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.8 shall be deemed effective service of process on such party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER ARISING OUT OF OR IN CONNECTION WITH, THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6(b).

Section 12.7. Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 12.6(a), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 12.8. Notices. All notices and other communications hereunder shall be in writing and shall be delivered in person, by e-mail or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given (i) on the date of delivery if delivered in person, (ii) on the date of transmission (if the sender does not receive a “bounceback” message) if sent via e-mail during normal business hours of the recipient during a Business Day, otherwise on the next Business Day or (iii) on the date of receipt by the addressee if sent by a nationally recognized overnight courier or by registered or certified mail, return receipt requested, if received on a Business Day, otherwise on the next Business Day, to the following addresses:

If to BellRing, or after the Merger Effective Time, SpinCo or the Surviving Corporation, to:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         Senior Vice President & General Counsel

Email:               craig.rosenthal@bellringbrands.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Eric Swedenburg

Email:               eswedenburg@stblaw.com

If to Post, or, prior to the Merger Effective Time, SpinCo or Merger Sub, to:

Post Holdings, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         General Counsel

Email:               diedre.gray@postholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         Benet J. O’Reilly; Charles W. Allen

Email:               boreilly@cgsh.com; callen@cgsh.com

or such other address or e-mail addresses as such party may hereafter specify by like notice to the other parties hereto.

Section 12.9. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect; provided that the consummation of the Separation is not severable from the Distribution or the Merger, the Distribution is not severable from the Separation or the Merger and the Merger is not severable from the Separation or the Distribution. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10. Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“A&R Employee Matters Agreement” means the Amended and Restated Employee Matters Agreement by and between Post, BellRing and BellRing LLC, the terms of which shall be substantially consistent with the term sheet attached as Exhibit H hereto.

“A&R Legal Engagement Letter” means the Amended and Restated Legal Engagement Letter by and between Post, SpinCo and BellRing LLC, in the form of agreement attached as Exhibit C hereto.

“A&R Master Services Agreement” means the Amended and Restated Master Services Agreement by and between Post and SpinCo, the terms of which shall be substantially consistent with the term sheet attached as Exhibit D hereto.

“A&R Trademark and Domain Name License Agreement” means the Amended and Restated Trademark and Domain Name License Agreement by and between Post, Post Foods, LLC, SpinCo, the Surviving Corporation, BellRing LLC, Dymatize Enterprises, LLC, Supreme Protein LLC, Active Nutrition International GmbH and Premier Nutrition Company, LLC, in the form of agreement attached as Exhibit E hereto.

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court, grand jury or other Governmental Authority or any arbitrator or arbitration panel.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BellRing and any of its Subsidiaries shall be deemed to be Affiliates of any of Post or SpinCo or any of their respective Subsidiaries (other than BellRing or any of its Subsidiaries), (ii) none of Post or any of its Subsidiaries (other than BellRing and its Subsidiaries) shall be deemed to be Affiliates of BellRing or any of its Subsidiaries and (iii) none of SpinCo or any of its Subsidiaries (other than BellRing and its Subsidiaries) shall be deemed to be Affiliates of BellRing or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“BellRing Common Stock” means the BellRing Class A Common Stock and the BellRing Class B Common Stock.

“BellRing LLC” means BellRing Brands, LLC, a jointly-owned subsidiary of Post and BellRing.

“BellRing LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of BellRing Brands, LLC, dated as of October 21, 2019, as amended and supplemented from time to time after such date and prior to the date of this Agreement.

“BellRing LLC Repayment Amount” means the repayment amount of all principal, interest, penalties fees and other obligations with respect to BellRing LLC’s outstanding indebtedness under the Credit Agreement.

“BellRing Proxy Statement” means the proxy statement relating to the BellRing Stockholders Meeting and, if applicable, a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the authorization and approval of this Agreement and the Transactions, including the Merger, by the holders of BellRing Common Stock, in each case, as amended or supplemented from time to time.

“BellRing SEC Documents” means all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by BellRing and its Subsidiaries with the SEC since October 17, 2019.

“BellRing Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Post, SpinCo and their respective Subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of BellRing (including securities of its Subsidiaries) equal to 50% or more of BellRing’s consolidated assets or to which 50% or more of BellRing’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of Beneficial Ownership of any Post Owned BellRing Share or Post Owned BellRing LLC Units or 50% or more of any class of equity securities of BellRing, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) Beneficially Owning 50% or more of any class of equity securities of BellRing or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving BellRing, in each case, other than the Transactions.

“Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” and words of similar import have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act, and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such rules.

“BRBR Pro Rata Share” means, as of the time of determination, the fraction obtained by dividing (i) the number of BellRing LLC Units owned by BellRing by (ii) the total number of issued and outstanding BellRing LLC Units. The sum of the BRBR Pro Rata Share and the Post Pro Rata shall equal 100%.

“Business Day” means a day except a Saturday, a Sunday or other day on which the banks in New York City, New York or Saint Louis, Missouri are authorized or required by Law to be closed.

“Cash Consideration Amount” means an amount equal to (i) BRBR Pro Rata Share multiplied by (ii) the Excess Cash Amount.

“Clean-Up Spin-Off” means a pro rata distribution by Post to the Record Holders of any unsubscribed shares of SpinCo Common Stock then owned beneficially and of record by Post immediately following the consummation of the Exchange Offer.

“Contract” means any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Credit Agreement” means certain Credit Agreement, dated as of October 21, 2019, by and among BellRing LLC, as borrower, and the lenders, lead arrangers and joint bookrunners, co-managers and administrative agent party thereto.

“Exchange Agent” means Computershare Trust Company, N.A.

“Excess Cash Amount” means an amount an amount determined by Post in good faith (in consultation with BellRing) equal to (i) the principal amount of the SpinCo Debt as of immediately prior to the Closing, minus (ii) the BellRing LLC Repayment Amount.

“Expiration Time” means the earlier of: (i) the valid termination of this Agreement in accordance with its terms; and (ii) the Merger Effective Time.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Laws” means all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Liabilities” means any and all indebtedness, liabilities, guarantees, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, direct or indirect, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto, including those arising under any Action, Law, order, judgment, injunction or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any Contract, commitment or undertaking.

“Liens” means all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“Losses” means any and all damages, losses, deficiencies, Liabilities, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the reasonable fees and expenses (to the extent accompanied by reasonably detailed backup documentation) of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses (to the extent accompanied by reasonably detailed backup documentation) of outside attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), whether in connection with a Third-Party Claim or an action or proceeding between the parties.

“Material Adverse Effect” means, with respect to any party, any fact, circumstance, effect, change, event, occurrence or development (an “Effect”) that, individually or in the aggregate with all other Effects, (i) has, or would reasonably be expected to have, a material adverse effect on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or (ii) materially impairs the ability of such party and its Affiliates to consummate, or prevents or materially impedes or delays, the Transactions; provided that, for the purpose of clause (i), no Effect resulting from any of the following, either individually or in the aggregate, shall constitute or be taken into account in determining whether there has been a Material Adverse Effect: (A) any change or development relating to the United States economy in general, (B) any change or development affecting the industry in which such Person operates in general, (C) the execution and delivery of this Agreement or the announcement or performance of this Agreement and the Transactions, including, to the extent arising therefrom, any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of BellRing or any of its Subsidiaries (in each case, other than in respect of Section 6.2(b) (in the case of Post or SpinCo) and Section 7.3(b) (in the case of BellRing)), (D) acts of war or terrorism or natural disasters or other calamities, (E) changes in any Laws or regulations or the authoritative interpretations thereof, (F) the fact, in and of itself (and not the underlying causes thereof) that SpinCo or any of its Subsidiaries or BellRing failed to meet any projections, forecasts, or revenue or earnings predictions for any period, (G) any change, in and of itself (and not the underlying causes thereof) in the stock price of the Post Common Stock or BellRing Class A Common Stock, (H) any action taken or omission to take action by BellRing which is caused by, or done at the direction of, Post or its Affiliates or (I) changes in GAAP or the authoritative interpretation thereof; provided, that, with respect to the foregoing clauses (A), (B), (E) or (I), any such Effect shall be taken into account if and to the extent it disproportionally affects such party and its Subsidiaries, taken as a whole, compared to other companies operating in the industries in which such party and its Subsidiaries operate.

“Negative Capital Account” means an estimated amount determined by Post in its reasonable discretion equal to the amount of taxable gain Post would realize if Post were to dispose of its interest in BellRing LLC for no consideration other than a release of Post’s share of BellRing LLC liabilities allocable to Post under Section 752 of the Code, the regulations thereunder and Treasury Regulations Section 1.704-2.

“Outside Date” means July 26, 2022.

“Per Share Cash Consideration” means an amount in cash equal to (i) the Cash Consideration Amount divided by (ii) the number of shares of BellRing Class A Common Stock issued and outstanding as of immediately prior to the Merger Effective Time.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Post Distribution Amount” means an amount equal to (i) Post Pro Rata Share multiplied by (ii) the Excess Cash Amount.

“Post Entities” means and includes each of Post and its Affiliates after giving effect to the Separation; provided that neither SpinCo nor its Subsidiaries shall be deemed to be Post Entities from and after the Closing.

“Post Pro Rata Share” means, as of the time of determination, the fraction obtained by dividing (a) the number of BellRing LLC Units owned by Post by (b) the total number of issued and outstanding BellRing LLC Units. The sum of the Post Pro Rata Share and the BRBR Pro Rata shall equal 100%.

“Pre-Closing Period” means the period commencing on the date hereof and ending on the earlier of the termination of this Agreement in accordance with its terms and the Closing.

“Record Date” means the date to be determined by the Post Board as the record date for determining shareholders of Post entitled to receive shares of SpinCo Common Stock in the Distribution (if effected as a Spin-Off).

“Record Holders” means the holders of record of shares of Post Common Stock as of the close of business on the Record Date.

“Registration Rights Agreement” means the Registration Rights Agreement by and between Post and SpinCo, in the form of agreement attached as Exhibit F hereto.

“Representatives” means, as to any Person, that Person’s directors, officers, managers, employees, investment bankers, financial advisors, attorneys, accountants, agents, and other representatives. The directors of BellRing who are directors or officers of Post or SpinCo shall be considered Representatives of Post or SpinCo (as applicable) and not of BellRing, for purposes of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission, and, as applicable, the staff thereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SpinCo Entities” means and includes each of SpinCo and its Subsidiaries, including, after the Merger Effective Time, the Surviving Corporation and its Subsidiaries.

“SpinCo Leverage Ratio” means a ratio calculated in a manner consistent with the definition of “Total Net Leverage Ratio” in the Credit Agreement (as in effect as of the date of this Agreement) and its constituent definitions (as in effect as of the date of this Agreement) as if all references to BellRing were instead references to SpinCo and all references to BellRing and its restricted subsidiaries were instead references to SpinCo and its subsidiaries, in each case after giving pro forma effect to the Transactions (and the payment of all fees and expenses related to or incurred in connection with this Agreement, each other Transaction Agreement, the Merger and the consummation of the Transactions).

“SpinCo Loans Amount” means an amount equal to (i) the SpinCo Total Debt Amount minus (ii) the SpinCo Notes Amount.

“SpinCo Notes Amount” means an amount equal to (i) the Negative Capital Account plus (ii) the Post Distribution Amount.

“SpinCo Registration Statements” means (i) if the Distribution is effected in whole or in part as a Spin-Off, any registration statements to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in connection with the Distribution (including any registration statement on Form 10, Form S-1 or on Form S-8 with respect to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority; (ii) if the Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Distribution or SpinCo or primarily relates to the Transactions, and (iii) any registration statements to be filed by SpinCo with the SEC to effect the registration of shares of SpinCo Common Stock in the Merger (including any registration statement on Form S-4 or on Form S-8 with respect to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority.

“SpinCo Tax Matters Agreement” means the Tax Matters Agreement by and between BellRing, Post and SpinCo, in the form of agreement attached as Exhibit G hereto.

“SpinCo Total Debt Amount” means an amount determined by Post in good faith (in consultation with BellRing) not to exceed the lesser of (i) one billion dollars ($1,000,000,000) and (ii) the maximum amount of indebtedness that would result in the SpinCo Leverage Ratio not exceeding 4.00.

“Subsidiary” when used with respect to any Person, means (i)(A) a corporation of which a majority in voting power of its share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a Subsidiary of such Person, or by such Person and one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the time of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the time of determination thereof, has (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority ownership interest or (ii) any other Person of which an aggregate of more than 50% of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Notwithstanding the foregoing, for purposes of this Agreement, (i) none of BellRing and its Subsidiaries shall be deemed to be Subsidiaries of any of Post or SpinCo or any of their respective Subsidiaries, and (ii) none of Post or SpinCo or any of their respective Subsidiaries shall be deemed to be Subsidiaries of BellRing or any of its Subsidiaries, in each case, for any periods prior to the Merger Effective Time.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of October 21, 2019, by and between BellRing, BellRing LLC, Post and each of the other Members (as defined therein) from time to time party thereto.

“Tax-Free Transaction Failure” shall have the meaning set forth in the SpinCo Tax Matters Agreement.

“Transaction Agreements” means, collectively, this Agreement, the A&R Master Services Agreement, the SpinCo Tax Matters Agreement, the A&R Employee Matters Agreement, the Registration Rights Agreement, the A&R Trademark and Domain Name License Agreement, the A&R Legal Engagement Letter and any other ancillary agreements entered into connection with the consummation of the Transactions, including all exhibits or annexes attached hereto or thereto.

“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements, including the Separation, the Debt Exchange, the Distribution and the Merger.

“Voting Period” means the period commencing on (and including) the date of this Agreement and ending on (and including) the Expiration Time.

“willful breach” of this Agreement means a breach that is the result of an act or failure to act by a party with knowledge that the taking of such act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

355 Tax Opinion	46
A&R Employee Matters Agreement	51
A&R Legal Engagement Letter	51
A&R Master Services Agreement	51
A&R Trademark and Domain Name License Agreement	51
Action	51
Affiliate	51
Agreement	1
Alternative Merger Sub	42
Alternative Transaction Structure	42
Antitrust Laws	52
BellRing	1
BellRing Awards	9
BellRing Board	2
BellRing Board Recommendation	28
BellRing Board Recommendation Change	30
BellRing Class A Common Stock	9
BellRing Class B Common Stock	6
BellRing Common Stock	52
BellRing Disclosure Schedule	21
BellRing LLC	52
BellRing LLC Agreement	52
BellRing LLC Loan	3
BellRing LLC Repayment Amount	52
BellRing LLC Units	15
BellRing Material Adverse Effect	21
BellRing Options	9
BellRing Plan	9
BellRing Preferred Stock	21
BellRing Proxy Statement	52
BellRing SEC Documents	52
BellRing Stockholder Approval	23
BellRing Stockholders Meeting	28
BellRing Takeover Proposal	52
BellRing Tax Opinion	45
Beneficial Owner	52
Beneficial Ownership	52
Beneficially Own	52
Book-Entry Share	9
BRBR Pro Rata Share	52
Business Day	53
Cash Consideration Amount	53
Certificate	9
Certificate of Conversion	3
Certificate of Merger	7
Clean-Up Spin-Off	53
Closing	7
Closing Date	7

Code	2
Contract	53
Conversion	3
Credit Agreement	53
D&O Indemnified Losses	37
D&O Indemnified Person	37
D&O Liability Insurance	37
Debt Exchange	1
Debt Exchange Parties	1
DGCL	3
Dissenting Shares	13
Distributed Amount	1
Distribution	1
Distribution Date	4
Distribution Effective Time	4
Effect	54
Equity Exchange	1
Equity Exchange Parties	1
Evercore	16
Excess Cash Amount	53
Exchange Act	15
Exchange Agent	53
Exchange Agreement	10
Exchange Fund	10
Exchange Offer	1
Expiration Date	53
GAAP	53
Governmental Authority	53
Indemnitee	34
Indemnitor	34
JPM	16
Laws	53
Lazard	24
Liabilities	53
Liens	53
Losses	53
Material Adverse Effect	54
Merger	7
Merger Consideration	9
Merger Effective Time	8
Merger Sub	1
Merger Sub Board	2
Negative Capital Account	54
NYSE	43
Outside Date	54
Per Share Cash Consideration	54
Person	54
Post	1
Post Common Stock	1
Post Disclosure Schedule	13
Post Entities	55
Post Owned BellRing LLC Units	15

Post Owned BellRing Share	15
Post-Merger Transactions	8
Pre-Closing Period	55
Record Date	55
Record Holders	55
Registration Rights Agreement	55
Representatives	55
Restraints	44
SEC	55
Securities Act	55
Separable Claims	35
Separate Legal Defenses	35
Separation	3
Separation Plan	3
Special Committee	2
SpinCo	1
SpinCo Charter Documents	18
SpinCo Common Stock	1
SpinCo Debt	38
SpinCo Entities	55
SpinCo Interest	24
SpinCo Leverage Ratio	55
SpinCo Material Adverse Effect	13
SpinCo Notes	38
SpinCo Notes Amount	55
SpinCo Registration Statements	55
SpinCo Subsidiary Charter Documents	18
SpinCo Tax Matters Agreement	56
SpinCo Loans Amount	55
SpinCo Total Debt Amount	56
Subsidiary	56
Surviving Corporation	7
Tail Coverage	37
Tax Receivable Agreement	56
Tax-Free Transaction Failure	56
Third-Party Claim	34
Transaction Agreements	56
Transaction Litigation	41
Transactions	57
Voting Period	57

Section 12.11. Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any statute that is referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all Contracts include attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including email and other electronic media) in a visible form. Reference from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “dollar” or “$” shall mean U.S. dollars. The word “day” means calendar day, unless Business Day is expressly specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BELLRING BRANDS, INC.

/s/ Darcy Davenport
Name: Darcy Davenport
Title: President and Chief Executive Officer

POST HOLDINGS, INC.

/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President and Chief Executive Officer

BELLRING DISTRIBUTION, LLC

/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President

BELLRING MERGER SUB CORPORATION

/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: President

[Signature Page to Transaction Agreement and Plan of Merger]

Annex B

FORM OF

CERTIFICATE OF INCORPORATION

of

BELLRING BRANDS, INC.

BellRing Brands, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Name. The name of the Corporation is BellRing Brands, Inc.

2. Address; Registered Office and Agent. The address of the Corporation’s registered office is Corporation Service Company, 251 Little Falls Drive in the City of Wilmington, County of New Castle, Delaware 19808; and the name of its registered agent at such address is Corporation Service Company.

3. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”).

4. Number of Shares.

4.1 The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Five Hundred Fifty Million (550,000,000) shares, consisting of: (i) Five Hundred Million (500,000,000) shares of common stock, with the par value of $0.01 per share (“Common Stock”); and (ii) Fifty Million (50,000,000) shares of preferred stock, with the par value of $0.01 per share (“Preferred Stock”).

4.2 Subject to the special rights of the holders of any one or more series of Preferred Stock then outstanding, the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, in each case by the affirmative vote of the holders of a majority of the total voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, and no vote of the holders of Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of Common Stock or Preferred Stock may not be decreased below the number of shares of such class then outstanding.

5. Classes of Shares. The designation, relative rights, preferences and limitations of the shares of each class of capital stock are as follows:

5.1 Common Stock.

(i) Voting Rights. Each holder of Common Stock shall be entitled, with respect to each share of Common Stock held by such holder on the applicable record date, to one (1) vote, in person or by proxy, on all matters on which stockholders generally are entitled to vote.

(ii) Dividends. Subject to applicable law and the special rights, if any, of the holders of any outstanding series of Preferred Stock, dividends of cash, shares of stock of the Corporation or property may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the board of directors of the Corporation (the “Board”) in its discretion may determine.

(iii) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, and subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of all outstanding shares of Common Stock shall be entitled to receive, pari passu, the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Common Stock held by each holder.

5.2 Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not retired of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized, and with such powers, including voting powers, if any, and the designations, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the designation and issue of such shares of Preferred Stock from time to time adopted by the Board pursuant to authority so to do which is hereby expressly vested in the Board. The powers, including voting powers, if any, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Each series of shares of Preferred Stock: (i) may have such voting rights or powers, full or limited, if any; (ii) may be subject to redemption at such time or times and at such prices, if any; (iii) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of capital stock, if any; (iv) may have such rights upon the voluntary or involuntary liquidation, winding up or dissolution of, upon any distribution of the assets of, or in the event of any merger, sale or consolidation of, the Corporation, if any; (v) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation (or any other securities of the Corporation or any other Person) at such price or prices or at such rates of exchange and with such adjustments, if any; (vi) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts, if any; (vii) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation, if any; (viii) may be subject to restrictions on transfer or registration of transfer, or on the amount of shares that may be owned by any Person or group of Persons; and (ix) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, if any; all as shall be stated in said resolution or resolutions of the Board providing for the designation and issue of such shares of Preferred Stock.

6. Stockholder Matters.

6.1 Actions by Written Consent. Any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders in lieu of a meeting.

6.2 Election of Directors by Written Ballot. Unless and except to the extent that the Bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”) shall so require, the election of the directors of the Corporation need not be by written ballot.

7. Directors.

7.1 Number and Classification. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, the number of directors shall be fixed by, or in the manner provided in, the Bylaws, but shall not be less than five nor more than twelve members. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, the directors shall be divided into three classes, as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three year term (and until their respective successors shall have been elected and qualified in each class or until their earlier death, resignation or removal), so that the term of one class of directors shall expire in each year. With respect to directors in office on the date of this Certificate of Incorporation, the first class of directors shall hold office until the first annual meeting of stockholders following the date shares of capital stock of the Corporation are first publicly traded (the “Closing Date”), the second class of directors shall hold office until the second annual meeting of stockholders following the Closing Date, and the third class of directors shall hold office until the third annual meeting of stockholders following the Closing Date. The Board is authorized to assign members of the Board already in office to their respective class. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of capital stock of the Corporation, other than shares of Common Stock, shall have the right, voting separately by class or series, to elect directors, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of this Certificate of Incorporation or any certificate of designation thereunder applicable thereto. As used in this Certificate of Incorporation, the term “entire Board” means the total number of directors fixed by, or in accordance with, this Certificate of Incorporation and the Bylaws.

7.2 Removal of Directors. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock, members of the Board may be removed only for cause and only by the affirmative vote of not less than a majority of the voting power of all of the outstanding shares of capital stock then entitled to vote in the election of directors, voting together as a single class.

7.3 Vacancies. Subject to the special rights, if any, of the holders of any outstanding series of Preferred Stock to elect directors, any vacancies in the Board which occur for any reason, and any newly created directorships which occur by reason of an increase in the number of directors, may be filled only by the majority of the remaining directors (even if less than a quorum) or by a sole remaining director.

8. Corporate Opportunities.

8.1 Competition and Corporate Opportunities.

(i) Subject to any express agreement that may from time to time be in effect, to the fullest extent permitted by law, Post may, and shall have no duty not to, (a) carry on and conduct, whether directly or indirectly, including, but not limited to, as a partner in any partnership or member, manager or owner of any limited liability company or other type of entity, as a joint venturer in any joint venture, as an officer, director or stockholder of any corporation or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Corporation or any of its Controlled Companies (as defined in Section 14), (b) do business with any client, customer, vendor or lessor of the Corporation or any of its Controlled Companies and (c) make investments in any kind of property in which the Corporation or any of its Controlled Companies may make investments, and no Dual Role Person (as defined in Section 14) shall, to the fullest extent permitted by law, be deemed to have breached his, her or its fiduciary duties, if any, to the Corporation solely by reason of Post’s engaging in any such activity.

(ii) To the fullest extent permitted by Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Controlled Companies to participate in any business of Post, and waives any claim against each Dual Role Person, and shall indemnify each Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of such Dual Role Person’s participation in any such business. The Corporation shall pay in advance any expenses incurred in defense of any such claim against any Dual Role Person pursuant to Section 9 or as provided in the Bylaws.

(iii) To the fullest extent permitted by Section 122(17) of the General Corporation Law, the Corporation hereby renounces any interest or expectancy of the Corporation or any of its Controlled Companies in any potential transaction or matter which may constitute a corporate opportunity for both (a) Post and (b) the Corporation or any of its Controlled Companies, and waives any claim against each Dual Role Person, and shall indemnify each Dual Role Person against any claim, that such Dual Role Person is liable to the Corporation or its stockholders for breach of any fiduciary duty solely by reason of the fact that such Dual Role Person (a) pursues or acquires any corporate opportunity for the account of Post, (b) directs, recommends or otherwise transfers such corporate opportunity to Post or (c) does not offer or communicate information regarding such corporate opportunity to the Corporation or any of its Controlled Companies because such Dual Role Person has directed or intends to direct such opportunity to Post; provided, however, in each case, that any corporate opportunity which is expressly offered to a Dual Role Person solely in his or her capacity as a director, officer, manager, employee or agent of the Corporation or any of its Controlled Companies, as reasonably determined by such Dual Role Person, shall belong to the Corporation. The Corporation shall pay in advance any expenses incurred in defense of any such claim pursuant to Section 8 or as provided in the Bylaws.

(iv) The foregoing provisions in this Section 8.1, and the action of any Dual Role Person taken in accordance with, or in reliance upon, the foregoing provisions in this Section 8.1, including entering into or performing any agreement, transaction or arrangement, are, to the fullest extent permitted by law, deemed and presumed to be fair to the Corporation.

8.2 Certain Matters Deemed not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Section 8, the Corporation renounces any interest or expectancy of the Corporation or any of its Controlled Companies in, or in being offered an opportunity to participate in, any business opportunity pursued by or at the direction of Post that the Corporation is not financially able, contractually permitted or legally able to undertake. Moreover, nothing in this Section 8 shall amend or modify in any respect any written contractual agreement between Post, on the one hand, and the Corporation or any of its Controlled Companies, on the other hand.

8.3 Deemed Notice. Any Person purchasing or otherwise acquiring or obtaining any interest in any capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 8.

8.4 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Section 8 shall not affect the other provisions or parts hereof, and this Section 8 shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

8.5 Amendment; Terminations.

(i) The provisions of this Section 8 shall have no further force or effect at such time as none of the directors, officers, employees, agents and/or Affiliates of Post serve as directors, officers, managers, employees and/or agents of the Corporation or any of its Controlled Companies.

(ii) No amendment, alteration, change, repeal or termination of this Section 8, nor the adoption of a provision inconsistent with this Section 8, shall eliminate or reduce the effect of such provisions with respect to (1) any matter occurring, or any action or proceeding accruing or arising, prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or (2) any agreement, arrangement or other understanding between the Corporation and/or a Controlled Company, on the one hand, and Post, on the other hand, that was entered into prior to such amendment, alteration, change, repeal, termination or adoption of an inconsistent provision or any transaction entered into in the performance of such agreement, arrangement or other understanding, whether entered into before or after such time.

9. Indemnification.

9.1 Actions Involving Directors and Officers. The Corporation shall indemnify each person (other than a party plaintiff suing on his or her behalf or in the right of the Corporation) who at any time is serving or has served as a director or officer of the Corporation against any claim, liability or expense incurred as a result of such service, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Corporation shall indemnify any such person who was or is a party (other than a party plaintiff suing on his or her behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

9.2 Actions Involving Employees or Agents.

(i) Permissive Indemnification. The Corporation may, if it deems appropriate and as may be permitted by this Section 9, indemnify any person (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation) who at any time is serving or has served as an employee or agent of the Corporation against any claim, liability or expense incurred as a result of such service, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), to the maximum extent permitted by law or to such lesser extent as the Corporation, in its discretion, may deem appropriate. Without limiting the generality of the foregoing, the Corporation may indemnify any such person who was or is a party (other than a party plaintiff suing on his or her own behalf or in the right of the Corporation), or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, but not limited to, an action by or in the right of the Corporation) by reason of such service, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

(ii) Mandatory Indemnification. To the extent that an employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 9.2(i), or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by him or her in connection with the action, suit or proceeding.

9.3 Determination of Right to Indemnification in Certain Circumstances. Any indemnification required under Section 9.1 or authorized by the Corporation in a specific case or otherwise required pursuant to Section 9.2 shall be made by the Corporation, unless a determination is made reasonably and promptly that indemnification of the director, officer, employee or agent is not proper under the circumstances. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (2) if such a quorum is not obtainable, or even if obtainable, by independent legal counsel in a written opinion or (3) by majority vote of the stockholders; provided that no such determination shall preclude an action brought in an appropriate court to challenge such determination.

9.4 Advance Payment of Expenses. To the extent not prohibited by applicable law, expenses incurred in defense of a claim against a Dual Role Person (as defined in Section 14) pursuant to Section 8.1(ii) or Section 8.1(iii) and expenses incurred by a person who is or was a director or officer of the Corporation in defending a civil or criminal action, suit, proceeding or claim shall be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim, and expenses incurred by a person who is or was an employee or agent of the Corporation in defending a civil or criminal action, suit, proceeding or claim may be paid by the Corporation in advance of the final disposition of such action, suit, proceeding or claim as authorized by or at the direction of the Board, in any case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in or pursuant to this Section 9 or otherwise.

9.5 Rights Not Exclusive. The indemnification and other rights provided by this Section 9 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, and the Corporation is hereby specifically authorized to provide such indemnification and other rights by any agreement, vote of stockholders or disinterested directors or otherwise. The Corporation shall be considered the indemnitor of first resort in all circumstances to which this Section 9 applies.

9.6 Indemnification Agreements Authorized. Without limiting the other provisions of this Section 9, the Corporation is authorized from time to time, without further action by the stockholders of the Corporation, to enter into agreements with any director, officer, employee or agent of the Corporation, or any person who is otherwise serving on behalf of the Corporation at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit), providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law. Any agreement entered into by the Corporation with a director may be authorized by the other directors, and such authorization shall not be invalid on the basis that similar agreements may have been or may thereafter be entered into with other directors.

9.7 Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or who is or was otherwise serving on behalf of the Corporation at the request of the Corporation as a director, officer, manager, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) against any claim, liability or expense asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 9.

9.8 Certain Definitions. For purposes of this Section 9:

(i) Any director, officer, employee or agent of the Corporation who shall serve as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation, directly or indirectly, is or was the owner of 20% or more of the outstanding voting stock (or comparable interests), shall be deemed to be so serving at the request of the Corporation, unless the Board shall determine otherwise. In all other instances when any person shall serve as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise of which the Corporation is or was a shareholder or creditor, or in which the Corporation is or was otherwise interested, if it is not otherwise established that such person is or was serving as a director, officer, manager, employee, member or agent at the request of the Corporation, the Board may determine whether such service is or was at the request of the Corporation, and it shall not be necessary to show any actual or prior request for such service. For the avoidance of doubt, any person who is deemed to be serving at the request of the Corporation pursuant to this Section 9.8 is only deemed to be serving at the request of the Corporation for purposes of this Section 9, and is not actually employed by the Corporation.

(ii) References to a corporation include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation so that any person who is or was a director, officer, manager, employee, member or agent of a constituent corporation or is or was serving at the request of a constituent corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Section 9 with respect to the resulting or surviving corporation as such person would if such person had served the resulting or surviving corporation in the same capacity.

(iii) The term “other enterprise” shall include, without limitation, employee benefit plans and voting or taking action with respect to stock or other assets therein; the term “serving at the request of the Corporation” shall include, without limitation, any service as a director, officer, manager, employee, member or agent of a corporation or other entity which imposes duties on, or involves services by, a director, officer, employee or agent of the Corporation with respect to any employee benefit plan or its participants or beneficiaries, and unless a person’s conduct in connection with an employee benefit plan is finally adjudicated to have been knowingly fraudulent, deliberately dishonest or willful misconduct, such person shall be deemed to have satisfied any standard of care required by or pursuant to this Section 9 in connection with such plan; and the term “fines” shall include, without limitation, any excise taxes assessed on a person with respect to an employee benefit plan and also shall include any damages (including treble damages) and any other civil penalties.

9.9 Survival. The indemnification and other rights provided pursuant to this Section 9 shall apply both to action by any director, officer, employee or agent of the Corporation in an official capacity and to action in another capacity (including, without limitation, any other service on behalf of the Corporation or any service at the request of the Corporation as a director, officer, manager, employee, member or agent of another corporation, partnership, joint venture, trust or other enterprise (whether incorporated or unincorporated, for-profit or not-for-profit) while holding such office or position and shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person. Notwithstanding any other provision in this Amended Certificate of Incorporation, any indemnification rights arising under or granted pursuant to this Section 9 shall survive amendment or repeal of this Section 9 with respect to any acts or omissions occurring prior to the effective time of such amendment or repeal and persons to whom such indemnification rights are given shall be entitled to rely upon such indemnification rights with respect to such acts or omissions occurring prior to the effective time of such amendment or repeal as a binding contract with the Corporation.

9.10 Liability of the Directors. The liability of the Corporation’s directors to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted by law. It is the intention of the Corporation to eliminate such liability, whether to the Corporation, its stockholders or otherwise, to the fullest extent permitted by law. Consequently, should the General Corporation Law or any other applicable law be amended or adopted hereafter so as to permit the elimination or limitation of such liability, the liability of the directors of the Corporation shall be so eliminated or limited without the need for amendment of this Certificate of Incorporation or further action on the part of the stockholders of the Corporation. Any repeal or modification of this Section 9 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

9.11 Amendment. This Section 9 may be amended, altered, changed or repealed, or a provision inconsistent with this Section 9 may be adopted, only upon the affirmative vote of not less than 85% of the total voting power of all of the outstanding shares of Common Stock then entitled to vote in the election of directors, voting together as a single class.

10. Amendment or Repeal of Bylaws. The Board may amend, alter, change or repeal any provision of the Bylaws. The stockholders of the Corporation also may amend, alter, change or repeal any provision of the Bylaws upon the affirmative vote of a majority of all of the voting power of the Corporation entitled to vote thereon.

11. Amendment or Repeal of Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the General Corporation Law, except as otherwise set forth herein, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other Persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted and held subject to this reservation.

12. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have subject matter jurisdiction, the federal district court for the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation, or the Bylaws (as either may be amended or restated) or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine and (b) the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action or proceeding arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.

13. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

14. Definitions. As used in this Certificate of Incorporation, unless the context otherwise requires or as set forth in another Section of this Certificate of Incorporation, the term:

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

“Certificate of Incorporation” is defined in the Recitals.

“Board” is defined in Section 5.1(ii)(1).

“Bylaws” is defined in Section 6.2.

“Common Stock” is defined in Section 4.1.

“Control” (including the terms “Controlling” and “Controlled”) means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Company” means, with respect to the Corporation, any Person Controlled by the Corporation.

“Corporation” is defined in the Recitals.

“Dual Role Person” means each of (1) any director, officer, manager, employee or agent of the Corporation and/or any of its Controlled Companies who is also a director, officer, employee, agent and/or Affiliate of Post and (2) Post.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, together with the rules and regulations promulgated thereunder.

“General Corporation Law” is defined in Section 3.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity.

“Post” means Post Holdings, Inc. and its Affiliates (other than the Corporation and its Controlled Companies), successors and assigns.

“Preferred Stock” is defined in Section 4.1.

IN WITNESS WHEREOF, this Certificate of Incorporation of BellRing Brands, Inc. has been duly executed by the authorized officer below this [●] day of [●], 2022.

By:
Name:	[●]
Title:	[●]

[SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION]

Annex C

FORM OF

BYLAWS OF

BELLRING BRANDS, INC.

* * *

ARTICLE I – STOCKHOLDERS

SECTION 1. ANNUAL MEETING: The annual meeting of stockholders shall be held at the principal executive office of BellRing Brands, Inc. (the “Corporation”), or at such other place, if any, either within or without the State of Delaware as the Board of Directors (the “Board”) may from time to time determine, on such date and at such time as may be determined by the Board, to elect directors and transact such other business as may properly come before the meeting. At any annual meeting of stockholders only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the meeting by the Board or by a stockholder of record entitled to vote at such meeting.

SECTION 2. SPECIAL MEETINGS: Special meetings of the stockholders or of the holders of any class of capital stock of the Corporation, unless otherwise prescribed by statute or by the Certificate of Incorporation of the Corporation (as may be amended from time to time, including the terms of any certificate of designation for any series of the Corporation’s preferred stock, the “Certificate of Incorporation”), may be called only by (a) the affirmative vote of a majority of the Board, (b) the Chairperson of the Board, or (c) the President of the Corporation. Only such business shall be conducted, and only such proposals shall be acted upon, as is specified in the call of any special meeting of stockholders.

SECTION 3. NOTICE; ADJOURNMENT: (a) Unless otherwise required by the General Corporation Law of the State of Delaware (as from time to time in effect, the “General Corporation Law”), notice of each meeting of the stockholders, whether annual or special, shall be given in writing or by electronic transmission or otherwise, except that it shall not be necessary to give notice to any stockholder who properly waives notice before or after the meeting, whether in writing or by electronic transmission or otherwise, and no notice of an adjourned meeting need be given, except when required under these Bylaws or by law. Such notice shall state the date, time and place, if any, of the meeting (and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person at such meeting), the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and in the case of a special meeting, also shall state the purpose or purposes thereof and shall be given in any manner permitted by law not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction the meeting is called and the purposes for which it is called. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice of such meeting, and the requirement of notice also may be waived in accordance with Section 3 of Article V of these Bylaws. Any previously scheduled meeting of stockholders may be postponed and (unless the Certificate of Incorporation otherwise provides) any special meeting of stockholders may be canceled or postponed, by resolution of the Board upon public announcement (as defined in Section 8(c) of Article I of these Bylaws) given on or prior to the date previously scheduled for such meeting of stockholders.

(b) Without limiting the manner by which notice may otherwise be given effectively to stockholders, any notice to a stockholder given by the Corporation may be given by a form of electronic transmission. For purposes of these Bylaws, “electronic transmission” shall mean any process of communication, not directly involving the physical transfer of paper, that is suitable for the retention, retrieval and reproduction of information by the recipient.

(c) Notice shall be deemed given, if mailed, when deposited in the United States mail with postage prepaid, if addressed to a stockholder at his, her or its address on the Corporation’s records. Notice given by electronic transmission shall be deemed given (i) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (ii) if by any facsimile, electronic mail or other form of electronic transmission, when directed to the stockholder at his, her or its address on the Corporation’s records. An affidavit of the Secretary or an Assistant Secretary or the transfer agent or other agent of the Corporation that notice has been given, whether by a form of electronic transmission or otherwise, shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d) Any meeting of stockholders may be adjourned from time to time either by the person presiding over the meeting or by the vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting in accordance with these Bylaws and applicable law, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

SECTION 4. QUORUM: Except as otherwise required by law, the holders of shares representing a majority of the combined voting power of the Corporation entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business; provided, however, that where a separate vote by a class or series of capital stock or classes or series of capital stock is required, a majority of the voting power of such class or series or classes or series entitled to vote shall constitute a quorum with respect to such vote. Less than such quorum shall have the right successively to adjourn the meeting to a specified date not more than 30 days after such adjournment, and no notice need be given of such adjournment to stockholders not present at such meeting. The stockholders present at a meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of such numbers of stockholders as to reduce the remaining stockholders to less than a quorum.

SECTION 5. ACTION BY CONSENT: Unless otherwise provided in the Certificate of Incorporation, any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of stockholders of the Corporation, may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders in lieu of a meeting.

SECTION 6. VOTING: Except as otherwise provided in the Certificate of Incorporation, each stockholder shall at every meeting of the stockholders be entitled to vote the number of votes in person or by proxy for each share of the class of capital stock having voting power held by such stockholder. If a quorum is present, the affirmative vote of the majority of the voting power represented in person or by proxy and entitled to vote at the meeting shall be the act of the stockholders, except in connection with the election of directors or as otherwise required by the Certificate of Incorporation, by these Bylaws or by law.

SECTION 7. PROXIES: The following shall constitute valid means by which a stockholder may authorize a person to act for the stockholder as a proxy:

(a) A stockholder or the stockholder’s duly authorized attorney-in-fact may execute a writing authorizing another person to act for the stockholder as proxy. Execution may be accomplished by the stockholder or duly authorized attorney-in-fact signing such writing or causing the stockholder’s signature to be affixed to such writing by any reasonable means, including, but not limited to, facsimile signature; or

(b) A stockholder may authorize another person to act for the stockholder as proxy by transmitting or authorizing the transmission of a facsimile or other means of electronic transmission, or by telephone, to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such facsimile or other means of electronic transmission or telephonic transmission shall either set forth or be submitted with information from which it can be determined that the facsimile or other electronic transmission or telephonic transmission was authorized by the stockholder. If it is determined that such facsimiles or other electronic transmissions or telephonic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making such determination, shall specify the information upon which they relied.

SECTION 8. BUSINESS TO BE CONDUCTED; ADVANCE NOTICE: (a) At an annual meeting of stockholders, only such business (other than nominations of directors, which must be made in compliance with, and shall be exclusively governed by, Section 1 of Article II of these Bylaws) shall be conducted as shall have been brought before the meeting (i) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who is a stockholder of record at the time of giving of the notice provided for in this Section 8 of Article I of these Bylaws, and at the time of the annual meeting, who shall be entitled to vote at such meeting and who shall have complied with the notice procedures set forth in this Section 8 of Article I of these Bylaws; clause (iii) shall be the exclusive means for a stockholder to submit such business to be brought before the meeting (other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and to be included in the Corporation’s notice of meeting before or at an annual meeting of stockholders.

(b) At any special meeting of stockholders, only such business or proposals as are specified in the notice of the meeting may be properly brought before the meeting.

(c) For any such business to be properly brought before an annual meeting by a stockholder of record, pursuant to Section 8(a)(iii) of this Article I of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice, in writing, must be delivered to, or mailed to and received by, the Secretary of the Corporation at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting (and for purposes of calculating this date with respect to the first annual meeting after the date shares of capital stock of the Corporation are first publicly traded (the “Closing Date”), the Corporation shall be deemed to have held an annual meeting on the date of the most recent annual meeting of stockholders of [BellRing Brands, Inc.] held before the Closing Date); provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For purposes of these Bylaws, “public announcement” shall include disclosure in a press release reported by a national news service or in a publicly available document filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

(d) No business (other than the election of directors) shall be conducted at an annual meeting, except in accordance with the procedures set forth in this Section 8 of Article I of these Bylaws. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the person presiding over the meeting (the

“chairperson”) may, if the facts warrant, determine that the proposed business was not properly brought before the meeting in accordance with the provisions of this Section 8 of Article I of these Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the proposal is solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s proposal in compliance with such stockholder’s representation as required by Section 8(e)(iii)(d) of Article I of these Bylaws); and if the chairperson should so determine, the chairperson shall so declare to the meeting, and any such proposed business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 8 of Article I of these Bylaws, a stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8 of Article I of these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to business proposals to be considered pursuant to Section 8 of Article I of these Bylaws (including Section 8(a)(iii) of Article I of these Bylaws). Nothing in this Section 8 of Article I of these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. The provisions of this Section 8 of Article I of these Bylaws also shall govern what constitutes timely notice for purposes of Rule 14a-4(c) of the Exchange Act.

(e) For any such business to be properly brought before a meeting, such stockholder’s notice to the Secretary of the Corporation shall set forth as to each matter he or she proposes to bring before the meeting:

(i) a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including any proposed resolutions for consideration and, in the event that such business includes a proposal to request or otherwise relating to the amendment of these Bylaws, the text of the proposed amendment), the reasons for proposing to conduct such business at the meeting and any material interest of such stockholder (and of the beneficial owner, if any, on whose behalf the proposal is made) in such business;

(ii) a description of all agreements, arrangements and understandings between such stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

a. the name and address of such stockholder and beneficial owner as they appear in the Corporation’s stockholder records;

b. (1) the class or series and number of shares of the Corporation’s capital stock which are directly or indirectly beneficially owned or owned of record by such stockholder and such beneficial owner, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Corporation, (3) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares or any security of the Corporation, (4) any short interest of such stockholder or beneficial owner in any security of the Corporation (for purposes of these Bylaws, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (5) any rights to dividends on the shares of the Corporation owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability Corporation in which such stockholder or beneficial owner is a general partner or manager or directly or indirectly beneficially owns an interest in a general partner or manager, (7) any performance-related fees (other than an asset-based fee) that such stockholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of the Corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or beneficial owner’s immediate family sharing the same household, and (8) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for, as applicable, the proposal and/or the election of directors in a contested election, or is otherwise required, pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder (the foregoing items (1) through (8), individually or collectively, the “Proposing Stockholder Information,” which information shall be supplemented by such stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership or other information as of the record date);

c. a representation that the stockholder is a holder of record of shares of the Corporation, is entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such business; and

d. a representation as to whether the stockholder or the beneficial owner, if any, is or intends to be part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal. The meaning of the term “group” shall be within the meaning ascribed to such term under Section 13(d)(3) of the Exchange Act.

The proposed business must not be an improper subject for stockholder action under applicable law, and the stockholder must comply with state law, the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 8 of Article I of these Bylaws.

SECTION 9. ORGANIZATION; CONDUCT OF STOCKHOLDER MEETINGS: (a) Each meeting of stockholders shall be convened by the President, Secretary or other officer of the Corporation or other person calling the meeting by notice given in accordance with these Bylaws. The Chairperson of the Board, or any person appointed by the Chairperson of the Board prior to any meeting of stockholders, shall act as chairperson of each meeting of stockholders. In the absence of the Chairperson of the Board, or a person appointed by the Chairperson of the Board to act as chairperson of the meeting, the stockholders present at the meeting shall designate a stockholder or officer of the Corporation present to act as chairperson of the meeting. The Secretary of the Corporation, or a person designated by the chairperson, shall act as secretary of each meeting of stockholders. Whenever the Secretary of the Corporation shall act as chairperson of the meeting, or shall be absent, the chairperson of the meeting shall appoint a person present to act as secretary of the meeting.

(b) The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem appropriate. Subject to such rules and regulations of the Board, if any, the person presiding over the meeting shall have the right and authority to convene and adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the person presiding over the meeting, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, adjournment or recess of the meeting, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the person presiding over the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants, either by the person presiding over the meeting or by vote of the shares present in person or by proxy at the meeting, and regulation of the voting or balloting, as applicable, including, without limitation, matters which are to be voted on by ballot, if any. The chairperson of the meeting shall have sole, absolute and complete authority and discretion to decide questions of compliance with the foregoing procedures and his or her ruling thereon shall be final and conclusive. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chairperson of the meeting should so determine and declare, any such matter or business shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

(c) Notwithstanding anything to the contrary in these Bylaws, unless otherwise required by law, if a stockholder (or qualified representative) does not appear at the annual or special meeting of stockholders of the Corporation to present business or a nomination proposed by such stockholder pursuant to Section 8 of Article I of these Bylaws or Section 1 of Article II of these Bylaws, such proposed business shall not be transacted and such nomination shall be disregarded, as the case may be, even though proxies in respect of such vote may have been received by the Corporation. In order to be considered a qualified representative of the stockholder for purposes of Section 8 of Article I of these Bylaws or Section 1 of Article II of these Bylaws, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

ARTICLE II – BOARD OF DIRECTORS

SECTION 1. ELECTION; TENURE; QUALIFICATIONS; NOMINATIONS: (a) The Board shall consist of not less than five nor more than twelve members, such directors to be classified in respect of the time for which they shall severally hold office by dividing them into three classes of approximately equal size, and the number of directors shall be fixed by a resolution of the Board adopted from time to time.

(b) In the event of any increase or decrease in the number of directors, the number of directors assigned to each class shall be adjusted as may be necessary so that all classes shall be as nearly equal in number as reasonably possible, except that one class may be one greater or one less in number than the other two classes. No reduction in the number of directors shall affect the term of office of any incumbent director. Subject to the foregoing, the Board shall determine the class or classes to which any director shall be assigned and the class or classes which shall be increased or decreased in the event of any increase or decrease in the number of directors.

(c) Each director shall hold office until a successor is duly elected and qualified or until the director’s earlier death, resignation, disqualification or removal. With respect to the members of the Board in office on the date of these Bylaws, the first class of directors shall hold office until the first annual meeting of stockholders following the Closing Date, the second class of directors shall hold office until the second annual meeting of stockholders following the Closing Date, and the third class of directors shall hold office until the third annual meeting of stockholders following the Closing Date. Thereafter, directors shall be elected to hold office for a term of three years, and at each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected for a term expiring at the third succeeding annual meeting after that election or until their successors shall be elected and qualified.

(d) Subject to Section 1(h) in this Article II and in addition to the qualifications set out in Section 11 of Article II of these Bylaws, only persons who are nominated in accordance with the procedures set forth in these

Bylaws shall be eligible as directors at a meeting of stockholders. Nominations of persons for election to the Board may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of the meeting (or any supplement thereto), (ii) by or at the direction of the Board or any committee thereof or (iii) by any stockholder of the Corporation who is a stockholder of record of the Corporation at the time of giving of the notice provided for in this Section 1 of Article II of these Bylaws, and at the time of the annual meeting, who shall be entitled to vote for the election of directors at the annual meeting and who shall have complied with the notice procedures set forth in this Section 1 of Article II of these Bylaws; the foregoing clause (iii), subject to Section 1(h) in this Article II, shall be the exclusive means for a stockholder to make nominations of persons for election to the Board at an annual meeting of stockholders. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the notice of meeting (x) by or at the direction of the Board or any committee thereof or (y) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided in this Section 1(d) of Article II of these Bylaws is delivered to the Secretary of the Corporation, and at the time of the special meeting, who shall be entitled to vote at the special meeting for the election of directors at the special meeting and who shall have complied with the notice provisions set forth in this Section 1 of Article II of these Bylaws; the foregoing clause (y), subject to Section 1(h) in this Article II, shall be the exclusive means for a stockholder to make nominations of persons for election to the Board at a special meeting of stockholders.

Subject to Section 1(h) in this Article II, for any nominations by a stockholder to be properly brought before an annual or special meeting of stockholders pursuant to clauses (d)(iii) and (d)(y) of the preceding paragraph of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice in writing must be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (and for purposes of calculating this date with respect to the first annual meeting after the Closing Date, the Corporation shall be deemed to have held an annual meeting on the date of the most recent annual meeting of the stockholders of BellRing Brands, Inc. held before the Closing Date), provided, however, that in the event that the date of the meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the day on which public announcement (as defined in Section 8(c) of Article I of these Bylaws) of the date of the annual meeting is first made; or (ii) in the case of a special meeting at which directors are to be elected pursuant to the notice of meeting, not earlier than the 120th day prior to the date of such special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the 10th day following the day on which public announcement of the date of the meeting and of the nominees proposed by the Board to be elected at such meeting is first made. In no event shall any adjournment or postponement of a meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder’s notice of nomination under Section 1(e) in this Article II which pertains to the nominee. Notwithstanding anything in this Section 1 of Article II of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased effective at the annual meeting and there is no public announcement by the Corporation naming all of the nominees proposed by the Board for the additional directorships at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 1 of Article II of these Bylaws also shall be considered timely, but only with respect to nominees for such additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(e) For nominations to be properly brought before an annual or special meeting, such stockholder’s notice to the Secretary shall set forth as to each person whom the stockholder proposes to nominate for election or re-election as a director:

(i) the name, age, business address and residence of such person;

(ii) the principal occupation or employment of such person currently and for the previous five years;

(iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships between or among such stockholder and beneficial owner, if any, on whose behalf the nomination is being made, and their respective affiliates and associates or others acting in concert therewith (on the one hand) and each proposed nominee and his or her respective affiliates and associates or others acting in concert therewith (on the other hand), including without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such requirement and the nominee were a director or executive officer of such registrant;

(iv) such person’s representation that he or she is eligible to serve as a director pursuant to Section 11 of Article II of these Bylaws and whether such person has acted in any manner contrary to the best interest of the Corporation, including, but not limited to, the violation of any federal or state law or breach of any agreement between that person and the Corporation relating to his or her services as a director, employee or agent of the Corporation;

(v) such person’s written consent to being named as a nominee and to serving as a director if elected; and

(vi) any other information relating to such person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for election of directors in a contested election, or is otherwise required, pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder.

(f) Such stockholder’s notice also shall set forth as to the stockholder(s) giving the notice and the beneficial owner, if any, on whose behalf the nomination is made:

(i) the name and address of such stockholder and beneficial owner, as they appear in the Corporation’s stockholder records;

(ii) the Proposing Stockholder Information as defined in Section 8(e) of Article I of these Bylaws;

(iii) a representation that the stockholder is a holder of record of shares of the Corporation, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(iv) any other information relating to such stockholder or beneficial owner that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies for the election of directors in a contested election, or is otherwise required pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and

(v) a representation as to whether the stockholder or beneficial owner, if any, is or intends to be part of a group (as defined in Section 8(e) of Article I of these Bylaws) which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the nominee, or (ii) otherwise solicit proxies from stockholders in support of such nominee.

(g) In addition to the qualifications set out in Section 11 of Article II of these Bylaws, to be eligible to be a nominee for election or reelection as a director of the Corporation, the prospective nominee (whether nominated by or at the direction of the Board or by a stockholder), or someone acting on such prospective nominee’s behalf, must deliver (in accordance with any applicable time periods prescribed for delivery of notice under this Section 1 of Article II of these Bylaws) to the Secretary of the Corporation at the principal executive office of the Corporation a written questionnaire providing such information with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made that would be required to be disclosed to stockholders pursuant to applicable law or the rules and regulations of any stock exchange applicable to the Corporation, including without limitation (i) all information concerning such person that would be required to be disclosed in solicitation of proxies for election of directors pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) any information the Corporation may reasonably request to determine the eligibility of the proposed nominee to serve as an independent director under the rules of any exchange upon which shares of the Corporation’s capital stock are then listed or that could be material to a reasonable stockholder’s understanding of the independence or lack thereof of such nominee (which questionnaire shall be provided by the Secretary upon written request). The prospective nominee also must provide a written representation and agreement, in the form provided by the Secretary of the Corporation upon written request, that such prospective nominee: (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (2) any Voting Commitment that could limit or interfere with such prospective nominee’s ability to comply, if elected as a director of the Corporation, with such prospective nominee’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity (other than the Corporation) with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and (C) would be in compliance, if elected as a director of the Corporation, and will comply with all applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. For purposes of this Section 1(g) of Article II of these Bylaws a “nominee” shall include any person being considered to fill a vacancy on the Board.

(h) No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 1 of Article II of these Bylaws and qualified under Section 11 of Article II of these Bylaws. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairperson of the meeting may, if the facts warrant, determine that a nominee is not qualified or a nomination was not properly made in accordance with the procedures prescribed in this Section 1 of Article II of these Bylaws (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination is made solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies in support of such stockholder’s nominee in compliance with such stockholder’s representation as required by clause (f)(v) of this Section 1 of Article II of these Bylaws); and if the chairperson should so determine, the chairperson shall so declare to the meeting, and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 1 of Article II of these Bylaws, a stockholder also shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1 of Article II of these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules promulgated thereunder are not intended to and shall not limit the requirements applicable to nominations to be considered pursuant to this Section 1 of Article II of these Bylaws (including clause (d) of this Section 1). Nothing in this Section 1 of Article II of these Bylaws shall be deemed to affect any rights of the holders of any series of preferred stock of the Corporation to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

SECTION 2. POWERS: The Board shall have power to manage and control the property and affairs of the Corporation, and to do all such lawful acts and things which, in its absolute judgment and discretion, it may deem necessary and appropriate for the expedient conduct and furtherance of the Corporation’s business.

SECTION 3. CHAIRPERSON: The directors shall elect one of the members of the Board to be Chairperson of the Board. The Chairperson shall preside at all meetings of the Board, unless absent from such meeting, in which case, if there is a quorum, the directors present may elect another director to preside at such meeting.

SECTION 4. MEETINGS: (a) Regular meetings of the Board shall be held on such days and at such times and places either within or without the State of Delaware as shall from time to time be fixed by the Board. Notice of such regular meetings need not be given. Special meetings of the Board may be held on any day and at any time and place, within or without the State of Delaware, upon the call of the Chairperson of the Board or the President or Secretary of the Corporation, by oral, written or email notice duly given, sent or mailed to each director, at such director’s last known address, not less than twenty-four hours before such meeting; provided, however, that any director may, at any time, in writing or by email, waive notice of any meeting at which he or she may not be or may not have been present. Attendance of a director at any meeting shall constitute a waiver of notice of the meeting, except where a director attends a meeting for the sole and express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Rules of procedure for the conduct of such meetings may be adopted by resolution of the Board.

(b) Members of the Board or of any committee designated by the Board may participate in a meeting of the Board or committee by means of conference telephone or other communications equipment whereby all persons participating in the meeting can hear each other, and participation in a meeting in this manner shall constitute presence in person at the meeting.

SECTION 5. ACTION BY CONSENT: Unless otherwise specifically prohibited by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or such committee, as the case may be, execute a consent thereto in writing, or by electronic transmission, setting forth the action so taken. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee in the same paper or electronic form as the minutes are maintained.

SECTION 6. QUORUM: A majority of the directors then in office shall constitute a quorum at all meetings of the Board (provided that in no event shall less than one-third of the entire Board constitute a quorum), and the act of the majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, unless a greater number of directors is required by the Certificate of Incorporation, by these Bylaws or by law. At any meeting of directors, whether or not a quorum is present, the directors present thereat may adjourn the same from time to time without notice other than announcement at the meeting.

SECTION 7. RESIGNATION OF DIRECTORS: Any director of the Corporation may resign at any time by giving notice of such resignation in writing or by electronic transmission to the Board, the Chairperson of the Board or the President or Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof by the Board, the Chairperson of the Board or one of the above-named officers of the Corporation; and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 8. VACANCIES: Subject to the rights, if any, of the holders of any class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board which occur for any reason prior to the expiration of the term of office of the class of directors in which the vacancy occurs, and any newly created directorships by reason of an increase in the number of directors, may be filled only by the Board, acting by the affirmative vote of a majority of the remaining directors then in office (even if less than a quorum), or by a sole remaining director.

SECTION 9. COMPENSATION OF DIRECTORS: The Board may, by resolution passed by a majority of the entire Board, fix the terms and amount of compensation payable to any person for his or her services as director, if he or she is not otherwise compensated for services rendered as an officer or employee of the Corporation; provided, however, that any director may be reimbursed for reasonable and necessary expenses of attending meetings of the Board, or otherwise incurred for any Corporation purpose; and provided, further, that members of any special or standing committee of directors also may be allowed compensation and expenses similarly incurred. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

SECTION 10. COMMITTEES OF THE BOARD OF DIRECTORS: The Board (i) may, by resolution passed by a majority of the entire Board, designate two or more directors to constitute an Executive Committee of the Board which shall, to the fullest extent permitted by law, have and exercise all of the authority of the Board in the management of the Corporation, in the intervals between meetings of the Board, (ii) may appoint any other committee or committees, with such members, functions and powers as the Board may designate, and (iii) shall have the power at any time to fill vacancies in, to change the size or membership of, or to dissolve, any one or more of such committees. Each such committee shall have such name as may be determined by the Board and shall keep regular minutes of its proceedings and report the same to the Board for approval as required. At all meetings of a committee, a majority of the committee members then in office shall constitute a quorum for the purpose of transacting business, and the acts of a majority of the committee members present at any meeting at which there is a quorum shall be the acts of the committee. A director who may be disqualified, by reason of personal interest, from voting on any particular matter before a meeting of a committee may nevertheless be counted for the purpose of constituting a quorum of the committee. Any action which is required to be or may be taken at a meeting of a committee of directors may be taken without a meeting if consents in writing, setting forth the action so taken, are signed, including signing by electronic transmission, by all of the members of the committee.

SECTION 11. QUALIFICATIONS: A director shall not be eligible for reelection after his or her 72nd birthday, unless the Board or the applicable committee of the Board determines that such director continues to meet the criteria for Board service and, in the case such determination is made by such committee of the Board, recommends to the Board that he or she stand for reelection notwithstanding his or her age.

ARTICLE III – OFFICERS

SECTION 1. OFFICERS; ELECTION: The officers of the Corporation shall be a Chief Executive Officer, a President and a Secretary, each of whom shall be elected by the Board. The Board may from time to time elect and appoint one or more Assistant Secretaries of the Board and one or more Vice Chairpersons of the Board. In addition, the President may from time to time elect and appoint the other officers of the Corporation, including one or more Executive Vice Presidents, one or more Senior Vice Presidents, a Controller, a Treasurer and such other officers as the President may deem appropriate. Any two or more offices may be held by the same person except the offices of Chairperson of the Board and Secretary.

SECTION 2. TERMS: All officers of the Corporation shall hold their respective offices until their death, resignation or removal.

SECTION 3. POWERS; DUTIES: Each officer of the Corporation shall have such powers and duties as may be prescribed by resolution of the Board or as may be assigned by the Board or the President of the Corporation.

SECTION 4. REMOVAL: Any officer or agent may be removed by the person or persons, which shall include the Board where applicable, that have authority to appoint such officer or agent, with or without cause, whenever in such person’s or persons’ judgment, as applicable, the best interest of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer or agent so removed. Any vacancy occurring in any office of the Corporation shall be filled by the person or persons, which shall include the Board where applicable, that have authority to appoint such officer.

ARTICLE IV – CAPITAL STOCK

SECTION 1. STOCK CERTIFICATES AND UNCERTIFICATED SHARES: (a) The shares of the Corporation shall be represented by certificates; provided, however, that the Board may provide by resolution that some or all of any classes or series of the Corporation’s capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of stock represented by certificates shall be entitled to have a certificate, in any form approved by the Board, signed by any two authorized officers of the Corporation (it being understood that the Chairperson of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer shall be an authorized officer for such purpose) and any or all signatures on a certificate may be a facsimile.

(b) All certificates of stock of each class and series shall be numbered appropriately.

SECTION 2. RECORD OWNERSHIP: The Corporation shall maintain a record of the name and address of the holder of each share of Corporation capital stock, the number of shares held by such holder thereby, and the date of issue thereof. The Corporation shall be entitled to treat the holder of record of any share of capital stock as the holder in fact thereof, and accordingly it will not be bound to recognize any legal, equitable or other claim of interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

SECTION 3. TRANSFERS: Transfers of shares of capital stock shall be made on the books of the Corporation only by direction of the holder thereof in person or by his, her or its duly authorized attorney or legal representative. Upon transfer of certificated shares, the old certificates shall be surrendered to the Corporation by the delivery thereof to the person in charge of the capital stock and transfer books and ledgers, or to such other persons as the Board may designate, by whom they shall be cancelled and new certificates shall thereupon be issued. In the case of uncertificated shares, transfer shall be made only upon receipt of transfer documentation reasonably acceptable to the Corporation.

SECTION 4. TRANSFER AGENTS; REGISTRARS: The Board shall, by resolution, from time to time appoint one or more transfer agents, that may be officers or employees of the Corporation, to make transfers of shares of capital stock of the Corporation and one or more registrars to register shares of capital stock issued by or on behalf of the Corporation. The Board may adopt such rules as it may deem expedient concerning the issue, transfer and registration of shares of capital stock of the Corporation.

SECTION 5. LOST CERTIFICATES: The Corporation may issue a new certificate in place of any certificate theretofore issued by it which is alleged to have been lost, stolen or destroyed and the Board may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond in a sum and in a form approved by the Board, and with a surety or sureties which the Board finds satisfactory, to indemnify the Corporation and its transfer agents and registrars, if any, against any claim or liability that may be asserted against or incurred by it or any transfer agent or registrar on account of the alleged loss, theft or destruction of any certificate or the issuance of any new certificate. A new certificate may be issued without requiring any bond when, in the judgment of the Board, it is proper to do so. The Board may delegate to any officer or officers of the Corporation any of the powers and authorities contained in this section.

SECTION 6. RECORD DATES: In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the determination of the stockholders entitled to notice of or to vote at the adjourned meeting. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating to the action taken.

ARTICLE V – SEAL, BOOKS, FISCAL YEAR, AMENDMENT

SECTION 1. SEAL: The corporate seal, if any, of the Corporation shall be in such form as may be approved from time to time by the Board. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

SECTION 2. PLACE FOR KEEPING BOOKS AND SEAL: The books of the Corporation, and its corporate minutes and corporate seal, shall be kept in the custody of the Secretary of the Corporation at the principal executive office of the Corporation, or at such other place or places and in the custody of such other person or persons as the Board may from time to time determine.

SECTION 3. NOTICES: (a) Whenever, under the provisions of applicable law, the Certificate of Incorporation or these Bylaws, written notice is required to be given to any director or stockholder, it shall not be construed to require personal notice, but such notice may be given by mail, by depositing the same in the post office or in a letter box, in a postage paid sealed wrapper, addressed to such director or stockholder at such address as appears on the books of the Corporation, and such notice shall be deemed to be given at the time when the same shall be thus mailed, or may be given by facsimile or other electronic transmission to the extent authorized or allowed by law.

(b) Any person may waive any notice required to be given under these Bylaws. Whenever notice is required to be given pursuant to the General Corporation Law, the Certificate of Incorporation or these Bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by facsimile or other electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting of stockholders or the Board or a committee thereof shall constitute a waiver of notice of such meeting, except when the stockholder or director attends such meeting for the express purpose of objecting, and such stockholder or director objects at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders or the Board or committee thereof need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or by these Bylaws.

SECTION 4. FISCAL YEAR: The fiscal year of the Corporation shall commence with the first day of October in each year.

SECTION 5. AMENDMENT: The Board may amend, alter, change or repeal any provision of these Bylaws. The stockholders of the Corporation also may amend, alter, change or repeal any provision of these Bylaws upon the affirmative vote of a majority of all of the voting power of the Corporation entitled to vote thereon.

Annex D

AMENDED AND RESTATED MASTER SERVICES AGREEMENT

This AMENDED AND RESTATED MASTER SERVICES AGREEMENT (this “Agreement”), dated as of [●], 2022 (the “Effective Date”), is made by and among Post Holdings, Inc., a Missouri corporation (“Post”), BellRing Intermediate Holdings, Inc., a Delaware corporation (“Old BellRing”), BellRing Brands, Inc., a Delaware corporation (“New BellRing”), and BellRing Brands, LLC, a Delaware limited liability company (“BellRing, LLC”).

RECITALS

A. Old BellRing, Post, New BellRing (as successor to BellRing Distribution LLC) and BellRing Merger Sub Corporation are parties to that certain Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (the “Transaction Agreement”).

B. As part of the transactions described in the Transaction Agreement, the parties have agreed to amend and restate that certain Master Services Agreement dated as of October 21, 2019 (the “Original Agreement”) and for Post to continue to provide, or cause to be provided, certain services to New BellRing and its Subsidiaries from and after the Effective Date for set periods of time not to exceed three (3) years upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby approve and adopt this Agreement and mutually covenant and agree with each other as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION; CONSTRUCTION

Section 1.1 Certain Defined Terms. For the purposes of this Agreement, the following terms shall have the meaning set forth below:

“Action” shall mean any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Applicable Law” shall mean any Law(s) in any jurisdiction applicable to a given activity, service, situation, circumstance, Service Provider, Recipient, other Person or provider, this Agreement or the rights, obligations and benefits of the parties hereunder, including the performance or receipt of any Service hereunder.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in St. Louis, Missouri are authorized or required by Applicable Law or other governmental action to close.

“Data Protection Laws” mean collectively any applicable data protection, privacy or similar laws applicable to the processing of Personal Data in the jurisdiction where Services are performed and/or applicable to the Personal Data processed as part of the Services as the same may change from time to time, including, as applicable, the Health Insurance Portability and Accountability Act (“HIPAA”), the Gramm-Leach-Bliley Act of 1999 (“GLBA”), the California Consumer Privacy Act of 2018, (“CCPA”), the Virginia Consumer Data Protection Act (from and after January 1, 2023) (the “VCDPA”), the Colorado Privacy Act (from and after July 1, 2023) (the “CoPA”), the European Union General Data Protection Regulation, (EU) 2016/679 (“GDPR”), the UK General Data Protection Regulation (“UK GDPR”), Canada’s Personal Information Protection and Electronic Documents Act (“PIPEDA”), all state and local laws requiring notice of breaches involving Personal Data and any and all orders, rules and regulations promulgated under any of the foregoing, all as the same have been amended and may be amended in the future.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, a government and any executive official thereof.

“Intellectual Property Rights” shall mean all common law and statutory rights anywhere in the world arising under or associated with: (i) patents and similar or equivalent rights in inventions and applications and rights or claims of priority therefor, including international applications under the Patent Cooperation Treaty; (ii) all trademarks, service marks, trade names, service names, trade dress, logos and other identifiers of the source or origin of goods and services and all statutory, common law and rights provided by international treaties or conventions in any of the foregoing; (iii) trade secret and industrial secret rights and rights in confidential information; (iv) copyrights and any other equivalent rights in works of authorship (including Software); (v) rights in domain names, uniform resource locators and other names and locators associated with Internet addresses and sites; (vi) applications for, registrations of and divisions, continuations, continuations-in-part, reissuances, renewals, extensions, restorations and reversions of the foregoing (as applicable); and (vii) all other similar or equivalent intellectual property or proprietary rights anywhere in the world .

“Law” shall mean any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liabilities” shall mean any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved or determined or determinable, including those arising under any Law, claim (including any third party claim), demand, Action or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, or those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” shall mean actual losses, costs, damages, penalties and expenses (including reasonable and documented outside legal and accounting fees and expenses and costs of investigation and litigation, including all court costs, expert witness fees and other litigation expenses).

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Personal Data” shall mean any data or information processed pursuant to this Agreement which may be used, alone or in conjunction with any other data or information, to identify a specific person or household or to make a specific person or household identifiable, including, without limitation, any (1) name, social security number, date of birth, official state or government issued driver’s license or identification number, alien registration number, government passport number, employer or taxpayer identification number; (2) unique biometric data, such as fingerprint, voice print, retina, iris image, or other unique physical representation; (3) unique electronic identification number, address, or routing code; or (4) telecommunication identifying information or access device. “Personal Data” includes, without limitation, any and all data or information that constitutes “personal data”, “personal information”, “personally identifiable information” or similar term under any applicable Data Protection Law.

“Post Change of Control” shall mean, with regard to Post, a “Change in Control” as defined in the Post Holdings, Inc. 2019 Long-Term Incentive Plan except that the requirement in such definition that an event described therein must also constitute a “change in control event” under Section 409A of the Code shall not apply to, or be required to be considered, a “Post Change of Control” for the purposes of this Agreement.

“Processing” shall mean any operation or set of operations which is performed on personal data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Recipient” shall mean, as applicable, New BellRing or one of its Subsidiaries to the extent any such entity is receiving Services pursuant to this Agreement.

“Recipient Change of Control” of New BellRing and the other Recipients shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated:

(a) involve(s) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of New BellRing and its Subsidiaries taken as a whole, or

(b) which (i) result(s) in a Recipient no longer being a direct or indirect Subsidiary of New BellRing or (ii) involve(s) the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of a Recipient.

“Recipient Data” means any data or information of Recipient whether used, utilized or disclosed to Service Provider in connection with the Services or not.

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, members, managers, employees, agents, consultants, advisors, accountants, attorneys, financing sources or other representatives.

“Service Provider” shall mean Post or one of its Affiliates to the extent such entity is providing Services pursuant to this Agreement.

“Service Provider Data” means any data or information of Service Provider whether used, utilized or disclosed to Recipient in connection with the Services or not.

“Services” shall mean the services described on the schedules forming Exhibit A, attached hereto and incorporated herein by this reference (collectively, the “Services Schedules” and each a “Services Schedule”).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture, partnership or other entity of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

Section 1.2 Interpretive Matters.

(a) Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (i) any noun or pronoun shall be deemed to include the plural and the singular, (ii) the use of masculine pronouns shall include the feminine and neuter, (iii) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (iv) the word “or” shall be inclusive and not exclusive, (v) all references to Sections refer to the Sections of this Agreement, and all references to Exhibits refer to the Exhibits attached to this Agreement, (vi) each reference to “herein” means a reference to “in this Agreement,” (vii) each reference to “$” or “dollars” shall be to United States dollars, (viii) each reference to “days” shall be to calendar days, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) each reference to any contract or agreement shall be to such contract or agreement as amended, supplemented, waived or otherwise modified from time to time, (xi) unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date; provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date (for example, one month following February 18 is March 18, and one month following March 31 is May 1), (xii) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination and (xiii) if any payment required to be made hereunder is required to be made on a day that is not a Business Day, then, instead of such day, such payment shall be made on the immediately succeeding Business Day.

(b) The headings contained in this Agreement and in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any party hereto irrespective of which party caused such provisions to be drafted. Each of the parties hereto acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Services and Contracts.

(a) Services. Service Provider shall provide, or cause to be provided, to Recipient(s), the Services described in Exhibit A, all at the direction of Recipient(s). For each Service, Exhibit A sets forth, among other things, a description of the Service to be provided, the fees to be paid in respect thereof, and, if applicable, any other terms or standards applicable thereto. Unless otherwise provided in a Services Schedule, each Service shall be provided for the Term (as such term is defined below).

(b) Contracts. Post and its Subsidiaries have certain contracts or agreements under which it and its Affiliates (including, prior to the Merger Effective Time, Old BellRing and BellRing LLC and its Subsidiaries) may purchase, procure, use or utilize goods and/or services (collectively the “Shared Contracts” and each individually a “Shared Contract”). Shared Contracts will change from time to time in the ordinary course of Post’s and the applicable Affiliate’s business, and none of Post or any of its Affiliates are obligated to have or maintain any, or any certain, Shared Contract(s) during the Term. Subject to the receipt of the applicable Required Consent as described in Section 2.6, the parties may agree that certain of these Shared Contracts may continue to be utilized for the benefit of Recipient after the Effective Date for a transition period not to exceed the Term until (1) Recipient obtains contracts in its own name with third party vendors or (2) Service Provider is no longer able to utilize such Shared Contracts for the benefit of Recipient. All fees, costs and expenses associated with Recipient’s receipt of any goods and/or services under the Shared Contracts that are incurred by Service Provider shall be reimbursable out-of-pocket expenses passed-through to and payable by Recipient pursuant to Section 4.1.

Section 2.2 Modification of Existing Services.

(a) From time to time, Recipient or Service Provider may desire to implement changes to the Services if not otherwise specifically precluded in the Services Schedules. In such case, the requesting party will notify the other party through its Service Manager (as defined below) of the desired change. The parties will discuss in good faith the nature of the modification to the Services and any resulting changes in fees, costs, specifications and scheduling. In no event shall Service Provider be obligated to support or implement changes to the Services (including, without limitation, as it relates to changes in employee benefit plan/program design). Changes to Services will only be effective upon the mutual written agreement of the parties.

(b) The Services provided hereunder and Service Provider’s ability to perform such Services are based and contingent upon Recipient (i) not owning or operating any manufacturing facilities other than those owned by Active Nutrition International GmbH (“ANI”) as of the Effective Date; (ii) not owning or directly operating any information technology servers other than those owned by ANI as of the Effective Date (the “IT Servers Assumption”) and (iii) not having its own data center other than those owned by ANI as of the Effective Date (collectively, the “Assumptions”). Recipient shall provide Service Provider with written notice of any contemplated change to any of the Assumptions during the Term no less than ninety (90) days prior to (or, if providing such ninety (90) day notice is not practicable, reasonably in advance of) such change taking effect. Upon receipt of such notice, Service Provider will in good faith determine whether or not it can continue to perform some or all of the Services as then currently performed and, if not, Service Provider has the right, which may be exercised through delivery of written notice to New BellRing, to either (1) modify the affected Services, the security obligations in Exhibit B and/or the Security Standards in Exhibit C or the fees for the affected Services as a result of such change in the Assumptions or (2) terminate all of the Services or the affected Services as a result of such change in the Assumptions; provided that, notwithstanding the foregoing, with respect to any change in the IT Servers Assumption, Service Provider’s right to modify Services, modify fees for Services and terminate Services pursuant to this sentence shall only apply in respect of the Services described in the IT portion of the Services Schedule and any other Services that Service Provider reasonably believes, in good faith, are impossible, impracticable or pose too great of security risk to continue to perform as a result of the change. If Recipient is unwilling to agree to the modification of affected Services or fees described in subclause (1) in the preceding sentence, Recipient may terminate such modified Service pursuant to Section 11.1 below.

Section 2.3 Subcontractors; Service Providers. The Services may, at Service Provider’s sole discretion, be provided in whole or in part by Affiliates of Service Provider or by third party subcontractors or service providers selected by Service Provider, provided that, Service Provider shall (a) use commercially reasonable efforts to provide written notice to Recipient of the use of any new third party subcontractor or service provider at least five (5) Business Days prior to the commencement of the provision of Services by such subcontractor or service provider; provided, however, that Service Provider shall have no liability for failure to timely provide such written notice unless Recipient is actually harmed by such failure to timely provide such notice, and

(b) retain responsibility for the provision to Recipient of the Services regardless of whether a Service is performed by Service Provider’s Affiliate, third party subcontractor or third party service provider.

Section 2.4 Personnel. All Service Provider’s (or its Affiliates’, third party contractors’ or service providers’) personnel (“Service Provider Personnel”) providing Services under this Agreement will be under the direction, control, and supervision of Service Provider, and Service Provider will have the sole right to exercise all authority with respect to the employment, termination, assignment and compensation of Service Provider Personnel. Service Provider is not obligated to hire any additional employees or maintain the employment of any specific employee, and to the extent a Services Schedule is priced to include additional employees assigned to support various Services, to the extent Service Provider determines to staff Services with different or existing employees rather than assign new employees to perform Services, it shall be permitted to do so; provided, however, that, in no such instances shall such determination by the Service Provider result in any non-de minimis increase, whether individually or in the aggregate, in the pricing set forth in the applicable Services Schedule(s). All Service Provider Personnel providing Services under this Agreement will be deemed to be representatives solely of Service Provider (or such Affiliates, third party contractors or service providers) for purposes of all compensation and (as applicable) employee benefits and not to be employees or representatives of Recipient.

Section 2.5 Compliance with Policies; Safety of Personnel. Recipient acknowledges that Service Provider has instituted and may continue to institute and revise a variety of policies and procedures related to its operations and the provision of the Services. Service Provider shall perform all Services in a manner that is consistent with such policies and procedures of Service Provider and any reasonable policies and procedures of Recipient to the extent that (i) such policies and procedures of Recipient have been provided to Service Provider, (ii) such policies and procedures of Recipient do not conflict with, and are generally consistent with, Service Provider’s own policies and procedures and (iii) the subject Services are not also being jointly performed for Post or one or more of Post’s Affiliates. To the extent Services are performed onsite at Recipient’s place(s) of business, (i) Service Provider will comply with any health, safety and/or security policies and procedures applicable to such place of business so long as Recipient has provided such policies and procedures for Service Provider’s review prior to the same being enforced against Service Provider or any Service Provider Personnel and (ii) Service Provider may withdraw any Service Provider Personnel providing Services at any Recipient place of business if Service Provider has a reasonable opinion that such Service Provider Personnel face any risk to their personal safety, security or health.

Section 2.6 Third Party Costs and Consents. The parties will work together to obtain any consents required for the provision of the Services for Recipient by the applicable Service Provider hereunder (the “Required Consents”). Recipient shall directly pay, or shall reimburse Service Provider for, any amounts that are required to be paid to any licensors or third party providers in order to obtain the Required Consents that are necessary for the provision of the Services to Recipient, including without limitation, any consent or documentation fees. The parties further agree that the costs associated with the purchase or maintenance of additional licenses or use rights required for Recipient to use or utilize a given product or service that is being provided as a Service hereunder will be reimbursable out-of-pocket expenses paid by Recipient pursuant to Section 4.1(a). Notwithstanding anything contained in this Agreement or the Transaction Agreement, (a) Service Provider shall not be required to provide any Services to the extent that a Required Consent is needed for such Services and such Required Consent has not been, or cannot be, obtained despite Service Provider’s commercially reasonable attempts to do so, or if providing such Services would otherwise violate the terms of any of Service Provider’s agreements with its third party providers and (b) prior to the payment for, or incurrence of, any expense, fee or other amount required to be borne by Recipient for a Required Consent pursuant to this Section 2.6 (which, if not then known, may be based off of the Service Provider’s reasonable good faith estimated as to the expense, fee or other amount), Service Provider shall notify Recipient of such expense, fee or other amount in writing and Recipient may, at Recipient’s sole discretion, elect not to receive the Service for which the applicable Required Consent is required and, in such case, shall not be responsible for any such expense, fee or other amount. Notwithstanding the foregoing, if (x) Service Provider is not able to obtain any such Required Consent, despite Service Provider’s commercially reasonable attempts to do so or (y) Recipient elects not to receive a Service pursuant to clause (b) of the immediately preceding sentence, Service Provider shall promptly notify Recipient thereof (in the case of clause (a)) and the parties will work together to arrange an alternative means of providing such Service or for Recipient to receive the Service, which may include Recipient obtaining replacement services directly from a third party provider, all at Recipient’s expense.

Section 2.7 Underlying Contract and Shared Contract Compliance.

(a) The parties acknowledge and agree that Service Provider will be utilizing certain assets, Intellectual Property Rights and technologies, including, without limitation, Software, owned or licensed by Service Provider in the performance of the Services and that, in the receipt and utilization of such Services, Recipient may utilize, access or use such assets, Intellectual Property Rights and technologies, including, without limitation, Software (collectively, “Service Provider Assets”). Except as necessary for the receipt and utilization of the Services hereunder and as may be granted with regard to Shared Contracts, nothing herein shall grant Recipient or any of its Subsidiaries any ownership interest or license in or to such Service Provider Assets. Recipient and each of its Subsidiaries shall comply with each agreement, license or other contract between Service Provider and the applicable vendor or third party service provider related to the Service Provider Assets (collectively the “Underlying Contracts”) utilized, accessed or used by Recipient and the given Subsidiary in its receipt and utilization of the Services hereunder to the extent that the terms of any such Underlying Contract would be applicable to Recipient in its capacity as a recipient of Services pursuant to this Agreement. Recipient and each of its Subsidiaries shall comply with each Shared Contract to the extent that such Shared Contract is utilized by Recipient or such Subsidiary. Service Provider and each of its Affiliates shall comply with each Underlying Contract and each Shared Contract to the extent such Underlying Contract or Shared Contract is applicable to Service Provider or such Affiliate.

(b) Upon Recipient’s request, at Service Provider’s option, either a copy of each Underlying Contract and each Shared Contract shall be made available to Recipient (with any information reasonably considered by Service Provider to be proprietary or confidential redacted) or a summary of the substantive purchase, license or use terms of the applicable Underlying Contract or Shared Contract that are utilized by Recipient or its Subsidiary shall be made available to Recipient; provided, however, that in no event shall Service Provider be required to disclose an Underlying Contract or Shared Contract or provide a summary thereof, as applicable, to the extent that Service Provider is, in its reasonable, good faith judgment, prohibited by the applicable contract or vendor arrangement from disclosing such Underlying Contact or Shared Contract or providing a summary thereof, as applicable; provided, further, that should Recipient breach any Underlying Contract or Shared Contract that could not be provided to Recipient in accordance with the immediately preceding proviso of this sentence, Service Provider shall provide Recipient written notice of such breach and a reasonable period (based upon the facts and circumstances of the particular breach) to cure such breach prior to seeking any rights or remedies, including, but not limited to, indemnification under Section 8.1, available to Service Provider as a result of such breach.

Section 2.8 Services Managers. Service Provider and Recipient shall select one or more service managers (each a “Service Manager”) to act as its primary contact person(s) for the provision or receipt, as applicable, of the Services. Communications relating to the provision of the particular Services shall be directed to the applicable Service Manager of the other party. A party may change a Service Manager upon prior written notice to the other party, provided, however, that, before assigning a new Service Manager, such party will notify the other of the proposed assignment, introduce the individual to the appropriate representatives of the other party and provide such party with any information regarding the individual that may be reasonably requested by the other party. Service Provider’s Service Manager shall initially be Bryan Schack. Recipient’s Service Manager shall initially be Paul Rode.

ARTICLE III

PROVISION OF SERVICES

Section 3.1 No Secondment. For the avoidance of doubt, Service Provider is not under any obligation to second or procure the secondment to Recipient of any employee or other personnel in connection with the provision of the Services.

Section 3.2 Access to and Use of Facilities. To the extent reasonably required to perform the Services hereunder, Recipient will provide (or as necessary will cause its Affiliates to provide) Service Provider with access to and use of such Recipient’s applicable facilities. Recipient shall provide all information reasonably required or requested by Service Provider to perform its obligations under this Agreement. Any visit to any of Recipient’s facilities required in connection with the Services will be provided at Recipient’s sole risk except with respect to any violation of Applicable Law, negligence or willful misconduct by Service Provider, its Affiliates or its or their respective Representatives. Recipient shall be liable for, and shall fully defend, indemnify and hold Service Provider and its Affiliates harmless from, any and all injuries or death suffered by any Service Provider Personnel arising in connection with any visit by such personnel to Recipient’s facilities to the extent such injury or death is caused by Recipient’s violation of Applicable Law, negligence or willful misconduct.

Section 3.3 Dispute Resolution. In the event that the parties are unable to agree upon any matters related to the performance of Services under this Agreement, the disputed matter will be first referred to the Service Managers for resolution. If a mutually acceptable agreement is not reached within a reasonable time, the matter will then be referred to the applicable senior management at each party hereto for resolution. Thereafter, the parties may seek the other rights and remedies available to such party. This Section 3.3 in no way limits, delays or restricts a party’s ability to seek specific performance, injunctive relief or other equitable relief as provided under Section 12.12.

Section 3.4 Nature of Services. Service Provider will not exercise control over Recipient’s employees and will not be a joint employer of Recipient’s employees. Service Provider is not providing Services as a professional employer organization or similar organization. If a Governmental Authority of competent authority determines that Service Provider is or may be a joint employer of Recipient’s employees or is a professional employment organization or similar organization, Service Provider may, in its sole discretion, terminate this Agreement as to the affected Services, which affected Services will include, but may not be limited to, all of the Services that were the subject of the Governmental Authority’s determination that Service Provider is a joint employer or a professional employment organization or similar organization, including the Services as a whole if such were the subject of such determination, without penalty or liability (and will be further entitled to indemnification, defense and hold harmless relief as set forth in Article VIII); provided, however, that in the event of such termination pursuant to this Section 3.4, Service Provider shall make commercially reasonable efforts, for a period of no more than six (6) months or the until the end of the Term, whichever is shorter, to assist Recipient in transitioning Services to Recipient or Recipient’s service provider of choice, with such transition services to be provided at a cost to be negotiated by the Parties working in good faith.

ARTICLE IV

PAYMENT FOR SERVICES

Section 4.1 Payment Obligation.

(a) Recipient shall pay Service Provider or, to the extent specified on an invoice delivered to Recipient pursuant to Section 4.3, an applicable Affiliate thereof, the undisputed fees described on the applicable Services Schedule for the Services provided to Recipient by Service Provider plus Recipient shall reimburse Service Provider for all reasonable, documented, undisputed out-of-pocket expenses incurred by Service Provider while obtaining any Required Consent or in the rendering of the applicable Services for Recipient (including third party contractors or professional fees and any license, service or access fees, including any third party vendor fees and other third party supply costs). For the avoidance of doubt, the monthly costs/fees set forth on Exhibit A do not include any third party costs or pass through expenses (whether separately billed to Recipient or amounts allocated to Recipient out of the overall bill to Service Provider) paid by Service Provider for goods and services used by Recipient, but, to the extent practicable, Service Provider has provided in the footnotes to the Services Schedules estimates of what Service Provider believes, as of the Effective Date, the reimbursable expenses for certain given Services may be. All such third party costs and pass through expenses will be reimbursed by Recipient as provided above regardless of whether consistent with such estimates or not. For example, the monthly costs/fees on Exhibit A do not include any Shared Contract costs or any license fees paid for any Software licenses or services purchased by Service Provider and used by Recipient.

(b) Monthly Cost/Fee Adjustments. Beginning on the anniversary of the Effective Date (starting the next Term Year (as such term is defined below)), the monthly costs/fees for the given Services, for which there has not been a monthly costs/fees adjustment made, shall automatically increase by [two and 1⁄2 percent (2.5%)] over the monthly costs/fees charged for such Services during the just completed term year. Such monthly costs shall continue in effect until the monthly costs/fees are again adjusted (whether automatically as provided above or upon mutual agreement of the parties).

Section 4.2 Certain Third Party Costs. Recipient acknowledges and agrees that the prices charged by third party suppliers for any goods (e.g., Software, raw materials and packaging) and services (e.g., promotions) procured from third party service providers which Service Provider is procuring on Recipient’s behalf as part of the Services provided hereunder may be subject to fluctuation and, as such, Service Provider cannot guarantee that it will be able to maintain certain pricing levels for any such goods or services. Recipient shall reimburse Service Provider for the applicable amounts charged by such third parties to Service Provider to purchase such goods and services, regardless of any such fluctuation in price.

Section 4.3 Invoices; Payment Due Date. Unless otherwise agreed to by Service Provider and Recipient in accordance with past practice, Service Provider or an applicable Affiliate thereof shall provide Recipient with a monthly invoice reflecting in reasonable detail (a) the Services provided during the preceding month, (b) monthly costs/fees owed for such Services and (c) all reasonable out-of-pocket expenses incurred by Service Provider or its Affiliates and reimbursable by Recipient as provided above. All amounts shall be due and payable within thirty (30) days of the date the invoice is received. In the event Recipient disputes the amounts reflected on an invoice, Recipient shall deliver a written statement to Service Provider or such Affiliate within ten (10) days following receipt of Service Provider’s or such Affiliate’s invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items.

Section 4.4 Interest on Late Payment. Any amounts owed by Recipient under this Agreement that are not paid when due shall bear interest, from the time the payment was due until the time paid, at a rate per annum compounded annually, equal to the lesser of one and a half percent (1.5%) per month or the highest rate allowed by Applicable Law.

Section 4.5 Taxes.

(a) The fees under this Agreement exclude all applicable excise, sales, use, value added, goods and services or similar tax imposed by any federal, state, provincial, local or foreign taxing authority (“Sales Tax” or “Sales Taxes”), and Recipient will be responsible for payment of all such Sales Taxes for which Recipient bears primary liability under Applicable Law and any related penalties and interest arising from the payment of fees and expenses to Service Provider or its Affiliates. Recipient shall be entitled to withhold from any payment hereunder all taxes as are required to be withheld under Applicable Law. Service Provider and Recipient shall reasonably cooperate to minimize any applicable withholding taxes. For the avoidance of doubt, all taxes levied on Service Provider’s income or gross receipts or any franchise taxes of Service Provider shall be Service Provider’s responsibility.

(b) Service Provider Personnel who provide, or are expected to provide, Services from a location that is outside of their normal tax jurisdiction may be subject to increased taxes, including U.S. federal, state, social and local taxes. Service Provider will work to mitigate such additional tax and tax-related charges, which may include removal of such Service Provider Personnel from performing the applicable Services. Service Provider will use commercially reasonable efforts to inform Recipient in advance if such a situation is arising and if Service Provider Personnel will be removed as the result of such taxes being increased. Service Provider will not remove such Service Provider Personnel from the performance of Services hereunder if, within thirty (30) days of Recipient being so informed, Recipient agrees in writing to reimburse Service Provider (and the particular Service Provider Personnel) for the amounts payable to cover such increased tax liabilities. For the avoidance of doubt, if Recipient so agrees, Recipient will be responsible for, and will pay, the increased federal, state, social and local taxes and any compliance costs incurred by such Service Provider Personnel or by Service Provider with regard thereto. Application of tax law affecting Service Provider Personnel will be determined by Service Provider in its reasonable discretion.

Section 4.6 Expenses. Except as otherwise specified in this Agreement (including Section 4.1 and Section 4.5), each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in carrying this Agreement into effect.

ARTICLE V

SERVICE STANDARDS

Section 5.1 Standard of Service. Service Provider warrants that the Services will be provided in a workmanlike and professional manner by Service Provider Personnel having a level of skill in the area commensurate with the requirements of the scope of Services to be performed as described in the Service Schedules and this Agreement. Service Provider further warrants that the Services will be performed in a commercially reasonable manner and in accordance with any specific terms and/or performance standards set forth in the relevant Services Schedule. In providing the Services, Service Provider shall (a) perform, or cause to be performed, the Services (i) in a commercially reasonable manner with a degree of care, and at a level of quality, timeliness, efficacy, priority and service, consistent with that provided by Service Provider and its Affiliates to Affiliates of Post that rely on Service Provider or its Affiliates for such or similar services and (ii) in accordance with applicable industry standards and any other specific terms and/or performance standards set forth in this Agreement and the relevant Services Schedule and (b) comply in all material respects with all Applicable Laws.

Section 5.2 Remediation. Recipient agrees that the remedies available to it in the event of a failure of Service Provider to provide the Services in accordance with the applicable Services Schedule in breach of the warranty set forth in Section 5.1 should be limited to Service Provider using commercially reasonable efforts to correct the problems that resulted in such failure, and therefore no service credits, rebates or refunds will be awarded for a failure to provide the Services. In recognition of this, except with respect to Service Provider’s indemnification obligations in Section 8.2, Recipient’s sole and exclusive remedy, and Service Provider’s sole and exclusive obligation, for any breach of the warranty set forth in Section 5.1 or any claim regarding Service Provider’s failure to provide any Services in accordance with this Agreement shall be the remediation activities set forth in this Section 5.2. In the event Service Provider does not provide a Service as specified in the applicable Services Schedule, then Service Provider agrees that it will use its commercially reasonable efforts to re-perform the applicable Service as soon as reasonably practicable thereafter.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Definition. “Confidential Information” means, with regard to any party hereto disclosing such information (the “Disclosing Party”), the terms of this Agreement and any technical or non-technical confidential or proprietary information disclosed or otherwise made available in any manner by the Disclosing Party to the other party to this Agreement (the “Receiving Party”), or to which the Receiving Party may gain access because of this Agreement, whether disclosed orally, electronically, visually or in writing. “Confidential Information” shall not include information (a) which is or becomes generally known or available by publication without violation of this Agreement; (b) which was known by the Receiving Party before receipt from the Disclosing Party as shown by the Receiving Party’s written records; (c) which is independently developed by the Receiving Party without use of or access to the Disclosing Party’s Confidential Information as shown by the Receiving Party’s written records; or (d) which is lawfully obtained from a third party that has the right to make such disclosure as shown by the Receiving Party’s written records.

Section 6.2 Obligations. The Receiving Party agrees that, except as otherwise required by Applicable Law or order, it will (a) not use, reproduce, or exploit the Confidential Information of the Disclosing Party for any purpose other than performing or receiving Services as specified in this Agreement; and (b) hold all Confidential Information of the Disclosing Party in strict confidence and will not disclose or otherwise make available such Confidential Information to any third party other than its Representatives, third party contractors, advisors, Affiliates, actual or potential investors or financing sources and their advisors and Representatives, and the employees of the Receiving Party or its Representatives, third party contractors, advisors and Affiliates (i) who have a need to know such information for purposes of fulfilling the Receiving Party’s obligations, utilizing or enforcing the Receiving Party’s rights, or utilizing the Services provided, under this Agreement and (ii) who are bound by confidentiality obligations at least as stringent as those contained in this Agreement.

Section 6.3 Compelled Disclosure. In the event that the Receiving Party is required by Applicable Law or court decision, order or judgment to disclose any Confidential Information, the Receiving Party shall (a) to the extent permitted, notify the Disclosing Party in writing as soon as reasonably practicable; (b) reasonably cooperate with the Disclosing Party to preserve the confidentiality of such Confidential Information consistent with Applicable Law and (c) use its reasonable efforts to limit any such disclosure to the minimum disclosure necessary to comply with such Applicable Law or court decision, order, or judgment.

Section 6.4 Termination. Upon termination of this Agreement in accordance with Article XI, the Receiving Party shall destroy all documents and materials in tangible form, and delete all data in electronic form, containing any Confidential Information of the Disclosing Party. Notwithstanding the foregoing, the parties hereto acknowledge that certain systems that may be utilized by a Receiving Party do not easily permit the true purging or deletion of data (e.g., email backup systems). In such cases, the Receiving Party shall be permitted to retain such data so long as such data is not readily available to end users and otherwise remains subject to the confidentiality provisions of Section 6.1 and Section 6.2. In addition, the Receiving Party shall be permitted to retain such copies of Confidential Information as required by Applicable Law or legitimate record retention policies, so long as such Confidential Information is not readily accessible and otherwise remains subject to the confidentiality provisions of Section 6.1 and Section 6.2.

Section 6.5 Data Protection.

(a) The parties are currently parties to a HIPAA Business Associate Agreement and will contemporaneously with the execution of this Agreement execute a Data Processing Addendum pursuant to the GDPR and the UK GDPR (the HIPAA Business Associate Agreement and the Data Processing Addendum will be collectively referred to herein as the “Data Protection Agreements” and each as a “Data Protection Agreement”). After the execution thereof and throughout the period during which a Service Provider Processes any Personal Data protected under the applicable Data Protection Agreement, the parties will keep each such Data Protection Agreement or a mutually agreed upon replacement thereof in force. Each party hereby agrees to comply with the terms of each such Data Protection Agreement with regard to any and all Processing of any Personal Data, as applicable, and if there is any conflict between any provision of any Data Protection Agreement and the terms of this Agreement, the terms of the applicable Data Protection Agreement shall prevail.

(b) Each party shall make, obtain and/or maintain throughout the Term all necessary registration or filings and notifications or consents which such party is obliged to make, obtain and/or maintain pursuant to all applicable Data Protection Laws. Each party shall in its performance under this Agreement abide by all applicable Data Protection Laws.

(c) In furtherance of the foregoing, Service Provider hereby acknowledges and agrees that, in connection with this Agreement, (i) it is a service provider under the terms of the CCPA, (ii) it will only access and process Recipient Personal Data for the business purposes of performing the Services for Recipient and (iii) it is expressly prohibited from retaining, using, or disclosing the Recipient Personal Data for any purpose other than its performance under this Agreement. Each party agrees to provide the other party with all information and cooperation reasonably necessary to allow the other party to abide by all applicable Data Protection Laws.

(d) Recipient warrants to Service Provider that, prior to disclosing any Personal Data to Service Provider hereunder, it has all necessary rights to provide such Personal Data to such party under all applicable Data Protection Laws for any Processing to be performed in relation to the Services, and, without limiting the generality of the foregoing, as applicable, that one or more lawful bases set forth in GDPR or UK GDPR support the lawfulness of the Processing. To the extent required by GDPR or UK GDPR, Recipient shall be responsible for ensuring that all necessary privacy notices are provided to data subjects, and unless another legal basis set forth in GDPR or UK GDPR supports the lawfulness of the Processing, that any necessary data subject consents to the Processing are obtained, and for ensuring that a record of such consents is maintained. Should such a consent be revoked by a data subject, Recipient is responsible for communicating the fact of such revocation to Service Provider, and Service Provider remains responsible for implementing Recipient’s instruction with respect to the processing of such Personal Data. Service Provider represents and warrants to Recipient that, in connection with this Agreement, Service Provider shall not disclose to Recipient any Personal Data (i) protected under the GDPR or the UK GDPR that was collected by Service Provider outside its performance of Services under this Agreement or (ii) in violation of any applicable Data Protection Law.

Section 6.6 Data Security.

(a) The systems and technologies utilized in, or covered by, the parties’ performance under this Agreement fit within one of the following categories: (i) systems and technologies owned, licensed, contracted for or used by Service Provider that may be utilized in the performance of Services but that Recipient(s) does(do) not directly access or use (“Post Only Systems”), (ii) systems and technologies used exclusively by Recipient or its Subsidiaries and for which Service Provider is providing some form of security Services (“Supported Systems”) or (iii) systems and technologies accessed and used by both Recipient and Service Provider and/or one or more of its Affiliates in some manner (“Joint Systems”). The parties acknowledge that there may be systems and technologies for which Service Provider is not providing any security Services and that Recipient is fully responsible for all such systems, tools and processes that are used by Recipient and are not Supported Systems or Joint Systems, if any, (such being “Recipient Only Systems”). Post Only Systems, Supported Systems, Joint Systems and Recipient Only Systems may be collectively referred to herein as the “Systems” or each a “System”. The cyber security duties with regard to the Systems shall be divided as follows: (i) the party that either is (1) exclusively using or (2) if no one party is exclusively using, the party that owned, licensed, or contracted for the underlying technology of the System shall be responsible for securing the System environment and the data and applications held/used therein (e.g., Service Provider is responsible for Post Only Systems and Recipient is responsible for Recipient Only Systems) and (ii) each party accessing or using such System shall be responsible for (x) all access and use by it and its “Users,” which are defined as the employees of, or contractors of a given Party who are accessing and using the System on behalf of, such party, (y) ensuring all such access and use occurs in an appropriately secure manner and through appropriately secure mechanisms and technologies and (z) securing all of the technologies, hardware and equipment used by such party and its Users in the access and use of such Systems as well as any third party service providers or vendors used by such parties (e.g., any co-manufacturing providers, any data center providers, or any SaaS based providers that may be utilized by a party). Furthermore, the parties agree to adhere to those security obligations set forth in Exhibit B.

(b) In addition and supplement to the obligations in Section 2.5 above, as a requirement and condition precedent to Service Provider performing any Services under this Agreement, Recipient must comply with, and maintain throughout the Term, the security and other data protection standards, controls, policies and procedures established and amended by Service Provider from time to time, as the same have been provided to Recipient (the “Security Standards”). Service Provider shall provide to Recipient a commercially reasonable standard of security and data protection as part of the provision of the Services, and, without limiting the generality of the foregoing, comply with, and maintain throughout the Term, the Security Standards. The Security Standards are hereby incorporated herein by reference. An overview of the current Security Standards is provided in Exhibit C.

(c) Promptly upon discovery of (i) an actual or suspected breach of the privacy or security of any Supported Systems, Joint Systems, Recipient Data or Service Provider Data or (ii) any violation of any Data Protection Law with respect to any Supported Systems, Joint Systems, Recipient Data or Service Provider Data (each such incident being a “Security Incident”), the discovering party shall provide written notice without undue delay to the other parties explaining the nature and scope of the Security Incident and shall reasonably cooperate with the other parties in any investigation and remediation that the parties mutually agree are reasonably necessary (including any forensic investigation). The parties hereby acknowledge and agree that if the root cause of a Security Incident (i) developed from any System, technology, equipment, access, use or User for which a party or its Affiliate is responsible hereunder for securing or for ensuring the security of (including a party’s vendor’s or service provider’s systems, technologies or software) (as described in Section 6.6(a), Section 6.6(b), Exhibit B or Exhibit C) or (ii) resulted from any negligent or more culpable act or omission by a party’s or its Affiliate’s or Subsidiary’s employee, contractor, vendor, or other Representative, such party shall be responsible and liable for the costs associated with any investigation and remediation of such Security Incident and any Claims arising therefrom, including, without limitation, (1) costs of any required forensic investigation to determine the cause of the Security Incident, (2) providing notification of the Security Incident to applicable government and relevant industry self-regulatory agencies, to the media (if required by applicable Law) and to individuals whose Personal Data have been disclosed and/or accessed (“Affected Individuals”), (3) providing any other remedies required under applicable Law or otherwise mutually determined appropriate by the parties, including, but not limited to, credit monitoring services to Affected Individuals and operating a call center to respond to questions from Affected Individuals, and (4) any fines or other Liabilities arising therefrom. For the avoidance of doubt, (1) the Liabilities arising from a Joint System, where the root cause did not arise, or cannot be reasonably determined to have arisen, from (i) any System, technology, equipment, access, use or User for which a party or its Affiliate is responsible hereunder for securing or for ensuring the security of or (ii) any negligent or more culpable act or omission of any Person described above, shall be jointly shared by the parties and (2) Service Provider has no obligations under this Section 6.6(c) to Recipient for any Security Incident involving only a Post Only System unless Recipient Data is affected by such Security Incident and Recipient has no obligations under this Section 6.6(c) to Service Provider for any Security Incident involving only a Recipient Only System unless any Service Provider Data is affected by such Security Incident. Notwithstanding the foregoing, or anything in this Agreement to the contrary, a party will have no responsibility for any costs of investigation or remediation or for any other Liabilities arising from a Security Incident to the extent they are due to, or the root cause of the Security Incident arose from, any gross negligence, willful misconduct or fraud of the other party, its Affiliates or their respective employees, contractors, vendors, or other Representatives.

(d) The parties acknowledge that security requirements are constantly changing and that effective security requires frequent evaluation and regular improvements of outdated security measures. The parties will therefore evaluate the measures as implemented in accordance with this Section 6.6 on an on-going basis in order to maintain compliance with the requirements set out herein. The parties will negotiate in good faith the cost, if any, to implement material changes required by specific updated security requirements set forth in applicable Data Protection Laws.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1 Mutual Representations. Each party represents and warrants to the other parties that it has the requisite corporate or other organizational power and authority to enter into and perform its obligations under this Agreement and has taken all corporate or other organizational action necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder.

Section 7.2 Disclaimer. Except as expressly set forth in this Agreement, no party makes any representation or warranty to the other parties, express or implied, with respect to the provision or receipt of the Services and all information or other deliverables provided by any party pursuant to this Agreement, including any representation or warranty as to merchantability, fitness for a particular purpose or future results. Each party hereby acknowledges that, other than as expressly provided in this Agreement, the Services and all information or deliverables provided hereunder are being provided “AS IS WHERE IS,” and each party has relied on its own examination and investigation in electing to enter into, and consummate the transactions under, this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Recipient Indemnity. Recipient shall indemnify, defend and hold Service Provider, Service Provider’s Affiliates, Service Provider Personnel and their respective Representatives harmless from and against any and all Losses resulting from any third party claims, Actions, suits or proceedings or from any action, decision, order or judgment by any Governmental Authority (“Claims”) to the extent such Losses are (A) related to failure to support or implement any requested changes to the benefits and payroll administration Services, (B) are related to the Service Provider’s performance of the Services, except in the case of application of Section 8.2(i) – (iv), or (C) caused by Recipient’s (i) violation of any material Applicable Law, (ii) fraud, (iii) willful misconduct or (iv) gross negligence in connection with performing its duties, responsibilities and obligations under this Agreement or breach of Article VI, provided that (a) Service Provider notifies Recipient promptly in writing of the Claim once Service Provider becomes aware of such Claim; (b) Recipient has sole control of the defense and all related settlement negotiations, except that Service Provider must provide prior written consent to any settlement that does not expressly and unconditionally release Service Provider from all Liabilities with respect to such Claim without prejudice or that would be adverse to Service Provider, which consent will not be unreasonably withheld; and (c) Service Provider provides Recipient with all reasonably necessary assistance, information and authority, at Recipient’s reasonable expense, to perform these duties.

Section 8.2 Service Provider Indemnity. Service Provider shall indemnify, defend and hold Recipient, Recipient’s Affiliates and their respective Representatives harmless from and against any and all Losses resulting from any Claims to the extent such Losses are caused by Service Provider’s (i) violation of any material Applicable Law, (ii) fraud, (iii) willful misconduct or (iv) gross negligence in connection with performing its duties, responsibilities and obligations under this Agreement or breach of Article VI, provided that (a) Recipient notifies Service Provider promptly in writing of the Claim; (b) Service Provider has sole control of the defense and all related settlement negotiations, except that Recipient must provide prior written consent to any settlement that does not expressly and unconditionally release Recipient from all Liabilities with respect to such Claim without prejudice or that would be adverse to Recipient, which consent will not be unreasonably withheld; and (c) Recipient provides Service Provider with all reasonably necessary assistance, information and authority, at Service Provider’s reasonable expense, to perform these duties.

ARTICLE IX

LIMITATION OF LIABILITY

Section 9.1 Limitations on Claims. No party shall have any liability to another party under this Agreement unless a Claim is made in writing by the first party within sixty (60) days after the circumstances giving rise to the claim first become known to the first party, or could, with reasonable diligence, have become known to the first party.

Section 9.2 Limitation of Liability. Except as set forth in Section 9.3, (i) in no event shall a party have any liability to another party for any punitive damages, lost profits, diminution of value, consequential damages, special damages, incidental damages, indirect damages, exemplary damages or other similar unforeseen damages, (ii) in no event shall any multiples or similar valuation methodology (whether based on “multiple of profits,” “multiple of earnings,” “multiple of cash flows” or similar terms) be used in calculating the amount of any Liability and (iii) to the maximum extent permitted by Applicable Law, each party’s (which, for the purposes of this Section 9.2, a “party” includes the party, all of the Affiliates of such party and all of its respective Representatives) aggregate liability to another party in connection with this Agreement or any Service under this Agreement shall not exceed the greater of (A) the amounts expected to be paid by Recipient to Service Provider for the Service giving rise to the Liability in the twelve (12) month period following the Effective Date; and (B) amounts paid to such Service Provider under this Agreement for such Service in the twelve (12) month period immediately preceding the event giving rise to the given Claim.

Section 9.3 Exceptions. Notwithstanding anything herein to the contrary, the parties hereby acknowledge and agree that none of the limitations, waivers or restrictions on Losses, Liabilities, damages or Claims set forth in Section 9.1 or Section 9.2 shall apply to or any way affect a party’s Liability for, or a party’s ability to recover for, (i) a material breach of this Agreement arising from any breach of any Underlying Contract or (ii) any breach of, or liabilities arising under, Article VI.

Section 9.4 Acknowledgement of Limitations. Each party agrees that in the absence of limitations of liability and claims and waivers of damages set forth in this Article IX, the economic and other terms of this Agreement would be substantially different.

ARTICLE X

INTELLECTUAL PROPERTY

Section 10.1 Service Provider Intellectual Property. To the extent Service Provider uses any know-how, processes, technology, trade secrets or other Intellectual Property Rights owned by or licensed to Service Provider or any of its Affiliates (“Service Provider IP”) in providing the Services, Service Provider IP and any derivative works of, or modifications or improvements to, Service Provider IP conceived or created by Service Provider or its Affiliates (“Improvements”) shall, as between the parties, remain the sole property of Service Provider. Recipient shall and hereby does assign to Service Provider, and agrees to assign automatically in the future upon first recordation in a tangible medium or first reduction to practice, all of Recipient’s right, title and interest in and to all Improvements, if any. Service Provider hereby, on behalf of itself and its Affiliates, grants to Recipient and its Affiliates a worldwide, nonexclusive, nontransferable and royalty-free right and license, during the term of the applicable Service, to use, reproduce, distribute and display, as applicable, all Service Provider IP and Improvements, solely to the extent and for the duration necessary to enable Recipient and its Affiliates to receive, use and utilize the Services.

Section 10.2 Recipient Intellectual Property. New BellRing hereby, on behalf of itself and its Subsidiaries, grants to Service Provider and its Affiliates a worldwide, nonexclusive, nontransferable and royalty-free right and license, during the term of the applicable Service, to use, reproduce, distribute and display, as applicable, the Recipient Intellectual Property solely as necessary for the performance of the Services.

Section 10.3 Reservation of Rights. All rights not expressly granted herein are reserved.

ARTICLE XI

TERM, TERMINATION

Section 11.1 Term of Agreement; Early Termination of Services. This Agreement shall terminate three (3) years from the Effective Date (such three (3) year period, the “Term” and any one (1) year period within the Term, a “Term Year”), unless sooner terminated by the parties as set forth in this Agreement, including this Article XI, and subject to Section 3.4. Upon mutual written consent of the parties, the parties may renew this Agreement for additional three (3) year or shorter terms. Some Services shall be provided for a period of less than three (3) years if so specified by the applicable Services Schedule. Recipient may elect to terminate Service Provider’s provision of all or any portion of the Services (or any Service) by providing Service Provider written notice of such election at least sixty (60) days in advance of the effective date of termination of any such Service (unless Service Provider agrees to shorten or waive such notice period in writing); provided, however, that the written notice period shall be at least ninety (90) days in advance of the effective date of termination of the benefits and payroll administration services. Service Provider may elect to terminate all or any portion of the Services (or any Service) by providing Recipient written notice of such election at least six (6) months in advance of the effective date of termination (unless Recipient agrees to shorten or waive such notice period in writing) (such period being the “Service Provider Notice Period”); provided, however, that if during the Service Provider Notice Period, after working in good faith to transition the terminated Service or Services, Recipient reasonably believes it will be unable to complete such transition by the end of the Service Provider Notice Period, Recipient may request to extend the termination date, and thus extend the Service Provider Notice Period, for a reasonable period of time, in order for Recipient to complete the transition of the terminated Service or Services. Such request to extend will be made by Recipient’s delivery of written notice of such request to Post prior to the end of the initial Service Provider Notice Date. Promptly after Post’s receipt of such request, the parties will negotiate in good faith with regard to whether to extend beyond the Service Provider Notice Period and the period of time for which the termination date and the Service Provider Notice Period will be extended, if any. For the purposes of this Section 11.1, each row in the Services Schedule is considered a single Service unless otherwise described in the Services Schedule. If Recipient provides written notice to Service Provider that it desires to terminate a portion of the Services or a Service or Service Provider provides written notice to Recipient that it desires to terminate a portion of the Services or a Service, the parties shall cooperate in good faith to determine what the portions of the Services may terminated, if any, or what additional Services will also need to be terminated along with such Services (it being understood that Recipient or Service Provider, as the case may be, shall only be permitted to terminate a portion of a Service to the extent that it does not materially change Service Provider’s provision of related Services and that certain inter-related Services may only be terminated as a whole). In addition to the foregoing, if Service Provider discontinues providing a given Service for its own operations, Service Provider may, upon at least sixty (60) days’ notice to Recipient, terminate providing such Service hereunder (e.g., if Service Provider is no longer providing online training services for its own employees, Service Provider may, upon sixty (60) days’ notice, terminate any online training services that are Services hereunder). In addition to other termination rights, this Agreement will automatically terminate when all Services have been terminated hereunder.

Section 11.2 Termination upon Breach. In the event of a material breach of this Agreement by a party (the “Breaching Party”), the party claiming the breach (the “Claiming Party”) shall give written notice of such breach to the Breaching Party, which shall have sixty (60) days to cure such breach or, if such breach is capable of cure within a commercially reasonable period of time but cannot reasonably be expected to be cured within sixty (60) days, the Breaching Party shall have sixty (60) days to undertake all available and appropriate action to begin the cure of the breach and shall proceed as promptly as practicable thereafter to effect the cure. In the event of such cure, the notice of breach shall be rescinded. If, however, the breach is not cured as set forth herein, the Claiming Party may then pursue any and all remedies available to it under this Agreement based on such uncured breach, including the right to terminate this Agreement effective on a date of termination prior to the end of the Term established by the Claiming Party. Notwithstanding the foregoing provisions of this Section 11.2, Service Provider shall have the right to terminate this Agreement immediately if Recipient fails to make any payment due to Service Provider hereunder within five (5) Business Days after receipt of written notice of such failure, unless the amount in issue is subject to a bona fide dispute between the parties. For the avoidance of doubt, if the amount of any such payment is subject to a bona fide dispute, Recipient shall continue to make all other payments hereunder that are not subject to such dispute in accordance with the terms of this Agreement.

Section 11.3 Termination upon Mutual Agreement. This Agreement may be terminated at any time upon mutual agreement of the parties.

Section 11.4 Termination upon Bankruptcy. Service Provider and Recipient may terminate this Agreement immediately upon the filing by any court of competent jurisdiction (a) of a decision, order or judgment adjudicating the other bankrupt; (b) appointing a trustee or receiver of a substantial part of the property of the other or (c) approving a petition for, or effecting an arrangement in, bankruptcy or any other judicial modification or alteration of the rights of creditors of the other, which remain undismissed or unstayed after sixty (60) days.

Section 11.5 Termination upon Recipient Change of Control Transaction. Upon the occurrence of a Recipient Change of Control of New BellRing or any other Recipient(s), Service Provider shall have the right, upon delivery of written notice to New BellRing or the particular Recipient(s), as the case may be, to terminate this Agreement and/or the Services provided hereunder, in whole or in part as to the particular Recipient(s) suffering the Recipient Change of Control. Notwithstanding the foregoing, if a Recipient sells a business line or operating division, then Service Provider shall have the right, upon delivery of written notice to such Recipient, to terminate the Services provided hereunder to such business line or operating division, in whole or in part, as determined by Service Provider. In addition, to the extent that Canadian Services are provided pursuant to this Agreement, upon the occurrence of a Canadian Change of Control, Service Provider shall have the right, upon delivery of written notice to New BellRing or the particular Recipient(s), as the case may be, to terminate the Canadian Services (as defined in the Services Schedule), in whole or in part, as determined by Service Provider. As used in this Section 11.5, a “Canadian Change of Control” shall have occurred in the event any transaction or series of transactions (however structured or evidenced) is/are consummated which (a) result in Post or one of its wholly-owned subsidiaries no longer controlling more than 50% of the combined voting power of the capital stock of Post Foods Canada Inc. entitled to vote generally in the election of directors of Post Foods Canada Inc. or any successor thereto or (b) involve the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Post Foods Canada Inc. Notwithstanding the foregoing, if, at the time of a Canadian Change of Control, Post or one of its wholly-owned subsidiaries has an additional wholly-owned Canadian subsidiary that employs at least ten (10) employees in Ontario, a Canadian Change in Control shall not cause Service Provider to terminate the Canadian Services that are specified as dedicated or additional sales support in the Services Schedule, although such Canadian Services may cease for up to sixty (60) days (and Service Provider shall not be deemed to have breached this Agreement on account of that cessation of Canadian Services) while such Canadian Services are transitioned.

Section 11.6 Termination upon Post Change of Control Transaction. Upon the occurrence of a Post Change of Control, Post, or its successor in interest, shall have the right to terminate this Agreement and the Services provided hereunder upon delivery of written notice to New BellRing.

Section 11.7 Effect of Termination. Upon termination of this Agreement, Recipient shall pay all amounts outstanding for Services that have been provided by Service Provider as of the effective date of termination. Upon the termination of any Service or this Agreement, Service Provider and Recipient shall cooperate in good faith to effect an orderly transition of the applicable Service(s) to Recipient or its designee and Service Provider and Recipient shall negotiate in good faith with regard to a plan and agreement for (i) the transition and migration of the given Services from Service Provider’s systems, facilities or hosting environments to the systems, facilities and hosting environments of Recipient (or its designee), as applicable, (ii) any Services that will be performed by Service Provider with regard thereto and (iii) the fees and costs that will be paid and/or reimbursed by Recipient for such Services.

Section 11.8 Survival. Section 2.6, Section 2.7, Section 3.2, Section 3.3, Section 5.2 and Section 7.2, Article I, Article IV, Article VI, Article VII, Article VIII, Article IX, Article X, this Article XI and Article XII shall survive any termination or expiration of this Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Force Majeure. Service Provider shall not be liable for any failure of performance attributable to acts or events (including acts of God, war, terrorist activities, conditions or events of nature, pandemics (including the COVID-19 pandemic), industry wide supply shortages, civil disturbances, work stoppage, power failures, failure of telephone lines and equipment, fire and earthquake or any Applicable Law or decision, order or judgment of any Governmental Authority) beyond its reasonable control which impair or prevent in whole or in part performance by Service Provider hereunder. In the event that Service Provider is unable to perform its duties and obligations hereunder as a result of an event of force majeure, as described in the first sentence of this Section 12.1, Service Provider shall, as promptly as reasonably practicable, give written notice of the occurrence of such event to Recipient and shall use its commercially reasonable efforts to resume the Services at the earliest reasonably practicable date. Service Provider shall not be liable for the nonperformance or delay in performance of its obligations under this Agreement to the extent such failure is due to such a force majeure event and Service Provider has used its commercially reasonable efforts to resume the Services at the earliest reasonably practicable date; provided that, if Service Provider fails to perform any Service for fifteen (15) days or more, then Recipient shall have the right to promptly terminate its receipt of such Service upon notice to Service Provider.

Section 12.2 Relationship of the Parties. This Agreement does not create a fiduciary relationship, partnership or joint venture between Post, on the one hand, and New BellRing, Old BellRing and BellRing LLC, on the other hand, and does not make Post, on the one hand, or New BellRing, Old BellRing and BellRing LLC, on the other hand, the agent of the other for any purpose whatsoever. All Services provided by Service Provider hereunder are provided by Service Provider as an independent contractor. This Agreement does not give any party the authority to commit the other parties to any binding obligation or to execute, on behalf of the other parties, any agreement, lease or other document creating legal obligations on the part of the other parties, and no party shall represent to any third party that it has such authority.

Section 12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 12.4 Actions and Proceedings. Each of the parties irrevocably agrees that any legal action or proceeding brought by any party with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party or its successors or assigns, shall be brought and determined exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding brought by any party with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.4, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) waives, to the fullest extent permitted by Applicable Law, any claim that (i) such suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this

Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties irrevocably agrees that, subject to any available appeal rights, any decision, order or judgment issued by such above named courts shall be binding and enforceable, and irrevocably agrees to abide by any such decision, order or judgment. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 12.6.

Section 12.5 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE PARTIES’ RELATIONSHIP HEREUNDER OR SERVICES PROVIDED UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES’ RELATIONSHIP HEREUNDER OR SERVICES PROVIDED UNDER THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANOTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 12.5.

Section 12.6 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice will be sent to:

If to Post:

Post Holdings, Inc.

2503 S. Hanley Road

St. Louis, MO 63144

Attention: General Counsel

E-mail: diedre.gray@postholdings.com;

If to New BellRing, Old BellRing or BellRing LLC:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

E-mail: craig.rosenthal@bellringbrands.com

or to such other address(es) as shall be furnished in writing by any such party to the other party in accordance with the provisions of this Section 12.6.

Section 12.7 Successors and Assigns; Benefit.

(a) No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto without the prior written consent of the other parties hereto and any attempted assignment without the required consent shall be void; provided, however, that any party may assign, in whole or in part, this

Agreement and its rights and obligations hereunder without notice or the prior written consent of the other party to any Affiliate of such party provided the assigning party shall remain liable hereunder following any such assignment.

(b) This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder. Nothing herein shall or shall be deemed to amend any benefit plan of any the parties hereto.

Section 12.8 Amendment and Restatement; Entire Agreement; Amendments; Waiver.

(a) This Agreement amends and restates the Original Agreement. Through the execution of this Agreement, each of the parties acknowledges and agrees that the Original Agreement is superseded and replaced in all respects by this Agreement and, as of the Effective Date, the Original Agreement is of no further force or effect.

(b) This Agreement, the Exhibits to this Agreement and the Transaction Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and, except to the extent specifically set forth herein, supersede all prior agreements and understandings relating to such subject matter. In the event of any conflict between this Agreement and the Exhibits to this Agreement, this Agreement shall control.

(c) Except as otherwise provided in this Agreement, no amendment, supplement, modification or cancellation of this Agreement shall be effective unless it shall be in writing and signed by each party hereto. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by such party, granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(d) During the term of this Agreement, there may be a Change in Circumstance (as defined below) that may require Service Provider, in its discretion, to modify, amend or change the Services provided hereunder. Notwithstanding anything to the contrary in this Agreement, in the event of a Change in Circumstance during the term of this Agreement, without the consent of Recipient, Service Provider may amend the given Services Schedule of this Agreement upon written notice to Recipient to the extent necessary to comply with such Change in Circumstance. Without limiting the foregoing, if the Change in Circumstance results in additional costs to Service Provider for providing the Services hereunder, then Service Provider may increase the fees and costs set forth on the applicable Services Schedule in amounts as will compensate Service Provider for such additional costs; provided, however, that such additional costs are borne on a pro rata basis by each of Recipient and Service Provider and its Affiliates receiving or utilizing such services, as applicable, to the extent such Change in Circumstance affects the provision of such services by Service Provider to itself or to such Affiliates, as well as to Recipient. Any amendment made in accordance with this Section 12.8(d) shall be effective as of the date specified in the notice of such amendment. “Change in Circumstance” shall mean any change in any Applicable Law, whether by adoption of a new Law, the amendment, modification, expiration or repeal of an existing Law or the reversal of a Law by a Governmental Authority.

Section 12.9 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by Applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 12.10 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic mail, and an electronic copy of this Agreement or of a signature of a party shall be effective as an original.

Section 12.11 Other Agreements. This Agreement is not intended to amend or modify, and should not be interpreted to amend or modify in any respect, the rights and obligations of the parties under the Transaction Agreement or any of the Ancillary Agreements.

Section 12.12 Specific Performance. The parties hereto agree that irreparable damage could occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to specific enforcement of the performance of the terms and provisions hereof.

Section 12.13 No Right of Setoff. Each of the parties hereto hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party(ies) under this Agreement against any other amount owed (or to become due and owing) to it by the other party(ies).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

POST:

Post Holdings, Inc.

By:
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and
Chief Administrative Officer, Secretary

NEW BELLRING:

BellRing Brands, Inc.

By:
Name:
Title:

OLD BELLRING:

BellRing Intermediate Holdings, Inc.

By:
Name:
Title:

BELLRING LLC:

BellRing Brands, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO MASTER SERVICES AGREEMENT]

Annex E

REGISTRATION RIGHTS AGREEMENT

dated as of

[●], 2022

among

BELLRING BRANDS, INC.

and

POST HOLDINGS, INC.

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT dated as of [●], 2022 (this “Agreement”) is among (i) BellRing Brands, Inc., a Delaware corporation (the “Company”), (ii) Post Holdings, Inc., a Missouri corporation (“Post”), and (iii) other Persons (as defined below) party hereto from time to time.

RECITALS

WHEREAS, BellRing Brands, Inc. (“BellRing Inc.”) and Post entered into that certain Investor Rights Agreement, effective as of October 21, 2019 (the “Investor Rights Agreement”);

WHEREAS, Post and the Company entered into a Transaction Agreement and Plan of Merger (the “Transaction Agreement”), by and among BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.), Post, the Company and BellRing Merger Sub Corporation (“Merger Sub”) on October 26, 2021, pursuant to which, among other things, (i) Merger Sub merged with and into Old BellRing and Old BellRing was the surviving corporation in the Merger (as defined in the Transaction Agreement), (ii) as a result of the Merger, Old BellRing became a wholly owned subsidiary of the Company and (iii) following the Merger, BellRing Distribution, LLC converted into a Delaware corporation and changed its name to BellRing Brands, Inc.;

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement, the parties hereto desire to enter into this Agreement in accordance with the terms herein and to terminate the Investor Rights Agreement effective as of the date hereof;

WHEREAS, the parties hereto are entering into this Agreement to provide certain registration rights under the Securities Act (as defined below) and applicable state securities laws to each Stockholder (as defined below) with respect to Registrable Securities (as defined below) each may hold.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01. Definitions.

(a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Governance Rules” means applicable federal and Delaware laws and the rules of the NYSE relating to the Board and the corporate governance of the Company, including, without limitation, Rule 10A-3 of the Exchange Act and NYSE Rule 303A, in each case, subject to applicable phase-in periods.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“BellRing LLC” means BellRing Brands, LLC, a Delaware limited liability company.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the board of directors of the Company.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as the same may be amended, modified, supplemented and/or restated from time to time.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as the same may be amended, modified, supplemented and/or restated from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Securities” means (i) the Common Stock, (ii) any securities of the Company or any successor or assign of the Company into which such Common Stock is reclassified or reconstituted or into which such Common Stock is converted or otherwise exchanged in connection with a split or combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iii) any securities received as a dividend or a distribution in respect of the securities described in clauses (i) or (ii) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 under the Securities Act relating to the Registrable Securities included in the applicable Registration Statement.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, and shall include any successor (by merger or otherwise) thereto.

“Post Party” means Post and its Affiliates (other than the Company and its Subsidiaries).

“Post Stockholder” means each Post Party that is a Stockholder.

“Public Offering” means an underwritten public offering of Company Securities pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act.

“Registering Stockholder” means, with respect to any Registration Statement, each Stockholder whose Registrable Securities are or are to be registered pursuant to such Registration Statement.

“Registrable Class Securities” means the Registrable Securities and any other securities of the Company that are of the same class as the relevant Registrable Securities.

“Registrable Securities” means, at any time, any Company Securities beneficially owned (whether beneficially owned as of the date hereof or hereinafter beneficially owned) by a Stockholder until (i) a registration statement covering such securities has been declared effective by the SEC and such securities have been disposed of pursuant to such effective registration statement, (ii) such securities are sold pursuant to Rule 144 (or any similar provisions then in force) under the Securities Act, (iii) such securities are otherwise transferred, assigned, sold, conveyed or otherwise disposed of and thereafter such securities may be resold without subsequent registration under the Securities Act or (iv) with respect to any such securities held by any single Stockholder (or group of Stockholders that are aggregated for purposes of Rule 144), all of such securities held by any Stockholder or group of Stockholders that are able to be sold in a single transaction pursuant to Rule 144 (or any similar provisions then in force) and such securities of such Stockholder (or group of Stockholders) represent no more than 2.5% of outstanding shares of the relevant class of Company Securities.

“Registration Expenses” means any and all expenses incident to the performance of or compliance with any registration or marketing of Registrable Securities, regardless of whether such Registration Statement is declared effective, including all (i) registration and filing fees, and all other fees and expenses payable in connection with the listing of securities on any securities exchange or automated interdealer quotation system, (ii) fees and expenses incurred in complying with any securities or “blue sky” laws (including reasonable fees and disbursements of counsel in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (iii) expenses in connection with the preparation, printing, mailing and delivery of any registration statements, prospectuses and other documents in connection therewith and any amendments or supplements thereto, (iv) security engraving and printing expenses, (v) internal expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties), (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses relating to any comfort letters or costs associated with the delivery by independent certified public accountants of any “comfort” letters requested pursuant to Section 2.04(h) or any special audits incidental to or required by any registration or qualification), (vii) reasonable fees and expenses of any special experts retained by the Company in connection with such registration, (viii) reasonable fees, out-of-pocket costs and expenses of one firm of counsel selected by the holder(s) of a majority of the Registrable Securities covered by each Registration Statement (the “Holders’ Counsel”), (ix) fees and expenses in connection with any review by FINRA of the underwriting arrangements or other terms of the offering, and all fees and expenses of any qualified independent underwriter, including the reasonable fees and expenses of any counsel thereto, (x) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding any underwriting fees, discounts and commissions attributable to the sale of Registrable Securities, (xi) costs of printing and producing any agreements among underwriters, underwriting agreements, any “blue sky” or legal investment memoranda and any selling agreements and other documents in connection with the offering, sale or delivery of the Registrable Securities, (xii) transfer agents’ and registrars’ fees and expenses and the fees and expenses of any other agent or trustee appointed in connection with such offering, (xiii) expenses relating to any analyst or investor presentations or any “road shows” undertaken in connection with the registration, marketing or selling of the Registrable Securities, (xiv) fees and expenses payable in connection with any ratings of the Registrable Securities, including expenses relating to any presentations to rating agencies, (xv) all out-of pocket costs and expenses incurred by the Company or its appropriate officers in connection with their compliance with Section 2.04(m) and (xvi) any liability insurance or other premiums for insurance obtained in connection with any Demand Registration, Piggyback Registration or Shelf Registration pursuant to the terms of this Agreement.

“Registration Statement” means any registration statement of the Company under the Securities Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement.

“Requesting Stockholder” means, with respect to any Demand Registration or Shelf Registration, any Stockholder holding any Registrable Securities initially making the request for such Demand Registration or Shelf Registration.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission or any successor governmental agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shares” means the shares of Common Stock.

“Shelf Registered Securities” means any Registrable Securities whose offer and sale is registered pursuant to a Registration Statement filed in connection with a Shelf Registration (including an Automatic Shelf Registration Statement).

“Specified Period” means 90 days; provided that such period may be extended as may be reasonably requested by the managing or co-managing underwriter of a registered offering required hereunder to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA rules or any successor provisions or amendments thereto.

“Stockholder” means, at any time, each Post Party or any transferee or assignee of a Post Party pursuant to Section 2.12 of this Agreement, beneficially owning Company Securities that shall be a party to or bound by this Agreement, so long as such Person shall beneficially own any Company Securities.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions at the time are directly or indirectly owned by such Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Alternative Transaction	Section 2.02	(d)
Company	Preamble
Damages	Section 2.05
Demand Registration	Section 2.01	(a)
Determination Date	Section 2.02	(f)
Holders’ Counsel	Section 1.01	(a)
Indemnified Party	Section 2.07
Indemnifying Party	Section 2.07
Inspectors	Section 2.04	(g)
Investor Rights Agreement	Recitals
Issuer Free Writing Prospectus	Section 2.14
Maximum Offering Size	Section 2.01	(d)
Merger Sub	Recitals
Piggyback Registration	Section 2.02	(h)(i)
Post	Preamble
Records	Section 2.04	(g)
Registration Actions	Section 2.01	(e)
Requested Shelf Registered Securities	Section 2.02	(b)
Shelf Public Offering	Section 2.02	(b)
Shelf Public Offering Notice	Section 2.02	(b)
Shelf Public Offering Request	Section 2.02	(b)
Shelf Public Offering Requesting Stockholder	Section 2.02	(b)
Shelf Registration	Section 2.02	(a)
SpinCo	Recitals

Term	Section
Stockholder Parties	Section 2.05
Suspension Notice	Section 2.01	(e)
Suspension Period	Section 2.01	(e)
Transaction Agreement	Recitals
Well-Known Seasoned Issuer	Section 2.02	(f)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to laws, rules, regulations and forms shall be deemed to be references to such laws, rules, regulations and forms as amended, succeeded or replaced.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.01. Demand Registration.

(a) Subject to Section 2.01(g), at any time, any Stockholder may give a written request to the Company to effect the registration under the Securities Act (other than (i) pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form under the Securities Act or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act or other business combination or acquisition transaction, any registration statement related to the issuance or resale of securities issued in such a transaction) of all or any portion of such Requesting Stockholder’s Registrable Securities, which written request shall specify the number of Registrable Securities to be registered and the intended method of disposition thereof. Such registration may be for the offering of the Stockholder’s Registrable Securities on a delayed or continuous basis under Rule 415 under the Securities Act. At any time the Company is eligible to use Form S-3ASR, such registration shall occur on such form. Upon the receipt of such written request, the Company shall promptly give notice (via electronic transmission) of such requested registration (each such registration shall be referred to herein as a “Demand Registration”) at least 10 Business Days prior to the anticipated filing date of the Registration Statement relating to such Demand Registration to any other Stockholders. Thereafter, the Company shall use its commercially reasonable efforts to effect, as soon as possible, the registration under the Securities Act of:

(i) all Registrable Securities for which the Requesting Stockholder has requested registration under this Section 2.01;

(ii) all other Registrable Securities of the same class or series as those requested to be registered by the Requesting Stockholder that any other Stockholder has requested the Company register by request received by the Company and Post within 10 Business Days after such Stockholders receive the Company’s notice of the Demand Registration; and

(iii) any Company Securities to be offered or sold by the Company;

all to the extent necessary to permit the disposition (in accordance with the intended methods thereof as described in the Requesting Stockholder’s written request) of the Registrable Securities so to be registered; provided that the Company shall not be obligated to effect (1) any such Demand Registration (i) within the Specified Period after the effective date of any other registration statement of the Company in connection with which Stockholders were given Piggyback Registration rights (other than (i) a registration statement filed in connection with an employee benefit plan or business combination transaction or a registration statement on Form S-8 or Form S-4 or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act or other business combination or acquisition transaction, any registration statement related to the issuance or resale of securities issued in such a transaction) or (ii) in accordance with Section 2.01(e), or (2) any Demand Registration if the aggregate proceeds expected to be received from the sale of the Registrable Securities requested to be included in such Demand Registration is less than $25,000,000. A Requesting Stockholder may require any Demand Registration that involves a Public Offering of at least $25,000,000 to be conducted as an underwritten offering.

(b) At any time prior to the effective date of the Registration Statement relating to such Demand Registration, the Requesting Stockholder may, upon notice to the Company, revoke such request in whole or in part with respect to the number of shares of Registrable Securities requested to be included in such Registration Statement, without liability to any of the other Registering Stockholders.

(c) The Company shall be liable for and pay all Registration Expenses in connection with any Demand Registration, regardless of whether such Demand Registration becomes effective.

(d) If a Demand Registration involves a Public Offering and the lead managing underwriter advises the Company and the Requesting Stockholder that, in its view, the number of shares of Registrable Securities requested to be included in such registration (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the largest number of shares that can be sold without having a material and adverse effect on such offering, including the price at which such shares can be sold (the “Maximum Offering Size”), the Company shall include in such registration, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Registrable Securities requested to be registered by the Requesting Stockholder and all other Registering Stockholders pro rata on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each such Registering Stockholder;

(ii) second, any securities proposed to be registered by the Company; and

(iii) third, any securities proposed to be registered for the account of any other Persons, with such priorities among them as the Company shall determine.

(e) Notwithstanding anything to the contrary contained in this Agreement, but subject to the limitation set forth in the next succeeding paragraph, the Company shall be entitled to suspend its obligation to file (but not the preparation of) any Registration Statement in connection with a Demand Registration and any Shelf Registration, file any amendment to such a Registration Statement, furnish any supplement or amendment to a prospectus included in such a Registration Statement, make any other filing with the SEC, cause such a Registration Statement or other filing with the SEC to become or remain effective or take any similar action (collectively, “Registration Actions”) upon (i) the issuance by the SEC of a stop order suspending the effectiveness of any such Registration Statement or the initiation of proceedings with respect to such a Registration Statement under Section 8(d) or Section 8(e) of the Securities Act, (ii) the Board’s determination, in its good faith judgment, that any such Registration Action should not be taken because it would reasonably be expected to materially interfere with or require the public disclosure of any material corporate development or plan, including any material financing, securities offering, acquisition, disposition, corporate reorganization or merger or other transaction involving the Company or any of its Subsidiaries or (iii) the Company possessing material non-public information the disclosure of which the Board determines, in its good faith judgment, would reasonably be expected to not be in the best interests of the Company. Upon the occurrence of any of the conditions described in (i), (ii) or (iii) above, the Company shall give prompt notice of such suspension (and whether such action is being taken pursuant to (i), (ii) or (iii) above) (a “Suspension Notice”) to the Stockholders. Upon the termination of such condition, the Company shall give prompt notice thereof to the Stockholders and shall promptly proceed with all Registration Actions that were suspended pursuant to this paragraph.

The Company may only suspend Registration Actions pursuant to the preceding paragraph on two occasions during any one-year period for a reasonable time specified in the Suspension Notice but not exceeding an aggregate of 90 days (which period may not be extended or renewed) (each such occasion, a “Suspension Period”). Each Suspension Period shall be deemed to begin on the date the relevant Suspension Notice is given to the Stockholders and shall be deemed to end on the earlier to occur of (i) the date on which the Company gives the Stockholders a notice that the Suspension Period has terminated and (ii) the date on which the number of days during which a Suspension Period has been in effect exceeds the 90-day period. If the filing of any Demand Registration or Shelf Registration is suspended pursuant to this Section 2.01(e), once the Suspension Period ends, the Requesting Stockholder may request a new Demand Registration and a Stockholder that requested a Shelf Registration may request a new Shelf Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall not be in breach of, or have failed to comply with, any obligation under this Agreement (including without limitation obligations under this Section 2.01(e)) where the Company acts or omits to take any action in order to comply with applicable law, any interpretation of the staff of the SEC or any order or decree of any court or governmental agency.

(f) The Company shall have no obligation to file a Registration Statement under this Section 2.01 or Section 2.02 or proceed with Registration Actions related thereto during any time such filing or Registration Actions are prohibited by any applicable underwriting or lock-up agreement to which the Company is a party relating to an offering pursuant to a Registration Statement.

(g) Notwithstanding the rights and obligations set forth elsewhere in this Section 2.01 and Section 2.02(a) and (b), in no event shall the Company be obligated to take any action to effect more than two Demand Registrations in any twelve-month period initiated by any of the Stockholders; provided that, for the avoidance of doubt, any request for the Company to effect a Shelf Registration pursuant to Section 2.02(a) or any Shelf Public Offering Request pursuant to Section 2.02(b) shall constitute a Demand Registration for purposes of this Section 2.01(g).

Section 2.02. Shelf and Piggyback Registration.

(a) Subject to Section 2.01(g), at any time when (i) the Company is eligible to use Form S-3 in connection with a secondary public offering of its equity securities and (ii) a Shelf Registration on a Form S-3 registering Registrable Securities for resale is not then effective (subject to any applicable Suspension Period), upon the written request of any Stockholder, the Company shall use its commercially reasonable efforts to register, under the Securities Act on Form S-3 for an offering on a delayed or continuous basis pursuant to Rule 415 under the Securities Act (a “Shelf Registration”), the offer and sale of all or a portion of the Registrable Securities owned by such Requesting Stockholder. Upon the receipt of such written request, the Company shall promptly give notice (via electronic transmission) of such requested Shelf Registration at least 10 Business Days prior to the anticipated filing date of such Shelf Registration to any Stockholders, and such notice shall describe the proposed Shelf Registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such Stockholders the opportunity to register such number of Registrable Securities as each such Stockholder may request in writing to the Company, given within 10 Business Days after such Stockholders receive the Company’s notice of the Shelf Registration. The “Plan of Distribution” section of such Shelf Registration shall permit all lawful means of disposition of Registrable Securities, including firm-commitment underwritten public offerings, block trades, agented transactions, sales directly into the market, purchases or sales by brokers and sales not involving a public offering. With respect to each Shelf Registration, the Company shall, subject to any Suspension Period, (i) as promptly as practicable after the written request of the Requesting Stockholder, file a Registration Statement and (ii) use its commercially reasonable efforts to cause such Registration Statement to be declared effective as promptly as practicable, and remain effective until the date set forth in Section 2.04(a)(ii). No Stockholder shall be entitled to include any of its Registrable Securities in a Shelf Registration unless such Stockholder has complied with Section 2.15. The Company shall not be required to amend a Shelf Registration (or the related prospectus) to add or change the disclosure regarding selling security holders during any Suspension Period. The obligations set forth in this Section 2.02(a) shall not apply if the Company has a currently effective Automatic Shelf Registration Statement covering all Registrable Securities in accordance with Section 2.02(f) and has otherwise complied with its obligations pursuant to this Agreement.

(b) Subject to Section 2.01(g), upon written request by a Requesting Stockholder holding Shelf Registered Securities (such Stockholder, the “Shelf Public Offering Requesting Stockholder”), which request (the “Shelf Public Offering Request”) shall specify the class or series and amount of such Shelf Public Offering Requesting Stockholder’s Shelf Registered Securities to be sold (the “Requested Shelf Registered Securities”), the Company shall (subject to any Suspension Period) perform its obligations hereunder with respect to the sale of such Requested Shelf Registered Securities in the form of a firm commitment underwritten public offering (unless otherwise consented to by the Shelf Public Offering Requesting Stockholder) (a “Shelf Public Offering”) if the aggregate proceeds expected to be received from the sale of the Requested Shelf Registered Securities equals or exceeds $25,000,000. Promptly upon receipt of a Shelf Public Offering Request, the Company shall provide notice (the “Shelf Public Offering Notice”) of such proposed Shelf Public Offering (which notice shall state the material terms of such proposed Shelf Public Offering, to the extent known, as well as the identity of the Shelf Public Offering Requesting Stockholder) to any other Stockholders holding Shelf Registered Securities. Such other Stockholders may, by written request to the Company and the Shelf Public Offering Requesting Stockholder, within two Business Days after receipt of such Shelf Public Offering Notice, include up to all of their Shelf Registered Securities of the same class or series as the Requested Shelf Registered Securities in such proposed Shelf Public Offering; provided, that any such Shelf Registered Securities shall be sold subject to the same terms as are applicable to the Shelf Registered Securities of the Shelf Public Offering Requesting Stockholder. No Stockholder shall be entitled to include any of its Registrable Securities in a Shelf Public Offering unless such Stockholder has complied with Section 2.15. The lead managing underwriter or underwriters selected for such Shelf Public Offering shall be selected in accordance with Section 2.04(f)(i).

(c) In a Shelf Public Offering, if the lead managing underwriter advises the Company and the Shelf Public Offering Requesting Stockholder that, in its view, the number of shares of Registrable Securities requested to be included in such Shelf Public Offering (including any securities that the Company proposes to be included that are not Registrable Securities) exceeds the Maximum Offering Size, the Company shall include in such Shelf Public Offering, in the priority listed below, up to the Maximum Offering Size:

(i) first, all Shelf Registered Securities requested to be included in the Shelf Public Offering by the Shelf Public Offering Requesting Stockholder and all other Stockholders, pro rata on the basis of the relative number of shares of Shelf Registered Securities so requested to be included in the Shelf Public Offering by each such Stockholder;

(ii) second, any securities proposed to be included in the Shelf Public Offering by the Company; and

(iii) third, any securities proposed to be included in the Shelf Public Offering for the account of any other Persons, with such priorities among them as the Company shall determine.

(d) The Company shall use its commercially reasonable efforts to cooperate in a timely manner with any request of the Stockholders in respect of any block trade, hedging transaction or other transaction that is registered pursuant to a Shelf Registration that is not a firm commitment underwritten offering (each, an “Alternative Transaction”), including, without limitation, entering into customary agreements with respect to such Alternative Transactions (and providing customary representations, warranties, covenants and indemnities in such agreements) as well as providing other reasonable assistance in respect of such Alternative Transactions of the type applicable to a Public Offering subject to Section 2.04, to the extent customary for such transactions. The Company shall bear all Registration Expenses in connection with any Shelf Registration, any Shelf Public Offering or any other transaction (including any Alternative Transaction) registered under a Shelf Registration pursuant to this Section 2.02, whether or not such Shelf Registration becomes effective or such Shelf Public Offering or other transaction is completed; provided, however, that if the Shelf Public Offering Requesting Stockholder revokes its request in whole with respect to a Shelf Public Offering, then the Shelf Public Offering Requesting Stockholder shall reimburse the Company for and/or pay directly all Registration Expenses incurred relating to such Shelf Public Offering.

(e) After the Registration Statement with respect to a Shelf Registration is declared effective but subject to the Suspension Period, upon written request by one or more Stockholders (which written request shall specify the amount of such Stockholders’ Registrable Securities to be registered), the Company shall, as promptly as practicable after receiving such request, (i) if it is eligible for use of Form S-3 in connection with a secondary public offering of its equity securities, or if such Registration Statement is an Automatic Shelf Registration Statement, file a prospectus supplement to include such Stockholders as selling stockholders in such Registration Statement or (ii) if it is not eligible for use of Form S-3 in connection with a secondary public offering of its equity securities, file a post-effective amendment to the Registration Statement to include such Stockholders in such Shelf Registration and use commercially reasonable efforts to have such post-effective amendment declared effective.

(f) Upon the Company becoming aware that it is a “Well-Known Seasoned Issuer” (as defined in Rule 405 under the Securities Act), (i) the Company shall give written notice to all of the Stockholders as promptly as practicable but in no event later than 10 Business Days thereafter, and such notice shall describe, in reasonable detail, the basis on which the Company has become a Well-Known Seasoned Issuer, and (ii) the Company shall, as promptly as practicable and subject to any Suspension Period, register, under an Automatic Shelf Registration Statement, the sale of all of the Registrable Securities in accordance with the terms of this Agreement. The Company shall use its commercially reasonable efforts to file such Automatic Shelf Registration Statement as promptly as practicable, but in no event later than 45 days after it becomes a Well-Known Seasoned Issuer, and to cause such Automatic Shelf Registration Statement to remain effective thereafter until the date set forth in Section 2.04(a)(ii). The Company shall give written notice of filing such Registration Statement to all of the Stockholders as promptly as practicable thereafter. The Company shall not be required to include any Stockholder as a selling stockholder in any Registration Statement or prospectus unless such Stockholder has complied with Section 2.15. At any time after the filing of an Automatic Shelf Registration Statement by the Company, if the Company is no longer a Well-Known Seasoned Issuer as of a particular date (the “Determination Date”), the Company shall (A) give written notice thereof to all of the Stockholders as promptly as practicable but in no event later than 10 Business Days following such Determination Date and (B) if the Company is eligible to file a Registration Statement on Form S-3 with respect to a secondary public offering of its equity securities, file a Registration Statement on Form S-3 with respect to a Shelf Registration in accordance with Section 2.02(a), treating all selling Stockholders identified as such in the Automatic Shelf Registration Statement (and amendments or supplements thereto) as Requesting Stockholders and use all commercially reasonable efforts to have such Registration Statement declared effective as soon as reasonably practicable after such Determination Date. Any registration pursuant to this Section 2.02(f) shall be deemed a Shelf Registration for purposes of this Agreement.

(g) Piggyback Registration.

(i) If the Company proposes to register any Company Securities under the Securities Act (other than (i) a registration on Form S-8 or Form S-4 relating to Shares or any other class of Company Securities issuable upon exercise of employee stock options or in connection with any employee benefit or similar plan of the Company or in connection with a direct or indirect acquisition by the Company of another Person or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act or other business combination or acquisition transaction, any registration statement related to the issuance or resale of securities issued in such a transaction) other than in connection with a rights offering, whether or not for sale for its own account, the Company shall each such time give prompt notice (via electronic transmission) at least 10 days prior to the anticipated filing date of the registration statement relating to such registration to each Stockholder, which notice shall offer such Stockholder the opportunity to include in such registration statement the number of Registrable Securities of the same class or series as those proposed to be registered as each such Stockholder may request (a “Piggyback Registration”), subject to the provisions of Section 2.02(h)(ii). Upon the request of any such Stockholder made within 5 days after the receipt of notice from the Company regarding a Piggyback Registration (which request shall specify the number of Registrable Securities intended to be registered by such Stockholder), the Company shall use its commercially reasonable efforts to effect the registration under the Securities Act of all Registrable Securities that the Company has been so requested to register by all such Requesting Stockholders, to the extent requisite to permit the disposition of the Registrable Securities so to be registered in accordance with the plan of distribution intended by the Company for such registration statement; provided that (i) if such registration involves a Public Offering, all such Registering Stockholders requesting to be included in the Company’s registration must sell their Registrable Securities to the underwriters selected as provided in Section 2.04(f)(i) on the same terms and conditions as apply to the Company and (ii) if, at any time after giving notice of its intention to register any Company Securities pursuant to this Section 2.02(h) and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason not to register such securities, the Company shall give notice to all Registering Stockholders and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. No registration effected under this Section 2.02(h) shall relieve the Company of its obligations to effect a Demand Registration to the extent required by Section 2.01 or a Shelf Registration to the extent required by Section 2.02. The Company shall pay all Registration Expenses in connection with each Piggyback Registration.

(ii) If a Piggyback Registration involves a Public Offering (other than any Demand Registration, in which case the provisions with respect to priority of inclusion in such offering set forth in Section 2.01(d) shall apply) and the lead managing underwriter advises the Company that, in its view, the number of Registrable Securities that the Company and such Registering Stockholders intend to include in such registration exceeds the Maximum Offering Size, the Company shall include in such registration, in the following priority, up to the Maximum Offering Size:

(A) first, so much of the Company Securities proposed to be registered for the account of the Company as would not cause the offering to exceed the Maximum Offering Size;

(B) second, all Registrable Securities requested to be included in such registration by any Registering Stockholders pursuant to this Section 2.02(h) (allocated, if necessary for the offering not to exceed the Maximum Offering Size, pro rata among such Stockholders on the basis of the relative number of shares of Registrable Securities so requested to be included in such registration by each such Stockholder); and

(C) third, any securities proposed to be registered for the account of any other Persons with such priorities among them as the Company shall determine.

Section 2.03. Lock-Up Agreements.

(a) Each Stockholder hereby agrees that it will not effect any public sale or distribution (including sales pursuant to Rule 144) of Registrable Securities (i) during (A) the 10 days prior to and the 90-day period beginning on the effective date of the registration of such Registrable Securities in connection with a Public Offering (which period following the effective date may, in each case, be extended as reasonably requested by the underwriters participating in such Public Offering to accommodate regulatory restrictions on (I) the publication or other distribution of research reports and (II) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA rules or any successor provisions or amendments thereto) or (B) such shorter period as the underwriters participating in such Public Offering may require, and (ii) upon notice from the Company of the commencement of a Public Offering in connection with any Shelf Registration, during (A) 10 days prior to and the 90-day period beginning on the date of commencement of such Public Offering or (B) such shorter period as the underwriters participating in such Public Offering may require, in each case except as part of such Public Offering. Each Stockholder agrees to execute a lock-up agreement in favor of the underwriters in form and substance reasonably acceptable to the Company and the underwriters to such effect and, in any event, that the underwriters in any relevant offering shall be third party beneficiaries of this Section 2.03(a). The lock-up agreement to be executed by each Stockholder pursuant to this Section 2.03(a) shall be no less favorable to such Stockholder than the lock-up agreements (or provisions in any underwriting agreement) executed by the Company or any of the executive officers or directors of the Company pursuant to Section 2.03(b).

(b) The Company shall not effect any public sale or distribution of securities of the same type and class as Registrable Securities (except pursuant to (i) registrations on Form S-8 or Form S-4 or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act or other business combination or acquisition transaction, any registration statement related to the issuance or resale of securities issued in such a transaction) (i) with respect to any Public Offering pursuant to a Demand Registration or any Piggyback Registration in which the holders of Registrable Securities are participating, during (A) the 10 days prior to and the 90-day period beginning on the effective date of such registration (which period following the effective date may, in each case, be extended as reasonably requested by the underwriters participating in such Public Offering to accommodate regulatory restrictions on (I) the publication or other distribution of research reports and (II) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA rules or any successor provisions or amendments thereto) or (B) such shorter period as the underwriters participating in such Public Offering may require, and (ii) upon notice from any holder(s) of Registrable Securities subject to a Shelf Registration that such holder(s) intend to effect a Public Offering of Registrable Securities pursuant to such Shelf Registration (upon receipt of which, the Company will promptly notify all other Stockholders of the date of commencement of such Public Offering), during (A) the 10 days prior to and the 90-day period beginning on the date of commencement of such Public Offering and (B) such shorter period as the underwriters participating in such Public Offering may require), in each case except as part of such Public Offering. To the extent required by any underwriter participating in such Public Offering, the Company shall use commercially reasonable efforts to cause its executive officers and directors to execute customary lock-up agreements in connection with such Public Offering, which lock-up agreements shall not have a duration shorter than that of the lock-up agreement or provisions applicable to the Company.

Section 2.04. Registration Procedures. Whenever a Stockholder requests that any Registrable Securities be registered pursuant to Section 2.01 or Section 2.02, subject to the provisions of such Sections, the Company shall use its commercially reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as soon as reasonably practicable and, in connection with any such request:

(a) The Company shall as soon as reasonably practicable prepare and file with the SEC a Registration Statement on any form for which the Company then qualifies or that counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its commercially reasonable efforts to cause such filed Registration Statement to become and remain effective for a period of (i) not less than 180 days (or, if sooner, until all Registrable Securities have been sold under such Registration Statement), or (ii) in the case of a Shelf Registration, until the earlier of the date (x) on which all of the securities covered by such Shelf Registration are no longer Registrable Securities and (y) on which the Company cannot extend the effectiveness of such Shelf Registration because it is no longer eligible for use of Form S-3; subject in each case to any Suspension Period.

(b) Prior to filing a Registration Statement or related prospectus or any amendment or supplement thereto, or before using any Free Writing Prospectus, the Company shall provide each Registering Stockholder, the

Holders’ Counsel and each underwriter, if any, with an adequate and appropriate opportunity to review and comment on such Registration Statement, each prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus proposed to be filed with the SEC, and thereafter the Company shall furnish to such Registering Stockholder, the Holders’ Counsel and underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto filed with the SEC (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424, Rule 430A, Rule 430B or Rule 430C under the Securities Act, each Free Writing Prospectus and such other documents as such Registering Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Registering Stockholder. In addition, the Company shall, as expeditiously as practicable, keep Holders’ Counsel advised in writing as to the initiation and progress of any registration under Section 2.01 or Section 2.02 and provide Holders’ Counsel with copies of all correspondence (including any comment letter) with the SEC, any self-regulatory organization or other governmental agency in connection with any such Registration Statement. Each Registering Stockholder shall have the right to request that the Company modify any information pertaining to such Registering Stockholder contained in such Registration Statement, amendment and supplement thereto or any Free Writing Prospectus, and the Company shall use its commercially reasonable efforts to comply with such request; provided, however, that the Company shall not have any obligation to so modify any information if the Company reasonably expects that so doing would cause the prospectus to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) After the filing of the Registration Statement, the Company shall (i) cause the related prospectus to be supplemented by any required prospectus supplement, and, as so supplemented, to be filed pursuant to Rule 424 under the Securities Act, (ii) comply with the provisions of the Securities Act applicable to the Company with respect to the disposition of all Registrable Securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition by the Registering Stockholder thereof set forth in such Registration Statement or supplement to such prospectus and (iii) promptly notify each Registering Stockholder holding Registrable Securities covered by such Registration Statement and the Holders’ Counsel of any stop order issued or threatened by the SEC or any state securities commission and take all commercially reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(d) The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by such Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Registering Stockholder holding such Registrable Securities reasonably (in light of such Registering Stockholder’s intended plan of distribution) requests, and continue such registration or qualification in effect in such jurisdiction for the shortest of (A) as long as permissible pursuant to the laws of such jurisdiction, (B) as long as any such Registering Stockholder requests or (C) until all such Registrable Securities are sold and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Registering Stockholder to consummate the disposition of the Registrable Securities owned by such Registering Stockholder; provided that the Company shall not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 2.04(d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

(e) The Company shall promptly notify each Registering Stockholder holding such Registrable Securities covered by such Registration Statement (i) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon the discovery that, or upon the occurrence of an event as a result of which, the preparation of a supplement or amendment to such prospectus is required so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and the Company shall promptly (subject to any applicable Suspension Period) prepare and make available to each Registering Stockholder and file with the SEC any such supplement or amendment, (ii) as soon as the Company becomes aware of any request by the SEC or any federal or state governmental authority for amendments or supplements to a Registration Statement or related prospectus covering Registrable Securities or for additional information relating thereto, (iii) as soon as the Company becomes aware of the issuance or threatened issuance by the SEC of any stop order suspending or threatening to suspend the effectiveness of a Registration Statement covering the Registrable Securities or (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

(f) (i) The Registering Stockholders holding a majority of the Registrable Securities to be included in a Demand Registration or intended to be sold pursuant to a Public Offering pursuant to a “take down” under a Shelf Registration shall have the right to select an underwriter or underwriters in connection with such Public Offering or “take down” (as the case may be) (which underwriter or underwriters may include any Affiliate of any Registering Stockholder so long as including such Affiliate would not require the separate engagement of a qualified independent underwriter with respect to such offering), subject to the Company’s approval (which shall not be unreasonably withheld, conditioned or delayed) and (ii) the Company shall select an underwriter or underwriters in connection with any other Public Offering. In connection with any Public Offering, the Company shall enter into customary agreements (including an underwriting agreement in customary form) and take all other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities in any such Public Offering, including, if required, the engagement of a “qualified independent underwriter” in connection with the qualification of the underwriting arrangements with FINRA.

(g) Subject to confidentiality arrangements customarily applicable to underwriters and the Registering Stockholders, the Company shall make available for inspection by any Registering Stockholder and any underwriter participating in any disposition pursuant to a Registration Statement being filed by the Company pursuant to this Section 2.04 and any attorney, accountant or other professional retained by any such Stockholder or underwriter (collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as shall be reasonably necessary or desirable to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, managers and employees (and those of the Company’s Subsidiaries) to supply all information reasonably requested by any Inspectors in connection with such Registration Statement.

(h) The Company shall furnish to each Registering Stockholder and to each such underwriter, if any, a signed counterpart of (i) any opinion or opinions of counsel to the Company and (ii) any comfort letter or comfort letters from the Company’s independent public accountants, each in customary form and covering such matters of the kind customarily covered by opinions or comfort letters, as the case may be, any Registering Stockholder or the lead managing underwriter therefor reasonably requests.

(i) The Company shall otherwise comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably available, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and the requirements of Rule 158 thereunder.

(j) The Company may require each Registering Stockholder promptly to furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be reasonably required in connection with such registration.

(k) Each Registering Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(e), such Stockholder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement (including any Shelf Registration) covering such Registrable Securities until such Stockholder’s receipt of (i) copies of the supplemented or amended prospectus from the Company or (ii) further notice from the Company that distribution can proceed without an amended or supplemented prospectus, and, in the circumstances described in clause (i), if so directed by the Company, such Stockholder shall deliver to the Company all copies, other than any permanent file copies then in such Stockholder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. If the Company shall give such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective (including the period referred to in Section 2.04(a)) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.04(e) to the date when the Company shall (x) make available to such Stockholder a prospectus supplemented or amended to conform with the requirements of Section 2.04(e) or (y) deliver to such Stockholder the notice described in clause (ii).

(l) The Company shall use its commercially reasonable efforts to list all Registrable Securities of any class or series covered by such Registration Statement on any national securities exchange on which any of the Registrable Securities of such class or series are then listed or traded.

(m) Upon written request (which request shall be given with reasonable advance notice) to the Company by Registering Stockholders holding a majority of the Registrable Securities being sold in such offering, the Company shall have appropriate officers of the Company or its Subsidiaries (i) upon reasonable request and at reasonable times prepare and make presentations at any “road shows” and before analysts and rating agencies, as the case may be, (ii) take other actions to obtain ratings for any Registrable Securities and (iii) otherwise use its commercially reasonable efforts to cooperate as requested by the underwriters in the offering, marketing or selling of the Registrable Securities.

(n) The Company shall, as soon as possible following its actual knowledge thereof, notify each Registering Stockholder: (A) when a prospectus, any prospectus supplement, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the SEC, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement, a related prospectus (including a Free Writing Prospectus) or any other additional information; or (C) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose.

(o) The Company shall reasonably cooperate with each Registering Stockholder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made by FINRA.

(p) The Company shall take all other steps reasonably necessary to effect the registration of such Registrable Securities and reasonably cooperate with the holders of such Registrable Securities to facilitate the disposition of such Registrable Securities.

(q) The Company shall, within the deadlines specified by the Securities Act, make all required filings of all prospectuses (including any Free Writing Prospectus) with the SEC and make all required filing fee payments in respect of any Registration Statement or related prospectus used under this Agreement (and any offering covered hereby).

(r) The Company shall, if such registration is pursuant to a Registration Statement on Form S-3 or any similar short-form registration, include in such Registration Statement such additional information for marketing purposes as the managing underwriter with respect to an underwritten public offering reasonably requests.

Section 2.05. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Registering Stockholder holding Registrable Securities covered by a Registration Statement, its Affiliates, stockholders, members, directors, officers, managers, employees, partners and agents, and each Person, if any, who controls such Registering Stockholder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, “Stockholder Parties”) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) (“Damages”) caused by or relating to any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities (including any information that has been deemed to be a part of any prospectus under Rule 159 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company shall not be liable to any Stockholder Party for any Damages that are caused by or related to any such untrue statement or omission or alleged untrue statement or omission so made based upon information furnished in writing to the Company by or on behalf of such Registering Stockholder expressly for use therein. The Company also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their respective officers and directors and each Person who controls any underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Registering Stockholders provided in this Section 2.05.

Section 2.06. Indemnification by Registering Stockholders. Each Registering Stockholder holding Registrable Securities included in any Registration Statement agrees, severally but not jointly, to indemnify and hold harmless (i) the Company, (ii) each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, (iii) each other Registering Stockholder participating in any offering of Registrable Securities and (iv) the respective Affiliates, stockholders, members, directors, officers, managers, employees, partners and agents of each of the Persons specified in clauses (i) through (iii) from and against all Damages to the same extent as the foregoing indemnity from the Company to such Registering Stockholder, but only with respect to information furnished in writing by or on behalf of such Registering Stockholder expressly for use in any Registration Statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities (including any information that has been deemed to be a part of any prospectus under Rule 159 under the Securities Act). Each Registering Stockholder also agrees to indemnify and hold harmless any underwriters of the Registrable Securities, their respective officers and directors and each Person who controls any underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company and the other Registering Stockholders provided in this Section 2.06. As a condition to including Registrable Securities in any Registration Statement filed in accordance with Article II, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold the Company harmless to the extent customarily provided by underwriters with respect to similar securities and offerings. No Registering Stockholder shall be liable under this Section 2.06 for any Damages in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) realized by such Registering Stockholder in the sale of Registrable Securities of such Registering Stockholder to which such Damages relate.

Section 2.07. Conduct of Indemnification Proceedings. If any proceeding (including any investigation by any governmental authority) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to Section 2.05 or Section 2.06, such Person (an “Indemnified Party”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all reasonable fees and expenses in connection therewith; provided that the failure of any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel; (ii) in the reasonable judgment of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; or (iii) the Indemnified Party shall have reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Party. It is understood that, in connection with any proceeding or related proceedings in the same jurisdiction, the Indemnifying Party shall not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed promptly after receipt of an invoice setting forth such fees and expenses in reasonable detail. In the case of any such separate firm for any Indemnified Party, such firm shall be designated in writing by the Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there is a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless each Indemnified Party from and against any Damages (to the extent obligated herein) by reason of such settlement or judgment. Without the prior written consent of an Indemnified Party, no Indemnifying Party shall effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

Section 2.08. Contribution. If the indemnification provided for in Section 2.05 or Section 2.06 is unavailable to an Indemnified Party or insufficient in respect of any Damages caused by or relating to any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus or Free Writing Prospectus relating to the Registrable Securities (including any information that has been deemed to be a part of any prospectus under Rule 159 under the Securities Act), or caused by or relating to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the Indemnified Party in connection with such actions which resulted in such Damages, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and the Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.

The parties agree that it would not be just and equitable if contribution pursuant to this Section 2.08 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by a party as a result of the Damages referred to in the preceding paragraph shall be deemed to include, subject to the limitations set forth in Section 2.05 and Section 2.06, any legal or other expenses reasonably incurred by a party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.08, no Registering Stockholder shall be required to contribute any amount in excess of the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Registering Stockholder in the applicable offering. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act), and no Person under the control, within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, of a Person guilty of such fraudulent misrepresentation, shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. Each Registering Stockholder’s obligation to contribute pursuant to this Section 2.08 is several in the proportion that the net proceeds of the applicable offering received by such Registering Stockholder bears to the net total proceeds of the applicable offering received by all such Registering Stockholders and not joint.

Section 2.09. Participation in Public Offering. No Stockholder may participate in any Public Offering hereunder unless such Stockholder (i) agrees to sell such Stockholder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.10. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Registering Stockholder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

Section 2.11. Cooperation by the Company. If any Stockholder shall transfer, assign, sell, convey or otherwise dispose of any Registrable Securities pursuant to Rule 144, the Company shall reasonably cooperate with such Stockholder, provide to such Stockholder such information as such Stockholder shall reasonably request and make publicly available information necessary to permit sales pursuant to Rule 144 for so long as necessary.

Section 2.12. Transfer of Registration Rights. The rights of a Stockholder under this Article II may be transferred or assigned in connection with a transfer of Registrable Securities, provided that all of the following additional conditions are satisfied: (x) such transfer or assignment is effected in accordance with applicable securities laws, (y) such transfer is effected in accordance with the Certificate of Incorporation, as applicable, and (z) such transferee or assignee executes and delivers to the Company an agreement to be bound by this Agreement in the form of Exhibit A.

Section 2.13. Limitations on Subsequent Registration Rights. The Company agrees that it shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any Demand Registration, Piggyback Registration or Shelf Registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that their inclusion would not be on terms more favorable in the aggregate to such holder or prospective holder than this Agreement. The Company also represents and warrants to each Stockholder that it has not prior to the date of this Agreement entered into any agreement with respect to any of its securities granting any registration rights to any Person.

Section 2.14. Free Writing Prospectuses. Except for a prospectus relating to Registrable Securities included in a Registration Statement, an “Issuer Free Writing Prospectus” (as defined in Rule 433 under the Securities Act) or other materials prepared by or on behalf of the Company, each Registering Stockholder represents and agrees that it (i) shall not make any offer relating to the Registrable Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus, and (ii) has not distributed and will not distribute any written materials in connection with the offer or sale pursuant to a Registration Statement of Registrable Securities without the prior written consent of the Company and, in connection with any Public Offering, the underwriters.

Section 2.15. Information from Registering Stockholders; Obligations of Registering Stockholders.

(a) It shall be a condition precedent to the obligations of the Company to include the Registrable Securities of any Registering Stockholder that has requested inclusion of its Registrable Securities in any Registration Statement or related prospectus, as the case may be, that such Registering Stockholder shall take the actions described in this Section 2.15.

(b) Each Registering Stockholder that has requested inclusion of its Registrable Securities in any Registration Statement shall (i) furnish to the Company (as a condition precedent to such Registering Stockholder’s participation in such registration) in writing such information with respect to such Registering Stockholder, its ownership of Company Securities and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or prospectus (or amendment or supplement thereto) and all information required to be disclosed in order to make the information previously furnished to the Company by such Registering Stockholder not contain a material misstatement of fact or necessary to cause such Registration Statement or prospectus (or amendment or supplement thereto) not to omit a material fact with respect to such Registering Stockholder necessary in order to make the statements therein not misleading and (ii) comply with the Securities Act and the Exchange Act and all applicable state securities laws and comply with all applicable regulations in connection with the registration and the disposition of Registrable Securities.

(c) Each Registering Stockholder shall promptly (i) following its actual knowledge thereof, notify the Company of the occurrence of any event that makes any statement made in a Registration Statement, prospectus, Issuer Free Writing Prospectus or other Free Writing Prospectus regarding such Registering Stockholder untrue in any material respect or that requires the making of any changes in a Registration Statement, prospectus, Issuer Free Writing Prospectus or other Free Writing Prospectus so that, in such regard, it shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements not misleading and (ii) provide the Company with such information as may be required to enable the Company to prepare a supplement or post-effective amendment to any such Registration Statement or a supplement to such prospectus or Free Writing Prospectus.

(d) Each Registering Stockholder shall use commercially reasonable efforts to cooperate with the Company in preparing the applicable Registration Statement.

(e) Each Stockholder agrees that no Stockholder shall be entitled to sell any Registrable Securities pursuant to a Registration Statement or to receive a prospectus relating thereto unless such Stockholder has furnished the Company with all information required to be included in such Registration Statement by applicable securities laws in connection with the disposition of such Registrable Securities as reasonably requested by the Company.

(f) Notwithstanding anything to the contrary herein, no Registering Stockholder shall be required to make any representations or warranties to or agreements with the Company, the underwriters of any underwritten Public Offering, or any other Person in connection with a disposition of Registrable Securities other than representations, warranties or agreements regarding such Registering Stockholder, such Registering Stockholder’s ownership of Registrable Securities and such Registering Stockholder’s intended method of distribution of Registrable Securities.

ARTICLE III.

TERMINATION

Section 3.01. Termination. This Agreement shall terminate when the Post Stockholders collectively on their own behalf own less than 2.5% of the total number of outstanding Shares; provided, however, that any Stockholder that ceases to own beneficially any Registrable Securities shall cease to be bound by the terms hereof other than (i) Section 2.05, Section 2.06, Section 2.07, Section 2.08 and Section 2.10 applicable to such Stockholder with respect to any offering of Registrable Securities completed before the date such Stockholder ceased to own any Registrable Securities and (ii) Section 4.01, Section 4.02 and Section 4.04 through Section 4.11.

ARTICLE IV.

MISCELLANEOUS

Section 4.01. Successors and Assigns.

(a) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and permitted assigns.

(b) Subject to Section 2.12, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party.

(c) Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 4.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission) and shall be given,

if to the Company, to:

BellRing Brands, Inc.

Attn: General Counsel

2503 S. Hanley Rd.

St. Louis, MO 63144

E-mail: craig.rosenthal@bellringbrands.com

if to Post, to:

Post Holdings, Inc.

2305 S. Hanley Rd.

St. Louis, MO 63144

Attention: General Counsel

Email: diedre.gray@postholdings.com

if to any other party hereto, to the address (including electronic transmission) specified on the joinder to this Agreement signed by such party hereto,

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt. Any Person that becomes a Stockholder shall provide its address and e-mail address to the Company, which shall promptly provide such information to each other Stockholder.

Section 4.03. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and Post. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.04. Governing Law. All issues and questions concerning the construction, validity, interpretation and enforcement of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law or conflicts of law provisions that would indicate the applicability of the laws of any other jurisdiction.

Section 4.05. Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 4.06. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.07. Specific Enforcement. Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies that may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

Section 4.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each initial party hereto shall have received a counterpart hereof signed by all of the other initial parties hereto. Until and unless each initial party has received a counterpart hereof signed by the other initial parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

Section 4.09. Entire Agreement. This Agreement, together with the Exhibit hereto and any documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.

Section 4.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.11. Certificate of Incorporation Supersedes. Nothing in this Agreement is intended to conflict with any provision of the Certificate of Incorporation or Bylaws, each in effect from time to time and, in the event of any such conflict, the applicable provisions of the Certificate of Incorporation or Bylaws shall supersede the conflicting provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[remainder of page left blank; signature pages follow]

BELLRING BRANDS, INC.

By:
Name: [●]
Title: [●]

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

[BELLRING BRANDS, INC.]

POST HOLDINGS, INC.

By:
Name: Diedre J. Gray
Title: Executive Vice President, General Counsel and Chief Administrative Officer, Secretary

SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT

[POST HOLDINGS, INC.]

EXHIBIT A

JOINDER TO REGISTRATION RIGHTS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Registration Rights Agreement dated as of [•], 2022 (the “Registration Rights Agreement”) among BellRing Brands, Inc. and the other parties thereto, as the same may be amended from time to time. Capitalized terms used, but not defined, herein shall have the meanings ascribed to such terms in the Registration Rights Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Registration Rights Agreement as of the date hereof and shall have all of the rights and obligations of a “Stockholder” thereunder as if it had executed the Registration Rights Agreement. The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Rights Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date:                         ,

[NAME OF JOINING PARTY]

By:
Name:
Title:

Address for Notices:

Email Address:

EXHIBIT A - 1

Annex F

TAX MATTERS AGREEMENT

by and among

BELLRING INTERMEDIATE HOLDINGS, INC.

(FORMERLY KNOWN AS BELLRING BRANDS, INC.),

POST HOLDINGS, INC.

and

BELLRING BRANDS, INC.

DATED AS OF [●], 2022

(continued)

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”), dated as of [●], 2022 is entered into by and among BellRing Intermediate Holdings, Inc. (formerly known as BellRing Brands, Inc.), a Delaware corporation (“BellRing”), Post Holdings, Inc., a Missouri corporation (“Post”), and BellRing Brands, Inc., a Delaware limited liability company and a direct, wholly owned Subsidiary of Post (“SpinCo” and, together with BellRing and Post, the “Parties”). Any capitalized term used herein without definition shall have the meaning given to it in the Transaction Agreement and Plan of Merger.

RECITALS

WHEREAS, BellRing, Post, SpinCo and the other Persons party thereto have entered into a Transaction Agreement and Plan of Merger, dated as of October 26, 2021 (the “Transaction Agreement”), pursuant to which, in accordance with the terms and conditions thereof, at the Merger Effective Time, Merger Sub will merge with and into BellRing, with BellRing continuing as the surviving corporation, and BellRing becoming a wholly owned Subsidiary of SpinCo;

WHEREAS, prior to the Distribution, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will cause the Separation to be completed;

WHEREAS, following the Separation, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will effectuate the Debt Exchange;

WHEREAS, in connection with and as part of the Separation, in accordance with the terms and conditions set forth in the Transaction Agreement, Post will cause the Distribution to be completed;

WHEREAS, within six months following the Distribution and in connection with the Distribution, Post may effectuate the Equity Exchange;

WHEREAS, immediately following consummation of the Distribution, in accordance with the terms and conditions set forth in the Transaction Agreement, the Parties will effectuate the Merger;

WHEREAS, following the Merger, in accordance with the terms and conditions set forth in the Transaction Agreement, SpinCo may effectuate the Post-Merger Transactions;

WHEREAS, the material steps of the various transactions contemplated under the Separation Plan and Transaction Agreement (“Transactions”) and their intended Tax treatment for U.S. federal income tax purposes are set forth in more detail in the Separation Plan;

WHEREAS, the Parties to this Agreement intend that, for U.S. federal income tax purposes, (i) the Separation, together with the Distribution, will qualify as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code; (ii) the Distribution will qualify as a distribution of SpinCo Common Stock to Post shareholders eligible for nonrecognition under Sections 355 and 361 of the Code; (iii) the Debt Exchange and Equity Exchange will each qualify as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (iv) the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code; (v) no gain or loss will be recognized as a result of such transactions for U.S. federal income tax purposes by any of Post, SpinCo, Merger Sub, BellRing or their respective Subsidiaries, BellRing stockholders (except as a result of cash paid to such stockholders) or the Post shareholders; (vi) the Post-Merger Transactions will be treated as contributions eligible for nonrecognition under Section 351 of the Code and (vii) the Transaction Agreement is a “plan of reorganization” within the meaning of Section 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; and

WHEREAS, as a consequence of the Transaction Agreement, the Parties desire to make certain representations, warranties and covenants with respect to tax matters and to allocate the liability for certain Taxes that may be owed to or asserted by U.S. federal, state, local or non-U.S. Governmental Authorities.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.03.

“Active Business” means BellRing LLC’s “active nutrition” business (including such business conducted through any entities that are disregarded as separate from BellRing LLC for U.S. federal income tax purposes) conducted at substantially the same or greater levels as prior to the Distribution.

“Affiliate” has the meaning set forth in the Transaction Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“BellRing” has the meaning set forth in the preamble to this Agreement.

“BellRing LLC” has the meaning set forth in the Transaction Agreement.

“Business Day” has the meaning set forth in the Transaction Agreement.

“Claimant” has the meaning set forth in Section 4.01(a).

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution and subject to adjustment for Tax payments made after the Distribution Date, which will be allocated to the Tax Period following the Distribution under the principles of Treasury Regulations Sections 1.1502-76 and 1.706-4; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Control” has the meaning set forth in the Transaction Agreement.

“Covered Transaction” means any Transaction contemplated by this Agreement or any Transaction Agreement and including, for the avoidance of doubt, any Transaction contemplated by the Separation Plan.

“Debt Exchange” has the meaning set forth in the Transaction Agreement.

“Disqualified Ownership Shift” means a transaction or series of transactions, as a result of which any Person or any group of related Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from SpinCo or any of its Affiliates and/or one or more holders of SpinCo Equity Interests, respectively, any amount of SpinCo Equity Interests that would, when combined with any other changes in ownership of SpinCo Equity Interests pertinent for purposes of Section 355(e) of the Code (including the Merger), result in a shift of more than forty percent (40%) of (a) the value of all outstanding SpinCo Equity Interests as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding voting SpinCo Equity Interests as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, for purposes of the preceding sentence, (x) the total value or total combined voting power of all SpinCo Equity Interests issued and outstanding immediately after the Distribution shall be reduced by any redemption or repurchase (directly or indirectly) by SpinCo (or any of its Affiliates) of SpinCo Equity Interests following the Distribution, and (y) whether a Disqualified Ownership Shift has occurred shall be calculated by disregarding (i) issuances by SpinCo that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d), (ii) transfers of SpinCo Equity Interests that satisfy Safe Harbor VII (relating to public trading) of Treasury Regulations Section 1.355-7(d) and (iii) issuances, transfers, recapitalizations, redemptions, and repurchases (in each case, whether direct or indirect) that are the subject of any applicable IRS ruling described in Section 6.03(c) or Unqualified Tax Opinion received by one or more of the Parties with respect thereto, so long as such issuances, transfers, recapitalizations, redemptions or repurchases are not inconsistent with any applicable formal or informal written guidance provided by the IRS in connection with any IRS ruling request or any applicable assumptions, representations, warranties, covenants or certificates relied upon in such Unqualified Tax Opinion. For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Distribution” has the meaning set forth in the Transaction Agreement.

“Distribution Date” has the meaning set forth in the Transaction Agreement.

“Due Date” means (i) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (ii) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties and/or additions to Tax.

“Equity Exchange” has the meaning set forth in the Transaction Agreement.

“Equity Interests” means stock or other securities, derivatives, instruments or arrangements treated as equity for Tax purposes, options, warrants, rights, subscriptions, convertible debt or any other instrument or security (or agreement or understanding or arrangement that could be treated as equity for Tax purposes) that affords any Person the right, whether conditional or otherwise, to acquire stock (or any rights thereof, including voting rights) or to be paid an amount determined by reference to the value of stock.

“Final Determination” means the final resolution of liability for any Tax for any Tax Period, by or as a result of (i) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any Tax Period, (iii) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund or credit may be recovered by the jurisdiction imposing the Tax or (iv) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Governmental Authority” has the meaning set forth in the Transaction Agreement.

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives and attorneys acting in their official capacity.

“Laws” has the meaning set forth in the Transaction Agreement.

“Merger” has the meaning set forth in the Transaction Agreement.

“Merger Effective Time” has the meaning set forth in the Transaction Agreement.

“Merger Sub” has the meaning set forth in the Transaction Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a).

“Opinion” means the written opinions received by Post or BellRing with respect to certain Tax aspects of the Covered Transactions, including for the avoidance of doubt, BellRing Tax Opinion and 355 Tax Opinion, as such terms are defined in the Transaction Agreement.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Per Share Stock Consideration” has the meaning set forth in the Transaction Agreement.

“Person” or “person” has the meaning set forth in the Transaction Agreement.

“Post” has the meaning set forth in the preamble to this Agreement.

“Post Consolidated Return” means any U.S. federal consolidated Tax Return required to be filed by Post or a member of the Post Group as the “common parent” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) and any consolidated, combined, unitary or similar Tax Return required to be filed by Post or any member of the Post Group under a similar or analogous provision of state, local or non-U.S. Law.

“Post Entity” means Post and any entity that is a Subsidiary of Post immediately after the Distribution.

“Post Group” means (i) Post and each Person (including any Person treated as a disregarded entity for U.S. federal income tax purposes (or for purposes of any state, local or non-U.S. tax Law)) required to join in a Tax Return on a consolidated, combined or unitary basis with Post, (ii) any corporation (or other Person) that shall have merged or liquidated into Post or any such Person and (iii) any predecessor or successor to any Person otherwise described in this definition, in each of (i), (ii) and (iii), other than BellRing LLC and its Subsidiaries or SpinCo.

“Post Taxes” means, without duplication, any (i) U.S. federal consolidated or state or local consolidated or combined Taxes for a group of which any Post Entity is the current parent, (ii) Taxes arising under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. Law, which are Taxes of a Post Entity but for which a SpinCo Entity is liable by virtue of having been a member of a consolidated, combined, affiliated, unitary or other similar tax group with such Post Entity prior to the Distribution, (iii) Taxes of any SpinCo Entity with respect to any Pre-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03; and without in any way negating the Post Group’s rights under the Post-BellRing Tax Matters Agreement or Taxes allocated to BellRing or BellRing LLC under such Agreement) and (iv) Tax-Free Transaction Failure Taxes incurred by any action or failure to take any action within its control by a Post Entity.

“Post Tax Return” means any Tax Return required to be filed by any Post Entity that does not exclusively relate to the SpinCo Business, including for the avoidance of doubt, any Post Consolidated Return.

“Post-BellRing Tax Matters Agreement” means the Tax Matters Agreement entered into by and among Post, BellRing and BellRing LLC, dated as of October 21, 2019.

“Post-Distribution Period” means any Tax Period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Distribution Date.

“Post-Merger Transactions” has the meaning set forth in the Transaction Agreement.

“Pre-Distribution Period” means any Tax Period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Refund” means any refund (or credit or offset in lieu thereof that results in an actual reduction in Taxes) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable to the extent it results in an actual reduction in Taxes), including any interest paid on or with respect to such refund of Taxes.

“Restricted Period” has the meaning set forth in Section 6.02(b).

“Section 336(e) Election” has the meaning set forth in Section 2.08.

“Separation” has the meaning set forth in the Transaction Agreement.

“Separation Plan” means the steps for effecting the Covered Transactions.

“SpinCo” has the meaning set forth in the preamble to this Agreement.

“SpinCo Business” means the active nutrition business conducted by BellRing LLC and its Subsidiaries at any time since the initial public offering of BellRing on October 21, 2019.

“SpinCo Common Stock” the meaning set forth in the Transaction Agreement.

“SpinCo Entity” means SpinCo or any entity that is a Subsidiary of SpinCo following the Distribution.

“SpinCo Equity Interests” means any outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to SpinCo Common Stock or any capital stock equivalent or other nominal interest in SpinCo or any SpinCo Entity (including for the avoidance of doubt, BellRing or any BellRing Subsidiary).

“SpinCo Group” means (i) SpinCo and each Person (including any Person treated as a disregarded entity for U.S. federal income tax purposes (or for purposes of any state, local or non-U.S. tax Law)) required to join in a Tax Return on a consolidated, combined or unitary basis with SpinCo in any Post-Distribution Period; (ii) any corporation (or other Person) that shall have merged or liquidated into SpinCo or any such Person and (iii) any predecessor or successor to any Person otherwise described in this definition, in each of (i), (ii) and (iii).

“SpinCo Separate Return” means any Tax Return of or including any SpinCo Entity (including any consolidated, combined or unitary return) that does not include any member of the Post Group.

“SpinCo Tainting Act” has the meaning set forth in Section 6.02(a).

“SpinCo Taxes” means, without duplication, any (i) Taxes arising from or attributable to the SpinCo Business or any SpinCo Entity that are not Post Taxes (whether or not required to be reported on a Tax Return with respect to a Post-Distribution Period), (ii) SpinCo Transaction Taxes, (iii) Taxes of any SpinCo Entity with respect to any Post-Distribution Period (in the case of a Straddle Period, determined in accordance with Section 2.03) (other than Taxes described in clause (ii) of Post Taxes), and (iv) Taxes reported, or required to be reported, on a SpinCo Separate Return with respect to a Post-Distribution Period.

“SpinCo Transaction Taxes” means any Taxes or Tax-related losses incurred by any Party to this Agreement or its Subsidiaries resulting from or attributable to a Tax-Free Transaction Failure if such Tax-Free Transaction Failure:

(i)

is attributable to (x) a SpinCo Tainting Act, (y) any action (or the failure to take any action within its control) by any SpinCo Entity (including entering into any agreement, understanding or arrangement or any negotiations with respect to any transaction or series of transactions) that occurs after the Distribution or (z) any transaction or event (or series of events) within the control of a SpinCo Entity occurring after the Distribution and involving the capital stock or assets of any SpinCo Entity.

(ii)	is attributable to any breach of any representation, warranty or covenant made by BellRing or its Affiliates in this Agreement, the Transaction Agreements or the Tax Materials;

(iii)

is attributable to any breach after the Distribution of any representation, warranty or covenant made by SpinCo or any SpinCo Entity in this Agreement, the Transaction Agreement or the Tax Materials (unless such breach is attributable to any action taken in reasonable reliance upon a breached representation, or warranty made by Post in this Agreement, the Transaction Agreements or the Tax Materials);

(iv)

is attributable to the application of Section 355(e) of the Code to the Distribution and would not have arisen but for an “acquisition” of SpinCo stock (within the meaning of Section 355(e) of the Code), which acquisition of stock is not pursuant to (x) the issuance of the Per Share Stock Consideration in the Merger, (y) the distribution of SpinCo Common Stock in the Distribution or (z) an agreement or arrangement entered into by Post or its Subsidiaries (including SpinCo) prior to the Distribution (other than any such agreement or arrangement as to which BellRing or any of its Affiliates is a Party or has consented in writing; or

(v)

with respect to Taxes of SpinCo or BellRing, is attributable to the failure of the Merger to qualify as a reorganization eligible for nonrecognition under Section 368 (unless such failure is solely attributable to a breach of any representation or warranty made by Post in Section 6.01(c) or under Article V of the Transaction Agreement or in the Tax Materials).

For the avoidance of doubt, but without limiting the foregoing, a Tax will be treated as a SpinCo Transaction Tax under clause (i) above if such Tax would not have arisen but for both (a) the distribution of the SpinCo Common Stock pursuant to the Transaction Agreement and (b) any transaction or event (or series of events) within the control of a SpinCo Entity occurring after the Distribution involving (directly or indirectly) the stock or assets of any SpinCo Entity.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsidiary” has the meaning set forth in the Transaction Agreement.

“Taxes” means any and all U.S. federal, state, local or non-U.S. taxes, assessments or similar charges and any interest, penalties or additional amounts related thereto.

“Tax Attributes” means net operating losses, capital losses, investment tax credit carryovers, carryovers under Section 163(j) of the Code, earnings and profits including those previously taxed, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future Tax Period.

“Tax Benefit Recipient” has the meaning set forth in Section 2.07(b).

“Tax-Free Status” means (i) the qualification of the Transactions contemplated by the Separation for their intended tax treatment (as determined by Post) under applicable Laws; (ii) the qualification of the Separation, together with the Distribution, as a tax-free reorganization under Sections 368(a)(1)(D) and 355 of the Code and of each of Post and SpinCo as a “party to a reorganization” within the meaning of Section 368(b) of the Code, pursuant to which none of SpinCo, Post or Post’s shareholders recognizes any gain or loss for U.S. federal income tax purposes; (iii) the qualification of the Distribution as a transaction not subject to tax pursuant to Section 355(d) or Section 355(e) of the Code and as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code; (iv) the qualification of each of the Debt Exchange and Equity Exchange as a distribution in connection with the Separation and Distribution eligible for nonrecognition under Section 361(c) of the Code; (v) the qualification of the Merger as a reorganization eligible for nonrecognition pursuant to Section 368(a) of the Code and of each of BellRing, SpinCo and Merger Sub as a “party to a reorganization” within the meaning of Section 368(b) of the Code; (v) the Merger and any other Transactions contemplated by the Transaction Agreements not causing Section 355(e) of the Code to apply to the Distribution and (vi) the treatment of the assumption of liabilities in the Separation as not giving rise to Tax pursuant to Section 357(a) of the Code.

“Tax-Free Transaction Failure” means the failure of any applicable Covered Transaction to qualify for Tax-Free Status.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (i) the Opinions, (ii) any representation letter from Post, BellRing, BellRing LLC or SpinCo supporting an Opinion and (iii) any other materials delivered or deliverable by Post, BellRing, BellRing LLC or SpinCo or other Persons in connection with the rendering of the Opinions.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any applicable Law.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Receivable Agreement” has the meaning set forth in the Transaction Agreement.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) supplied to, or filed with, or required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax Return or claim for a Refund of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such Refund of Taxes.

“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transaction Agreement” has the meaning set forth in the preamble.

“Transaction Agreements” has the meaning set forth in the Transaction Agreement.

“Transfer Taxes” means sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Transactions contemplated in the Transaction Agreements or Separation Plan.

“Treasury Regulations” means the proposed, final and temporary income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” Opinion, without substantive qualifications, of a nationally recognized Law or accounting firm, which firm is reasonably acceptable to Post, to the effect that a transaction will not affect the Tax-Free Status of any applicable Covered Transaction. Post acknowledges that Ernst & Young LLP, Cleary Gottlieb Steen & Hamilton LLP and Simpson Thacher & Bartlett LLP are each reasonably acceptable to Post.

Section 1.02 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE II

Preparation, Filing and Payment of Taxes Shown Due on Tax Returns

Section 2.01 Tax Returns.

(a) Post Consolidated Returns and Tax Returns Required to be Filed by Post. In accordance with Article II of the Post-BellRing Tax Matters Agreement to the extent applicable, Post shall prepare and file (or cause to be prepared and filed) (i) each Post Consolidated Return and (ii) each Tax Return required to be filed by a Post Entity. Each SpinCo Entity shall file such consents, elections and other documents as may be required, appropriate or reasonably requested by Post in connection with the filing of such Tax Returns. SpinCo shall reimburse Post for any Taxes shown as due and payable on such Tax Returns that are SpinCo Taxes (taking into account the limitations set forth in Article III, as applicable).

(b) SpinCo Entity Tax Returns. Except as provided in Section 2.01(c), SpinCo shall prepare and file (or cause to be prepared and filed) each SpinCo Separate Return required to be filed by a SpinCo Entity after the Distribution Date. Post shall reimburse SpinCo for any Taxes shown as due and payable on such Tax Returns that are Post Taxes (taking into account the limitations set forth in Article III, as applicable).

(c) Pre-Distribution Period Tax Return of BellRing LLC and its Subsidiaries. Post shall prepare and file (or cause to be prepared and filed) each Pre-Distribution Period Tax Return of, or including, BellRing LLC and any

Subsidiary of BellRing LLC. SpinCo shall be entitled to review and comment on any such Pre-Distribution Period Tax Returns at least twenty (20) days prior to the Due Date for the applicable Pre-Distribution Period Tax Return. SpinCo shall notify Post no later than ten (10) days after receipt of a Pre-Distribution Period Tax Return of any changes recommended thereby to such Pre-Distribution Period Tax Return. Post shall consider in good faith all reasonable comments of SpinCo to such Pre-Distribution Period Tax Returns. If Post does not accept any such comment, then Post shall notify SpinCo of that fact. If within five (5) days of such notification, SpinCo requests in writing a review of a rejected comment, Post shall cause its regular tax advisors to review the comment and consult with SpinCo. The determination of the tax advisors following such review and consultation shall definitively determine the position taken on such Pre-Distribution Period Tax Return.

(d) Post-BellRing Tax Matters Agreement. For the avoidance of doubt, the Post-BellRing Tax Matters Agreement shall remain in full force and effect and shall apply in respect of all periods, including the portion of the Straddle Period, ending with or before the Distribution Date; and the Distribution shall in no way diminish the rights of Post or BellRing, as applicable, to receive payments or indemnification pursuant to the Post-BellRing Tax Matters Agreement.

Section 2.02 Tax Return Procedures.

(a) Post Tax Returns and Certain Tax Returns Prepared by Post. Except as otherwise provided in this Section 2.02(a) and Sections 2.08 and 6.02(d), Post may take any position on or make any elections or other determinations with respect to any Post Tax Return in its sole and absolute discretion and SpinCo shall have no rights with respect to any Post Tax Return. Notwithstanding the previous sentence, to the extent any income Tax Return prepared by Post pursuant to Section 2.01(a) includes SpinCo Taxes, would reasonably be expected to materially adversely affect the Tax position of any SpinCo Entity, or includes SpinCo as part of a consolidated, combined or unitary group, Post shall provide a draft of the portion of such Tax Return specifically relevant to SpinCo for its review and comment at least twenty (20) days prior to the Due Date for such Tax Return and shall consider in good faith whether to revise such relevant portions of such Tax Return in accordance with any reasonable written comments received from SpinCo.

(b) Certain SpinCo Entity Tax Returns Prepared by SpinCo. In the case of any Tax Return described in Section 2.01(b) that includes Post Taxes or would reasonably be expected to materially adversely affect the Tax position of any Post Entity, (i) such Tax Return shall (to the extent permitted by applicable Law) be prepared in a manner consistent with past practice and (ii) SpinCo shall provide a draft of such Tax Return to Post for its review and comment at least twenty (20) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, five (5) days prior to the Due Date for such Tax Return. The Parties shall negotiate in good faith to resolve all disputed issues. In the event that past practice is not applicable to a particular item or matter, SpinCo shall determine the reporting of such item or matter in good faith in consultation with Post. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.03. In the event that any such dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by SpinCo and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, SpinCo shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b) except to the extent that such late filing is caused by the failure of any Post Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Information Statements. Unless otherwise required by Law, Post, BellRing and SpinCo, as applicable, shall file the appropriate information statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS and shall retain the appropriate information relating to the Distribution and the Merger as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(d) Amended Returns. Any amendment of any Tax Return described in Section 2.01 of any SpinCo Entity shall be subject to the same procedures required for the preparation of such Tax Return of such SpinCo Entity pursuant to this Section 2.02 and shall be prepared and filed in a manner consistent with the Tax Materials and Tax-Free Status. Except to the extent required by applicable Law, no SpinCo Entity shall amend any Tax Return relating to a Pre-Distribution Period or any Tax Return that includes Post Taxes or would reasonably be expected to materially adversely affect the Tax position of any Post Entity without the written consent of Post (which consent shall not be unreasonably withheld, conditioned or delayed). Except to the extent required by applicable Law, no Post Entity shall amend any Tax Return of a SpinCo Entity that includes SpinCo Taxes or would reasonably be expected to materially adversely affect the Tax position of any SpinCo Entity without the written consent of SpinCo (which consent shall not be unreasonably withheld, conditioned or delayed).

(e) Consistent Reporting.

(i) With respect to any Tax Return for which SpinCo is responsible pursuant to this Agreement, SpinCo shall include any Tax Items in such Tax Return in a manner that is consistent with the inclusion of such Tax Items in any related Tax Return for which Post is responsible to the extent such Tax Items are allocated in accordance with this Agreement.

(ii) With respect to any Tax Return that either Post, BellRing or SpinCo has the obligation or right to prepare and file, or cause to be prepared and filed, for any Pre-Distribution Period or any Straddle Period (or Post-Distribution Period to the extent items reported on such Tax Return might reasonably be expected to affect items as reported on any Tax Return for any Pre-Distribution Period or any Straddle Period), such Tax Return shall be prepared in accordance with past practices, including, for example, the methodology historically adopted by such Party for the accrual of non-U.S. Taxes for purposes of computing any foreign tax credit for U.S. tax purposes, used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such past practices), and to the extent any items are not covered by past practices (or in the event that there is no reasonable basis for the use of such past practices), in accordance with reasonable Tax accounting practices selected by the Party preparing and filing the Tax Return.

(f) Reporting Consistent with Tax-Free Status. All Tax Returns shall be prepared in a manner that is consistent with the Tax Materials and Tax-Free Status and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing pursuant to Section 2.01. In the event that any Party determines that there is no reasonable basis for the Tax treatment described in the preceding sentence, such Party shall notify the other Party twenty (20) Business Days prior to filing the relevant Tax Return and the Parties shall attempt in good faith to agree on the manner in which the relevant portion of the Covered Transactions shall be reported.

Section 2.03 Straddle Period Tax Allocation. To the extent permitted by applicable Law, Post and SpinCo shall elect to close the Tax Period of each SpinCo Entity as of the close of the Distribution Date; provided, however, that if applicable Law does not permit a SpinCo Entity to close its Tax Period on the Distribution Date, the Tax attributable to the operations of the SpinCo Entities for any Pre-Distribution Period shall be the Tax computed using the Closing of the Books Method. All Taxes with respect to a Straddle Period shall be allocated in accordance with the Closing of the Books Method.

Section 2.04 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) Business Days before the Due Date of such Taxes and (b) ten (10) Business Days after the Party required to make such reimbursement has received notice from the Party entitled to such reimbursement. Without limiting the foregoing, for the avoidance of doubt, a Party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided that the amount of reimbursement shall in all cases be based on the actual Taxes paid and not on such reasonable estimate).

Section 2.05 Expenses. Except as provided in Section 8.03 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.06 No Extraordinary Actions on the Distribution Date. Except as expressly contemplated by this Agreement or any Transaction Agreement, SpinCo shall not, and shall not permit any SpinCo Entity to, take any action outside of the ordinary course of business (“Extraordinary Transactions”) on the Distribution Date. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted to occur by SpinCo or BellRing or any of their respective Subsidiaries on the Distribution Date as occurring on the day after the Distribution Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or non-U.S. Law. The Parties agree that no Party will make a ratable allocation election under Treasury Regulations Sections 1.1502-76(b)(2)(ii)-(iii) and 1.706-4(a)(3) or any other similar provision of state, local or non-U.S. Law, and all allocations between the Pre-Distribution Period and the Post-Distribution Period shall be made on a Closing of the Books Method.

Section 2.07 Allocation of Tax Attributes.

(a) Post shall determine in good faith, consistent with the books and records of Post, the allocation of Tax Attributes among Post Entities and SpinCo Entities in accordance with the Code and Treasury Regulations, including Treasury Regulations Sections 1.1502-76, 1.312-10 and 1.706-4 (and any applicable state, local and non-U.S. Laws). Post shall consult in good faith with BellRing (or SpinCo, following the Merger) regarding the allocation of Tax Attributes and shall consider in good faith whether to revise such allocation in accordance with reasonable written comments received from BellRing (or SpinCo, following the Merger) regarding such allocation of Tax Attributes. Post, BellRing and SpinCo hereby agree to compute all Taxes (and hereby agree to cause each Post Entity (in the case of Post) or SpinCo Entity (in the case of SpinCo), as applicable, to compute all Taxes) consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.07 unless otherwise required by a Final Determination. Except as otherwise provided, to the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to this Section 2.07, as agreed by the Parties.

(b) A Party receiving (or realizing) a Tax benefit to which another Party is entitled hereunder (a “Tax Benefit Recipient”) shall pay over the amount of such Tax benefit (including interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax benefit and any other reasonable costs) within thirty (30) days of receipt thereof (or from the Due Date for payment of any Tax reduced thereby); provided, however, that the other Party, upon the request of such Tax Benefit Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that, as a result of a subsequent Final Determination, a Tax benefit that gave rise to such payment is subsequently disallowed.

(c) To the extent permitted by applicable Law, any SpinCo Entity shall elect to forgo a carryback of any net operating losses, capital losses or credits for any Tax Period ending after the Distribution Date to a Tax Period, or portion thereof, ending on or before the Distribution Date. Notwithstanding the previous sentence, if any SpinCo Entity receives a Refund or otherwise realizes a Tax benefit as a result of any mandatory carryback of any item from any SpinCo Entity, it shall remit to Post the amount of such Refund or Tax benefit, less any Tax or other reasonable out-of-pocket costs incurred by such SpinCo Entity, as the case may be; provided, however, if a Taxing Authority subsequently reduces or disallows such Refund or Tax benefit, Post shall, within thirty (30) days of the reduction or disallowance, return the amount previously remitted to Post.

Section 2.08 Section 336(e) Election. Post shall make a timely protective election under and in accordance with Section 336(e) of the Code and the Treasury Regulations issued thereunder (and any similar election under state, local or non-U.S. Law) with respect to the Distribution for each SpinCo Entity that is a domestic corporation for U.S. federal income tax purposes (a “Section 336(e) Election”). Post shall be solely responsible for the contents of a Section 336(e) Election and any agreements or filings required in connection with a Section 336(e) Election. Each SpinCo Entity shall take any action reasonably requested by Post in connection with the filing of a Section 336(e) Election. It is intended that a Section 336(e) Election shall have no effect unless the Distribution is a “qualified stock disposition” either because (i) the Distribution is not a transaction described in Treasury Regulations Section 1.336-1(b)(5)(i)(B) or (ii) Treasury Regulations Section 1.336-1(b)(5)(ii) applies to the Distribution. For the avoidance of doubt, if the Section 336(e) Election becomes effective, the calculation of Post Taxes and SpinCo Taxes, as the case may be, shall take into account any income, gain, loss, deduction or credit arising from the Section 336(e) Election.

Section 2.09 Post TRA.

(a) If and to the extent that there is a Tax-Free Transaction Failure, the Post Group incurs any Taxes attributable to the Section 336(e) Election, or the Post Group otherwise incurs a material Tax liability which gives rise to a quantifiable Tax benefit to SpinCo, in each case that (i) gives rise to adjustments to the tax basis of assets held by the SpinCo Group and (ii) for which the Post Group is not entitled to indemnification pursuant to Article III of this Agreement, then (x) Post shall be entitled to periodic payments from SpinCo (at such times and in such manner as will be mutually agreed in a tax receivable agreement) equal to 85% of the Tax savings arising from the aggregate increase to the tax basis of assets held by the SpinCo Group resulting from the Taxes attributable to a Tax-Free Transaction Failure or Section 336(e) Election and for which the Post Group was not entitled to indemnification pursuant to Article III of this Agreement, and (y) the Parties shall negotiate in good faith the terms of a tax receivable agreement to govern the calculation of such payments on a “when realized” basis and using a “with and without” methodology (treating any deductions or amortization attributable to the applicable increase in tax basis as the last items claimed for any Tax Period, including after the utilization of any available net operating loss carryforwards), and otherwise applying the principles of, and adhering as closely as practicable to, the existing Tax Receivable Agreement. Notwithstanding anything to the contrary, SpinCo shall not have any obligation to pay to the Post Group under such tax receivable agreement for Tax savings attributable to any losses, Taxes, damages, expenses or other liability to the extent the Post Group is entitled to indemnification with respect to such items pursuant to Article III of this Agreement.

(b) For the avoidance of doubt, the existing Tax Receivable Agreement shall remain in full force and effect and shall apply in respect of all periods ending with or before the Merger Effective Date; and the Transactions contemplated by the Transaction Agreements shall in no way diminish the rights of Post or BellRing, as applicable, to receive payments (except, for the avoidance of doubt, to the extent the Transactions reduce the amount of any tax benefit deemed to be realized for purposes of such Tax Receivable Agreement as determined in the reasonable discretion of Post) or indemnification pursuant to such Tax Receivable Agreement.

Section 2.10 Transfer Taxes. Transfer Taxes shall be borne fifty percent (50%) by Post and fifty percent (50%) by SpinCo. The Parties shall execute such documents, agreements, applications, instruments, or other forms as reasonably required, and shall permit any such Transfer Taxes to be assessed and paid in accordance with applicable Law.

ARTICLE III

Indemnification

Section 3.01 Indemnification by Post. Post shall pay (or cause to be paid), and shall indemnify and hold the SpinCo Group harmless from and against, without duplication, all Post Taxes.

Section 3.02 Indemnification by SpinCo. SpinCo shall pay (or cause to be paid), and shall indemnify and hold the Post Group harmless from and against, without duplication, all SpinCo Taxes.

Section 3.03 Characterization of and Adjustments to Payments. In the absence of a Final Determination to the contrary, for all Tax purposes, Post and SpinCo shall treat or cause to be treated any indemnification payment required by this Agreement or the Transaction Agreements (other than any payment treated for Tax purposes as interest) as either a contribution by Post to SpinCo or a distribution by SpinCo to Post, as the case may be, occurring immediately prior to the Distribution Date; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority asserts that a Party’s treatment of a payment should be other than as required pursuant to this Agreement, such Party shall use its commercially reasonable efforts to contest such challenge and each other Party shall use commercially reasonable efforts to cooperate therewith.

Section 3.04 Timing of Indemnification Payments.

(a) Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party pursuant to the procedures specified in Section 8.11 of the Transaction Agreement.

(b) If the receipt or accrual of any payment pursuant to this Agreement or the Transaction Agreements (other than payments of interest pursuant to Section 8.06) results in taxable income to the Indemnified Party or any of its Affiliates, such payment shall be increased so that, after the payment of any Taxes with respect to such taxable income, the Indemnified Party and its Affiliates shall have realized the same net amount they would have realized had the payment not resulted in taxable income.

Section 3.05 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, Post, SpinCo and BellRing hereby agree that the sole and exclusive monetary remedy of a Party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Article VI of this Agreement or in the Tax Materials shall be the indemnification rights set forth in this Article III.

ARTICLE IV

Refunds

Section 4.01 Refunds.

(a) Each Party shall be entitled to Refunds that relate to Taxes for which it (or its Affiliates) is liable hereunder (the “Claimant”). A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within ten (10) Business Days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

ARTICLE V

Tax Proceedings

Section 5.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that would reasonably be expected to give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article III, such Indemnified Party shall notify the

Indemnifying Party in writing of such Tax Proceeding and thereafter shall promptly forward or make available to the Indemnifying Party copies of all notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement.

Section 5.02 Tax Proceeding Procedures.

(a) Separate Taxes. Each of Post and SpinCo shall be entitled to administer and control in its sole discretion any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax or Tax Return that Post or SpinCo would respectively be primarily liable for under this Agreement (“Contesting Party”); provided that, to the extent that such Tax Proceeding relates to Taxes of the other Party or would reasonably be expected to materially adversely affect the Tax position of the other Party for any Post-Distribution Period, the Contesting Party shall (i) keep the other Party informed in a timely manner of the actions proposed to be taken by the Contesting Party with respect to such Tax Proceeding, (ii) permit the other Party to participate (at such other Party’s cost and expense) in the aspects of such Tax Proceeding that relate to such other Party’s Taxes and (iii) not settle any aspect of such Tax Proceeding without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

(b) Transaction Taxes. Notwithstanding Section 5.02(a), (i) Post and SpinCo shall have the right to jointly control any audit or proceeding relating to the Tax-Free Status of the Transactions, and (ii) neither Post nor SpinCo shall compromise or settle any such audit or proceeding without the other Party’s consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

Tax-Free Status of the Distribution

Section 6.01 Representations, Warranties and Covenants.

(a) BellRing Representations, Warranties and Covenants. BellRing hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) It has examined the Tax Materials, (B) all facts presented and representations made to the extent relating to BellRing, its Subsidiaries and (to the knowledge of BellRing) its stockholders, are true, correct and complete and (to the knowledge of BellRing) all other facts presented and representations made therein are true, correct and complete and (C) neither BellRing, its Subsidiaries nor (to the knowledge of BellRing) any of its stockholders has any plan or intention to take any action inconsistent with the Tax Materials. BellRing shall have notified Post by the date hereof if BellRing believes that any facts presented or representations made in such Tax Materials are not true, correct or complete, it being understood that if BellRing has failed to notify Post within such period and Post has notified BellRing of such failure, then BellRing shall be deemed to have represented and warranted that all such facts presented and representations made relating to BellRing, its Subsidiaries and (to the knowledge of BellRing) its stockholders in such Tax Materials are true, correct and complete and (to the knowledge of BellRing) all other facts presented and representations made in such Tax Materials are true, correct and complete. BellRing agrees to provide such supplemental representations and warranties as are reasonably requested by Post or SpinCo in connection with Post and SpinCo obtaining the Opinions.

(ii) BellRing is not aware of any fact that could cause the Transactions to fail for Tax-Free Status.

(b) SpinCo Representations, Warranties and Covenants. SpinCo hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) It has examined the Tax Materials, (B) all facts presented and representations made to the extent relating to any SpinCo Entity and (to the knowledge of SpinCo) its stockholders are true, correct and complete and (to the knowledge of SpinCo) all other facts presented and representations made therein are true, correct and complete and (C) neither any SpinCo Entity nor (to the knowledge of SpinCo) any of its stockholders has any plan or intention to take any action inconsistent with the Tax Materials. SpinCo shall have notified Post by the date hereof if SpinCo believes that any facts presented or representations made in such Tax Materials are not true, correct or complete, it being understood that if SpinCo has failed to notify Post within such period and Post has notified SpinCo of such failure, then SpinCo shall be deemed to have represented and warranted that all such facts presented and representations made relating to any SpinCo Entity and (to the knowledge of SpinCo) its stockholders in such Tax Materials are true, correct and complete and (to the knowledge of SpinCo) all other facts presented and representations made in such Tax Materials are true, correct and complete. SpinCo agrees to provide such supplemental representations and warranties as are reasonably requested by Post in connection with Post obtaining the Opinions.

(ii) SpinCo is not aware of any fact that could cause the Transactions to fail for Tax-Free Status.

(c) Post Representations, Warranties and Covenants. Post hereby represents, warrants and covenants as of the date hereof and as of the Merger Effective Time that:

(i) (A) all facts presented and representations made in such Tax Materials to the extent relating to (x) Post and any of its Subsidiaries (excluding for the avoidance of doubt, any SpinCo Entities) or (y) the SpinCo Entities at any time at or prior to the Distribution are true, correct and complete and (to the knowledge of Post) all other facts presented and representations are true, correct and complete and (B) neither Post nor any of its Subsidiaries (excluding for the avoidance of doubt, any SpinCo Entities) has any plan or intention to take any action inconsistent with the Tax Materials.

(d) No Contrary Plan. Each of Post, BellRing, BellRing LLC and SpinCo represents and warrants, as of the date hereof and as of the Merger Effective Time, that neither it nor any of its Affiliates, (i) has any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials (or that may jeopardize any Tax-Free Status of any applicable transaction) or (ii) knows of any plan or intent to take any action which is inconsistent with any statements or representations made in the Tax Materials or which may jeopardize any Tax-Free Status of any applicable transaction. None of Post, BellRing LLC or SpinCo has had agreements, understandings, arrangements or “substantial negotiations” (within the meaning of Section 1.355-7(h)(1) of the Treasury Regulations) during the two-year period ending on the date of the Distribution with any Person (other than BellRing).

(e) No Contrary Knowledge. Each of Post, BellRing, BellRing LLC and SpinCo represents and warrants, as of the date hereof and as of the Merger Effective Time, that it knows of no fact (after due inquiry) that would prevent any Covered Transaction from being consistent with the Tax-Free Status of such Transactions.

(f) Tax Materials. For the avoidance of doubt, the Parties shall have had the opportunity to review drafts of the facts represented and representations made with respect to the Tax Materials and to provide reasonable comments, which shall be considered in good faith.

Section 6.02 Restrictions Relating to the Distribution.

(a) General. Following the Distribution, (i) each of Post and BellRing will not (and will cause each Post Entity or BellRing Subsidiary not to) take any action (or refrain from taking any action within its control) which (A) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax

Materials (provided that statements of intent shall be effective only during the Restricted Period) or (B) could reasonably be expected to cause any Tax-Free Transaction Failure; and (ii) SpinCo will not (and will cause each SpinCo Entity not to) take any action (or refrain from taking any action within its control) which (A) is inconsistent with the facts presented and the representations made prior to the Distribution Date in the Tax Materials (provided that statements of intent shall be effective only during the Restricted Period) or (B) could reasonably be expected to cause any Tax-Free Transaction Failure (any such action or refraining from an action with respect to clause (ii) above, including any action specified in (b) below, a “SpinCo Tainting Act”).

(b) Restrictions. Except as expressly contemplated in any Transaction Document, following the Distribution and prior to the first Business Day following the second anniversary of the Distribution (the “Restricted Period”):

(i) SpinCo shall not sell or otherwise issue to any Person any Equity Interests of SpinCo, except to the extent that any such sales or issuances satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d) or to the extent such issuance would not result in a Disqualified Ownership Shift;

(ii) SpinCo shall, directly or indirectly through its “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code), (A) continue the active conduct of the Active Business and (B) continue to hold sufficient assets to satisfy the requirements to support the Active Business;

(iii) SpinCo shall not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes (excluding for the avoidance of doubt, the Post-Merger Transactions);

(iv) SpinCo shall not (A) approve or allow an extraordinary contribution to it by its stockholders in exchange for stock, (B) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any SpinCo Equity Interests, (C) amend the certificate of incorporation (or other organizational documents) of SpinCo, or take any other action, whether through a stockholder vote or otherwise, if such amendment or other action would affect the relative voting rights of any SpinCo Equity Interests (including through the conversion of any capital stock into another class of Equity Interests of SpinCo) or (D) redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of the debt obligations issued pursuant to the Debt Exchange other than pursuant to a mandatory redemption, repurchase or similar requirement contained in the indenture or other similar transaction document applicable to such debt obligations, provided, however, that SpinCo may take any of the actions described in clauses (A) or (C) above to the extent such actions would not result in a Disqualified Ownership Shift and may make redemptions or repurchases described in clause (B) above to the extent such actions would not result in a Disqualified Ownership Shift and such redemptions or repurchases satisfy the requirements of Section 4.05(1)(b) of IRS Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by IRS Revenue Procedure 2003-48);

(v) SpinCo shall not in a single transaction or series of transactions sell or transfer, or permit any SpinCo Entity to sell or transfer, thirty percent (30%) or more of the gross assets of the Active Business, other than (A) sales or transfers of assets in the ordinary course of business, (B) any cash paid to acquire assets from an unrelated Person in an arm’s-length transaction, (C) any assets transferred to a Person that is disregarded as an entity separate from the transferor for U.S. federal income tax purposes, (D) any mandatory or optional repayment (or pre-payment) of any indebtedness of SpinCo or any member of SpinCo or (E) any sales or transfers of assets within the SpinCo Group; and

(vi) Notwithstanding any other provision contained this Section 6.02(b), the Parties hereto acknowledge that the Equity Exchange would give rise to a Disqualified Ownership Shift, and accordingly no SpinCo Entity shall enter into any transactions (or any agreement, understanding or arrangement within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions) involving the issuance, redemption or transfer of any SpinCo Equity Interests (other than any issuance, redemption or transfer that is the subject of Section 6.02(c) or issuances that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d)) until such time as SpinCo is notified by Post that the Equity Exchange will not occur and that the SpinCo Common Stock held by Post following the Distribution will be distributed to Post shareholders (including in a redemption or repurchase).

(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.02(a)(i)(A), 6.02(a)(ii)(A) or Section 6.02(b), during the Restricted Period, SpinCo may proceed with any of the actions or transactions described therein, if (i) Post shall have received a ruling in accordance with Section 6.03(a) in form and substance reasonably satisfactory to Post to the effect that such action or transaction will not affect the Tax-Free Status of any Covered Transaction, (ii) SpinCo shall have provided to Post an Unqualified Tax Opinion or a ruling in form and substance reasonably satisfactory to Post prior to effecting such action or transaction and Post shall use its reasonable best efforts to determine whether such Unqualified Tax Opinion or ruling is reasonably satisfactory to Post within fifteen (15) days of receipt of such Unqualified Tax Opinion or ruling by Post or (iii) Post shall have waived in writing the requirement to obtain such ruling or opinion. In determining whether a ruling or opinion is reasonably satisfactory, Post may consider, among other factors, the appropriateness of any underlying assumptions or representations used as a basis for the ruling or opinion and the views on the substantive merits; taking due account of the intention of the Parties to replace the “50-percent or greater interest” as defined in Section 355(e)(2)(A)(ii) of the Code with the forty percent (40%) threshold in the definition of Disqualified Ownership Shift contained herein. For the avoidance of doubt, notwithstanding the restrictions set forth in this Section 6.02, SpinCo shall be permitted to (A) consummate the Merger and (B) maintain the composition of its board of directors in place immediately following the Distribution, subject to re-election in the ordinary course.

(d) Tax Reporting. Each of (i) Post (on behalf of itself and any Post Entity), (ii) BellRing (on behalf of itself and any BellRing Subsidiary) and (iii) SpinCo (on behalf of itself and any SpinCo Entity) covenants and agrees that it will report the Covered Transactions consistently with the Tax-Free Status and will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Tax-Free Status of any applicable Covered Transaction.

Section 6.03 Procedures Regarding Opinions and Rulings.

(a) If SpinCo notifies Post that it desires to take one of the actions described in Section 6.02(b) (a “Notified Action”), Post and SpinCo shall cooperate in obtaining a ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting SpinCo to take the Notified Action unless Post shall have waived in writing the requirement to obtain such ruling or Unqualified Tax Opinion. If a the Parties seek a ruling from the IRS, Post shall apply for such ruling and Post shall control the process of obtaining such ruling, except to the extent Post elects to delegate control to SpinCo; in which case SpinCo shall control the process for obtaining such ruling but keep Post informed in a timely manner. In no event shall either Post or SpinCo file any ruling request under this Section 6.03(a) unless the other Party represents that (i) it has read such ruling request, and (ii) all information and representations, if any, relating to such other Party, its current or former stockholders or any Subsidiary contained in such ruling request documents are (subject to any qualifications therein) true, correct and complete in all material respects. SpinCo shall reimburse Post for all reasonable out-of-pocket costs and expenses incurred by any Post Entity in connection with any Notified Action within fifteen (15) days after receiving an invoice from Post therefor. For the avoidance of doubt, the presence of any such ruling or Unqualified Tax Opinion shall not relieve SpinCo from any indemnification obligations otherwise present under this Agreement.

(b) Post shall have the right to obtain a supplemental ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Post notifies SpinCo that it has determined to obtain such ruling or opinion, SpinCo shall (and shall cause each SpinCo Entity to) cooperate with Post and take any and all actions reasonably requested by Post in connection with obtaining such ruling or opinion (including by making any representation that is true or any reasonable covenant or providing any materials reasonably requested by the IRS or the law firm or accounting firm issuing such opinion). In connection with obtaining such ruling, Post shall apply for such ruling and shall have sole and exclusive control over the process of obtaining such ruling. Post shall reimburse SpinCo for all reasonable out-of-pocket costs and expenses incurred by any SpinCo Entity in connection with any supplemental ruling or Unqualified Tax Opinion requested by Post within fifteen (15) days after receiving an invoice from SpinCo therefor.

(c) Except as expressly provided in this Agreement, following the Merger Effective Time, no SpinCo Entity shall seek any guidance from the IRS or any other Taxing Authority (whether written, verbal or otherwise) at any time concerning any Covered Transaction (including the impact of any transaction or event on any Covered Transaction).

ARTICLE VII

Cooperation

Section 7.01 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter.

Section 7.02 Retention of Records. Post, BellRing, BellRing LLC and SpinCo shall retain or cause to be retained all Tax Returns, schedules and work papers and all material records or other documents relating thereto in their possession, including all such electronic records and shall maintain all hardware necessary to retrieve such electronic records, in all cases until (i) ninety (90) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the Tax Periods to which such Tax Returns and other documents relate or (ii) the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties hereto will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

ARTICLE VIII

Miscellaneous

Section 8.01 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement will be brought exclusively in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, in the federal courts located in the State of Delaware. Each of the Parties hereby consents to personal jurisdiction in any such action, suit or proceeding brought in any such court (and of the appropriate appellate courts therefrom) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 8.15 shall be deemed effective service of process on such Party.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.01(b).

Section 8.02 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by Section 2.02 or Section 2.07, the Parties to such dispute shall appoint a mutually acceptable independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Post and SpinCo and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties.

Section 8.03 Tax Sharing Agreements. All Tax sharing, indemnification and similar agreements, written or unwritten, as between a Post Entity, on the one hand, and a SpinCo Entity, on the other (other than this Agreement, the Tax Receivable Agreement, Post-BellRing Tax Matters Agreement and any Transaction Agreement, and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated no later than the Distribution Date and, after the Distribution Date, no Post Entity or SpinCo Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement.

Section 8.04 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment (once the amount of the payment has been finally determined), the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 8.05 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Merger Effective Time in accordance with their respective terms.

Section 8.06 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue any indemnification or payment hereunder).

Section 8.07 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.08 Entire Agreement; No Third-Party Beneficiaries. This Agreement, each other Transaction Agreement, the Tax Receivable Agreement, the Post-BellRing Tax Matters Agreement, any agreement entered into at the Closing in accordance with the terms of any Transaction Agreement, the Post Disclosure Schedule and the BellRing Disclosure Schedule constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third Parties any remedy, benefit, claim, liability, reimbursement, claim of action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.

Section 8.09 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise (other than, following the Closing, by operation of Law in a merger), by any of the Parties without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.09 shall be null and void.

Section 8.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts specified in Section 8.01(b), without bond or other security being required, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.11 Amendment or Supplement. This Agreement may be amended or supplemented in any and all respects by written agreement of the Parties hereto.

Section 8.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all agreements and instruments including attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 8.13 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 8.14 Coordination with the Employee Matters Agreement. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.15 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) on the date of transmission with confirmation of transmission if sent via e-mail during normal business hours of the recipient during a Business Day, otherwise on the next Business Day or (c) five (5) Business Days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a) If to Post or, prior to the Merger Effective Time, SpinCo, to:

Post Holdings, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri, 63144

Attention: General Counsel

Email: diedre.gray@postholdings.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:         William L. McRae

                           Benet J. O’Reilly

Email:               wmcrae@cgsh.com

                           boreilly@cgsh.com

(b) If to BellRing, or after the Merger Effective Time, SpinCo, to:

BellRing Brands, Inc.

2503 S. Hanley Rd.

St. Louis, Missouri 63144

Attention:         Senior Vice President & General Counsel

Email:               craig.rosenthal@bellringbrands.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention:         Eric Swedenburg

                          Andrew Purcell

Email:              eswedenburg@stblaw.com

                          apurcell@stblaw.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to Post will be deemed notice to all members of the Post Group, and any notice to SpinCo will be deemed notice to all members of the SpinCo Group.

Section 8.16 Effectiveness. Except for purposes of giving effect to the provisions of the Transaction Agreement, no provision of this Agreement (other than Section 2.01(d), Section 2.09(b) and Section 6.01) shall be effective until immediately after the Distribution.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BELLRING INTERMEDIATE HOLDINGS, INC.

By:
Name:	[●]
Title:	[●]

POST HOLDINGS, INC.

By:
Name:	[●]
Title:	[●]

BELLRING BRANDS, INC.

By:
Name:	[●]
Title:	[●]

[Signature Page to Tax Matters Agreement]

Annex G

Section 262 of the General Corporation Law of Delaware

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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